     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 11, 1999

                                                      Registration No. 333-71345
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                           ___________________________

                                 AMENDMENT NO. 4
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                            ECHOSTAR DBS CORPORATION
             AFFILIATE GUARANTORS LISTED ON SCHEDULE ATTACHED HERETO
             (Exact name of Registrant as specified in its charter)


       COLORADO                       5064                      84-1328967
(STATE OF REGISTRANT'S    (PRIMARY STANDARD INDUSTRIAL      (I.R.S. EMPLOYER
    INCORPORATION)        CLASSIFICATION CODE NUMBER)     IDENTIFICATION NUMBER)

                                              DAVID K. MOSKOWITZ, ESQ.
 5701 SOUTH SANTA FE DRIVE                SENIOR VICE PRESIDENT, GENERAL
 LITTLETON, COLORADO 80120                     COUNSEL AND SECRETARY
      (303) 723-1000                          ECHOSTAR DBS CORPORATION
                                             5701 SOUTH SANTA FE DRIVE
                                             LITTLETON, COLORADO 80120
                                                   (303) 723-1000
   (ADDRESS, INCLUDING ZIP CODE,        (NAME, ADDRESS, INCLUDING ZIP CODE,
 AND TELEPHONE NUMBER, INCLUDING           AND TELEPHONE NUMBER, INCLUDING
   AREA CODE, OF REGISTRANT'S             AREA CODE, OF AGENT FOR SERVICE)
   PRINCIPAL EXECUTIVE OFFICE)

                                WITH A COPY TO:

                             DAVID W. AMBROSIA, ESQ.
                       WINTHROP, STIMSON, PUTNAM & ROBERTS
                             ONE BATTERY PARK PLAZA
                               NEW YORK, NY 10004
                                 (212) 858-1000
                           ___________________________

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this Registration Statement becomes effective.

                           ___________________________

THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                  SCHEDULE OF ADDITIONAL REGISTRANT GUARANTORS

-----------------------------------------------------------------------------------------------------------------------------------
                                                                              PRIMARY STANDARD                   I.R.S.
EXACT NAME OF GUARANTOR REGISTRANTS AS SPECIFIED          STATE OF        INDUSTRIAL CLASSIFICATION      EMPLOYER IDENTIFICATION
          IN THEIR RESPECTIVE CHARTERS                    FORMATION                NUMBER                        NUMBER
-----------------------------------------------------------------------------------------------------------------------------------
          ECHO ACCEPTANCE CORPORATION                     COLORADO                  5064                       84-1082359
             ECHOSPHERE CORPORATION                       COLORADO                  5064                       84-0833457
     DISH INSTALLATION NETWORK CORPORATION                COLORADO                  5064                       84-1195952
       ECHOSTAR TECHNOLOGIES CORPORATION                    TEXAS                   5064                       76-0033570
               HT VENTURES, INC.                          COLORADO                  5064                       84-1239150
       ECHOSTAR INTERNATIONAL CORPORATION                 COLORADO                  5064                       84-1258859
             SATELLITE SOURCE, INC.                       COLORADO                  5064                       84-1045974
         ECHOSTAR SATELLITE CORPORATION                   COLORADO                  5064                       84-1114039
         HOUSTON TRACKER SYSTEMS, INC.                    COLORADO                  5064                       84-1462072
       ECHOSTAR NORTH AMERICA CORPORATION                 COLORADO                  5064                       84-1282886
             SKY VISTA CORPORATION                        COLORADO                  5064                       84-1469204
            ECHOSTAR INDONESIA, INC.                      COLORADO                  5064                       84-1253832
           ECHOSTAR SPACE CORPORATION                     COLORADO                  5064                       84-1307367
-----------------------------------------------------------------------------------------------------------------------------------

[ILLEGIBLE]
effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                   SUBJECT TO COMPLETION, DATED JUNE [ ], 1999


PROSPECTUS


                            ECHOSTAR DBS CORPORATION



                                Offer to exchange
                $375,000,000 of its 9 1/4% Senior Notes due 2006
               which have been registered under the Securities Act
                for all outstanding 9 1/4% Senior Notes due 2006
                                       and
                $1,625,000,000 of its 9 3/8% Senior Notes due 2009
               which have been registered under the Securities Act
                 for all outstanding 9 3/8% Senior Notes due 2009

                  The exchange offer will expire at 5:00 p.m.,
            New York City time, on ,           1999, unless extended.


THE EXCHANGE NOTES

- The exchange notes are substantially identical to the old notes that we issued on January 25, 1999, except for certain transfer restrictions, registration rights and liquidated damages provisions relating to the old notes.

MATERIAL TERMS OF THE EXCHANGE OFFER

- You will receive an equal principal amount of exchange notes for all old notes that you validly tender and do not validly withdraw.

- The exchange will not be a taxable exchange for U.S. federal income tax purposes.

- There has been no public market for the old notes and we cannot assure you that any public market for the exchange notes will develop. We do not intend to list the exchange notes on any national securities exchange or any automated quotation system.

 CONSIDER CAREFULLY THE "RISK FACTORS" BEGINNING ON PAGE 17 OF THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THE EXCHANGE NOTES TO BE DISTRIBUTED IN THE EXCHANGE OFFER, NOR HAVE ANY OF THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                     The date of this prospectus is , 1999.

                               TABLE OF CONTENTS

                                                                                               Page
                                                                                               ----
Prospectus summary............................................................................ 3
Summary of the terms of the exchange offer.................................................... 7
Summary description of the notes.............................................................. 9
Summary financial data........................................................................ 12
Summary satellite data........................................................................ 14
The EchoStar organization..................................................................... 15
Risk factors.................................................................................. 17
Use of proceeds............................................................................... 33
The exchange offer............................................................................ 34
Selected financial data....................................................................... 43
Management's discussion and analysis of financial condition and results of operations......... 46
Business...................................................................................... 61
Management.................................................................................... 85
Certain relationships and related transactions................................................ 92
Security ownership of certain beneficial owners and management................................ 93
Description of the notes...................................................................... 96
Certain United States federal income tax considerations....................................... 141
United States ERISA considerations............................................................ 144
Plan of distribution.......................................................................... 145
Legal matters................................................................................. 146
Experts....................................................................................... 146
Where you can find more information........................................................... 146
Index to Financial Statements................................................................. F-1


YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH AN OFFER TO SELL OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                               PROSPECTUS SUMMARY

ECHOSTAR DBS

         We are a leading provider of direct broadcast satellite programming services through our DISH Network-TM- in the United States, a significant international supplier of digital satellite receiver systems and a provider of other satellite services.

THE DISH NETWORK

         We started offering subscription television services on the DISH Network in March 1996. As of March 31, 1999, more than 2.3 million households subscribed to DISH Network programming services. Our market share of new direct broadcast satellite, or DBS, subscribers has consistently increased and, during the first quarter of 1999, we estimate that we captured almost 49% of all new satellite subscribers. We presently have four operational direct broadcast satellites, which is more than any other direct broadcast satellite operator in the United States. Currently, we have the ability to provide approximately 200 channels of digital television programming and CD quality audio programming services to the entire "lower 48" continental United States. We believe that the DISH Network offers programming packages that have a better "price-to-value" relationship than packages currently offered by most other subscription television providers, particularly cable TV operators. As of March 31, 1999, approximately 11 million United States households subscribed to direct broadcast satellite and other direct-to-home satellite services. However, we believe that there continues to be significant unsatisfied demand for high quality, reasonably priced television programming services.

         If we successfully close the recently announced transaction with The News Corporation Limited, its ASkyB subsidiary and MCI WorldCom, we expect to be able to offer approximately 500 video and audio channels to subscribers in the entire "lower 48" continental United States that may be received with one dish. See "Business--Recent developments--Agreement with News Corporation and MCI" and "Business--Government regulation."

ECHOSTAR TECHNOLOGIES CORPORATION

         In addition to supplying EchoStar receiver systems for the DISH Network, our subsidiary EchoStar Technologies Corporation supplies similar digital satellite receivers to international satellite TV service operators. Currently, we have two major customers, Telefonica and Bell Canada, which are subsidiaries of the national telephone companies in Spain and Canada, respectively. We also offer consulting and integration services to development stage, international direct-to-home satellite operators. We are actively soliciting new business for ETC and, although we are optimistic about future growth opportunities, we cannot provide any assurance in that regard.

SATELLITE SERVICES

         Our Satellite Services business unit primarily leases capacity on our satellites to customers, including international services that broadcast foreign language programming to our subscribers and Fortune 1000 companies that use our business television service to communicate with employees, customers and suppliers located around the United States. In addition, we are developing a wide range of Internet and high-speed data services that we expect to offer to consumers beginning in mid-1999.

BUSINESS STRATEGY

         Our primary objective is to continue to expand our DISH Network subscriber base and to develop as an integrated, full-service satellite company. To achieve this objective, we seek to:

- LEVERAGE OUR SIGNIFICANT SHARE OF DBS SPECTRUM BY OFFERING UNIQUE PROGRAMMING SERVICES THAT WILL DIFFERENTIATE US FROM OUR COMPETITION. THESE SERVICES INCLUDE SATELLITE-DELIVERED LOCAL SIGNALS AND OTHER NICHE AND FOREIGN LANGUAGE SERVICES;

- OFFER MARKETING PROMOTIONS THAT WILL ENHANCE OUR POSITION AS A LEADING PROVIDER OF VALUE-ORIENTED PROGRAMMING SERVICES AND RECEIVER SYSTEMS;

-    CONTINUE TO EXPAND DISH NETWORK DISTRIBUTION CHANNELS;

-    DEVELOP THE ETC AND SATELLITE SERVICES BUSINESSES; AND

-    EMPHASIZE ONE-STOP SHOPPING AND SUPERIOR CUSTOMER SERVICE.

         Our principal offices are located at 5701 South Santa Fe Drive, Littleton, Colorado 80120, and our telephone number is (303) 723-1000.

                              RECENT DEVELOPMENTS

AGREEMENT WITH NEWS CORPORATION AND MCI

         We announced an agreement with News Corporation and MCI on November 30, 1998. Under this agreement, among other things that we have described in more detail in the Business section of this prospectus, our parent company will acquire in exchange for shares of its common stock valued at $1.17 billion:

-    28 DBS frequencies at a strategic orbital location;

- two DBS satellites that will be delivered in orbit at no additional cost to EchoStar;

-    a digital broadcast operations center in Gilbert, Arizona;

- a 500,000 unit commitment by an entity affiliated with News Corporation for the purchase of EchoStar receiver systems from ETC; and

- a three-year, no fee agreement for the DISH Network to rebroadcast FOX Broadcasting Company's local station signals in those markets where FOX owns the local affiliate.

         On May 19, 1999, the FCC approved the transfer to us of MCI's licenses to operate high-powered DBS satellites at the 110Deg. WL orbital location. Satellites at the 110Deg. WL orbital location are capable of providing service to the entire continental United States. Space Systems/Loral is constructing the satellites, named EchoStar V and EchoStar VI, and we have currently scheduled to launch to the 110Deg. WL orbital location from Cape Canaveral, Florida on Atlas rockets in August 1999 and December 1999, respectively. Delays or failures of launches preceding the launch of EchoStar V and EchoStar VI could postpone these launch dates. Additionally, if other similar satellites experience anomalies, this could delay the launch of EchoStar V and EchoStar VI until technical personnel discover the cause and correct the anomalies. News Corporation is paying for the construction, launch and insurance of the satellites. See "Business--Recent developments--Agreement with News Corporation and MCI" and "Business--Government regulation."

ECHOSTAR COMMUNICATIONS TENDER OFFERS

         On December 23, 1998, our parent company commenced cash tender offers for three series of outstanding debt securities that were issued by its subsidiaries. On January 4, 1999, our parent company also commenced a cash tender offer for one series of its own debt securities. The tender offers formed part of a plan to refinance existing indebtedness at more favorable interest rates and terms. The tender offers for the first three series of notes closed on January 25, 1999, concurrently with sale of the old notes. More than 99% of the holders of each issue of debt securities tendered their notes after consenting to certain amendments to the indentures. Those amendments to the indentures eliminated substantially all restrictive covenants and amended certain other provisions. Our parent company completed the tender offer for the fourth series of notes on February 2, 1999. More than 99% of holders of those notes tendered their notes after consenting to substantially similar amendments to that indenture.

REORGANIZATION

         In order to streamline the organization and operations of the EchoStar group of companies, our parent company reorganized its legal entities as illustrated under "The EchoStar organization." We consolidated all direct broadcast satellites and related FCC licenses into EchoStar Satellite Corporation, our wholly owned subsidiary. To effect this reorganization, we merged DirectSat Corporation and Direct Broadcasting Satellite Corporation, the owners of our EchoStar II and EchoStar III satellites, into EchoStar Satellite Corporation. We transferred EchoStar IV and the other satellites and related

FCC licenses, including those acquired in the transaction with News Corporation and MCI, to EchoStar Satellite Corporation. We merged our Dish, Ltd. and EchoStar Satellite Broadcasting Corporation subsidiaries into our company. The FCC approved our applications to transfer the assignments of all FCC DBS licenses held by various subsidiaries to EchoStar Satellite Corporation.

               SUMMARY OF THE TERMS OF THE EXCHANGE OFFER



         The exchange offer relates to the exchange of up to $375,000,000 aggregate principal amount of outstanding 9 1/4% senior notes due 2006 and $1,625,000,000 aggregate principal amount of outstanding 9 3/8% senior notes due 2009 for an equal aggregate principal amount of exchange notes. The form and terms of the exchange notes are identical in all material respects to the form and terms of the corresponding outstanding old notes, except that we registered the exchange notes under the Securities Act, and therefore they will not bear legends restricting their transfer.





The exchange offer................      We are offering to exchange $1,000
                                        principal amount of our exchange notes
                                        which we have registered under the
                                        Securities Act for each $1,000 principal
                                        amount of the applicable series of
                                        outstanding old notes. In order for us
                                        to exchange your old notes, you must
                                        properly tender them to us and we must
                                        accept them. We will exchange all
                                        outstanding old notes that are validly
                                        tendered and not validly withdrawn.

Resale of the exchange notes......      Based on an interpretation by the staff
                                        of the SEC set forth in no-action
                                        letters issued to third parties, we
                                        believe that you may offer for resale,
                                        resell and otherwise transfer your
                                        exchange notes without compliance with
                                        the registration and prospectus delivery
                                        provisions of the Securities Act if you
                                        are not our affiliate and you acquire
                                        the exchange notes issued in the
                                        exchange offer in the ordinary course of
                                        your business.

                                        You must also represent to us that you
                                        are not participating, do not intend to
                                        participate, and have no arrangement or
                                        understanding with any person to
                                        participate in the distribution of the
                                        exchange notes we issue to you in the
                                        exchange offer.

                                        Each broker-dealer that receives
                                        exchange notes in the exchange offer for its own account in exchange for old notes that it acquired as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act, in connection with any resale of the exchange notes issued in the exchange offer. You may not participate in the exchange offer if you are a broker-dealer who purchased such outstanding old notes directly from us for resale pursuant to Rule 144A or any other available exemption under the
                                        Securities Act.

Expiration date...................      The exchange offer will expire at 5:00
                                        p.m., New York City time, , 1999, unless
                                        we decide to extend the expiration date.
                                        You will have certain rights against us
                                        under the registration rights agreements
                                        executed as part of the offering of the
                                        outstanding old notes if we fail to
                                        consummate the exchange offer.

Special procedures for
  beneficial owners. .............      If you are the beneficial owner of old
                                        notes and you registered your notes in
                                        the name of a broker or other
                                        institution, and you wish to participate
                                        in the exchange, you should promptly
                                        contact the person in whose name you
                                        registered your old notes and instruct
                                        such person to tender on your behalf. If
                                        you


                                        7



                                        wish to tender on your own behalf,
                                        you must, prior to completing and
                                        executing the letter of transmittal and
                                        delivering your outstanding old notes,
                                        either make appropriate arrangements to
                                        register ownership of the outstanding
                                        old notes in your name or obtain a
                                        properly completed bond power from the
                                        registered holder. The transfer of
                                        record ownership may take considerable
                                        time.

Guaranteed delivery procedure.....      If you wish to tender your old notes and
                                        time will not permit your required
                                        documents to reach the exchange agent by
                                        the expiration date, or you cannot
                                        complete the procedure for book-entry
                                        transfer on time or you cannot deliver
                                        your certificates for registered old
                                        notes on time, you may tender your old
                                        notes pursuant to the procedures
                                        described in this prospectus under the
                                        heading "The exchange offer--How to use
                                        the guaranteed delivery procedures if
                                        you will not have enough time to send
                                        all documents to us."

Withdrawal rights.................      You may withdraw the tender of your old
                                        notes at any time before 5:00 p.m., New
                                        York City time, on 1999, the business
                                        day before the expiration date.

Certain U.S. federal
income tax consequences ..........      An exchange of old notes for exchange
                                        notes will not be taxable to you. See
                                        "Certain United States federal income
                                        tax considerations--The exchange offer."

Use of proceeds ..................      We will not receive any proceeds from
                                        the issuance of exchange notes pursuant
                                        to the exchange offer. We will pay all
                                        expenses incident to the exchange offer.

Exchange agent....................      You can reach U.S. Bank Trust National
                                        Association at Corporate Trust Trustee
                                        Administration, 180 E. 5th Street, St.
                                        Paul, Minnesota 55101. For more
                                        information with respect to the exchange
                                        offer, the telephone number for the
                                        exchange agent is (651) 244-8162 and the
                                        fax number for the exchange agent is
                                        (651) 244-1537.

                        SUMMARY DESCRIPTION OF THE NOTES



         The exchange offer applies to $375,000,000 aggregate principal amount of 9 1/4% senior notes due 2006 and $1,625,000,000 aggregate principal amount of 9 3/8% senior notes due 2009. The form and terms of the exchange notes are substantially identical to the form and terms of the old notes, except that we registered the exchange notes under the Securities Act, and therefore, they will not bear legends restricting their transfer. Each series of the exchange notes will evidence the same debt as the applicable series of old notes and will be entitled to the benefits of the applicable indenture. See "Description of the notes" below. As used in this summary of the notes, "subsidiaries" refers to our direct and indirect subsidiaries and Direct Broadcast Satellite Corporation, or, "DBSC," formerly a wholly-owned subsidiary of EchoStar Communications Corporation which we merged into one of our wholly-owned subsidiaries in our recent reorganization.




        Securities offered........      $375.0 million aggregate principal
                                        amount of 9 1/4% senior notes due 2006,
                                        known as the seven year notes.

                                        $1.625 billion aggregate principal
                                        amount of 9 3/8% senior notes due 2009,
                                        known as the ten year notes.

        Maturity date.............      February 1, 2006 for the seven year
                                        notes; February 1, 2009 for the ten year
                                        notes.

        Interest payment dates....      Interest will accrue at the rate of
                                        9 1/4% per annum on the seven year notes
                                        and 9 3/8% per annum on the ten year notes,
                                        and will be payable semi-annually in
                                        cash on February 1 and August 1 of each
                                        year, commencing August 1, 1999.

        Ranking...................      The notes rank senior in right of
                                        payment to all of our subordinated
                                        indebtedness and on parity in right of
                                        payment to each other and to all of our
                                        senior indebtedness. Although the notes
                                        are titled "Senior," we have not issued,
                                        and do not have any plans to issue, any
                                        indebtedness to which the notes would be
                                        senior.

                                        The notes and the guarantees are
                                        effectively junior to our secured
                                        obligations and our subsidiaries to the
                                        extent of the collateral securing those
                                        obligations, including borrowings under
                                        our future secured credit facilities.

                                        As of March 31, 1999, we and our
                                        subsidiaries had long-term indebtedness
                                        that aggregated approximately $2.04
                                        billion. See "Description of the notes"
                                        below.

        Optional redemption of
        the seven year............      Except as set forth below, the seven
                                        year notes are not redeemable at our
                                        option prior to February 1, 2003.
                                        Thereafter, the seven year notes are
                                        subject to redemption, at option, in
                                        whole or in part, at the redemption
                                        prices set forth herein. In addition, at
                                        any time prior to February 1, 2002, we
                                        may redeem seven year notes at a
                                        redemption price equal to 109.250% of
                                        the principal amount thereof, together
                                        with accrued and unpaid interest thereon
                                        to the redemption date, with the net
                                        proceeds of one or more public or
                                        private sales of certain equity
                                        interests of our company, other than
                                        proceeds from a sale to any of our
                                        subsidiaries, provided that:


                                        9



                                        -   at least 65% of the seven year notes
                                            remain outstanding immediately after
                                            the occurrence of such redemption;
                                            and

                                        -   such redemption occurs within 120
                                            days of the date of the closing of
                                            any such sale.

        Optional redemption of
        the ten year notes........      Except as set forth below, the ten year
                                        notes are not redeemable at our option
                                        prior to February 1, 2004. Thereafter,
                                        the ten year notes are subject to
                                        redemption, at our option, in whole or
                                        in part, at the redemption prices set
                                        forth herein. In addition, at any time
                                        prior to February 1, 2002, we may redeem
                                        ten year notes at a redemption price
                                        equal to 109.375% of the principal
                                        amount thereof, together with accrued
                                        and unpaid interest thereon to the
                                        redemption date, with the net proceeds
                                        of one or more public or private sales
                                        of certain equity interests of our
                                        company, other than proceeds from a sale
                                        to any of our subsidiaries, provided
                                        that:

                                        -   at least 65% of the ten year notes
                                            remain outstanding immediately after
                                            the occurrence of such redemption;
                                            and

                                        -   such redemption occurs within 120
                                            days of the date of the closing of
                                            any such sale.

        Change of control.........      Upon the occurrence of a change of
                                        control as defined in the "Description
                                        of the notes," we must make an offer to
                                        each holder of notes to repurchase all
                                        or any part of such holder's notes at a
                                        purchase price equal to 101% of the
                                        principal amount thereof, together with
                                        accrued and unpaid interest thereon to
                                        the date of repurchase.

        Offer to purchase.........      Upon the occurrence of certain events
                                        described under "Description of the
                                        notes--Certain covenants--Excess
                                        proceeds offer," we must offer to
                                        repurchase a specified amount of notes
                                        at a purchase price equal to 101% of the
                                        principal amount thereof, together with
                                        accrued and unpaid interest thereon to
                                        the date of repurchase.

        Guarantees................      Substantially all of our restricted
                                        subsidiaries guaranteed, on a senior
                                        basis, the ten year notes and the seven
                                        year notes which guarantee ranks on
                                        parity with all senior unsecured
                                        indebtedness of such restricted
                                        subsidiaries. EchoStar Communications
                                        and the subsidiaries of EchoStar
                                        Communications that are not also our
                                        subsidiaries are not obligated under or
                                        guaranteeing in any manner our
                                        obligations under the ten year notes and
                                        the seven year notes. See "Description
                                        of the notes--Guarantees."

        Certain other covenants...      Each indenture restricts, among other
                                        things, the payment of dividends, the
                                        repurchase of our stock and subordinated
                                        indebtedness, the making of certain
                                        other restricted payments as defined in
                                        the indentures, the incurrence of
                                        certain indebtedness and the issuance of
                                        preferred stock, certain asset sales,
                                        the creation of certain liens, certain
                                        mergers and consolidations, and
                                        transactions with affiliates, as defined
                                        in the indentures.


                                        10



        Registration rights;
        liquidated damages........      Pursuant to registration rights
                                        agreements relating to each series of
                                        notes among us, the guarantors and the
                                        initial purchasers, we and the
                                        guarantors agreed:

                                        -    to file an exchange offer
                                             registration statement on or
                                             prior to April 25, 1999,
                                             relating to an exchange
                                             offer for the old notes and
                                             guarantees; and

                                        -    to use our best efforts to
                                             cause the exchange offer
                                             registration statement to be
                                             declared effective by the
                                             SEC on or prior to July 24,
                                             1999.

                                        We intend the registration statement
                                        relating to this prospectus to satisfy
                                        these obligations.

                             SUMMARY FINANCIAL DATA



         We derived the following summary financial data and the selected financial data presented elsewhere in this prospectus for the five years ended December 31, 1998, from the Combined and Consolidated Financial Statements of our company, audited by Arthur Andersen LLP, independent public accountants. The following summary financial data with respect to the three months ended March 31, 1998 and 1999, are unaudited; however, in the opinion of management, such data reflect all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the data for such interim periods. Operating results for interim periods are not necessarily indicative of the results that may be expected for a full year. You should read the data set forth in this table in conjunction with "Management's discussion and analysis of financial condition and results of operations," our company's Condensed Consolidated Financial Statements and the notes thereto, and other financial information we included elsewhere in this prospectus.




                                                                                                      THREE MONTHS ENDED
                                                     YEAR ENDED DECEMBER 31,                              MARCH 31,
                                 ---------------------------------------------------------------    ----------------------
                                   1994         1995          1996         1997          1998         1998         1999
                                 ----------   ----------   ----------    ----------   ----------    ---------    ---------
                                            (IN THOUSANDS, EXCEPT RATIOS, SUBSCRIBERS AND PER SUBSCRIBER DATA)
                                                                                                          (UNAUDITED)

STATEMENTS OF OPERATIONS DATA:
Revenue....................      $  179,313   $  148,520   $  197,103    $  475,902   $  985,909    $ 214,024    $ 310,063
Operating income (loss)....          13,216       (8,006)    (108,865)     (224,336)    (130,855)     (21,682)     (57,437)
Net income (loss)..........              90      (12,361)    (101,676)     (323,424)    (294,375)     (57,261)    (333,317)




                                                                 AS OF MARCH 31,
                                                                 ---------------
                                                                      1999
                                                                      -----
                                                                    (UNAUDITED)

     BALANCE SHEET DATA:
     Cash, cash equivalents and marketable investment securities    $  273,735
     Total assets...............................................     1,604,115
     Long-term debt, net of current portion.....................     2,041,024
     Total stockholder's equity (deficit).......................    (1,190,042)





                                                                                                      THREE MONTHS ENDED
                                                     YEAR ENDED DECEMBER 31,                              MARCH 31,
                                 ---------------------------------------------------------------    ----------------------
                                   1994         1995          1996         1997          1998         1998         1999
                                 ----------   ----------   ----------    ----------   ----------    ---------    ---------
                                                                                                          (UNAUDITED)
OTHER DATA:
DISH Network subscribers                 --           --      350,000     1,040,000    1,940,000    1,202,000    2,265,000
Average monthly revenue
  per subscriber                  $      --    $      --    $   35.50    $    38.50   $    39.25   $    38.25   $     41.45
EBITDA (1)                           15,459       (4,892)     (65,496)      (51,500)     (28,698)       7,659       (32,875)
Less amortization of
  subscriber acquisition
  costs                                  --           --      (16,073)     (121,428)     (18,819)     (10,971)           --
                                 ----------   ----------   ----------    ----------   ----------    ---------    ---------
EBITDA, without add back for
  amortization of subscriber
  acquisition costs                  15,459       (4,892)     (81,569)     (172,928)     (47,517)      (3,312)      (32,875)
Net cash flows from:
  Operating activities               24,205      (21,888)     (22,836)       (7,549)     (53,949)     (26,840)        2,216
  Investing activities             (338,565)      (1,431)    (294,962)     (306,079)     (43,340)      (3,142)      (61,486)
  Financing activities              325,011       19,764      342,287       337,247       60,538       (4,025)      169,604
Ratio of earnings to fixed
  charges (2)                            --           --           --            --           --           --            --
Deficiency of earnings to
  fixed charges (2)               $  (5,206)    $(44,315)   $(188,347)   $ (366,447)  $ (315,923)  $  (65,033)   $ (104,518)

-----------
(1) We believe it is common practice in the telecommunications industry for investment bankers and others to use various multiples of current or projected EBITDA, which stands for earnings before interest, taxes, depreciation and amortization, for purposes of estimating current or prospective enterprise value and as one of many measures of operating performance. Conceptually, EBITDA measures the amount of income generated each period that could be used to service debt, because EBITDA is independent of the actual leverage employed by the business; but EBITDA ignores funds needed for capital expenditures and expansion. Some investment analysts track the relationship of EBITDA to total debt as one measure of financial strength. However, EBITDA does not purport to represent cash provided or used by operating activities and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.


       EBITDA differs significantly from cash flows from operating activities reflected in the consolidated statement of cash flows. Cash from operating activities is net of interest and taxes paid and is a more comprehensive determination of periodic income on a cash, rather than accrual, basis, exclusive of non-cash items of income and expenses such as depreciation and amortization. In contrast, EBITDA is derived from accrual basis income and is not reduced for cash invested in working capital. Consequently, EBITDA is not affected by the timing of receivable collections or when accrued expenses are paid. We are aware of no uniform standards for determining EBITDA and we believe that presentations of EBITDA may not be calculated consistently by different entities in the same or similar businesses. We have shown EBITDA with and without the add back for amortization of subscriber acquisition costs, which we deferred through September 1997 and amortized over one year.



(2) For purposes of computing the ratio of earnings to fixed charges, and the deficiency of earnings to fixed charges, earnings consist of earnings from continuing operations before income taxes, plus fixed charges. Fixed charges consist of interest incurred on all indebtedness and the imputed interest component of rental expense under non-cancelable operating leases. For the years ended December 31, 1994, 1995, 1996, 1997 and 1998, and for the three months ended March 31, 1998 and 1999, earnings were insufficient to cover the fixed charges.

                               SUMMARY SATELLITE DATA



                       ECHOSTAR I    ECHOSTAR II     ECHOSTAR III      ECHOSTAR IV        ECHOSTAR V      ECHOSTAR VI

Orbital location.     119 degrees   119 degrees    61.5 degrees WL   148 degrees WL    110 degrees WL    110 degrees WL
                      WL            WL
Transponders.....     16 @ 24 MHz   16 @ 24 MHz    16/32 @ 24 MHz    10/20 @ 24 MHz    16/32 @ 24 MHz    16/32 @ 24
                                                                                       (3)               MHz
Approximate channel   128 channels  128 channels   128/256 channels  80/160 channels   160/256 channels  160/256
   capacity......                                                                                        channels
Output power.....     130 watts     130 watts      230/120 watts     230/120 watts     220/110 watts     240/120 watts
Expected end of       2011          2011           2012              2010              2014              2014
   commercial life
Coverage area....     Continental United States    Eastern and       Western and       Continental United States,
                      and certain regions of       Central United    Central United    Alaska, Hawaii, Puerto Rico and
                      Canada and Mexico            States            States            certain regions of Canada and
                                                                                       Mexico


         We have not yet obtained permanent authorization to operate EchoStar IV at the 148 degree orbital location; EchoStar IV currently operates under a special temporary authorization.

         Use of EchoStar V and EchoStar VI and the frequencies at the 110 degree orbital location is contingent upon the closing of the 110 acquisition under the agreement with News Corporation and MCI and successful launch of EchoStar V and EchoStar VI.


         The transponders on each of EchoStar III, EchoStar IV and EchoStar VI can be independently switched to provide a range from 16 transponders operating at 220 or 230 watts of power each (240 watts in the case of EchoStar VI) to 32 transponders operating at 110 or 120 watts of power each. Although EchoStar III has experienced an anomaly, the satellite has not experienced any loss of capacity to date. See "Risk factors--We may be unable to settle outstanding claims with insurers" below. EchoStar IV was designed to operate a total of 32 transponders in 120 watt mode, or 16 transponders in 230 watt mode. As a result of the failure of the solar panels on EchoStar IV to properly deploy, EchoStar IV is currently capable of sustaining a maximum of only 18 transponders. That number will decrease over time, but based on existing data we expect that approximately 16 transponders will probably be available over the entire expected 12 year life of the satellite, absent additional failures.



         Our direct broadcast satellite licenses do not allow full use of that channel capacity. They specifically cover the following:


- 11 of the 16 transponders, a maximum of approximately 88 video channels, on EchoStar I;

- 10 of the 16 transponders, a maximum of approximately 80 video channels, on EchoStar II;

- 11 of the 16 transponders, a maximum of approximately 88 video channels, on EchoStar III;

- 24 of the 32 frequencies at the 148 degree orbital location, where EchoStar IV currently operates under a special temporary authorization. In light of EchoStar IV's technical constraints, its maximum temporarily authorized effective capacity is 160 video channels; and


- a total of 29 transponders at the 110 degree orbital location to be operated on EchoStar V and EchoStar VI upon closing of the agreement with News Corporation and MCI and successful launch of the satellites. The satellites could achieve a maximum of approximately 290 video channels with two satellites operating in high power mode or 232 video channels with one satellite operating over all 29 frequencies in low-power mode.


         With digital compression, each transponder or frequency can yield 8 or more video channels, for example 8 in low-power mode or 10 in high-power mode.


         We have estimated the expected end of commercial life of each satellite based on each satellite's actual or expected launch date and the terms of the construction and launch contracts. The minimum design life is 12 years. The FCC issued the licenses for ten year periods, and would, unless renewed by the FCC, expire prior to the end of the minimum design life. See "Risk factors - Our business depends substantially on FCC licenses that can expire or be revoked or modified."

                            THE ECHOSTAR ORGANIZATION

                                  RISK FACTORS


         You should carefully consider all of the information contained in this prospectus, which may be generally applicable to the old notes as well as to the exchange notes, before deciding whether to tender your old notes and, in particular, the following factors:

YOUR OLD NOTES WILL BE SUBJECT TO RESTRICTIONS ON TRANSFER AND THE TRADING MARKET FOR YOUR OLD NOTES MAY BE LIMITED IF YOU DO NOT TENDER


         If you do not exchange your old notes for the exchange notes, you will continue to be subject to the restrictions on transfer of your old notes described in the legend on your old notes. The restrictions on transfer of your old notes arise because we issued the old notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the old notes if they are registered under the Securities Act and applicable state securities laws, or you offer and sell them pursuant to an exemption from such requirements. We do not intend to register the old notes under the Securities Act. In addition, if you exchange your old notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, the law may deem that you have received restricted securities and, if so, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. To the extent we accept and exchange old notes in the exchange offer, the trading market, if any, for the remaining old notes would be adversely affected. See "The exchange offer" below.


IF YOU DO NOT PROPERLY TENDER YOUR OLD NOTES, WE MAY NOT ACCEPT YOUR OLD NOTES AND THE TRADING MARKET FOR THEM MAY BE LIMITED


         We will issue the exchange notes in exchange for your old notes only after we have timely received your old notes, along with a letter of transmittal that you have properly completed and duly executed and all other documents that we require. Therefore, if you want to tender your old notes in exchange for exchange notes, you should allow sufficient time to ensure timely delivery. Neither the exchange agent nor we are under any duty to notify you of defects or irregularities with respect to the tender of your old notes for exchange. The exchange offer will expire at 5:00 p.m. New York City time on , 1999, or on a later extended date and time as we may decide.


         The exchange notes and any old notes having the same maturity that remain outstanding after consummation of the exchange offer will vote together as a single class for purposes of determining whether holders of the requisite percentage of the notes have taken certain actions or exercised certain rights under the related indenture.

YOU MAY PARTICIPATE IN THE EXCHANGE OFFER ONLY IF YOU MEET THE FOLLOWING CONDITIONS


         Based on interpretations by staff of the SEC, as set forth in no-action letters the SEC issued to third parties, we believe that you may offer for resale, resell and otherwise transfer the exchange notes without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to certain limitations. These limitations include the following:


- you are not our "affiliate" within the meaning of Rule 405 under the Securities Act,

-    you acquire your exchange notes in the ordinary course of your business and

- you have no arrangement with any person to participate in the distribution of such exchange notes.

However, we have not submitted a no-action letter to the SEC regarding this exchange offer and we cannot assure you that the SEC would make a similar determination with respect to the exchange offer as in such other circumstances. If you are our affiliate, engage in or intend to engage in or have any arrangement or understanding with respect to a distribution of the exchange notes that you or any person will acquire pursuant to the exchange offer, you may not rely on the applicable interpretations of the staff of the SEC; you must also comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.


RESALES OF THE EXCHANGE NOTES MAY BE SUBJECT TO FURTHER RESTRICTIONS IN SOME JURISDICTIONS


         Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus meeting the requirements under the Securities Act in connection with any resale of such exchange notes. We have agreed to use our best efforts to make this prospectus available to any participating broker-dealer for use in connection with any such resale. See "Plan of distribution" below. However, to comply with the securities laws of certain jurisdictions, if applicable, you may not offer or sell the exchange notes unless someone has registered or qualified them for sale in such jurisdictions or an exemption from registration or qualification is available.


RESTRICTIVE COVENANTS IN THE INDENTURES FOR THE NOTES MAY LIMIT OUR ABILITY TO OPERATE OUR BUSINESS

         The indentures relating to each series of notes contain restrictive covenants that may inhibit our ability to manage our business and to react to changing market conditions. These restrictions, among other things, limit our ability and the ability of our subsidiaries to:

-        incur additional indebtedness;

-        issue preferred stock;

-        sell assets;

-        create, incur or assume liens;

- create dividend and other payment restrictions with respect to our subsidiaries;

-        merge, consolidate or sell assets;

-        enter into transactions with affiliates; and

-        pay dividends.


         See "Description of the notes" below.


WE HAVE SUBSTANTIAL INDEBTEDNESS AND WE ARE DEPENDENT ON OUR SUBSIDIARIES' EARNINGS TO PROVIDE INCOME TO MAKE PAYMENTS ON THE NOTES


         We have substantial debt service requirements which makes us vulnerable to changes in general economic conditions. The indenture for each series of notes restricts our ability and our subsidiaries' ability to incur additional debt. Thus it is, and will continue to be, difficult for us and our subsidiaries to obtain additional debt if required or desired in order to implement our business strategy. Since we conduct substantially all of our operations through our subsidiaries, our ability to service our debt obligations, including our obligations under the notes, depends upon the earnings of our subsidiaries and the payment of funds by our subsidiaries to us in the form of loans, dividends or other payments. Some of our subsidiaries may become parties to other agreements that severely restrict their ability to obtain additional debt financing for working capital, capital expenditures and general corporate purposes. As of March 31, 1999, we had outstanding long-term debt, including both the current and long-term portion, of approximately $2.04 billion. Although the notes are titled "Senior," we have not issued, and do not have any plans to issue, any indebtedness to which the notes would be senior. Our ability to meet our payment obligations will depend on the success of our business strategy, which is subject to uncertainties and contingencies beyond our control.

WE EXPECT OPERATING LOSSES THROUGH AT LEAST 2000 AND CANNOT BE CERTAIN WHEN WE WILL HAVE SUFFICIENT CASH TO MAKE PAYMENTS ON THE NOTES


         If we have insufficient income or we do not have another source of cash, it could affect our ability to make all payments to you relating to the notes may eventually be affected if we do not have sufficient income or another source of cash. Our financial performance could also affect the market value or the liquidity of any market for the notes. Due to the substantial expenditures required to complete construction, launch and deployment of our direct broadcast satellite system and introduction of our DISH Network service to consumers, we have sustained significant losses in recent periods. Our operating losses were $109 million, $224 million and $131 million for the years ended December 31, 1996 and 1997, and 1998, respectively, and $22 million and $57 million for the three months ended March 31, 1998 and 1999, respectively. We had net losses of $102 million, $323 million, $294 million, $57 million and $333 million during those same periods. Improvements in our results of operations depend largely upon our ability to increase our customer base while maintaining our price structure, effectively managing our costs and controlling subscriber turnover, which is the rate at which subscribers terminate service. We can give no assurance that we will be effective with regard to these matters. In addition, we incur significant acquisition costs to obtain DISH Network subscribers. The high cost of obtaining new subscribers magnifies the negative effects of subscriber turnover. See "--Increased subscriber turnover could affect our financial performance." We anticipate that we will continue to experience operating losses through at least 2000. There can be no assurance that such operating losses will not continue beyond 2000. See "Management's discussion and analysis of financial condition and results of operations--Liquidity and capital resources."


WE MAY NEED ADDITIONAL CAPITAL, WHICH MAY NOT BE AVAILABLE, IN ORDER TO CONTINUE GROWING AND BE ABLE TO MAKE PAYMENTS ON THE NOTES


         Our ability to make all payments to you relating to the notes, and the notes' market value and liquidity, will partly depend on our ability to continue growing our business, which may require additional capital that we cannot be certain will be available to us. We may require additional funds to acquire DISH Network subscribers. In addition, we have conditional licenses or applications pending with the FCC for a two satellite Ku-band system, a two satellite Ka-band system, a two satellite extended Ku-band system and a six satellite low earth orbit satellite system. We will need to raise additional funds for the foregoing purposes. Further, a number of factors, some of which are beyond our control or ability to predict, could require us to raise additional capital. These factors include higher than expected subscriber acquisition costs, a defect in or the loss of any satellite or an increase in the cost of acquiring subscribers due to additional competition, among other things. We cannot assure you that we will be able to raise additional capital at the time necessary or on satisfactory terms. The inability to raise sufficient capital would have a material adverse effect on our business. See "Management's discussion and analysis of financial condition and results of operations--Liquidity and capital resources."



WE MAY BE UNABLE TO PURCHASE NOTES THAT HOLDERS TENDER UPON A CHANGE OF CONTROL, WHICH COULD ADVERSELY AFFECT THE VALUE OF YOUR NOTES



         The indenture for each series of the notes requires us to offer to purchase the notes from all the holders if we have a "change of control." However, we cannot assure you that we will have sufficient funds to repurchase the notes upon a change of control as defined in the "Description of the notes." If we have insufficient funds to redeem all notes that holders tender for purchase upon the occurrence of a change of control, and we are unable to raise additional capital, an event of default could occur under the indentures governing the notes. An event of default could cause any other debt that we have to become automatically due, further exacerbating our financial condition and diminishing the value and liquidity of the notes. We cannot assure you that additional capital would be available on acceptable terms, or at all.

WE FACE INTENSE COMPETITION FROM DIRECT BROADCAST SATELLITE AND OTHER SATELLITE SYSTEM OPERATORS, WHICH COULD AFFECT OUR ABILITY TO GROW AND BE ABLE TO MAKE PAYMENTS ON THE NOTES

         Our ability to make payments to you relating to the notes will partly depend on our ability to compete in the subscription television industry, which is highly competitive. We compete with companies offering video, audio, data, programming and entertainment services, including cable operators and other satellite operators. Many of these competitors have substantially greater financial, marketing and other resources than we have.


         One competitor, DIRECTV, Inc., has launched three direct broadcast satellites and has 27 frequencies at the 101 degree orbital location that are capable of full coverage of the "lower 48" continental United States. DIRECTV and USSB, which operates five more frequencies on one of DIRECTV's satellites, currently offer more than 200 channels of combined video and audio programming. DIRECTV and USSB are in an advantageous position with regard to market entry, programming such as DIRECTV's exclusive sports programming and, possibly, volume discounts for programming offers. In December 1998, DIRECTV's parent executed a definitive merger agreement whereby it agreed to acquire the business and assets of USSB in a transaction completed on May 20, 1999. In addition to the 5 USSB frequencies at the 101 degree orbital location, this combination gives DIRECTV access to three additional frequencies controlled by USSB at the 110 degree orbital location, which is also a very favorable position for coverage of the United States.



         We also face competition from PrimeStar, Inc., which currently leases a medium power satellite at the 85 degree orbital location and as of March 31, 1999, had approximately 2.3 million subscribers. Recently PrimeStar received FCC authorization to acquire control over TCI Satellite Entertainment, Inc., a company that has an authorization for 11 direct broadcast satellite frequencies at the 119 degree orbital location and has launched a satellite to that location. In January 1999, DIRECTV's parent announced an agreement whereby it would acquire both PrimeStar's existing medium power business and its rights to acquire TCI's direct broadcast satellite assets. The FCC recently approved DIRECTV's acquisition of PrimeStar's subscribers and related businesses, including TCI's assets relating to the 119 degree orbital location. In addition, two other satellite companies in the U.S., including a subsidiary of Loral Space and Communications Limited, have conditional permits for a comparatively small number of direct broadcast satellite assignments that can be used to provide service to portions of the United States.


         The FCC has proposed to allocate additional expansion spectrum for direct broadcast satellite services, which could create significant additional competition in the market for subscription television services. See "Business--Competition for our DISH Network business--Other DBS and direct-to-home satellite system operators."

WE COMPETE WITH CABLE TELEVISION AND OTHER LAND-BASED SYSTEMS, WHICH COULD AFFECT OUR ABILITY TO GROW AND BE ABLE TO MAKE PAYMENTS ON THE NOTES

         We encounter substantial competition in the subscription television market from cable television and other land-based systems. Cable television operators have a large, established customer base, and many cable operators have significant investments in, and access to, programming. Cable television service is currently available to more than 90% of the approximately 98 million U.S. television households, and approximately 67% of total U.S. households currently subscribe to cable. Cable television operators currently have an advantage relative to us by providing local programming as well as by providing service to multiple television sets within the same household. Cable operators may also obtain a competitive advantage through bundling their analog video service with expanded digital video services delivered terrestrially or via satellite, efficient 2-way high speed data transmission, and telephone service on upgraded cable systems. For example, some cable companies now offer high speed Internet access over their upgraded fiber optic systems, and AT&T recently announced that it would provide telephone service over Time Warner's cable system. As a result of these and other factors, there can be no assurance that we will be able to continue to expand our subscriber base or compete effectively against cable television operators. See "Business--Competition for our DISH Network business--Cable television."


         When fully deployed, new technologies could have a material adverse effect on the demand for our direct broadcast satellite services. For example, new and advanced local multi-point distribution services are still in the development stage. In addition, entities such as regional telephone companies which are likely to have greater resources than we have, are implementing and supporting digital video compression over existing telephone lines, and digital "wireless cable." Moreover, mergers, joint ventures, and alliances among franchise, wireless or private cable television operators, regional Bell operating companies and others may result in providers capable of offering bundled cable television and telecommunications services in competition with us. For instance, AT&T has acquired cable operator TCI and has entered into a definitive agreement to acquire MediaOne. There can be no assurance that we will be able to compete successfully with existing competitors or new entrants in the market for subscription television services. See "Business--Competition for our DISH Network business--Telephone companies."


CABLE COMPETITORS MAY BLOCK OUR ACCESS TO POPULAR PROGRAMMING


         We cannot be certain whether or not cable or other TV service providers would seek to acquire sports franchises and exclusively distribute the corresponding programming, which could possibly limit our access to popular sports programming. For example, on May 19, 1998, we filed a complaint against Comcast, a major cable provider, seeking access to the sports programming controlled by Comcast in the Philadelphia area. On January 22, 1999, the FCC denied this complaint, partly on the basis that Comcast's programming is delivered terrestrially and therefore is not subject to program access prohibitions. We cannot be certain whether or not other TV service providers who control production or distribution of their own programming would switch to terrestrial transmission of their programming and seek to rely on the FCC's denial of our complaint against Comcast in order to deny us access to their programming.


WE DEPEND ON OTHERS TO PRODUCE PROGRAMMING


         We depend on third parties to provide us with programming services. Our programming agreements have remaining terms ranging from one to ten years and contain various renewal and cancellation provisions. We may not be able to renew these agreements on favorable terms or at all, or these agreements may be cancelled prior to expiration of their original term. If we are unable to renew any such agreements or the other parties cancel the agreements, we cannot assure you that we would be able to obtain substitute programming, or that such substitute programming would be comparable in quality or cost to our existing programming. In particular, the cost of sports programming has been rising rapidly. Our competitors currently offer much of the same programming that we do. Our ability to compete successfully will depend on our ability to continue to obtain desirable programming and attractively offer it to our customers at competitive prices. See "Business--DISH Network--Components of a DBS system--Programming."


WE DEPEND ON THE CABLE ACT FOR ACCESS TO OTHERS' PROGRAMMING


         Any change in the Cable Act and the FCC's rules that permits the cable industry or programmers to discriminate against competing businesses, such as ours, in the sale of programming could adversely affect our ability to acquire programming at all or to acquire programming on a cost-effective basis. Pursuant to the Cable Television Consumer Protection and Competition Act of 1992 and the FCC's rules, cable-affiliated programmers generally must offer programming they have developed to all multi-channel video programming distributors on equal terms and conditions. The Cable Act and the FCC's rules also prohibit some types of exclusive programming contracts. We purchase a substantial percentage of our programming from cable-affiliated programmers. Some of these restrictions on cable-affiliated programmers will expire in 2002 unless the FCC extends the rules. In addition, the need to obtain certain retransmission consents and copyright licenses may limit our strategy to provide local programming in multiple markets. See "Business--Government regulation--Regulations--Satellite Home Viewer Act and retransmission consent."

IMPEDIMENTS TO RETRANSMISSION OF LOCAL BROADCAST SIGNALS; OUR LOCAL PROGRAMMING STRATEGY FACES UNCERTAINTY


         Although we believe that the Satellite Home Viewer Act allows us to retransmit the programs of a local network station to its local market via satellite, several other parties oppose that view. We also believe that the compulsory copyright license under the Satellite Home Viewer Act and the retransmission consent rules of the Communications Act may not be sufficient to permit us to implement our strategy to retransmit such programming in the most efficient and comprehensive manner and that new legislation may be necessary for that purpose. We offer programming telecast by local affiliates of national television networks to several major population centers within the continental United States. In order to retransmit network station programming, satellite TV companies usually must have a copyright license and also obtain the retransmission consent of the network station. Although we have entered into a retransmission consent agreement covering FOX Network owned and operated stations in connection with the agreement with News Corporation and MCI, we cannot be certain whether we will obtain retransmission consents if they are required from any local affiliate. Our inability to retransmit local programming could have an adverse effect on our strategy to compete with cable companies, which provide local programming.


TV NETWORKS OPPOSE OUR STRATEGY OF DELIVERING DISTANT NETWORK SIGNALS

         There are currently a number of lawsuits regarding the efforts of satellite TV service providers, including us, to retransmit the signals of network programming. The national networks and local affiliate stations recently challenged, based upon copyright infringement, PrimeTime 24's methods of selling network programming to consumers. Historically, we obtained distant broadcast network signals for distribution to our customers through PrimeTime 24, Joint Venture. The United States District Court for the Southern District of Florida entered a nationwide permanent injunction preventing PrimeTime 24 from selling its programming to consumers unless the programming was sold in accordance with certain stipulations in the injunction. The injunction covers "distributors" as well. The plaintiffs in the Florida litigation informed us that they considered us a "distributor" for purposes of that injunction. A federal district court in North Carolina has also issued an injunction against PrimeTime 24 prohibiting certain distant signal retransmissions in the Raleigh area and the decision in that case could be used as legal precedent against us. In response to the recent legal activity, we have implemented Satellite Home Viewer Act compliance procedures which materially restrict the market for the sale of network channels by us.


         On October 19, 1998, we filed a declaratory judgment action in the United States District Court for the District of Colorado against the four major networks. We asked the court to enter a judgment declaring that our method of providing distant network programming does not violate the Satellite Home Viewer Act and hence does not infringe the networks' copyrights. On November 5, 1998, the four major broadcast networks and their affiliate groups filed a complaint against us in federal court in Miami alleging, among other things, copyright infringement. The plaintiffs in that action have also requested the issuance of a preliminary injunction against us. The court combined the case that we filed with the case in Miami and transferred it to the Miami court.



         On February 24, 1999, CBS, NBC, Fox, and ABC filed a "Motion for Temporary Restraining Order, Preliminary Injunction, and Contempt Finding" against DIRECTV, Inc. in Miami relating to the delivery of distant network channels to DIRECTV customers by satellite. Under the terms of a settlement between DIRECTV and the networks, some DIRECTV customers will lose access to their satellite-provided network channels by June 30, 1999, while other DIRECTV customers will be disconnected by December 31, 1999. Subsequently, PrimeTime 24 and substantially all providers of satellite-delivered network programming other than us agreed to this cut off schedule.



         The networks are currently pursuing a motion for preliminary injunction in the Miami Court, asking that court to enjoin us from providing network programming except under very limited circumstances. In general, the networks want us to turn off programming to our customers on the same schedule as DIRECTV has agreed to. A decision adverse to us in this case could cause significant material restrictions on the sale of distant ABC, NBC, CBS and Fox channels by us. Among other things, we could be required to terminate delivery of network signals to a material portion of our subscriber base. While the Networks have not sought monetary damages, they have sought to recover attorney fees if they prevail. See "Business--Government regulation" and "--Legal proceedings" below.


OUR BUSINESS RELIES ON THE INTELLECTUAL PROPERTY OF OTHERS AND WE MAY INADVERTENTLY INFRINGE THEIR PATENTS AND PROPRIETARY RIGHTS


         Many of our competitors have and may obtain patents that cover or affect products or services directly or indirectly related to those that we offer. If our competitors hold such rights, they can either prevent us from using that product or service, or they can force us to license from them the right to use the product or service, thereby increasing our costs in a way that may affect our net income available for making payments to you on the notes. We cannot assure you that we are aware of all patents that our products may potentially infringe. In addition, patent applications in the United States are confidential until the Patent and Trademark Office issues a patent and, accordingly, we cannot evaluate the extent to which our products may infringe claims contained in pending patent applications. In general, if a court determines that one or more of our products infringes on patents held by others, we would be required to cease developing or marketing those products, to obtain licenses to develop and market those products from the holders of the patents or to redesign those products in such a way as to avoid infringing the patent claims. We cannot estimate the extent to which we may be required in the future to obtain licenses with respect to patents held by others and the availability and cost of any such licenses. Various parties have contacted us, claiming patent and other intellectual property rights with respect to components within our direct broadcast satellite system. We cannot be certain that we would be able to obtain such licenses on commercially reasonable terms or, if we were unable to obtain such licenses, that we would be able to redesign our products to avoid infringement. See "Business--Legal proceedings" below.


SATELLITE PROGRAMMING SIGNALS HAVE BEEN PIRATED, WHICH COULD CAUSE US TO LOSE SUBSCRIBERS AND REVENUE


         The delivery of subscription programming requires the use of encryption technology. The news media has widely reported signal theft or "piracy" of C-band services, cable television and European direct broadcast satellite services. We recently received reports of a compromise in our encryption system. We can take a number of different corrective measures to limit the amount of damage that we would incur by a breach of our conditional access system including, as a last resort, complete replacement of the access control system. If we do not promptly correct a compromise in our encryption technology, it would adversely affect our revenue and our ability to contract for video and audio services provided by programmers. Published reports indicate that a compromise of the DIRECTV and USSB encryption systems has occurred. A Canadian court has ruled that pirating of DIRECTV programming is not illegal in Canada. This ruling may encourage the attempted piracy of our programming in Canada, resulting in lost revenue for us and increased piracy of DIRECTV programming. Piracy of DIRECTV programming could result in increased sales of DIRECTV receivers at the expense of loss of potential DISH Network subscribers.


WE USE ONLY ONE DIGITAL BROADCAST CENTER

         We will continue to rely upon a single digital broadcast center located in Cheyenne, Wyoming for key operations for programming signals, such as reception, encryption and compression. If a natural or other disaster damaged the digital broadcast center, we cannot assure you that we would be able to continue to provide programming services to our customers.

OUR SATELLITES ARE SUBJECT TO RISKS DURING THE PLANNED LAUNCHES AND AFTER LAUNCH

         Satellite launches are subject to significant risks, including launch failure, which may result in incorrect orbital placement or improper commercial operation. Approximately 15% of all commercial geostationary satellite launches have resulted in a total or constructive total loss. The failure rate varies by launch vehicle and satellite manufacturer. The loss, damage or destruction of any of our satellites as a result of electrostatic storm or collision with space debris would have a material adverse effect on our business. See "--Insurance coverage of satellites is limited."

OUR SATELLITES HAVE MINIMUM DESIGN LIVES OF 12 YEARS, BUT COULD FAIL BEFORE THEN

         Our ability to earn revenue to make payments to you on the notes wholly depends on the usefulness of our satellites. Each of our satellites has a limited useful life. A number of factors affect the useful lives of the satellites, including the quality of their construction, the durability of their component parts, the longevity of their station-keeping on orbit and the efficiency of the launch vehicle used. The minimum design life of each of EchoStar I, EchoStar II, EchoStar III and EchoStar IV is 12 years. We can provide no assurance, however, as to the useful lives of the satellites. Our operating results would be adversely affected if the useful life of any of these satellites were significantly shorter than 12 years. The satellite construction contracts for our satellites contain no warranties in the event of a failure of EchoStar I, EchoStar II, EchoStar III or EchoStar IV following launch. Additionally, moving any of these satellites, either temporarily or permanently, to another orbital location, could decrease the orbital life of the satellite by up to six months per movement.

         In the event of a failure or loss of any of EchoStar I, EchoStar II, or EchoStar III, we may relocate EchoStar IV and use the satellite as a replacement for the failed or lost satellite. Such a relocation would require prior FCC approval and, among other things, a showing to the FCC that EchoStar IV would not cause additional interference compared to EchoStar I, EchoStar II, or EchoStar III. If we choose to use EchoStar IV in this manner, there can be no assurance that such use would not adversely affect our ability to meet the operation deadlines associated with our permits. Failure to meet such deadlines could result in the loss of such permits and would have an adverse effect on our operations.

COMPLEX TECHNOLOGY USED IN OUR BUSINESS COULD FAIL OR BECOME OBSOLETE


         New applications and adaptations of existing and new technology, including compression, conditional access, on screen guides and other matters, and significant software development, are integral to our direct broadcast satellite system and may, at times, not function as we expect. Technology in the satellite television industry is in a rapid and continuing state of change as new technologies develop. We cannot assure you that we and our suppliers will be able to keep pace with technological developments. In addition, delays in the delivery of components or other unforeseen problems in our direct broadcast satellite system may occur that could adversely affect performance or operation of our direct broadcast satellite system and could have an adverse effect on our business. Further, in the event that a competitive satellite receiver technology becomes commonly accepted as the standard for satellite receivers in the United States, we would be at a significant technological disadvantage. See "Business--DISH Network--Components of a DBS system--Programming."


INSURANCE COVERAGE OF OUR SATELLITES IS LIMITED


         We have procured in-orbit insurance for EchoStar I, EchoStar II and EchoStar III through June 25, 1999. The insurance policy with respect to in-orbit operation contains standard commercial satellite insurance provisions, including a material change in underwriting information clause requiring us to notify our insurers of any material change in the written underwriting information provided to the insurers or any change in any material fact or circumstance concerning our satellite insured under the policy. That notification permits insurers to renegotiate the terms and conditions if the result is a material change in risk of loss or insurable interest. A change in the health status of an insured satellite or any loss occurring after risk has attached does not entitle the insurers to renegotiate the policy terms. We can provide no assurance that insurance policy renewals will be possible or can be at rates or on terms favorable to us. For example, if EchoStar I, EchoStar II, EchoStar III or other similar satellites experience problems while in orbit, the cost to renew in-orbit insurance could increase significantly or coverage exclusions for similar problems could be necessary. See "Business--DISH Network--Satellite insurance."



         Our satellite insurance contains customary exclusions and does not apply to loss or damage caused by acts of war or civil insurrection, anti-satellite devices, nuclear radiation or radioactive contamination or certain willful or intentional acts designed to cause loss or failure of a satellite. There may be circumstances in which insurance will not fully reimburse the Company for any loss. For example, as a result of losing 6 transponders on EchoStar III, our new insurance policy for EchoStar III contains a deductible of 3 to 6 transponders, depending on the power mode that we operate in. In addition, the EchoStar IV launch insurance policy provides for insurance of $219.3 million covering the period from launch of the satellite on May 8, 1998 through May 8, 1999. Due to the anomalies experienced by EchoStar IV and the pending claim for a total constructive loss, we did not obtain in-orbit insurance on EchoStar IV. Consequently, in the event we are unable to resolve our pending insurance claim to our satisfaction, EchoStar IV will not be insured if further losses occur in the future. In addition, insurance will not reimburse the Company for business interruption, loss of business, profit opportunity and similar losses that might arise from delay in the launch of any EchoStar satellite.


WE MAY BE UNABLE TO SETTLE OUTSTANDING CLAIMS WITH INSURERS

         EchoStar IV is currently able to use a maximum of only 18 transponders as a result of a problem with its solar power panels. The number of available transponders will decrease over time. EchoStar IV has also experienced transponder problems comparable to those that occurred to EchoStar III which have resulted in the failure of 3 transponders and the loss of use of a total of 6 transponders. Based on existing data, we expect that approximately 16 transponders will probably be available over the entire expected 12 year life of the satellite, absent significant additional transponder problems or other failures. In September 1998, we filed a $219.3 million insurance claim for a constructive total loss under the launch insurance policy related to EchoStar
IV. However, if we receive $219.3 million, for a constructive total loss on the satellite, the insurers would obtain the sole right to the benefits of salvage from EchoStar IV under the terms of the launch insurance policy. Although we believe we have suffered a total loss of EchoStar IV in accordance with that definition in the launch insurance policy, we presently intend to negotiate a settlement with the insurers that will compensate us for the reduced satellite transmission capacity and allow us to retain title to the asset. We cannot assure you that we will receive the amount claimed or, if we receive the full amount of the claim, that we will retain title to Echostar IV with its reduced capacity.


         During May 1999, EchoStar IV experienced additional anomalies. An investigation of those anomalies, affecting transponders, heating systems and fuel lines but which have not caused material reductions in functionality to date, is continuing. It is not yet possible to conclude whether the additional anomalies will result in further reductions of satellite functionality in the future. While there can be no assurance, we do not currently expect a material adverse impact on short or medium term satellite operations. We have not completed our assessment of the additional impairment, if any, to EchoStar IV, but we currently believe that insurance proceeds will be sufficient to offset any additional write-down of satellite assets that may be necessary because of lost functionality caused by these anomalies. However, we can provide no assurance as to the ultimate amount that may be received from the insurance claim, or that coverage will be available. We will continue to evaluate the performance of EchoStar IV and may modify our loss assessment as new events or circumstances develop.

         As a result of the recent anomalies experienced by EchoStar IV, we have instructed our broker to notify our insurance carriers of additional occurrences under the terms of the EchoStar IV launch insurance policy. The EchoStar IV launch insurance policy provides for insurance of $219.3 million covering the period from launch of the satellite on May 8, 1998 through May 8, 1999. Due to the anomalies that EchoStar IV experienced and the pending claim for a total constructive loss, we did not obtain in-orbit insurance on EchoStar IV. Consequently, in the event we are unable to resolve our pending insurance claim to our satisfaction, EchoStar IV will not be insured if further losses occur in the future.

WE DEPEND PRIMARILY ON A SINGLE RECEIVER MANUFACTURER

         SCI Technology, Inc., a high-volume contract electronics manufacturer, is currently the primary manufacturer of EchoStar receiver systems. VTech recently began manufacturing some EchoStar receiver systems for us. JVC manufactures other consumer electronics products incorporating our receiver systems. If SCI is unable for any reason to produce receivers in a quantity sufficient to meet our requirements, it would impair our ability to add additional DISH Network subscribers and grow our Technology business unit. Likewise, it would adversely affect our results of operations.

WE HAVE FEWER DISTRIBUTION CHANNELS THAN OUR LARGEST DIRECT BROADCAST SATELLITE COMPETITOR

         We do not currently have manufacturing agreements or arrangements with consumer products manufacturers other than JVC and Philips, and as of yet, only JVC is manufacturing consumer electronics equipment incorporating our receivers. As a result, our receivers, and consequently our programming services, are less well known to consumers than those of our largest direct satellite broadcast competitor. Due in part to the lack of product recognition, approximately 18,000 retail outlets carry our receiver systems for sale compared to approximately 30,000 retail outlets for our largest direct satellite broadcast competitor.

INCREASED SUBSCRIBER TURNOVER COULD AFFECT OUR FINANCIAL PERFORMANCE

         From January 1, 1997, our monthly subscriber turnover, which represents the number of subscriber disconnects during the period divided by the weighted-average number of subscribers during the period, has averaged less than 1.25%. If subscriber turnover increases, it would adversely affect our financial condition and results of operations because we subsidize the cost of EchoStar receiver systems.

WE MAY BE UNABLE TO MANAGE RAPIDLY EXPANDING OPERATIONS

         If we are unable to manage our growth effectively, it could materially adversely affect our business and results of operations. To manage our growth effectively, we must continue to develop our internal and external sales force, installation capability, customer service operations, and information systems, and maintain our relationships with third party vendors. We will also need to continue to expand, train and manage our employee base, and our management personnel must assume even greater levels of responsibility.

WE MAY BE VULNERABLE TO RISKS ASSOCIATED WITH ACQUISITIONS

         Acquisitions, including the transaction with News Corporation and MCI, involve numerous risks, including, among other things, difficulties and expenses that we incur in connection with the acquisition and the subsequent assimilation of the operations of the acquired company, adverse consequences of conforming the acquired company's accounting policies to ours, the difficulty in operating acquired businesses, the diversion of management's attention from other business concerns and the potential loss of key employees of acquired companies. There can be no assurance that we can successfully integrate any acquisition, including the transaction with News Corporation and MCI, into our on-going operations or that we can achieve estimated cost savings. We have made a number of acquisitions and will continue to review future acquisition opportunities. We can provide no assurance that acquisition candidates will continue to be available on terms and conditions acceptable to us. In addition, in the event that the operations of an acquired business do not meet expectations, we may need to restructure the acquired business or write-off the value of some or all of the assets of the acquired business.

WE RELY ON KEY PERSONNEL

         We believe that our future success will depend to a significant extent upon the performance of Charles W. Ergen, Chairman, Chief Executive Officer and President of our parent company. The loss of Mr. Ergen could have an adverse effect on our business. We do not maintain "key man" insurance. Although all of our executives, other than executive officers, have executed agreements limiting their ability to work for or consult with competitors if they leave us, we do not have any employment agreements with any of our executive officers.

WE ARE CONTROLLED BY ONE PRINCIPAL STOCKHOLDER

         We are a wholly owned subsidiary of EchoStar Communications Corporation. Although Charles W. Ergen, the Chairman, Chief Executive Officer and President of EchoStar Communications, currently owns approximately 63% of the total equity securities of EchoStar Communications, assuming exercise of employee stock options, he currently possesses approximately 94% of the total voting power. Furthermore, Mr. Ergen will continue to own a substantial portion of the total voting power if the transaction with News Corporation and MCI is completed. For example, if we had completed the transaction with News Corporation and MCI on April 30, 1999, Mr. Ergen would continue to control approximately 90% of the total voting power. Thus, Mr. Ergen will continue to have the ability to elect a majority of the directors of EchoStar Communications and to control all other matters requiring the approval of its stockholders. In addition, pursuant to a voting agreement among Mr. Ergen, News Corporation and MCI, News Corporation and MCI have agreed to vote their shares after consummation of their transaction with EchoStar Communications in accordance with the recommendation of the Board of Directors of EchoStar Communications for five years. See "Security ownership of certain beneficial owners and management." For Mr. Ergen's total voting power in EchoStar Communications to be reduced to below 51%, his percentage ownership of the equity securities of EchoStar Communications would have to be reduced to below 10%.

THE REGULATORY REGIME WE OPERATE UNDER COULD CHANGE ADVERSELY

         The FCC imposes different rules for "subscription" and "broadcast" services. We believe that, because we offer a subscription programming service, we are not subject to many of the regulatory obligations imposed upon broadcast licensees. However, we cannot be certain whether the FCC will find in the future that we should comply with regulatory obligations as a broadcast licensee with respect to our current and future operations, and certain parties have requested that we be treated as a broadcaster. If the FCC determined that we are a broadcast licensee, the FCC may require us to comply with all regulatory obligations imposed upon broadcast licensees, which are generally subject to more burdensome regulation than subscription service providers like us.


         Direct broadcast satellite operators like us currently are not subject to the "must carry" requirements of the Cable Act that require cable operators to carry all the local broadcast stations in the areas they serve, not just the four major networks. The cable industry and the broadcasters have argued that direct broadcast satellite operators should be subject to these requirements, and the broadcasters also have argued that satellite companies should not be allowed to distribute local network signals unless they become subject to such requirements. If the FCC revises the "must carry" requirements of the Cable Act to include direct broadcast satellite operators, or in the event of new legislation or regulation of a similar nature, it may adversely affect our plans to provide local programming, and such must carry requirements could displace possibly more attractive programming. Additionally, the FCC recently imposed public interest requirements on direct broadcast satellite licensees, such as us, to set aside four percent of channel capacity exclusively for noncommercial programming at below-cost rates. This could also displace programming for which we could earn commercial rates and cause us to have less net income available for making payments on the notes.


         The FCC has commenced a rulemaking which seeks to streamline and revise its rules governing direct broadcast satellite. This rulemaking concerns many new possible direct broadcast satellite rules. There can be no assurance about the content and effect of any new direct broadcast satellite rules the FCC passes.

FOREIGN OWNERSHIP RESTRICTIONS COULD AFFECT OUR BUSINESS PLAN

         The Communications Act, and the FCC's implementing regulations, provide that, when subsidiaries of a holding company hold certain types of FCC licenses, foreign nationals or their representatives may not own or vote more than 25% of the total equity of the holding company, considered on a fully-diluted basis, except upon an FCC public interest determination. Although the FCC's International Bureau has ruled that these limitations do not apply to providers of subscription direct broadcast satellite service like us, the ruling is under challenge and the question remains open. Furthermore, the limitations will apply to our licenses for fixed satellite service if we hold ourselves out as a common carrier or if the FCC decides to treat us as such a carrier. The FCC has noted that we have proposed to operate one of our authorized fixed satellite service systems on a common carrier as well as a non-common carrier basis.


         We believe that our foreign ownership is under 5%. Our pending transaction with News Corporation, however, would result in the issuance to an Australian corporation of stock in excess of these limitations if they apply, and we may need a separate FCC determination that such ownership is consistent with the public interest in order to avoid a violation of the Communications Act or the FCC's rules.

OUR BUSINESS DEPENDS SUBSTANTIALLY ON FCC LICENSES THAT CAN EXPIRE OR BE REVOKED OR MODIFIED

         We have licenses to operate EchoStar I and EchoStar II at the 119 degree orbital location, which both expire in 2006, and a license to operate EchoStar III at the 61.5 degree orbital location, which expires in 2008. Also, we have filed with the FCC an application for a license to operate EchoStar IV as well as a request for a waiver of the requirement of serving Alaska and Hawaii from the 148 degree orbital location. The state of Hawaii has requested the FCC to impose several conditions on these requested authorizations, and we have opposed many of these conditions. We cannot be sure whether the FCC will grant these requests or whether it will impose onerous conditions. We currently operate EchoStar IV at the 148DEG. WL orbital location under a special temporary authorization until we can obtain permanent authority to operate that satellite at the 148DEG. WL orbital location. Our authorization at 148DEG. WL requires us to utilize all of our FCC-allocated frequencies at that location by December 20, 2002, or risk losing those frequencies that we are not using. Third parties have opposed, and we expect them to continue to oppose, some of our pending and future requests to the FCC for extensions, waivers and approvals.

         The telemetry, tracking and control operations of EchoStar I are in an area of the spectrum called the "C-band." Although the FCC granted us conditional authority to use these frequencies for telemetry, tracking and control, in January 1996 a foreign government raised an objection to EchoStar I's use of these frequencies. We cannot be certain whether that objection will subsequently require us to relinquish the use of such C-band frequencies for telemetry, tracking and control purposes. Further, EchoStar II's telemetry, tracking and control operations are in the "extended" C-band. Our authorization to use these frequencies expired on January 1, 1999. Although we have timely applied for extension of that authorization to November 2006, we cannot be sure that the FCC will grant our request. If we lose the ability to use these frequencies for controlling either satellite, we would lose the satellite. Recently, the

FCC released a notice of proposed rulemaking that may inhibit future satellite operations in the "extended" C-band frequencies. The FCC also is no longer accepting earth station applications in that band. These recent developments might have negative implications for us.

         All of our authorizations for satellite systems that are not yet operational, including the licenses that we will get from MCI, are subject to construction and progress obligations, milestones, reporting and other requirements. The FCC has indicated that it may revoke, terminate, condition or decline to extend or renew such authorizations if we fail to comply with applicable Communications Act requirements. If we fail to file adequate reports or to demonstrate progress in the construction of our satellite systems, the FCC has stated that it may cancel our authorizations for those systems. We have not filed, or timely filed, all required reports or other filings, and some of our construction permits have expired, in connection with our authorized systems with the FCC. We cannot be certain whether or not the FCC would cancel our authorizations.

WE MAY BE IN DEFAULT ON CERTAIN OBLIGATIONS

         We used satellite vendor financing in connection with the purchase of each of our current satellites. Under the terms of that financing, we deferred paying a portion of the purchase price for the satellites until after the satellites were in orbit. As of March 31, 1999, we had $15.3 million in principal amount outstanding of these deferred payments relating to EchoStar I, $16.1 million relating to EchoStar II, $10.9 million relating to EchoStar III and $13.0 million relating to EchoStar IV. We provided security for the outstanding deferred payments relating to EchoStar I and EchoStar II with substantially all of the assets of one of our wholly-owned subsidiaries, and its subsidiaries, subject to certain restrictions, and our parent company provided a guarantee as security. The consummation of the offering of the old notes and the exchange notes and the reorganization might result in breaches of certain covenants in favor of the holders of these outstanding deferred payments, in particular the holders of outstanding deferred payments relating to EchoStar I and EchoStar II. We believe that, if there is a breach of such covenants, we may be liable to the holders of such outstanding deferred payments for damages, if any, arising out of such breach, including possibly the obligation to repay such outstanding deferred payments prior to their scheduled maturity together with the economic equivalent of interest through the scheduled maturity date.

WE MAY BECOME LIABLE IN A PENDING FEE DISPUTE

         In connection with the News Corporation litigation that arose in 1997, our parent company has a contingent fee arrangement with its attorneys, which provides for the attorneys to be paid a percentage of any net recovery obtained in its dispute with News Corporation. As the holder of the assets acquired in the transaction with News Corporation and MCI, we would pay any fee that is payable under the fee arrangement. The attorneys have asserted that they may be entitled to receive payments in excess of $80 million to $100 million under this fee arrangement in connection with the settlement of the dispute with News Corporation. Our parent company intends to vigorously contest the attorneys' interpretation of the fee arrangement, which it believes significantly overstates the magnitude of its liability. If the attorneys and our parent company are unable to resolve this fee dispute under the fee arrangement, the fee dispute would be resolved through arbitration. It is too early to determine the outcome of negotiations or arbitration regarding this fee dispute.

UNDER FRAUDULENT CONVEYANCE STATUTES, A COURT MAY VOID OR SUBORDINATE OUR OBLIGATIONS UNDER THE NOTES OR OUR SUBSIDIARY GUARANTORS' OBLIGATIONS UNDER THEIR GUARANTEES

         We have used a portion of the net proceeds of the old notes to make a distribution to our parent company for repaying a series of debt securities of our parent company. See "Use of proceeds." It is possible that our creditors may challenge the incurrence of indebtedness represented by the notes as a fraudulent conveyance under relevant federal and state statutes and, if the court finds that we were insolvent at the time we issued the old notes, a court could hold that our obligations on the notes may be void or are subordinate to our other obligations. Certain of our subsidiary guarantors guaranteed, jointly and severally, our obligations under the notes. It is possible that the creditors of a subsidiary guarantor may challenge its guarantee as a fraudulent conveyance and the same result could apply with respect to the subsidiary guarantor. In addition, it is possible that the amount for which a subsidiary guarantor is liable under its guarantee may be limited. The measure of insolvency for purposes of the foregoing may vary depending on the applicable law of the jurisdiction. Generally, however, a court would consider a company insolvent if the sum of its debts were greater than all of its property at a fair valuation or if the present fair saleable value of its property was less than the amount that will be necessary to pay its probable liability on its existing debts as they become absolute and mature. The indenture provides that the obligations of the subsidiary guarantors under the subsidiary guarantees are limited to amounts that will not result in the subsidiary guarantees being a fraudulent conveyance under the applicable law. See "Description of the notes--Guarantees" below.

FAILURE OF YEAR 2000 COMPLIANCE INITIATIVES COULD ADVERSELY AFFECT US

         The Year 2000 issue exists because many computer systems and applications currently use two-digit date fields to designate a year. Thus, as the century date approaches, date sensitive systems may recognize the year 2000 as 1900 or not at all. The inability to recognize or properly treat the year 2000 may cause computer systems to process critical financial and operational information incorrectly. If our Year 2000 remediation plan is not successful or is not completed in a timely manner, the Year 2000 issue could significantly disrupt our ability to transact business with our customers and suppliers, and could have a material impact on our operations. Even if our Year 2000 remediation plan is successful or we complete it on time, there can be no assurance that other companies will timely convert their systems with which our systems interact, or that any such failure to convert by another company would not have an adverse effect on our business or operations. We cannot estimate the potential adverse impact that may result from non-compliance with the year 2000 issue by the software and equipment vendors and others with whom we conduct business.


ACTUAL RESULTS OF OUR OPERATIONS MAY DIFFER FROM THOSE APPEARING IN FORWARD-LOOKING STATEMENTS

         All statements contained in this prospectus, as well as statements made in press releases and oral statements that may be made by us or by officers, directors or employees acting on our behalf, that are not statements of historical fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from historical results or from any future results expressed or implied by the forward-looking statements. Among the factors that could cause our actual results to differ materially are a total or partial loss of a satellite due to operational failures, space debris or otherwise. Our business could also be adversely affected by a decrease in sales of digital equipment and related services to international direct-to-home or DTH service providers, a decrease in DISH Network subscriber growth, an increase in subscriber turnover, an increase in subscriber acquisition costs or an unexpected product shortage. Our strategy of providing local channels to customers could be adversely affected by impediments to the retransmission of local or distant broadcast network signals, which could result from pending litigation or legislation, or lower than expected demand for our delivery of local broadcast network signals. In general our entire business could be adversely affected by an unexpected business interruption due to the failure of third-parties to remediate Year 2000 issues or our inability to retain necessary authorizations from the FCC. Our subscriber base and our planned growth in numbers of subscribers would be adversely affected by an increase in competition from cable, direct broadcast satellite, other satellite system operators, and other providers of subscription television services or the introduction of new technologies and competitors into the subscription television business. We could face a newly adverse competitive environment from a merger of existing DBS competitors or a change in the regulations governing the subscription television service industry. The outcome of any litigation in which we may be involved could adversely affect our income or even our ability to offer some types of popular programming or services. Our plan to expand our number of channels would be adversely affected by failure to consummate the transaction with News

Corporation and MCI, referred to as the 110 acquisition. Also our business can be adversely affected by general business and economic conditions and other risk factors described from time to time in our reports filed with the SEC.

         In addition to statements that explicitly describe such risks and uncertainties, you are urged to consider statements that include the terms "believes," "belief," "expects," "plans," "anticipates," "intends" or the like to be uncertain and forward-looking. You should read all cautionary statements made in this prospectus as being applicable to all forward-looking statements wherever they appear. In this connection, you should consider the risks described in this prospectus.

THE ABSENCE OF A PUBLIC MARKET COULD REDUCE LIQUIDITY OF YOUR INVESTMENT IN THE NOTES

         We are offering the exchange notes to the holders of the old notes. We offered and sold the old notes in January 1999 to a limited number of institutional investors. The old notes are eligible for trading in the Portal Market.

         The exchange notes will constitute a new issue of securities for which there is no established trading market. If a trading market does not develop or it fails to subsist, you may experience difficulty in reselling the exchange notes or may be unable to sell them at all. If a market for the exchange notes develops, any such market may fail to subsist at any time and the exchange notes could trade at prices that may be lower than their initial price, depending on many factors, including prevailing interest rates, the markets for companies offering similar services and our financial performance. The initial purchasers of the old notes have made a market in the old notes. Although there is currently no market for the exchange notes, the initial purchasers have advised us that they currently intend to make a market in the exchange notes. However, they are not obligated to do so, and they may discontinue any such market-making with respect to the old notes and the exchange notes at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934, as amended and may be limited during the exchange offer and the pendency of any shelf registration statement. See "Description of the notes--Registration rights; liquidated damages" below. Accordingly, we cannot assure you that a market for the old notes and the exchange notes will develop or, if developed, will be liquid. We do not intend to apply for listing of any of the notes on any securities exchange or for quotation through the Nasdaq National Market or any other securities quotation service.

                                 USE OF PROCEEDS



         We will receive no cash proceeds from the exchange offer. We intend the exchange offer to satisfy some of our obligations under the registration rights agreements for the notes. We will issue exchange notes in exchange for old notes in the same principal amount, and for the same terms and form as the old notes, except that there will be no registration rights or liquidated damages relating to the exchange notes. The old notes that holders surrender in exchange for the exchange notes will be retired and canceled and cannot be reissued. Accordingly, we will not incur any new debt by issuing the exchange notes.


         The gross proceeds to us from the old notes offering were approximately $2.0 billion, with net proceeds to us of approximately
$1.8 billion. We used a portion of the net proceeds from the old notes offering to repurchase the 12 3/8% notes, 13 1/8% notes and 12 1/2% notes, to fund a distribution to our parent company for a repurchase of its Senior Preferred Exchange Notes and to repay our parent company's loans to DBSC. We will use the remaining portion to fund subscriber acquisition and marketing expenses as well as general corporate purposes.

                              THE EXCHANGE OFFER


PURPOSE OF THE EXCHANGE OFFER


         The sole purpose of the exchange offer is to fulfill the obligations of the Company and the guarantors with respect to the registration of the old notes. We originally issued and sold the old notes on January 25, 1999. We did not register those sales under the Securities Act, in reliance upon the exemption provided in section 4(2) of the Securities Act and Rule 144A and Regulation S promulgated under the Securities Act. In connection with the sale of the old notes, we agreed to file with the SEC an exchange offer registration statement relating to the exchange offer. Under the exchange offer registration statement, we will offer exchange notes, consisting of another series of our notes and containing substantially identical terms to the old notes, except as set forth in this prospectus, in exchange for old notes.


         We and our guarantors will file with the SEC a shelf registration statement to cover resales by you of your old notes if you satisfy certain conditions relating to the provision of information in connection with the shelf registration statement under the following conditions:


         (1) SEC policy or applicable law will not permit the applicable exchange offer; or


         (2) you are a holder of "transfer restricted securities" and you notify us within the specified time period that:


                  - any law or SEC policy prohibits you from participating in the exchange offer;



                  - you may not resell the exchange notes that you acquired in the exchange offer to the public without delivering a prospectus and this prospectus is not appropriate or available for such resales; or



                  - you are a broker-dealer and you own old notes that you acquired directly from us or our affiliate.


         "Transfer restricted securities" means each old note until the earliest of:

                  - the date on which a holder exchanges an old note in the exchange offer and that holder is entitled to resell it to the public without complying with prospectus delivery requirements;


                  - the date on which a broker-dealer disposes of an old note pursuant to the "Plan of distribution" in the exchange offer registration statement, including delivery of the prospectus;



                  - the date on which a holder of an old note disposes those old notes in accordance with a shelf registration statement that effectively registers those old notes under the Securities Act; or



                  - the date on which holders of old notes may distribute their old notes to the public pursuant to Rule 144(k) under the Securities Act. See "Description of the Notes--Registration rights; liquidated damages."



         We require you to make certain representations to us which the registration rights agreement describes, in order to participate in the exchange offer and, if you wish to include your old notes in any shelf registration statement, you must deliver information for use in connection with any shelf registration statement and you must provide comments on the shelf registration statement within the time periods set forth in the registration rights agreement. You must comply with these procedures in order to benefit from the provisions regarding liquidated damages that we describe below.


HOW TO DETERMINE IF YOU ARE ELIGIBLE TO PARTICIPATE IN THE EXCHANGE OFFER


         We hereby offer to exchange, upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal accompanying it, $1,000 in principal amount of exchange notes for each $1,000 in principal amount of our old notes that you hold. The terms of the exchange notes are substantially identical to the terms of the old notes for which you may exchange pursuant to this exchange offer, except that, generally, you may freely transfer the exchange notes, and you will not be entitled to certain registration rights and certain liquidated damages provisions which are applicable to the old notes under the registration rights agreement. Each series of exchange notes will evidence the same debt as the corresponding old notes and will be entitled to the benefits of its respective indenture. See "Description of the Notes" below.


         We are not making the exchange offer to, nor will we accept surrenders for exchange from, holders of outstanding old notes in any jurisdiction in which this exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.


         We are not making the exchange offer conditional upon the holders tendering, or us accepting, any minimum aggregate principal amount of old notes.



         Based on our view of interpretations set forth in no-action letters that the staff of the SEC has issued to third parties, we believe that you may resell or transfer exchange notes issued pursuant to the exchange offer in exchange for the old notes, unless you are an "affiliate" of the Company, a broker-dealer who acquired old notes directly from the Company or a broker-dealer who acquired old notes as a result of market-making or other trading activities. We believe that you may resell or transfer such exchange notes without compliance with the registration and prospectus delivery provisions of the Securities Act only if you acquired such exchange notes in the ordinary course of your business and you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such exchange notes.



         If our belief is inaccurate, you may incur liability under the Securities Act if you transfer any note that we issue to you in the exchange offer and you do not deliver a prospectus meeting the requirement of the Securities Act or you do not have an exemption from registration of your old notes from such requirements. We do not assume or indemnify you against such liability.



         If you are a broker-dealer that resells exchange notes that you received for your own account pursuant to the exchange offer, and if you participate in a distribution of the exchange notes, you may be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions you receive may be underwriting compensation under the Securities Act. If you are a broker-dealer who acquires old notes as a result of market-making or other trading activities, you may use this prospectus, as supplemented or amended, in connection with resales of the exchange notes. We have agreed that, for a period of one year after we consummate the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. If you tender old notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, or if you cannot rely upon such interpretations, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.



         If you are tendering old notes, we will not require you to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of the old notes pursuant to the exchange offer. The exchange notes will bear interest from January 25, 1999. If we accept your old notes for exchange, you will waive the right to have interest accrue, or to receive any payment in respect of interest, on the old notes from January 25, 1999, to the date of the issuance of the exchange notes. Interest on the exchange notes is payable semiannually in arrears on February 1 and August 1 of each year, commencing August 1, 1999, accruing from January 25, 1999.


INFORMATION ABOUT THE EXPIRATION DATE OF THE EXCHANGE OFFER AND CHANGES TO IT


         The exchange offer expires on the expiration date, which is 5:00 p.m., Eastern time, on unless we, in our sole discretion, extend the period during which the exchange offer is open. If we extend the period for the exchange offer, the term "expiration date" means the latest time and date on which the exchange offer, as so extended, expires. We reserve the right to extend the exchange offer at any time and from time to time prior to the expiration date by giving written notice to U.S. Bank Trust National Association, which is the exchange agent, and by timely public announcement communicated by no later than 5:00 p.m. on the next business day following the expiration date, unless applicable law or regulation requires otherwise, by making a release to the Dow Jones News Service. During any extension of the exchange offer, all old notes previously tendered pursuant to the exchange offer will remain subject to the exchange offer.



         The initial exchange date will be the first business day following the expiration date. We expressly reserve the right to terminate the exchange offer and not accept for exchange any old notes for any reason, including if any of the events set forth below under "--We may modify or terminate the exchange offer under some circumstances" have occurred and we have not waived them. We also reserve the right to amend the terms of the exchange offer in any manner, whether before or after any tender of the old notes. If we terminate or amend the exchange offer, we will notify the exchange agent in writing and will either issue a press release or give written notice to you as a holder of the old notes as promptly as practicable. Unless we terminate the exchange offer prior to 5:00 p.m., Eastern time, on the expiration date, we will exchange the exchange notes for old notes on the exchange date.


         We will mail this prospectus and the related letter of transmittal and other relevant materials to you as a record holder of old notes and we will furnish these items to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the lists of holders for subsequent transmittal to beneficial owners of old notes.

HOW TO TENDER YOUR OLD NOTES


         If you tender to us any of your old notes pursuant to one of the procedures set forth below, that tender will constitute an agreement between you and us in accordance with the terms and subject to the conditions that we describe below and in the letter of transmittal for the exchange offer.



         You may tender old notes by properly completing and signing the letter of transmittal or a facsimile of it. All references in this prospectus to the "letter of transmittal" include a facsimile of the letter. You must deliver it, together with the certificate or certificates representing the old notes that you are tendering and any required signature guarantees, or a timely confirmation of a book-entry transfer pursuant to the procedure that we describe below, to the exchange agent at its address set forth on the back cover of this prospectus on or prior to the expiration date. You may also tender old notes by complying with the guaranteed delivery procedures that we describe below.



         Your signature does not need to be guaranteed if you registered your old notes in your name, you will register the exchange notes in your name and you sign the letter of transmittal. In any other case, the registered holder of your notes must endorse them or send them with duly executed written instruments of transfer in form satisfactory to us. Also, an "eligible institution," such as a bank, broker, dealer, credit union, savings association, clearing agency or other institution that is a member of a recognized signature guarantee medallion program within the meaning of Rule 17Ad-15 under the Exchange Act must guarantee the signature on the endorsement or instrument of transfer. If you want us to deliver the exchange notes or non-exchanged old notes to an address other than that of the registered holder appearing on the note register for the old notes, an "eligible institution" must guarantee the signature on the letter of transmittal.


         If your old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender old notes, you should contact the registered holder promptly and instruct the holder to tender old notes on your behalf. If you wish to tender your old notes yourself, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either make appropriate arrangements to register ownership of the old notes in your name or follow the procedures described in the immediately preceding paragraph. Transferring record ownership from someone else's name to your name may take considerable time.

HOW TO TENDER IF YOU HOLD YOUR OLD NOTES THROUGH A BROKER OR OTHER INSTITUTION AND YOU DO NOT HAVE THE ACTUAL OLD NOTES

         Any financial institution that is a participant in DTC's systems may make book-entry delivery of your old notes by causing DTC to transfer your old notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. Although you may deliver your old notes through book-entry transfer at DTC, you still must send the letter of transmittal, with any required signature guarantees and any other required documents, to the exchange agent at the address specified on the back cover of this prospectus on or prior to the expiration date and the exchange agent must receive these documents on time. If you will not be able to send all the documents on time, you can still tender your old notes by using the guaranteed delivery procedures described below.

         YOU ASSUME THE RISK OF CHOOSING THE METHOD OF DELIVERY OF OLD NOTES AND ALL OTHER DOCUMENTS. IF YOU SEND YOUR OLD NOTES AND YOUR DOCUMENT BY MAIL, WE RECOMMEND THAT YOU USE REGISTERED MAIL, RETURN RECEIPT REQUESTED, YOU OBTAIN PROPER INSURANCE, AND YOU MAIL THESE ITEMS SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO PERMIT DELIVERY TO THE EXCHANGE AGENT ON OR BEFORE THE EXPIRATION DATE.


         If you do not provide your taxpayer identification number, which is your social security number or employer identification number, as applicable, and certify that such number is correct, the exchange agent will withhold 31% of the gross proceeds otherwise payable to you pursuant to the exchange offer, unless an exemption applies under the applicable law and regulations concerning "backup withholding" of federal income tax. You should complete and sign the main signature form and the Substitute Form W-9 included as part of the letter of transmittal, so as to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and you prove it in a manner satisfactory to us and the exchange agent.


HOW TO USE THE GUARANTEED DELIVERY PROCEDURES IF YOU WILL NOT HAVE ENOUGH TIME TO SEND ALL DOCUMENTS TO US


         If you desire to accept the exchange offer, and time will not permit a letter of transmittal or old notes to reach the exchange agent before the expiration date, you may tender your old notes if the exchange agent has received at its office listed on the letter of transmittal on or prior to the expiration date a letter, telegram or facsimile transmission from an eligible institution setting forth: your name and address, the principal amount of the old notes that you are tendering, the names in which you registered the old notes and, if possible, the certificate numbers of the old notes that you are tendering.



         The eligible institution's correspondence to the exchange agent must state that the correspondence constitutes the tender and guarantee that within three New York Stock Exchange trading days after the date that the eligible institution executes such correspondence, the eligible institution will deliver the old notes, in proper form for transfer, together with a properly completed and duly executed letter of transmittal and any other required documents. We may, at our option, reject the tender if you do not tender your old notes and accompanying documents by either the above-described method or by a timely book-entry confirmation, and if you do not deposit your old notes and tender documents with the exchange agent within the time period set forth above. Copies of a notice of guaranteed delivery that eligible institutions may use for the purposes described in this paragraph are available from the exchange agent.



         Valid receipt of your tender will occur as of the date when the exchange agent receives your properly completed letter of transmittal, accompanied by either the old notes or a timely book-entry confirmation. We will issue exchange notes in exchange for old notes that you tendered pursuant to a notice of guaranteed delivery or correspondence to similar effect as described above by an eligible institution only against deposit of the letter of transmittal, any other required documents and either the tendered old notes or a timely book-entry confirmation.


WE RESERVE THE RIGHT TO DETERMINE VALIDITY OF ALL TENDERS


         We will be the sole judge of all questions as to the validity, form, eligibility, including time of receipt, and acceptance for exchange of your tender of old notes and our judgment will be final and binding. We reserve the absolute right to reject any or all of your tenders that are not in proper form or the acceptances for exchange of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the exchange offer or any defect or irregularities in tenders of any particular holder whether or not we waive similar defects or irregularities in your case. Neither we, the exchange agent nor any other person will be under any duty to give you notification of any defects or irregularities in tenders nor shall any of us incur any liability for failure to give you any such notification. Our interpretation of the terms and conditions of the exchange offer, including the letter of transmittal and its instructions, will be final and binding.


TO PARTICIPATE, YOU MUST COMPLETE THE LETTER OF TRANSMITTAL CERTIFYING INFORMATION ABOUT YOURSELF

         By tendering old notes and executing the letter of transmittal, you certify that the following:

         -        you are not our "affiliate";


         - you are not a broker-dealer that owns old notes you acquired directly from us or our affiliate; and



         - you are acquiring the exchange notes we are offering hereby in the ordinary course of your business and that you have no arrangement with any person to participate in the distribution of such exchange notes.


If you cannot certify the foregoing, you may certify that you are an affiliate of us or of the initial purchasers of the old notes, and you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable to you.


         By tendering old notes for exchange, you will exchange, assign and transfer the old notes to us and irrevocably appoint the exchange agent as your agent and attorney-in-fact to assign, transfer and exchange the old notes. You will also represent and warrant that you have full power and authority to tender, exchange, assign and transfer the old notes and to acquire exchange notes issuable upon the exchange of such tendered old notes. The letter of transmittal requires you to agree that, when we accept your old notes for exchange, we will acquire good and unencumbered title to them, free and clear of all liens, restrictions, charges and encumbrances and that they are not subject to any adverse claim.

         You will also warrant that you will, upon our request, execute and deliver any additional documents that we believe are necessary or desirable to complete the exchange, assignment and transfer of your tendered old notes. You must further agree that our acceptance of any tendered old notes and the issuance of exchange notes in exchange for them will constitute performance in full by us of our obligations under the registration rights agreement and that we will have no further obligations or liabilities under that agreement, except in certain limited circumstances. All authority conferred by you will survive your death or incapacity and every obligation of you shall be binding upon your heirs, legal representatives, successors, assigns, executors and administrators.


IF YOU TENDER OLD NOTES PURSUANT TO THE EXCHANGE OFFER, YOU MAY WITHDRAW THEM AT ANY TIME PRIOR TO THE EXPIRATION DATE


         For your withdrawal to be effective, the exchange agent must timely receive your written or fax notice of withdrawal prior to the expiration date at the exchange agent's address set forth on page 41 of this prospectus. Your notice of withdrawal must specify the following information:



         - The person named in the letter of transmittal as tendering old notes you are withdrawing;



         -        The certificate numbers of old notes you are withdrawing;



         -        The principal amount of old notes you are withdrawing;



         - A statement that you are withdrawing your election to have us exchange such old notes; and


         - The name of the registered holder of such old notes, which may be a person or entity other than you, such as your broker-dealer.


The person or persons who signed your letter of transmittal, including any eligible institutions that guaranteed signatures on your letter of transmittal, must sign the notice of withdrawal in the same manner as their original signatures on the letter of transmittal. If such persons and eligible institutions cannot sign your notice of withdrawal, you must send it with evidence satisfactory to us that you now hold beneficial ownership of the old notes that you are withdrawing. The exchange agent will return the properly withdrawn old notes promptly following receipt of notice of withdrawal. We will determine all questions as to the validity of notices of withdrawals, including time of receipt, and our determination will be final and binding on all parties.



HOW WE WILL EITHER EXCHANGE YOUR OLD NOTES FOR EXCHANGE NOTES OR RETURN THEM TO YOU



         On the exchange date, we will determine which old notes the holders validly tendered and we will issue exchange notes in exchange for the validly tendered old notes. The exchange agent will act as your agent for the purpose of receiving exchange notes from us and sending the old notes to you in exchange for exchange notes promptly after acceptance of the tendered old notes. If we do not accept your old notes for exchange, we will return them without expense to you. If you tender your old notes by book-entry transfer into the exchange agent's account at DTC pursuant to the procedures described above, we do not accept your old notes for exchange, DTC will credit your non-exchanged old notes to an account maintained with DTC. In either case, we will return your non-exchanged old notes to you promptly following the expiration of the exchange offer.


WE MAY MODIFY OR TERMINATE THE EXCHANGE OFFER UNDER SOME CIRCUMSTANCES

         We are not required to issue exchange notes in respect of any properly tendered old notes that we have not previously accepted and we may terminate the exchange offer or, at our option, we may modify or otherwise amend the exchange offer. If we terminate the exchange offer, it will be by oral or written notice to the exchange agent and by timely public announcement communicated no later than 5:00 p.m. on the next business day following the expiration date, unless applicable law or regulation requires otherwise, by making a release to the Dow Jones News Service. We may terminate the exchange offer in the following circumstances:


         - Any court or governmental agency brings a legal action seeking to prohibit the exchange offer or assessing or seeking any damages as a result of the exchange offer, or resulting in a material delay in our ability to accept any of the old notes for exchange offer; or


         - Any government or governmental authority, domestic or foreign brings or threatens any law or legal action that in our sole judgment, might directly or indirectly result in any of the consequences referred to above; or, if in our sole judgment, such activity might result in the holders of exchange notes having obligations with respect to resales and transfers of exchange notes that are greater than those we described above in the interpretations of the staff of the SEC or would otherwise make it inadvisable to proceed with the exchange offer; or


         - A material adverse change has occurred in our business, condition (financial or otherwise), operations or prospects.


         The foregoing conditions are for our sole benefit and we may assert them with respect to all or any portion of the exchange offer regardless of the circumstances giving rise to such condition. We also reserve the right to waive these conditions in whole or in part at any time or from time to time in our discretion. Our failure at any time to exercise any of the foregoing rights will not be a waiver of any such right, and each right will be an ongoing right that we may assert at any time or from time to time. In addition, we have reserved the right, notwithstanding the satisfaction of each of the foregoing conditions, to terminate or amend the exchange offer.


         Any determination by us concerning the fulfillment or nonfulfillment of any conditions will be final and binding upon all parties.


         In addition, we will not accept for exchange any tendered old notes, and we will not issue exchange notes in exchange for any such old notes, if at that time there is, or the SEC has threatened, any stop order with respect to the registration statement that this prospectus is a part of, or if qualification of the indentures is required under the Trust Indenture Act of 1939.


WHERE TO SEND YOUR DOCUMENTS FOR THE EXCHANGE OFFER


         We have appointed U.S. Bank Trust National Association as the exchange agent for the exchange offer. You must send your letter of transmittal to the exchange agent at:



         U.S. Bank Trust National Association
         180 East Fifth Street
         St. Paul, Minnesota 55101
         Telephone: (651) 244-8162
         Facsimile: (651) 244-1537
         Attention:  Corporate Trust Trustee Administration



         IF YOU SEND YOUR DOCUMENTS TO ANY OTHER ADDRESS OR FAX NUMBER, YOU WILL HAVE NOT VALIDLY DELIVERED THEM AND YOU WILL NOT RECEIVE EXCHANGE NOTES IN EXCHANGE FOR YOUR OLD NOTES. WE WILL RETURN YOUR OLD NOTES TO YOU.

WE ARE PAYING OUR COSTS FOR THE EXCHANGE OFFER


         We have not retained any dealer-manager or similar agent in connection with the exchange offer and will not make any payments to brokers, dealers or others for soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for reasonable out-of-pocket expenses. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses that they incur in forwarding tenders for their customers. We will pay the expenses incurred in connection with the exchange offer, including the fees and expenses of the exchange agent and printing, accounting, investment banking and legal fees. We estimate that these fees are approximately $250,000.



NO PERSON HAS BEEN AUTHORIZED TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS TO YOU IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THOSE THAT THIS PROSPECTUS CONTAINS



         IF ANYONE ELSE GIVES YOU INFORMATION OR REPRESENTATIONS ABOUT THE EXCHANGE OFFER, YOU SHOULD NOT RELY UPON THAT INFORMATION OR REPRESENTATION OR ASSUME THAT WE HAVE AUTHORIZED IT. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY EXCHANGE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN OUR AFFAIRS SINCE THE RESPECTIVE DATES AS OF WHICH THIS PROSPECTUS GIVES INFORMATION. WE ARE NOT MAKING THE EXCHANGE OFFER TO, NOR WILL WE ACCEPT TENDERS FROM OR ON BEHALF OF, HOLDERS OF OLD NOTES IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE THE EXCHANGE OFFER OR TO ACCEPT IT. HOWEVER, WE MAY, AT OUR DISCRETION, TAKE SUCH ACTION AS WE MAY DEEM NECESSARY TO MAKE THE EXCHANGE OFFER IN ANY SUCH JURISDICTION AND EXTEND THE EXCHANGE OFFER TO HOLDERS OF OLD NOTES IN SUCH JURISDICTION. IN ANY JURISDICTION WHERE THE SECURITIES LAWS OR BLUE SKY LAWS REQUIRE A LICENSED BROKER OR DEALER TO MAKE THE EXCHANGE OFFER ONE OR MORE REGISTERED BROKERS OR DEALERS THAT ARE LICENSED UNDER THE LAWS OF THAT JURISDICTION IS MAKING THE EXCHANGE OFFER ON OUR BEHALF.


THERE ARE NO DISSENTER OR APPRAISAL RIGHTS


         HOLDERS OF OLD NOTES WILL NOT HAVE DISSENTERS' RIGHTS OR APPRAISAL RIGHTS IN CONNECTION WITH THE EXCHANGE OFFER.


FEDERAL INCOME TAX CONSEQUENCES TO YOU


         Your exchange of old notes for exchange notes will not be a taxable exchange for federal income tax purposes, and you should not recognize any taxable gain or loss or any interest income as a result of the exchange. See "Certain United States federal income tax considerations" below.


THIS IS THE ONLY EXCHANGE OFFER THAT WE ARE REQUIRED TO MAKE


         Your participation in the exchange offer is voluntary and you should carefully consider whether to accept the terms and conditions of it. You are urged to consult your financial and tax advisors in making your own decisions on what action to take with respect to the exchange offer. If you do not tender your old notes in the exchange offer, you will continue to hold such old notes and you will be entitled to all the rights and limitations applicable to the old notes under the indenture All non-exchanged old notes will continue to be subject to the restriction on transfer set forth in the indenture. If we exchange old notes in the exchange offer, the trading market, if any, for any remaining old notes could be much less liquid. See "Risk factors--Your old notes will be subject to restrictions on transfer and the trading market for your old notes may be limited if you do not tender."


         We may in the future seek to acquire non-exchanged old notes in the open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plan to acquire any old notes that are not exchanged in the exchange offer.

                            SELECTED FINANCIAL DATA



         We have derived the following selected financial data as of, and for each of the five years in the period ended December 31, 1998, from, and the data is qualified by reference to, our company's Combined and Consolidated Financial Statements which Arthur Andersen LLP, independent public accountants have audited. The following selected financial data at March 31, 1998 and 1999, and for the three months ended March 31, 1998 and 1999, are unaudited; however, in the opinion of management, such data reflect all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the data for such interim periods. You should read this data in conjunction with our company's Condensed Consolidated Financial Statements and related notes thereto, and "Management's discussion and analysis of financial condition and results of operations" we included elsewhere in this prospectus.




                                                                                                               THREE MONTHS ENDED
                                                            YEAR ENDED DECEMBER 31,                                 MARCH 31,
                                        ---------------------------------------------------------------      ----------------------
                                          1994          1995         1996          1997          1998          1998          1999
                                        --------     --------     ---------     ---------    ----------      --------     ---------
                                                      (IN THOUSANDS, EXCEPT RATIOS, SUBSCRIBERS AND PER SHARE DATA)
                                                                                                                   (UNAUDITED)
STATEMENTS OF OPERATIONS DATA:
  Revenue:
    DISH Network .....................  $    ---     $    ---     $  57,888     $ 341,808    $  682,109      $134,725     $ 263,066
    DTH equipment sales and
        integration services .........       ---       35,816        77,390        90,263       253,841        66,816        31,193
    Satellite services ...............       ---          ---         5,822        11,135        22,304         4,595         7,821
    C-band and other .................   179,313      112,704        56,003        32,696        27,655         7,888         7,983
                                        --------     --------     ---------     ---------    ----------      --------     ---------
  Total revenue ......................   179,313      148,520       197,103       475,902       985,909       214,024       310,063

  Costs and Expenses:
    DISH Network operating expenses ..       ---          ---        42,409       193,170       396,992        80,794       144,715
    Cost of sales--DTH equipment
        and integration services .....       ---       30,404        75,984        60,918       174,615        47,251        23,143
    Cost of sales--C-band and other ..   133,635       84,846        42,345        23,909        16,496         5,942         4,050
    Marketing expenses ...............     2,346        1,786        53,168       183,345       331,680        53,084       142,398
    General and administrative .......    27,873       36,376        48,693        66,060        94,824        19,294        28,632
    Depreciation and amortization ....     2,243        3,114        43,369       172,836       102,157        29,341        24,562
                                        --------     --------     ---------     ---------    ----------      --------     ---------
    Total costs and expenses .........   166,097      156,526       305,968       700,238     1,116,764       235,706       367,500
                                        --------     --------     ---------     ---------    ----------      --------     ---------
    Operating income (loss) ..........  $ 13,216     $ (8,006)    $(108,865)    $(224,336)   $ (130,855)     $(21,682)    $ (57,437)
                                        --------     --------     ---------     ---------    ----------      --------     ---------
                                        --------     --------     ---------     ---------    ----------      --------     ---------
    Net income (loss) ................  $     90     $(12,361)    $(101,676)    $(323,424)   $ (294,375)     $(57,261)    $(333,317)
                                        --------     --------     ---------     ---------    ----------      --------     ---------
                                        --------     --------     ---------     ---------    ----------      --------     ---------





                                                                       AS OF DECEMBER 31,                           AS OF MARCH 31,
                                                 ----------------------------------------------------------------   ---------------
                                                   1994         1995          1996          1997          1998            1999
                                                 --------     --------    ----------    ----------     ----------   ---------------
                                                                                                                      (UNAUDITED)
BALANCE SHEET DATA:
    Cash, cash equivalents and
        marketable investment
        securities (1) ...................       $ 48,544     $ 14,161    $   57,247    $   65,965     $   32,308     $  273,735
    Total assets .........................        472,492      559,297     1,085,545     1,431,774      1,470,173      1,604,115
    Long-term obligations, net of
        current portion:
    9 1/4% senior notes due 2006 .........            ---          ---           ---           ---            ---        375,000
    9 3/8% senior notes due 2009 .........            ---          ---           ---           ---            ---      1,625,000
    1994 notes ...........................        334,206      382,218       437,127       499,863        571,674          1,503
    1996 notes ...........................            ---          ---       386,165       438,512        497,955          1,097
    1997 notes ...........................            ---          ---           ---       375,000        375,000             15
    Mortgages and other notes payable,
        net of current portion ...........          5,393       33,444        51,428        51,846         43,450         38,409
    Notes payable to ECC, including
        accumulated interest .............            ---          ---        12,000        54,597         59,812            ---
    Other long-term obligations ..........            ---          ---         7,037        19,500         33,358         39,086
Total stockholder's equity (deficit) .....        103,808       92,892        (6,673)     (313,770)      (588,137)    (1,190,042)



                                                                                                              THREE MONTHS ENDED
                                                           YEAR ENDED DECEMBER 31,                                 MARCH 31,
                                        --------------------------------------------------------------     ------------------------
                                          1994         1995        1996          1997          1998           1998          1999
                                        ---------    --------    ---------    ----------    ----------     ----------    ----------
                                                                                                                  (UNAUDITED)
OTHER DATA:
    DISH Network subscribers..........        ---         ---      350,000     1,040,000     1,940,000      1,202,000     2,265,000
    Average monthly revenue per
        subscriber ...................  $     ---    $    ---    $   35.50    $    38.50    $    39.25     $    38.25    $    41.45
    EBITDA (2) .......................     15,459      (4,892)     (65,496)      (51,500)      (28,698)         7,659       (32,875)
    Less amortization of subscriber
        acquisition costs ............        ---         ---      (16,073)     (121,428)      (18,819)       (10,971)          ---
                                        ---------    --------    ---------    ----------    ----------     ----------    ----------
   EBITDA, without add back for
        amortization of subscriber
        acquisition costs ............     15,459      (4,892)     (81,569)     (172,928)      (47,517)        (3,312)      (32,875)
    Net cash flows from:
    Operating activities .............     24,205     (21,888)     (22,836)       (7,549)      (53,949)       (26,840)        2,216
    Investing activities .............   (338,565)     (1,431)    (294,962)     (306,079)      (43,340)        (3,142)      (61,486)
    Financing activities .............    325,011      19,764      342,287       337,247        60,538         (4,025)      169,604
    Ratio of earnings to fixed
        charges (3) ..................        ---         ---          ---           ---           ---            ---           ---
    Deficiency of earnings to fixed
        charges (3) ..................  $  (5,206)   $(44,315)   $(188,347)   $ (366,447)   $ (315,923)    $  (65,033)   $ (104,518)



------------

(1)      Excludes restricted cash and marketable investment securities.

(2) We believe it is common practice in the telecommunications industry for investment bankers and others to use various multiples of current or projected EBITDA for purposes of estimating current or prospective enterprise value and as one of many measures of operating performance. Conceptually, EBITDA measures the amount of income generated each period that could be used to service debt, because EBITDA is independent of the actual leverage employed by the business; but EBITDA ignores funds needed for capital expenditures and expansion. Some investment analysts track the relationship of EBITDA to total debt as one measure of financial strength. However, EBITDA does not purport to represent cash provided or used by operating activities and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.


         EBITDA differs significantly from cash flows from operating activities reflected in the consolidated statement of cash flows. Cash from operating activities is net of interest and taxes paid and is a more comprehensive determination of periodic income on a cash, rather than accrual, basis, exclusive of non-cash items of income and expenses such as depreciation and amortization. In contrast, EBITDA is derived from accrual basis income and is not reduced for cash invested in working capital. Consequently, EBITDA is not affected by the timing of receivable collections or when accrued expenses are paid. We are aware of no uniform standards for determining EBITDA and we believe that presentations of EBITDA may not be calculated consistently by different entities in the same or similar businesses. We have shown EBITDA with and without add back of amortization of subscriber acquisition costs, which we deferred through September 1997 and amortized over one year.



(3) For purposes of computing the ratio of earnings to fixed charges, and the deficiency of earnings to fixed charges, earnings consist of earnings from continuing operations before income taxes, plus fixed charges. Fixed charges consist of interest incurred on all indebtedness and the imputed interest component of rental expense under non-cancelable operating leases. For the years ended December 31, 1994, 1995, 1996, 1997 and 1998, and for the three months ended March 31, 1998 and 1999, earnings were insufficient to cover the fixed charges.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


         Our operations include three interrelated business units--the DISH Network, Technology and Satellite Services. Our principal business strategy is to continue to develop our subscription television service in the United States to provide consumers with a competitive alternative to cable television service.

RESULTS OF OPERATIONS


THREE MONTHS ENDED MARCH 31, 1999 COMPARED TO THE THREE MONTHS ENDED MARCH 31, 1998.



         REVENUE. Total revenue for the three months ended March 31, 1999 was $310 million, an increase of $96 million compared to total revenue for the three months ended March 31, 1998 of $214 million. The increase in total revenue was primarily attributable to DISH Network subscriber growth. We expect that our revenues will continue to increase as the number of DISH Network subscribers increases.



         DISH Network subscription television services revenue totaled
$261 million for the three months ended March 31, 1999, an increase of $132 million or 103% compared to the same period in 1998. This increase was directly attributable to the increase in the number of DISH Network subscribers and higher average revenue per subscriber. Average DISH Network subscribers for the three months ended March 31, 1999 increased approximately 87% compared to the same period in 1998. As of March 31, 1999, we had approximately 2.3 million DISH Network subscribers compared to 1.2 million at March 31, 1998. Monthly revenue per subscriber approximated $41 and $38 during the three months ended March 31, 1999 and 1998, respectively. DISH Network subscription television services revenue principally consists of revenue from basic, premium and pay-per-view subscription television services. DISH Network subscription television services will continue to increase to the extent we are successful in increasing the number of DISH Network subscribers and maintaining or increasing revenue per subscriber. During the three months ended March 31, 1999 and 1998, our subscriber turnover was approximately 1% per month. Subscriber turnover is calculated as the number of subscriber disconnects during the period, divided by the weighted-average number of subscribers during the period.


         For the three months ended March 31, 1999, DTH equipment sales and integration services totaled $31 million, a decrease of $36 million compared to 1998. DTH equipment sales consist of sales of digital set-top boxes and other digital satellite broadcasting equipment by us to international DTH service operators. We currently have agreements to provide equipment to DTH service operators in Spain and Canada. This expected decrease in DTH equipment sales and integration services revenue was primarily attributable to a decrease in demand combined with a decrease in the sales price of digital set-top boxes attributable to increased competition.

         Substantially all of our EchoStar Technologies Corporation or ETC revenues have resulted from sales to two international DTH providers. As a result, our ETC business currently is economically dependent on these two DTH providers. Our future revenue from the sale of DTH equipment and integration services in international markets depends largely on the success of these DTH operators and continued demand for our digital set-top boxes. Due to the continued decrease in the sales price of digital set-top boxes and increasing competition, we expect that our DTH equipment and integration services revenue will decline during the remainder of 1999 as compared to 1998. DTH equipment and integration services revenue may decline as much as 50% during the remainder of 1999 as compared to 1998.

         During July 1998, Telefonica, one of the two DTH service providers described above, announced its intention to merge with Sogecable (Canal Plus Satellite), one of its primary competitors. In October 1998, Telefonica announced that the merger negotiations had been suspended. Subsequently, negotiations between Telefonica and Canal Plus Satellite were resumed and again suspended. Although we have binding purchase orders from Telefonica for 1999 deliveries of DTH equipment, we cannot yet predict the impact, if any, that consummation of this merger might have on our future sales to Telefonica. As part of the 110 acquisition, we expect to receive a minimum order from a subsidiary of News Corporation for 500,000 set-top boxes. Although we continue to actively pursue additional distribution and integration service opportunities internationally, no assurance can be given that any such additional negotiations will be successful.


         Satellite services revenue totaled $8 million during the three months ended March 31, 1999, an increase of $3 million as compared to the same period during 1998. These revenues principally include fees charged to content providers for signal carriage and revenues earned from business television, or BTV customers. The increase in satellite services revenue was primarily attributable to increased BTV revenue due to the addition of new full-time BTV customers. Satellite services revenue is expected to increase during the remainder of 1999 to the extent we are successful in increasing the number of our BTV customers and developing and implementing new services.


         In order, among other things, to prepare for a potential adverse result in our pending litigation with the four major broadcast networks and their affiliate groups, we have commenced sending letters to some of our subscribers warning that their access to CBS, NBC, Fox and ABC distant network channels might be terminated commencing in June of this year. Such terminations would result in a small reduction in average monthly revenue per subscriber. While there can be no assurance, any such decreases could be offset by increases in average monthly revenue per subscriber resulting from the delivery of local network channels by satellite, and increases in programming offerings that will follow the scheduled launches of EchoStar V and EchoStar VI later this year. While there can be no assurance, legislation pending in the Senate would, if passed into law, reduce the number of customers whose network channels we may otherwise be required to terminate.


         DISH NETWORK OPERATING EXPENSES. DISH Network operating expenses totaled $145 million during the three months ended March 31, 1999, an increase of $64 million or 79%, compared to the same period in 1998. The increase in DISH Network operating expenses was consistent with, and primarily attributable to, the increase in the number of DISH Network subscribers. DISH Network operating expenses represented 55% and 63% of subscription television services revenue during the three months ended March 31, 1999 and 1998, respectively.



         Subscriber-related expenses totaled $111 million during the three months ended March 31, 1999, an increase of $47 million compared to the same period in 1998. Such expenses, which include programming expenses, copyright royalties, residuals payable to retailers and distributors, and billing, lockbox and other variable subscriber expenses, represented 43% of subscription television services revenues during the three months ended March 31, 1999 compared to 50% during the same period in 1998. The decrease in subscriber-related expenses as a percentage of subscription television services revenue resulted primarily from a decrease in programming expenses on a per subscriber basis, which resulted from a change in product mix combined with price discounts received from certain content providers.
Although we expect subscriber-related expenses as a percentage of subscription television services revenue to remain near this level in future periods, this expense to revenue ratio could increase.

         Customer service center and other expenses principally consist of costs incurred in the operation of our DISH Network customer service centers, such as personnel and telephone expenses, as well as subscriber equipment installation and other operating expenses. Customer service center and other expenses totaled $24 million during the three months ended March 31, 1999, an increase of $12 million as compared to the same period in 1998. The increase in customer service center and other expenses resulted from increased personnel and telephone expenses to support the growth of the DISH Network. Customer service center and other expenses totaled 9% of subscription television services revenue during each of the three months ended March 31, 1999 and 1998. Although we expect customer service center and other expenses as a percentage of subscription television services revenue to remain near this level in future periods, this expense to revenue ratio could increase.



         Satellite and transmission expenses include expenses associated with the operation of our digital broadcast center, contracted satellite telemetry, tracking and control services, and satellite in-orbit insurance. Satellite and transmission expenses totaled $9 million during the three months ended March 31, 1999, a $4 million increase compared to the same period in 1998. This increase resulted from higher satellite and other digital broadcast center operating expenses due to an increase in the number of operational satellites. We expect satellite and transmission expenses to continue to increase in the future as additional satellites are placed in service. However, we expect that satellite and transmission expenses as a percentage of subscription television services revenue may decline to the extent we are successful in increasing the number of DISH Network subscribers and maintaining or increasing revenue per subscriber.



         COST OF SALES - DTH EQUIPMENT AND INTEGRATION SERVICES. Cost of sales - DTH equipment and integration services totaled $23 million during the three months ended March 31, 1999, a decrease of $24 million compared to the same period in 1998. This decrease is consistent with the decrease in DTH equipment revenue. Cost of sales - DTH equipment and integration services principally includes costs associated with digital set-top boxes and related components sold to international DTH operators. As a percentage of DTH equipment revenue, cost of sales represented 74% and 71% during the three months ended March 31, 1999 and 1998, respectively. We expect that cost of sales may increase as a percentage of DTH equipment revenue in the future, due to price pressure resulting from increased competition from other providers of DTH equipment.



         MARKETING EXPENSES. Marketing expenses totaled $142 million during the three months ended March 31, 1999, an increase of $89 million or 168%, compared to the same period in 1998. The increase in marketing expenses was primarily attributable to an increase in subscriber promotion subsidies. Subscriber promotion subsidies include the excess of transaction costs over transaction proceeds at the time of sale of EchoStar receiver systems, activation allowances paid to retailers, and other promotional incentives. Advertising and other expenses totaled $12 million during the three months ended March 31, 1999, an increase of $4 million over the same period in 1998.



         During the three months ended March 31, 1999, our subscriber acquisition costs, inclusive of acquisition marketing expenses, totaled
$142 million, or approximately $355 per new subscriber activation. Comparatively, our subscriber acquisition costs during the three months ended March 31, 1998, inclusive of acquisition marketing expenses and deferred subscriber acquisition costs, totaled $51 million, or approximately $250 per new subscriber activation. The increase in our subscriber acquisition costs, on a per new subscriber activation basis, principally resulted from the introduction of several aggressive marketing promotions to acquire new subscribers.


         During the first quarter of 1999, we introduced the PrimeStar bounty program and enhanced our Network One-Rate Plan. Our subscriber acquisition costs under these programs are significantly higher than those under our other marketing programs. Under the enhanced DISH Network One-Rate Plan, consumers are eligible to receive a rebate that ranges from $100 up to $298 on the purchase of certain EchoStar receiver systems. To be eligible for this rebate, a subscriber must make a one-year commitment to subscribe to our America's Top 100 CD programming package plus additional channels. The amount of the monthly programming commitment determines the amount of the rebate. Although subscriber acquisition costs are materially higher under this plan compared to previous promotions, DISH Network One-Rate Plan customers generally provide materially greater average revenue per subscriber than a typical DISH Network subscriber. In addition, we believe that these customers represent lower credit risk and therefore may be marginally less likely to disconnect their service than other DISH Network subscribers. Under the enhanced DISH Network One-Rate Plan, we presently expect the participation rate to increase to approximately 30% to 40% of new subscriber activations during the duration of the promotion. To the extent that actual consumer participation levels exceed present expectations, subscriber acquisition costs may materially increase. Although there can be no assurance as to the ultimate duration of the DISH Network One-Rate Plan, it will continue through at least July 1999.

         Under our PrimeStar bounty program, current PrimeStar customers are eligible to receive a free base-level EchoStar receiver system, free installation and six months of our America's Top 40 programming, which retails for $19.99 per month, without charge. A subscriber must make a one-year commitment to subscribe to either our America's Top 40 or our America's Top 100 CD programming package and prove that they are a current PrimeStar customer to be eligible for this program.

         Based upon our current promotions we do not expect a material change in subscriber acquisition costs during the second quarter of 1999. To the extent that we expand the PrimeStar bounty program and the DISH Network One-Rate Plan, our subscriber acquisition costs, both in aggregate and on a per new subscriber activation basis, may materially increase.


         GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses totaled $29 million during the three months ended March 31, 1999, an increase of $10 million as compared to the same period in 1998. The increase in G&A expenses was principally attributable to increased personnel expenses to support the growth of the DISH Network. G&A expenses as a percentage of total revenue represented 9% during the each of the three months ended
March 31, 1999 and 1998. Although we expect that G&A expenses as a percentage of total revenue to remain near this level or decline modestly in future periods, this expense to revenue ratio could increase.



         EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION ("EBITDA"). EBITDA was negative $33 million and negative $3 million, during the three months ended March 31, 1999 and 1998, respectively. EBITDA, as adjusted to exclude amortization of subscriber acquisition costs, was negative $33 million for the three months ended March 31, 1999 compared to $8 million for the same period in 1998. This decline in EBITDA principally resulted from a decrease in DTH equipment revenue and an increase in subscriber promotion subsidies. It is important to note that EBITDA does not represent cash provided or used by operating activities and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.


         As previously discussed, to the extent we expand our current marketing promotions and our subscriber acquisition costs materially increase, our EBITDA results will be negatively impacted because subscriber acquisition costs are expensed as incurred.


         DEPRECIATION AND AMORTIZATION. Depreciation and amortization expenses including amortization of subscriber acquisition costs, aggregated $25 million during the three months ended March 31, 1999, a $4 million decrease compared to the same period in 1998. The decrease in depreciation and amortization expenses principally resulted from subscriber acquisition costs no longer being amortized, partially offset by an increase in depreciation related to the commencement of operation of EchoStar IV in August of 1998 and other depreciable assets placed in service during 1998.


         OTHER INCOME AND EXPENSE. Other expense, net totaled $47 million during the three months ended March 31, 1999, an increase of $12 million as compared to the same period in 1998. The increase in other expense resulted primarily from interest expense associated with our 9 1/4% senior notes due 2006, and our 9 3/8% senior notes due 2009, both issued in January 1999, partially offset by a decrease in interest expense associated with our 12 1/2% Senior Secured Notes due 2002 issued in June 1997, our 12 3/8% Senior Secured Discount Notes due 2004 issued in 1994, and our 13 1/8% Senior Secured Discount Notes due 2004 issued in 1996.


YEAR ENDED DECEMBER 31, 1998 COMPARED TO THE YEAR ENDED DECEMBER 31, 1997.



         REVENUE. Total revenue for the year ended December 31, 1998 was $986 million, an increase of $510 million compared to total revenue for the year ended December 31, 1997 of $476 million. The increase in total revenue was primarily attributable to DISH Network subscriber growth combined with increased revenue from our ETC and Satellite Services business units. We expect that our revenues will continue to increase as the number of DISH Network subscribers increases.



         DISH Network subscription television services revenue totaled
$669 million for the year ended December 31, 1998, an increase of $370 million or 124% compared to 1997. This increase was directly attributable to the increase in the number of DISH Network subscribers. Average DISH Network subscribers for the year ended December 31, 1998 increased approximately 120% compared to 1997. As of December 31, 1998, we had approximately 1.9 million DISH Network subscribers compared to 1.04 million at December 31, 1997. Monthly revenue per subscriber approximated $39.25 and $38.50 during the years ended December 31, 1998 and 1997, respectively. DISH Network subscription television services revenue principally consists of revenue from basic, premium and pay-per-view subscription television services. DISH Network subscription television services will continue to increase to the extent we are successful in increasing the number of DISH Network subscribers and maintaining or increasing revenue per subscriber.


         For the year ended December 31, 1998, DTH equipment sales and integration services totaled $254 million, an increase of $164 million compared to 1997. DTH equipment sales consist of sales of digital set-top boxes and other digital satellite broadcasting equipment by us to international DTH service operators. We currently have agreements to provide equipment to DTH service operators in Spain and Canada. The increase in DTH equipment sales and integration services revenue was primarily attributable to an increase in the volume of set-top boxes sold.

         Substantially all of our ETC revenues have resulted from sales to two international DTH providers. As a result, our ETC business currently is economically dependent on these two DTH providers. Our future revenue from the sale of DTH equipment and integration services in international markets depends largely on the success of these DTH operators and continued demand for our digital set-top boxes. Due to an expected decrease in demand combined with a decrease in the sales price of digital set-top boxes attributable to increased competition, we expect that our DTH equipment and integration services revenue will decline during 1999 as compared to 1998. Such revenue may decline in 1999 by as much as 50% as compared to 1998.

         During July 1998, Telefonica, one of the two DTH service providers described above, announced its intention to merge with Sogecable (Canal Plus Satellite), one of its primary competitors. In October 1998, Telefonica announced that the merger negotiations had been suspended. Subsequently, negotiations between Telefonica and Canal Plus Satellite have resumed.
Although we have binding purchase orders from Telefonica for 1999 deliveries of DTH equipment, we cannot yet predict what impact, if any, consummation of this merger might have on our future sales to Telefonica. As part of the 110 acquisition with News Corporation and MCI, we received a minimum order from a subsidiary of News Corporation for 500,000 set-top boxes. Although we continue to actively pursue additional distribution and integration service opportunities internationally, no assurance can be given that any such additional negotiations will be successful.

         Satellite services revenue totaled $22 million during 1998, an increase of $11 million as compared to 1997. These revenues principally include fees charged to content providers for signal carriage and revenues earned from business television customers. The increase in satellite services revenue was primarily attributable to increased business television revenue due to the addition of new full-time business television customers. Satellite services revenue is expected to increase during 1999 to the extent we are successful in increasing the number of our business television customers and developing and implementing new services.

         DISH Network operating expenses totaled $397 million during 1998, an increase of $204 million or 106%, compared to 1997. The increase in DISH Network operating expenses was consistent with, and primarily attributable to, the increase in the number of DISH Network subscribers. DISH Network operating expenses represented 59% and 65% of subscription television services revenue during 1998 and 1997, respectively. Although we expect DISH Network operating expenses as a percentage of subscription television services revenue to decline modestly from 1998 levels in future periods, this expense to revenue ratio could increase.

         Subscriber-related expenses totaled $298 million during 1998, an increase of $154 million compared to 1997. Such expenses, which include programming expenses, copyright royalties, residuals payable to retailers and distributors, and billing, lockbox and other variable subscriber expenses, represented 45% of subscription television services revenues during 1998 compared to 48% during 1997. The decrease in subscriber-related expenses as a percentage of subscription television services revenue resulted primarily from a decrease in programming expenses on a per subscriber basis, which resulted from a change in product mix combined with price discounts received from certain content providers.

         Customer service center and other expenses principally consist of costs incurred in the operation of our DISH Network customer service centers, such as personnel and telephone expenses, as well as subscriber equipment installation and other operating expenses. Customer service center and other expenses totaled $72 million during 1998, an increase of $37 million as compared to 1997. The increase in customer service center and other expenses resulted from increased personnel and telephone expenses to support the growth of the DISH Network. Customer service center and other expenses totaled 11% of subscription television services revenue during 1998 compared to 12% of subscription television services revenue during 1997. Although we expect customer service center and other expenses as a percentage of subscription television services revenue to remain near 1998 levels in the future, this expense to revenue ratio could increase.

         Satellite and transmission expenses include expenses associated with the operation of our digital broadcast center, contracted satellite telemetry, tracking and control services, and satellite in-orbit insurance. Satellite and transmission expenses totaled $26 million during 1998, an $11 million increase compared to 1997. This increase resulted from higher satellite and other digital broadcast center operating expenses due to an increase in the number of operational satellites. We expect satellite and transmission expenses to continue to increase in the future as additional satellites are placed in service.

         COST OF SALES - DTH EQUIPMENT AND INTEGRATION SERVICES. Cost of sales - DTH equipment and integration services totaled $175 million during 1998, an increase of $114 million compared to 1997. This increase is consistent with the increase in DTH equipment revenue. Cost of sales - DTH equipment and integration services principally includes costs associated with digital set-top boxes and related components sold to international DTH operators. As a percentage of DTH equipment revenue, cost of sales represented 69% and 68% during 1998 and 1997, respectively. We expect that cost of sales may increase as a percentage of DTH equipment revenue in the future due to price pressure resulting from increased competition from other providers of DTH equipment.

         MARKETING EXPENSES. Marketing expenses totaled $332 million during 1998, an increase of $149 million or 81%, compared to 1997. The increase in marketing expenses was primarily attributable to the increase in subscriber promotion subsidies. Subscriber promotion subsidies include the excess of transaction costs over transaction proceeds at the time of sale of EchoStar receiver systems, activation allowances paid to retailers, and other promotional incentives. During all of 1998 we recognized subscriber promotion subsidies as incurred. These expenses totaled $284 million during 1998, an increase of $135 million over 1997. This increase resulted from increased subscriber activations and the immediate recognition of all subscriber promotion subsidies incurred in 1998, because promotions were changed to eliminate the requirement for new subscribers to prepay for programming. During 1997, a portion of such expenses were initially deferred and amortized over the related prepaid subscription term, generally one year. Advertising and other expenses totaled $48 million during 1998, an increase of $13 million over 1997.

         During 1998, our subscriber acquisition costs, inclusive of acquisition marketing expenses, totaled $314 million, or approximately $285 per new subscriber activation. Comparatively, our 1997 subscriber acquisition costs, inclusive of acquisition marketing expenses and deferred subscriber acquisition costs, totaled $252 million, or approximately $340 per new subscriber activation. The decrease in our subscriber acquisition costs, on a per new subscriber activation basis, principally resulted from decreases in the manufactured cost of EchoStar receiver systems. We expect that our subscriber acquisition costs, on a per new subscriber activation basis, will increase in the near-term as we introduce aggressive marketing promotions to acquire new subscribers. For example, during 1999 we introduced the PrimeStar bounty program. Our subscriber acquisition costs under this program are significantly higher than those under our other marketing programs. To the extent that we either extend the duration of the PrimeStar bounty program or begin to offer similar bounty programs for other competitors' subscribers, our subscriber acquisition costs, both in the aggregate and on a per new subscriber activation basis, will materially increase.

         GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses totaled $95 million during 1998, an increase of $29 million as compared to 1997. The increase in G&A expenses was principally attributable to increased personnel expenses to support the growth of the DISH Network. G&A expenses as a percentage of total revenue decreased to 10% during 1998 compared to 14% during 1997. Although we expect that G&A expenses as a percentage of total revenue will approximate 1998 levels or decline modestly in the future, this expense to revenue ratio could increase.

         EBITDA. EBITDA was negative $29 million and negative $52 million, during 1998 and 1997, respectively. EBITDA, without the add back for amortization of subscriber acquisition costs, was negative $48 million for 1998 compared to negative $173 million for 1997. This improvement in EBITDA principally resulted from increases in our ETC and DISH Network revenues. We believe our ability to repay our existing debt will be significantly influenced by our ability to continue to improve reported EBITDA. However, EBITDA does not purport to represent cash provided or used by operating activities and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

         During the fourth quarter of 1998, we introduced the DISH Network One-Rate Plan. Under the DISH Network One-Rate Plan, consumers are eligible to receive a rebate of up to $299 on the purchase of certain EchoStar receiver systems. Consequently, the costs of acquiring subscribers who qualify for the DISH Network One-Rate Plan are materially higher than for other DISH Network subscribers. The rebate is contingent upon the subscriber's one-year commitment to subscribe to the America's Top 100 CD programming package and two premium channel packages, committing the subscriber to a monthly programming payment of at least $48.98. The consumer must pay the entire sales price of the system at the time of purchase, but is not required to prepay for the programming. After receiving the subscriber's first full programming payment, which is equal to $97.96 for two months of programming, we issue a rebate of up to $299 to the subscriber. Although subscriber acquisition costs are materially higher under the DISH Network One-Rate Plan, we believe that these customers are more profitable because of the higher average revenue per subscriber. In addition, we believe that these customers represent lower credit risk and therefore may be marginally less likely to churn than other DISH Network subscribers. Although there can be no assurance as to the ultimate duration of the DISH Network One-Rate Plan, it will continue through at least April 1999.


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

         Our subscriber acquisition costs, both in the aggregate and on a per subscriber basis, will increase in direct relation to the participation rate in the DISH Network One-Rate Plan. While we presently expect approximately one-third of our new subscriber activations to result from the DISH Network One-Rate Plan during the duration of the promotion, the actual consumer participation level could be significantly higher. To the extent that actual consumer participation levels exceed present expectations and subscriber acquisition costs materially increase, our EBITDA results will be negatively impacted because subscriber acquisition costs are expensed as incurred.

         DEPRECIATION AND AMORTIZATION. Depreciation and amortization expenses during 1998, including amortization of subscriber acquisition costs of $19 million, aggregated $102 million, a $71 million decrease compared to 1997. The decrease in depreciation and amortization expenses principally resulted from a decrease in amortization of subscriber acquisition costs of $102 million, partially offset by an increase in depreciation related to the commencement of operation of EchoStar III, EchoStar IV and other depreciable assets placed in service during 1998. Promotional programs changed in October 1997 and we ceased deferral of subscriber acquisition costs after that date. All previously deferred costs were fully amortized during 1998

         OTHER INCOME AND EXPENSE. Other expense, net totaled $163 million during 1998, an increase of $64 million as compared to 1997. The increase in other expense resulted primarily from interest expense associated with our 12 1/2% Senior Secured Notes due 2002 issued in June 1997, combined with increased interest expense resulting from increased accreted balances on our 12 3/8% Senior Secured Discount Notes due 2004 issued in 1994 and our 13 1/8% Senior Secured Discount Notes due 2004 issued in 1996.

YEAR ENDED DECEMBER 31, 1997, COMPARED TO THE YEAR ENDED DECEMBER 31, 1996.

         REVENUE. Total revenue in 1997 was $476 million, an increase of 141%, or $279 million, as compared to total revenue of $197 million in 1996. The increase in total revenue in 1997 was primarily attributable to the operation of the DISH Network during the entirety of 1997, combined with DISH Network subscriber growth.

         DISH Network subscription television services revenue totaled
$299 million during 1997, an increase of $249 million compared to 1996. This increase was directly attributable to the operation of the DISH Network during the entirety of 1997, combined with the increase in the number of DISH Network subscribers. Average monthly revenue per subscriber approximated $38.50 during 1997 compared to approximately $35.50 in 1996. The increase in monthly revenue per subscriber was primarily due to additional channels added upon commencement of operations of EchoStar II.

         Other DISH Network revenue totaled $43 million in 1997, an increase of $35 million compared to 1996. Other DISH Network revenue primarily consists of incremental revenues over advertised subscription rates realized from our 1996 promotion, a marketing promotion whereby consumers were able to purchase a standard EchoStar receiver system for $199, conditioned upon the consumer's prepaid one-year subscription to a programming package for approximately $300, as well as installation revenue and loan origination and participation income. In 1997, we recognized incremental revenues related to our 1996 promotion of approximately $39 million, an increase of $34 million over 1996.

         During 1997, DTH equipment sales and integration services totaled $90 million. We currently have agreements for the sale of digital satellite broadcasting equipment using our proprietary technology to two international DTH service operators. We realized revenues of $74 million related to these agreements during 1997. Of this amount, $59 million related to sales of digital set-top boxes and other DTH equipment while $15 million resulted from the provision of integration services, such as revenue from uplink center design, construction oversight, and other project integration services. DBS accessory sales totaled $10 million during 1997, an $8 million increase compared to 1996.

         DTH equipment sales and integration services revenue totaled
$77 million during 1996. These revenues consisted primarily of sales of EchoStar receiver systems and related accessories prior to the August 1996 nationwide rollout of our 1996 promotion.

         Satellite services revenue totaled $11 million during 1997, an increase of $5 million, or 91%, compared to 1996. The increase in satellite services revenue was primarily attributable to an increase in the number of content providers, increased usage by our business television customers, and an entire year of operation in 1997.

         C-band and other revenue totaled $33 million for 1997, a decrease of $23 million compared to $56 million in 1996. Other revenue principally related to domestic and international sales of C-band products and net domestic C-band programming revenues. This decrease resulted from the world-wide decrease in demand for C-band products and services. Effective January 1, 1998, we ceased operation of our C-band programming business.

         DISH NETWORK OPERATING EXPENSES. DISH Network operating expenses totaled $193 million during 1997, an increase of $151 million as compared to 1996. The increase in DISH Network operating expenses was primarily attributable to operation of the DISH Network during the entirety of 1997 and the increase in the number of DISH Network subscribers.

         Subscriber-related expenses totaled $144 million in 1997, an increase of $121 million compared to 1996. Such expenses totaled 48% of subscription television services revenues, compared to 46% of subscription television services revenues during 1996.

         Satellite and transmission expenses increased $8 million in 1997 compared to 1996 primarily as a result of the operation of the DISH Network, including EchoStar II, during the entirety of 1997.

         Customer service center and other operating expenses totaled
$35 million in 1997, an increase of $22 million as compared to 1996. The increase in customer service center and other operating expenses was directly attributable to the operation of the DISH Network during the entirety of 1997, combined with the increase in the number of DISH Network subscribers.

         COST OF SALES--DTH EQUIPMENT AND INTEGRATION SERVICES. Cost of sales--DTH equipment and integration services totaled $61 million during 1997, a decrease of $15 million, or 20%, as compared to 1996. During 1997, cost of sales--DTH equipment and integration services principally represented costs associated with set-top boxes and related components sold to international DTH operators. For 1996, cost of sales--DTH equipment and integration services totaled $76 million and represented costs of EchoStar receiver systems sold prior to the August 1996 rollout of the 1996 Promotion.

         COST OF SALES--C-BAND AND OTHER. Cost of sales--C-band and other totaled $24 million during 1997, a decrease of $18 million compared to 1996. This decrease was consistent with the decrease in related revenues and resulted from the world-wide decrease in the demand for C-band products and services.

         MARKETING EXPENSES. Marketing expenses totaled $183 million for 1997, an increase of $130 million as compared to 1996. The increase in marketing expenses was primarily attributable to the increase in subscriber promotion subsidies. These costs totaled $149 million during 1997, an increase of $114 million over 1996. This increase resulted from the commencement of our 1997 promotion, a marketing promotion that maintained the suggested retail price for a standard EchoStar receiver system at $199, but eliminated the requirement for the coincident purchase of an extended subscription commitment, and the increase in the number of EchoStar receiver systems sold during 1997. Advertising and other expenses increased $17 million to $35 million during 1997 as a result of increased marketing activity and operation of the DISH Network during the entirety of 1997.


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

         GENERAL AND ADMINISTRATIVE EXPENSES. G&A expenses totaled $66 million for 1997, an increase of $17 million as compared to 1996. The increase in G&A expenses was principally attributable to increased personnel expenses to support the growth of the DISH Network. G&A expenses as a percentage of total revenue decreased to 14% during 1997 as compared to 25% during 1996.

         EBITDA. EBITDA was negative $52 million for 1997, as compared to negative EBITDA of $65 million for 1996. This improvement in EBITDA resulted from the factors affecting revenue and expenses discussed above. EBITDA does not purport to represent cash provided by or used by operating activities and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

         DEPRECIATION AND AMORTIZATION. Depreciation and amortization expenses for 1997, including amortization of subscriber acquisition costs of $121 million, aggregated $173 million in 1997, an increase of $130 million, as compared to 1996. The increase in depreciation and amortization expenses principally resulted from amortization of subscriber acquisition costs (increase of $105 million) and depreciation of EchoStar II, which was placed in service during the fourth quarter of 1996.

         OTHER INCOME AND EXPENSE. Other expense, net totaled $99 million during 1997, an increase of $51 million as compared to 1996. The increase in other expense resulted primarily from interest expense associated with our 12 1/2% notes, and increases in interest expense associated with the 12 3/8% notes and the 13 1/8% notes due to higher accreted balances thereon. These increases in interest expense were partially offset by increases in capitalized interest. Capitalized interest, primarily related to satellite construction, totaled $43 million during 1997, compared to $32 million during 1996.

         INCOME TAX BENEFIT. The $55 million decrease in the income tax benefit during 1997 principally resulted from ECC's decision to increase its valuation allowance sufficient to fully offset net deferred tax assets arising during the year. Realization of these assets is dependent on ECC generating sufficient taxable income prior to the expiration of the net operating loss carryforwards. ECC's net deferred tax assets, $67 million at each of December 31, 1996 and 1997, principally relate to temporary differences for amortization of original issue discount on the 12 3/8% notes and 13 1/8% notes, net operating loss carryforwards, and various accrued expenses which are not deductible until paid. If future operating results differ materially and adversely from ECC's current expectations, its judgment regarding the magnitude of its valuation allowance may change.

LIQUIDITY AND CAPITAL RESOURCES

      CASH SOURCES


         On January 25, 1999 we sold $375 million principal amount of 9 1/4% senior notes due 2006, referred to in this prospectus as the seven year notes and $1.625 billion principal amount of 9 3/8% senior notes due 2009, referred to in this prospectus as the ten year notes. The seven year notes and the ten year notes are referred to in this prospectus together as the notes. Concurrently with the closing of these offerings, we used approximately $1.658 billion of net proceeds received from the sale of the notes to complete tender offers for our outstanding 1994 notes, 1996 notes and 1997 notes. In February 1999, our parent company used approximately $268 million of net proceeds received from the sale of the notes to complete a tender offer for its 12 1/8% Senior Preferred Exchange Notes issued on January 4, 1999, in exchange for all issued and outstanding 12 1/8% Series B Senior Redeemable Exchangeable Preferred Stock.



         As of March 31, 1999, our unrestricted cash, cash equivalents and marketable investment securities totaled $274 million compared to $32 million as of December 31, 1998. For the three months ended March 31, 1998 and 1999, we reported net cash flows from operating activities of ($27 million) and $2 million, respectively.



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

         We expect that our future working capital, capital expenditure and debt service requirements will be satisfied from existing cash and investment balances and cash generated from operations. Our ability to generate positive future operating and net cash flows is dependent upon our ability to continue to rapidly expand our DISH Network subscriber base, retain existing DISH Network subscribers and our ability to grow our ETC and Satellite Services businesses. There can be no assurance that we will be successful in achieving these goals. The amount of capital required to fund the remainder of our 1999 working capital and capital expenditure needs will vary, dependent upon the growth rate of the DISH Network and our ability to expand our other business units. During the first quarter of 1999, subscriber growth exceeded our expectations. To the extent the subscriber growth rate continues to exceed our expectations, it may be necessary for us to raise additional capital to fund increased working capital requirements. In addition, our working capital and capital expenditure requirements could increase materially in the event of increased competition for subscription television customers, significant satellite failures, or general economic downturn, among other factors.

SUBSCRIBER ACQUISITION COSTS


         As previously described, we subsidize the cost of EchoStar receiver systems in order to attract new DISH Network subscribers. Consequently, our subscriber acquisition costs are significant. During the three months ended March 31, 1999, our aggregate subscriber acquisition costs, which include subscriber promotion subsidies and acquisition marketing expenses, approximated $355 per new subscriber activation. To the extent that we continue the PrimeStar bounty and the DISH Network One-Rate Plan, our subscriber acquisition costs, both in the aggregate and on a per new subscriber activation basis, may materially increase. Funds necessary to meet these subscriber acquisition costs will be satisfied from existing cash and investment balances to the extent available. We may, however, be required to raise additional capital in the future to meet these requirements. There can be no assurance that additional financing will be available on acceptable terms, or at all.


OBLIGATIONS


         Interest accrues at a rate of 9 1/4% and 9 3/8% on the seven and ten year notes, respectively. Interest on the seven and ten year notes is payable semi-annually in cash in arrears on February 1 and August 1 of each year, commencing August 1, 1999. Although the seven and ten year notes have lower interest rates than our previous debt securities, reported interest expense will not materially decrease because we raised additional debt to cover tender premiums and consent and other fees related to the refinancing.


FUTURE CAPITAL REQUIREMENTS


         As of March 31, 1999, we had approximately $2.0 billion of outstanding long-term debt. Beginning in August 1999, we will have semi-annual cash debt service requirements of approximately $94 million related to the notes. There will be no scheduled principal payment or sinking fund requirements prior to maturity of the notes.


         We utilized $91 million of satellite vendor financing for our first four satellites. As of March 31, 1999, approximately $55 million of that satellite vendor financing remained outstanding. The satellite vendor financing bears interest at 8 1/4% and is payable in equal monthly installments over five years following launch of the satellite to which it relates.

         During the remainder of 1999, we anticipate total capital expenditures to be approximately $70 million. This amount includes approximately $35 million for capital expenditures related to digital encoders required by the Cheyenne digital broadcast center to accommodate expansion to approximately 500 video and audio channels, as a result of the 110 acquisition. In addition, we expect to expend over $100 million, and perhaps more than $125 million, primarily during 2000 in one-time expenses associated with repositioning subscriber satellite dishes toward the 110Deg. West Longitude orbital location.


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

         In addition to our DBS business plan, we have licenses, or applications pending with the FCC, for a two satellite FSS Ku-band satellite system, a two satellite FSS Ka-band satellite system, and a proposed modification thereof and a Low Earth Orbit Mobile-Satellite Service 6-satellite system. We will need to raise additional capital to fully construct these satellites. Further, there may be a number of factors, some of which are beyond our control or ability to predict, that could require us to raise additional capital. These factors include unexpected increases in operating costs and expenses, a defect in or the loss of any satellite, or an increase in the cost of acquiring subscribers due to additional competition, among other things. There can be no assurance that additional debt, equity or other financing, if required, will be available on terms acceptable to us, or at all.


         If cash generated from our operations is not sufficient to meet our debt service requirements or other obligations, we would be required to obtain cash from other financing sources. There can be no assurance that such financing would be available on terms acceptable to us, or if available, that the proceeds of such financing would be sufficient to enable us to meet all of our obligations. At March 31, 1999, a total of $2.6 million of 1994 notes, 1996 notes and 1997 notes remain outstanding. We are required to retire these remaining notes when they mature, and the indentures governing the 1994, 1996 and 1997 notes will remain outstanding, although substantially all of the restrictive covenants have been eliminated, until each series of notes has been retired in full.


YEAR 2000 READINESS DISCLOSURE

         We have assessed and continue to assess the impact of the Year 2000 issue on our computer systems and operations. The Year 2000 issue exists because many computer systems and applications currently use two-digit date fields to designate a year. Thus, as the century date approaches, date sensitive systems may recognize the year 2000 as 1900 or not at all. The inability to recognize or properly treat the year 2000 may cause computer systems to process critical financial and operational information incorrectly. If our Year 2000 remediation plan is not successful or is not completed in a timely manner, the Year 2000 issue could significantly disrupt our ability to transact business with our customers and suppliers, and could have a material impact on our operations. Even if our Year 2000 remediation plan is successful or completed on time, there can be no assurance that the systems of other companies with which our systems interact will be timely converted, or that any such failure to convert by another company would not have an adverse effect on our business or operations.

         We have established a five-phase plan to address potential Year 2000 issues:

     - Inventory - the identification of all relevant hardware and software to establish the scope of subsequent testing;

     - Assessment - the process of evaluating the current level of Year 2000 readiness of all components identified in the inventory phase, defining actions necessary to retire, replace or otherwise correct all non-conforming components and estimating resources and timelines required by action plans;

     - Remediation - the correction of previously identified Year 2000 issues;

     - Validation/testing - the evaluation of each component's performance as the date is rolled forward to January 1, 2000 and other dates and times relating to the Year 2000 issue; and

     - Implementation - the process of updating components and correcting Year 2000 issues in the production operating environment of a system.

         In connection with this effort, we have segregated our computer systems and corresponding Year 2000 readiness risk into three categories: internal financial and administrative systems, service-delivery systems, and third-party systems.

INTERNAL FINANCIAL AND ADMINISTRATIVE SYSTEMS

         With respect to our internal financial and administrative systems, we have completed the inventory phase of the Year 2000 readiness plan by identifying all systems with potential Year 2000 problems. We are currently in the process of assessing these systems by communicating with our outside software and hardware vendors and reviewing their certifications of Year 2000 readiness, as well as reviewing internal custom programming codes. We expect to have the assessment phase substantially completed by the end of May 1999.

         Upon completion of the assessment phase, we will begin the remediation and validation/testing phases. During the remediation phase, we will attempt to correct all problems detected while performing the assessment phase. During the validation/testing phase, we will create a parallel environment of all internal and administrative systems. We will run tests on the parallel environment to assess its reaction to changes in dates and times relating to the Year 2000 issue. We currently expect the remediation and validation/testing phases to be complete by the end of August 1999.

         Once all known problems are corrected within the parallel environment, we will make changes to the actual operating environment of our internal financial and administrative systems during the implementation phase. We currently expect to complete the implementation phase by mid October 1999. While we presently believe that our internal financial and administrative systems are Year 2000 ready, we will not be able to certify our Year 2000 readiness until the successful completion of the implementation phase. As new technology and software are integrated into our financial and administrative systems we will perform additional testing to attempt to ensure continued Year 2000 readiness.

SERVICE-DELIVERY SYSTEMS

         We have defined service-delivery systems as all internal systems necessary to deliver DISH Network programming to our subscribers. During the inventory phase we initially identified our set-top boxes, compression and conditional access systems at our digital broadcast center, DBS satellites and third-party billing system as systems with potential Year 2000 issues.

         Given the interdependent nature of the receiver and broadcast systems used to deliver our service, we previously implemented a smaller, offline version of our overall system to aid in the evaluation and test of hardware and software changes that normally occur over time. This system gives us the ability to perform "real-time" testing of the various elements of the system by simulating the year 2000 rollover, and confirming system operation. This ability to perform accurate offline simulations has provided a tremendous benefit to our Year 2000 test process.

         We have completed initial testing of our set-top receivers. During these tests, the dates in the broadcast system, and hence the set-top receivers were rolled forward to each of the dates and times affected by the Year 2000 issue. We deemed these initial tests successful, as no problems were detected during thorough testing of the set-top receivers when the dates were rolled forward. These tests also affirm the integrity of the broadcast systems supplying the set-top receivers with critical operational system information. As new technology and software are integrated into our set-top receivers, we will perform additional testing to attempt to ensure continued Year 2000 readiness.

         In addition to the practical testing performed above, we have completed an independent inventory and assessment of the systems at our digital broadcast center and are currently in the remediation phase of our Year 2000 readiness plan. The remediation phase of the plan is expected to be complete by July 1999. We expect to perform validation and testing of communications between our digital broadcast center and our DBS satellites during the third quarter of 1999. The validation and testing of our digital broadcast center is not expected to cause interruption of programming to DISH Network subscribers.

         During the assessment of our DBS satellites, we determined that our satellites do not operate under a calendar-driven system. Therefore, we do not expect changes in dates and times to affect the operation of our DBS satellites.

         We are currently working with the vendor of our third-party billing system to attempt to ensure its Year 2000 readiness. This vendor has indicated it has completed all remediation activities and is currently in the final stages of testing/validation. Subsequent to completion of its testing/validation activities, the vendor has indicated it will contractually certify its Year 2000 readiness during the second quarter of 1999, however we cannot provide any assurance in this regard.

THIRD-PARTY SYSTEMS

         We also are currently assessing our vulnerability to unexpected business interruptions due to the failure of third-parties to remediate Year 2000 readiness issues associated with products or services on which our business relies. In connection with this assessment, we sent letters to third-party business partners, suppliers and vendors which we deemed significant requesting that they certify their Year 2000 readiness. To date, we have received responses from approximately 70% of these vendors. We are presently in the process of contacting our critical suppliers and vendors who have either not responded or have not responded adequately to our requests for proof of certification and will continue to follow-up on unresolved issues. There can be no assurance that third-parties who have responded, or will respond, to our request regarding Year 2000 readiness have responded, or will respond, accurately or satisfactorily, or that anticipated Year 2000 actions set forth in their responses will be properly conducted.

CONTINGENCY PLANNING

         We also are involved in limited contingency planning. In the event that previously undetected Year 2000 issues arise, contingency plans will be used to try to mitigate potential system problems. Our internal financial and administrative and service-delivery contingency plan includes making back-up copies of certain systems as well as using standby power generators at our digital broadcasting center. With respect to other third-party systems, we will continue to contact our critical vendors in order to obtain certification of their Year 2000 readiness. However, no assurance can be made that such contingency plans will resolve any Year 2000 problems that may occur, in a manner which is satisfactory or desirable to us.

COSTS

         We have not yet determined the full cost of our Year 2000 readiness plan and its related impact on our financial condition. In the ordinary course of business, we have made capital expenditures over the past few years to improve our systems, for reasons other than Year 2000 remediation. Because these upgrades also resulted in improved Year 2000 readiness, replacement and remediation costs have not been material. We currently have budgeted $300,000 for the completion of our Year 2000 readiness plan. While there can be no assurance, we believe our costs to successfully mitigate the Year 2000 issue will not be material to our operations. No assurance can be made, however, as to the total cost for the Year 2000 plan until the plan has been completed.

                                    BUSINESS

GENERAL

         Our parent company's common stock is publicly traded on the Nasdaq National Market. We conduct substantially all of our operations through our subsidiaries. We operate three business units:


- The DISH Network -- our direct broadcast satellite, or DBS, subscription television service in the United States. As of March 31, 1999, we had approximately 2.3 million DISH Network subscribers.



- EchoStar Technologies Corporation -- our engineering division, which is principally responsible for the design of digital set-top boxes, or satellite receivers, necessary for consumers to receive DISH Network programming, and set-top boxes that it sells to international direct-to-home satellite operators. We also provide uplink center design, construction oversight and other project integration services for international direct-to-home ventures.


- Satellite Services -- our division that provides video, audio and data services to business television customers and other satellite users.

RECENT DEVELOPMENTS

      AGREEMENT WITH NEWS CORPORATION LIMITED AND MCI


         On November 30, 1998, we announced an agreement with MCI, News Corporation and its American Sky Broadcasting, LLC subsidiary, pursuant to which in exchange for shares of our parent company's common stock that it will issue to News Corporation and MCI, we would acquire or receive:


- the rights to 28 frequencies at the 110Deg. West Longitude orbital location from which we could transmit programming to the entire continental United States;


- two DBS satellites that Space Systems/Loral is constructing and will deliver in-orbit, and which we currently expected to launch in 1999;


- a recently-constructed digital broadcast operations center located in Gilbert, Arizona;

- a worldwide license agreement to manufacture and distribute set-top boxes internationally using News Data System, News Corporation's encryption/decoding technology;

- a commitment by an affiliated entity of News Corporation to purchase from ETC a minimum of 500,000 set-top boxes; and

- a three-year, no fee retransmission consent agreement for DISH Network to rebroadcast FOX Network owned-and-operated local station signals to their respective markets.


         We will not incur any of the costs of the construction, launch or insurance (including launch insurance and one year of in-orbit insurance) of the two DBS satellites. We and MCI also agreed that MCI will have the non-exclusive right to bundle DISH Network service with MCI's telephony service offerings on mutually agreeable terms. In addition, we agreed to carry the FOX News Channel on the DISH Network. We started carrying these signals in January 1999 and we received standard program launch support payments in exchange for carrying the programming.



         The number of shares of our parent company's stock that it would issue in the transaction depends on the average closing price of that stock over a 20 day period. If that average closing price exceeds $39.00 per share, the number of the newly issued shares will be determined by dividing $1.17 billion by that average price. In a table set forth under "Security ownership of certain beneficial owners and management," below, we describe the number of shares and the percentage of the class of shares that our parent company may issue in this transaction. Throughout this document, we refer to the above transaction as the "110 acquisition."

         By combining the capacity of the two newly acquired satellites with our four current satellites, we expect that DISH Network will have the capacity to provide more than 500 channels of programming, Internet and high-speed data services and high definition television nationwide to a subscriber's single 18-inch satellite dish. We also believe that this transaction would position us to offer a one-dish solution for satellite-delivered local programming to major markets across the country. Since we plan to use many of those channels for local programming, no particular consumer could subscribe to all 500 channels, but a single dish could receive all of those channels. We also expect to be able to begin small dish service to Alaska, Hawaii, Puerto Rico and the United States territories in the Caribbean. However, we expect to expend over $100 million, and perhaps more than $125 million during 1999 and 2000 in one-time expenses associated with repositioning subscriber satellite dishes to face the new orbital location.



         In connection with this agreement, the court stayed the litigation with News Corporation described below under "Legal Proceedings" and will dismiss with prejudice upon closing or if the parties terminate the transaction for reasons other than the breach by, or failure to fulfill a condition within the control of, News Corporation or MCI, or in certain other limited circumstances.



         On May 19, 1999, the FCC approved the transfer to us of MCI's licenses to operate high-powered DBS satellites at the 110Deg. WL orbital location. We have currently schedule to launch these satellites, named EchoStar V and EchoStar VI, to the 110Deg. WL orbital location from Cape Canaveral, Florida on Atlas rockets in August 1999 and December 1999, respectively. Delays or failures of launches preceding the launch of EchoStar V and EchoStar VI could postpone these launch dates. Additionally, if other satellites experience any anomalies, it could delay the launch of EchoStar V and EchoStar VI until technical personnel discover the cause and correct the anomalies. News Corporation is paying for the construction, launch and insurance of the satellites. Satellites at the 110Deg. WL orbital location are capable of providing service to the entire continental United States. Space Systems/Loral is constructing EchoStar V and EchoStar VI and both are high-powered FS-1300 series spacecraft. EchoStar V has 32 110W Ku-band transponders and EchoStar VI has 32 125W Ku-band transponders. Both satellites are capable of power-combining to 16 transponders each of 220W and 250W, respectively. See " -- Government regulation" below.


DISH NETWORK


         We started offering subscription television services on the DISH Network in March 1996. As of March 31, 1999, more than 2.3 million households subscribed to DISH Network programming services. We added 100,000 new DISH Network subscribers during each of the seven months ended April 1999. There can be no assurance, however, that we will be able to sustain this growth rate in the future. Our market share of new DBS subscribers has consistently increased and, during the first quarter of 1999, we estimate that we captured almost 49% of all new satellite subscribers. We presently have four operational DBS satellites. Currently, we have the ability to provide approximately 200 channels of digital television programming and CD quality audio programming services to the entire continental United States. We believe that the DISH Network offers programming packages that have a better "price-to-value" relationship than packages that most other subscription television providers, particularly cable TV operators, currently offer. As of March 31, 1999, approximately 11 million United States households subscribed to direct broadcast satellite and other direct-to-home satellite services. However, we believe that there continues to be significant unsatisfied demand for high quality, reasonably priced television programming services.


         Since 1994, we have dedicated significant resources to develop the DISH Network and our related DBS system. Our DBS system presently includes FCC-allocated DBS licenses, four operational DBS satellites, digital satellite receivers, a digital broadcast operations center, customer service facilities, and other assets used in our operations.

         "DBS" describes a satellite service with frequency allocation and wide spacing between satellites that generally permits higher powered transmissions than other satellite services and allows for reception with a small, 18-24 inch satellite dish. We believe that DBS provides the most cost-efficient national point to multi-point transport of video and audio services available today.


         We presently have four operational DBS satellites in geostationary orbit approximately 22,500 miles above the equator. Satellites occupy orbital positions, or slots, that our industry designates by their longitude. An orbital position describes both a physical location and an assignment of spectrum in the applicable frequency band. The FCC has divided each orbital position into 32 frequency channels. Each transponder on our satellites can exploit one frequency channel. Through digital compression technology, we can currently transmit approximately eight digital video channels from each transponder. The FCC licensed us to operate 56 frequencies at the orbital positions where we located our satellites, including 21 frequencies at the 119Deg. WL orbital location capable of providing service to the entire continental United States.
See " -- Government regulation -- Regulations -- DBS rules."


      COMPONENTS OF A DBS SYSTEM


         In order to provide programming services to DISH Network subscribers, we have entered into agreements with programmers, who deliver their programming content to our digital broadcast operations center in Cheyenne, Wyoming, via commercial satellites, fiber optics or microwave transmissions. We monitor those signals for quality, and can add promotional messages, public service programming or other information. Equipment at our digital broadcast operations center then digitizes, compresses, encrypts and combines the signal with other necessary data, such as conditional access information. We then "uplink" or transmit the signals to one of our DBS satellites where we then broadcast directly to DISH Network subscribers.


         In order to receive DISH Network programming, a subscriber needs:


- a satellite antenna, which people sometimes refer to as a "dish," and related components;



- an integrated receiver/decoder, which people sometimes refer to as a "satellite receiver" or "set-top box"; and


-    a television set.

         Set-top boxes communicate with our authorization center through telephone lines to report the purchase of pay-per-view movies and other events.


         We use digital video and audio compression to maximize the amount of programming we can offer to consumers. We use conditional access technology to encrypt the programming so only those who pay can receive the programming. We use microchips placed on credit card-sized access cards, or "smart cards" to control access to authorized programming content. These smart cards, which we can update or replace periodically, are a key element in preserving the security of our conditional access system. When a consumer orders a particular channel, we send a message by satellite that instructs the smart card to permit decryption of the programming for viewing by that consumer. The set-top box then decompresses the programming and sends it to the consumer's television.



         CONDITIONAL ACCESS SYSTEM. We own 50% of NagraStar LLC, a joint venture that provides us with "smart cards" that control access to DISH Network programming. NagraStar purchases these smart cards from Nagra Plus SA, a Swiss company that owns the other 50% of NagraStar LLC. The access control system is central to the security network that prevents unauthorized viewing of programming. Commercial pirating of other DBS operators' access control systems has occurred. We recently received data that suggests that there may also have been a compromise of our access control system. We are presently evaluating the data to determine the corrective measures that are necessary. Though there can be no assurance, we do not presently believe that the potential compromise will materially affect future results of operations.

         PROGRAMMING. We currently offer more than 200 channels of digital television programming and CD-quality audio programming to consumers in the continental United States from our EchoStar I and EchoStar II satellites. EchoStar III has the FCC-licensed capacity to provide almost 100 additional channels to consumers in the Eastern and Central United States time zones. EchoStar IV has the FCC-licensed and operational capacity to provide almost 100 additional channels to consumers in the Mountain and Pacific United States time zones. Currently we use those satellites to provide local network programming, data, business television and other "niche" services. Any particular consumer could only subscribe to a small percentage of those niche services. If we consummate the 110 acquisition and successfully deploy two new DBS satellites, we expect to be able to offer a total of over 500 channels of digital video and audio programming broadcast nationwide, including satellite-delivered local programming. Since we plan to use many of those channels for local programming, no particular consumer could subscribe to all 500 channels, but a single dish could receive all of those channels. See " -- Government regulation -- Regulations -- Satellite Home Viewer Act and retransmission consent."


         We use a "value-based" strategy in structuring the content and pricing of programming packages available from the DISH Network. For example, we sell our entry-level "America's Top 40" programming package, which includes 40 of the most popular cable channels, to consumers for $19.99 per month. We estimate cable operators charge over $30 per month, on average, for their entry-level expanded basic service that consists of approximately 55 analog channels. We believe that our "America's Top 100 CD" programming package, which we sell for $28.99 per month, also compares favorably to similar cable television programming. We believe that our America's Top 100 CD package is similar to an expanded basic cable package plus a digital music service. Based on cable industry statistics, we estimate that cable operators would charge in excess of $40 per month for a similar package. Similarly, we offer up to seven premium movie channels for only $10.99 per month, which is about the same as cable subscribers typically pay for one or two movie channels.


         We are expanding our offerings to include Internet and high-speed data services. For example, we recently entered into an agreement with WebTV Networks, Inc., which is wholly-owned by Microsoft Corporation, to provide Internet TV. This service integrates DISH Network's digital satellite television programming with Internet TV services from WebTV. This product also provides for digital video recording, an advanced electronic program guide, broadband data delivery and video games. Customers receive the vast majority of data delivery and video game services through telephone lines rather than via satellite. While we are currently only able to provide a limited number of one-way data services via satellite, we are working to further develop this technology. There can be no assurance that we will be able to cost-effectively develop this technology, or at all. We believe we will be able to increase our subscriber base and average revenue per subscriber by offering these and other similar services.


         LOCAL STRATEGY. In order to provide the strongest possible competition to cable, and thereby maximize our potential market, we are working on solutions to seamlessly provide local broadcast network channels to our subscribers. Subject to eligibility conditions, we currently offer satellite-delivered local network signals to consumers in some of the largest markets in the continental United States, including Atlanta, Boston, Chicago, Dallas/Ft. Worth, Denver, Los Angeles, Miami, New York, Phoenix, Pittsburgh, Salt Lake City, San Francisco and Washington, D.C. Under existing regulation, we can only broadcast these signals to "unserved households" in the local areas from which those channels originate. See "-- Government regulation." Presently, a subscriber must install a second 18-inch satellite dish to receive our satellite-delivered local network programming in most markets. Therefore, we are still at a competitive disadvantage compared to cable operators because many consumers do not want to install a second satellite dish. We may be able to implement a one-dish solution for local programming in 20 or more major markets around the United States if, among other things, we are able to consummate the 110 acquisition and effect changes in existing legislation.


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


         ECHOSTAR RECEIVER SYSTEMS. EchoStar receiver systems include an 18-inch satellite dish, a digital satellite receiver that descrambles signals for television viewing, a remote control, and other related components. DISH Network reception equipment is incompatible with competitors' systems. We offer a number of set-top box models. Our standard system comes with an infrared remote control, an on-screen program guide, and the ability to switch between DISH Network and off-air local programming using the remote control. Our mid-level model has all of the basic features but also includes a UHF remote control that allows subscribers to control their EchoStar receiver system from up to 150 feet away through walls, and a high-speed data port. Our premium model includes additional features such as on-screen caller identification capability, event timers to automatically tune into or record selected programming and one-touch VCR recording.


         Although we internally design and engineer our receiver systems, we do not manufacture these systems. Rather, we outsource the manufacturing process to high-volume contract electronics manufacturers. SCI Technology, Inc. manufactures the majority of our receiver systems. During 1998, VTech Communications, Ltd. began manufacturing our set-top boxes. JVC Company of America also manufactures other consumer electronics products, including a digital VCR, that also incorporates an EchoStar receiver system.


         INSTALLATION. Currently, third parties perform the majority of EchoStar receiver system installations. We also offer installation services from 21 of our own locations throughout the United States. We currently intend to invest to expand our installation business during 1999.


         CUSTOMER SERVICE CENTER. We currently operate customer service centers in Thornton, Colorado, Littleton, Colorado and McKeesport, Pennsylvania. These centers field all of our customer service calls. Potential and existing subscribers can call a single telephone number to receive assistance for hardware, programming, installation and technical support.


         DIGITAL BROADCAST OPERATIONS CENTER. Our digital broadcast operations center is in Cheyenne, Wyoming. We would acquire a second digital broadcast operations center in Gilbert, Arizona, if we are able to consummate the 110 acquisition. We plan to begin utilizing the second facility as our customer base expands and the added expense can be justified. Almost all of the functions necessary to provide satellite-delivered services occur at the digital broadcast operations center. The digital broadcast operations center uses fiber optic lines and downlink antennas to receive programming and other data at the center. The digital broadcast operations center uplinks programming content to our DBS satellites via large uplink antennas. The digital broadcast operations center also maintains a number of large uplink antennas and other equipment necessary to modulate and demodulate the programming and data signals. Equipment at our digital broadcast operations center performs all compression and encryption of the DISH Network's programming signals.


         SUBSCRIBER MANAGEMENT. We presently use a third-party software system for DISH Network subscriber management and billing functions. We are currently negotiating a new, multi-year contract for subscriber management services and expect to sign a contract during the first half of 1999.

      SALES AND MARKETING


         Approximately 18,000 independent distributors, retail stores and consumer electronics stores currently sell EchoStar receiver systems and DISH Network programming services. Subscribers purchased the majority of DISH Network satellite systems from our independent dealers. These independent dealers are primarily local retailers who specialize in TV and home entertainment systems. We intend to enhance consumer awareness of our products by forming alliances with nationally recognized distributors of other consumer electronics products. We formed a strategic alliance with JVC in May 1997. JVC now distributes our receiver systems under the JVC label through certain of its nationwide retailers.

         Through our direct sales efforts, customers can call a single telephone number (1-800-333-DISH) 24 hours a day, seven days a week, to order EchoStar receiver systems, activate programming services, schedule installation and obtain technical support. We believe that we are presently the only DBS provider to offer a comprehensive, single-point customer service function.


         We offer our distributors and retailers a competitive residual, or commission, program. The program pays qualified distributors and retailers an activation bonus, along with a fixed monthly residual for programming services over the period that the respective DISH Network subscriber remains active.



         We use regional and national broadcast and print advertising to promote the DISH Network. We also offer point-of-sale literature, product display, demonstration kiosks and signage for retail outlets. We provide guides to our dealers and distributors at nationwide educational seminars and directly by mail, that describe DISH Network products and services. Our mobile sales and marketing team visits retail outlets regularly to reinforce training and ensure that these outlets quickly fulfill point-of-sale needs. Additionally, we dedicate one DISH Network channel to providing information about special services and promotions that we offer from time to time.


         Our future success in the subscription television industry depends on our ability to acquire and retain DISH Network subscribers, among other factors. Beginning in 1996, to stimulate subscriber growth we reduced the retail price charged to consumers for EchoStar receiver systems. Accordingly, since August 1996, we have sold our receiver systems to DISH Network subscribers below the manufactured cost. We developed these marketing promotions to rapidly build our subscriber base, expand retail distribution of our products, and build consumer awareness of the DISH Network brand. These programs emphasize our long-term business strategy of maximizing future revenue by selling DISH Network programming to the largest possible subscriber base and rapidly increasing the size of that subscriber base. Since we subsidize our receivers, we incur significant costs each time we acquire a new subscriber. Assuming subscriber turnover remains at or near existing levels, we believe that we will be able to fully recoup the up-front costs of subscriber acquisition from future subscription television services.


         We based our marketing strategy on current competitive conditions. If competition increases, or we determine for any other reason that it is necessary to increase our subscriber acquisition costs to attract new customers, it could adversely affect our profitability and costs of operation.


      SATELLITES


         EchoStar I and EchoStar II each have 16 transponders that operate at 130 watts of power. Subject to the anomalies described below, EchoStar III and EchoStar IV each have 32 transponders that operate at approximately 120 watts per channel, switchable to 16 transponders operating at over 230 watts per channel. Each transponder can transmit multiple digital video, audio and data channels. Each of our satellites has a design life to operate for a minimum of 12 years. From these four satellites, we have the capacity to provide a total of over 400 channels of video and audio programming.



         During 1998, 3 transponders on EchoStar III malfunctioned, resulting in the failure of a total of 6 transponders on the satellite. While the satellite can operate a maximum of 32 transponders at any time, the satellite manufacturer equipped it with a total of 44 transponders to provide redundancy. As a result of this redundancy and because the FCC licensed us to operate only 11 transponders at 61.5Deg. WL, where we located the satellite, the transponder anomaly has not caused a loss of service to date. The satellite manufacturer, Lockheed Martin, has advised us that it believes it has identified the root cause of the failures, and that while further transponder failures are possible, Lockheed Martin does not believe it is likely that the operational capacity of EchoStar III will decline below 32 transponders. Lockheed Martin also believes it is unlikely that we would lose the ability to operate at least the 11 licensed transponders on the satellite. We will continue to evaluate the performance of EchoStar III and may need to modify our loss assessment as new events or circumstances develop.

         The time for filing a claim for a loss under the satellite insurance policy that covered EchoStar III at the time of the transponder failures has passed. While we notified the insurance carriers of the anomaly, as a result of the built-in redundancy on the satellite and Lockheed Martin's conclusions with respect to further failures, we filed no claim for loss. During the anomaly investigation, we obtained a $200 million in-orbit insurance policy on EchoStar III at standard industry rates, which we renewed through June 25, 1999. However, the policy contains a three-transponder deductible if the satellite is operating at 120 watts per transponder, or a six-transponder deductible if the satellite is operating at 230 watts per transponder. As such, the policy would not cover transponder failures unless transponder capacity reduces to less than 26 transponders in the 120 watt mode or 13 transponders in the 230 watt mode, during the coverage period. As a result of the deductible, we could potentially experience uninsured losses of capacity on EchoStar III. Although there can be no assurance, we expect that in-orbit insurance can be procured on more traditional terms in the future if no further failures occur in the interim. If further failures do occur, we may not be able to obtain additional insurance on EchoStar III on commercially reasonable terms. We do not maintain insurance for lost profit opportunity.



         As a result of the failure of the solar power panels on EchoStar IV to properly deploy, there is currently only sufficient available power on the satellite to operate approximately 18 transponders. The number of available transponders will decrease over time. Based on current data, we expect that approximately 16 transponders will probably be available over the entire 12-year design life of the satellite, absent significant additional anomalies or other failures. In addition to the failure of the solar power panels, during the third quarter of 1998 EchoStar IV also experienced an anomaly similar to that experienced by EchoStar III, which caused 6 of EchoStar IV's transponders to fail. Like EchoStar III, this additional anomaly has not yet resulted in a loss of operational satellite capacity and Lockheed Martin advises that it expects no such loss. Approximately 16 transponders should be available for the entire life of the satellite. The satellite is equipped with a total of 44 transponders. Twenty-four operating transponders are necessary to fully utilize our 24 frequencies at the 148Deg. WL orbital location, where we positioned the satellite.


         In September 1998, we filed a $219.3 million insurance claim for a constructive total loss, as defined in the launch insurance policy, related to EchoStar IV. However, if we received $219.3 million for a constructive total loss on the satellite, the insurers would obtain the sole right to the benefits of salvage from EchoStar IV under the terms of the launch insurance policy. Although we believe we have suffered a constructive total loss of EchoStar IV in accordance with that definition in the launch insurance policy, we presently intend to negotiate a settlement with the insurers that will compensate us for the reduced satellite transmission capacity and allow us to retain title to the asset. During the third quarter of 1998, we recorded a $106 million impairment provision related to the failure of the solar power panels that represents our best estimate of the amount of capacity we lost as a result of the solar power panels not properly deploying. We also recorded a $106 million insurance receivable. That amount reflects our judgment that it is probable the insurance recovery will be at least equal to the amount of the impairment loss.


         During May 1999, EchoStar IV experienced additional anomalies. An investigation of those anomalies, affecting transponders, heating systems and fuel lines but which have not caused material reductions in functionality to date, is continuing. It is not yet possible to conclude whether the additional anomalies will result in further reductions of satellite functionality in the future. While there can be no assurance, we do not currently expect a material adverse impact on short or medium term satellite operations. We have not completed our assessment of the additional impairment, if any, to EchoStar IV, but we currently believe that insurance proceeds will be sufficient to offset any additional write-down of satellite assets that may be necessary because of lost functionality that these anomalies caused. However, we can provide no assurance as to the ultimate amount that may be received from the insurance claim, or that coverage will be available. We will continue to evaluate the performance of EchoStar IV and may modify our loss assessment as new events or circumstances develop.

         As a result of the recent anomalies that EchoStar IV experienced, we have instructed our broker to notify our insurance carriers of additional occurrences under the terms of the EchoStar IV launch insurance policy. The EchoStar IV launch insurance policy provides for insurance of $219.3 million covering the period from launch of the satellite on May 8, 1998 through May 8, 1999. Due to the anomalies that EchoStar IV experienced and the pending claim for a total constructive loss, we did not obtain in-orbit insurance on EchoStar
IV. Consequently, in the event we do not resolve our pending insurance claim to our satisfaction, EchoStar IV will not be insured if further losses occur in the future.



         On May 19, 1999, the FCC approved the transfer to us of MCI's licenses to operate high-powered DBS satellites at the 110Deg. WL orbital location. News Corporation is paying for the construction, launch and insurance of the satellites. Satellites at the 110Deg. WL orbital location are capable of providing service to the entire continental United States. Space Systems/Loral is constructing EchoStar V and EchoStar VI and both are high-powered FS-1300 series spacecraft. EchoStar V has 32 110W Ku-band transponders and EchoStar VI has 32 125W Ku-band transponders. Both satellites are capable of power-combining to 16 transponders each of 220W and 250W, respectively. EchoStar V and EchoStar IV each have a minimum design life of 12 years. Notwithstanding the successful launch of EchoStar V and VI, we would only be able to exploit the 29 frequencies at 110Deg. WL for which the FCC has licensed them.


      SATELLITE LAUNCHES


         We have currently scheduled to launch EchoStar V and EchoStar VI to the 110Deg. WL orbital location from Cape Canaveral, Florida on Atlas rockets in August 1999 and December 1999, respectively. Delays or failures of launches preceding the launch of EchoStar V and EchoStar VI could postpone these launch dates. Additionally, if any other similar satellites experience anomalies, it could delay the launch of EchoStar V and EchoStar VI until technical personnel discover the cause and correct the anomalies.


      SATELLITE INSURANCE


         We have procured in-orbit insurance for EchoStar I, EchoStar II and EchoStar III through June 25, 1999. We may not be able to renew these policies or, if we do, we cannot be certain that renewals will be at rates or on terms favorable to us. For example, if EchoStar I, EchoStar II, EchoStar III or other similar satellites experience anomalies while in orbit, the cost to renew in-orbit insurance could increase significantly or coverage exclusions for similar anomalies could be necessary. In addition, the EchoStar IV launch insurance policy provides for insurance of $219.3 million covering the period from launch of the satellite on May 8, 1998 through May 8, 1999. Due to the anomalies that EchoStar IV experienced and the pending claim for a total constructive loss, we did not obtain in-orbit insurance on EchoStar IV. Consequently, if we do not resolve our pending insurance claim to our satisfaction, EchoStar IV will not be insured if further losses occur in the future. The in-orbit insurance policies for EchoStar I, EchoStar II and EchoStar III include standard commercial satellite insurance provisions. These provisions include, among other things, a material change in underwriting information clause that requires us to notify our insurers of any material change in the written underwriting information provided to the insurers or any change in any material fact or circumstance concerning our satellites insured under the policy. A notification permits the insurers to renegotiate the terms and conditions if the result is a material change in risk of loss or insurable interest. A change in the health status of an insured satellite or any loss occurring after risk has attached does not entitle the insurers to renegotiate the policy terms.


         The satellite insurance policies for EchoStar I, EchoStar II, EchoStar III and EchoStar IV contain customary exclusions, including:

-    acts of war or similar actions;

-    loss or damage caused by anti-satellite devices;

-    insurrection and similar acts;

-    governmental confiscation;

-    nuclear reaction or radioactive contamination;

- willful or intentional acts by us or our contractors designed to cause loss or failure of a satellite;

-    claims for lost revenue and incidental and consequential damages;

-    third-party claims against us; and

- business interruption, loss of business and similar losses that might arise from delay in the launch of any satellite.

         In addition to the above exclusions, the current insurance policy for EchoStar III also excludes additional occurrences of the same or similar anomalies. If one of our satellites does not perform to specifications following launch, there may be circumstances in which insurance will not fully reimburse us for any loss.

      COMPETITION FOR OUR DISH NETWORK BUSINESS

         Our industry is highly competitive. Our competition includes companies that offer video, audio, data, programming and other entertainment services, including cable television, wireless cable, direct-to-home satellite, other DBS companies and companies that are developing new technologies. Many of our competitors have access to substantially greater financial and marketing resources than we have. We believe that quality and variety of programming, quality of picture and service, and cost are the key bases of competition.


         CABLE TELEVISION. The United States cable television industry currently serves over 65 million subscribers. As an established provider of subscription television services, cable television is a formidable competitor in the overall market for television households. Cable television systems generally offer 30 to 80 analog channels of video programming. Cable television operators currently have a competitive advantage over us because they can provide local programming and service to multiple television sets within the same household without using another receiver. Many cable television operators are in the process of upgrading their distribution systems to expand their existing channel capacity for purposes of providing digital product offerings similar to those offered by DBS providers. In addition, our competitors may use such expanded capacity to provide interactive and other new services.


         Many of the largest cable systems in the United States have announced plans to offer access to telephony services through their existing cable equipment, and have entered into agreements with major telephony providers to further these efforts. In some cases, certain cable systems have actually commenced commercial offerings of such services, the expansion of which could have a negative impact on the demand for DBS services. If such trials are successful, many consumers may find cable service to be more attractive than DBS service.

         Since a subscriber needs to have direct line of sight to the satellite to receive DBS service, some households may not be able to receive DISH Network programming. Additionally, the initial cost required to receive DISH Network programming may deter some potential customers from switching to DISH Network service. Additionally, a subscriber must buy an EchoStar receiver system to receive DISH Network programming. Cable operators lease their equipment to the consumer with little, if any, initial hardware payment required. This also may deter some potential customers from switching to DISH Network service. Additionally, cable operators pay substantially lower royalty rates for the retransmission of distant network and superstation signals than we do.


         OTHER DBS AND DIRECT-TO-HOME SATELLITE SYSTEM OPERATORS. Several other companies have DBS licenses and can compete with us for home satellite subscribers. DIRECTV, Inc. operates three DBS satellites and has 27 channel assignments at an orbital location that provides coverage to the entire continental United States. United States Satellite Broadcasting Corporation, or USSB, owns and operates




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an additional five transponders on one of DIRECTV's satellites and presently offers a programming service complementary to DIRECTV's service. DIRECTV and USSB together offer more than 200 channels of DBS video programming. As of December 31, 1998, DIRECTV had approximately 4.5 million subscribers, approximately one-half of whom also subscribed to USSB programming. In December 1998, DIRECTV's parent executed a definitive merger agreement to acquire the business and assets of USSB in a transaction expected to be completed in May or June of 1999, subject to obtaining regulatory and shareholder approvals. This transaction will give DIRECTV access to additional DBS frequencies which will enable them to further expand their service offering.



         We also compete with PrimeStar, Inc. As of March 31, 1999, PrimeStar had approximately 2.3 million subscribers. PrimeStar offers approximately 150 channels of medium power satellite service. In January 1999, DIRECTV's parent announced an agreement to purchase the satellite television business of PrimeStar, which comprises a medium power satellite business and their rights to acquire Tele-Communications, Inc.'s DBS assets. The FCC recently approved DIRECTV's acquisition of PrimeStar's subscribers and related businesses, including Tele-Communications, Inc.'s DBS assets.



         Two other satellite companies have conditional permits for a comparatively small number of DBS frequency assignments that could be used to provide service to portions of the United States. If the number of DBS operators increases in the future, it could adversely affect DISH Network subscriber growth.


         TELEPHONE COMPANIES. Certain telecommunications carriers, including long distance telephone companies, could become significant competitors in the future as they have expressed an interest in, and in some instances made substantial investments to become, subscription television and information providers. For instance, AT&T recently acquired Tele-Communications, Inc. and has entered into a definitive agreement to acquire MediaOne. Other telephone companies are also actively engaged in the video programming distribution business.

         VHF/UHF BROADCASTERS. Most areas of the United States can receive traditional terrestrial VHF/UHF television broadcasts of between three and ten channels. These broadcasters are often low to medium power operators with a limited coverage area and provide local, network and syndicated programming. The local content nature of the programming may be important to the consumer, and VHF/UHF programming is typically provided free of charge. The FCC has allocated additional digital spectrum to licensed broadcasters. At least during a transition period, each existing television station will be able to retain its present analog frequencies and also transmit programming on a digital channel that may permit multiple programming services per channel.

ECHOSTAR TECHNOLOGIES CORPORATION

         Employees of EchoStar Technologies Corporation, one of our wholly-owned subsidiaries, internally design and engineer EchoStar receiver systems. Our satellite receivers have won numerous awards from dealers, retailers and industry trade publications. We outsource the manufacture of EchoStar receiver systems to third parties who manufacture the receivers in accordance with our specifications. In addition to supplying EchoStar receiver systems for the DISH Network, ETC supplies similar digital satellite receivers to international satellite TV service operators. We also offer consulting and integration services to development stage, international direct-to-home satellite operators. We are actively soliciting new business for ETC and, while we are optimistic about future growth opportunities, we cannot provide any assurance in that regard.

         Our ETC division resulted from the development of the DISH Network. We believe that we have an opportunity to grow this business in the future. The employees who design EchoStar receiver systems for the DISH Network are the same as those who design the set-top boxes sold to international direct-to-home satellite TV customers. Consequently, international ETC projects may result in improvements in design and economies of scale in the production of EchoStar receiver systems for the DISH Network.




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         Currently, we provide digital set-top boxes to two international direct-to-home satellite TV providers, one in Canada and one in Spain. A substantial portion of our ETC revenue in 1997 and 1998 resulted from sales to these two direct-to-home satellite TV providers. As a result, our ETC business currently is economically dependent upon these two providers. Upon consummation of the 110 acquisition, we will receive a minimum order from a subsidiary of News Corporation for 500,000 set-top boxes. Although we continue to actively pursue other similar distribution and integration service opportunities, we have not executed additional agreements. Our future revenue in this area depends largely on the success of the direct-to-home satellite TV operators we supply in Canada and Spain, which in turn, depends on other factors, such as the level of consumer acceptance of direct-to-home satellite TV products and the intensity of competition for international subscription television subscribers.

      COMPETITION FOR OUR ETC BUSINESS

         We compete with a substantial number of foreign and domestic companies, many of which have significantly greater resources, financial or otherwise, than we have. We expect new competitors to enter this market because of rapidly changing technology. Our ability to anticipate these technological changes and introduce enhanced products expeditiously will be a significant factor in our ability to remain competitive. Existing competitors' actions and new entrants may have a material adverse impact on our revenues. We do not know if we will be able to successfully introduce new products and technologies on a timely basis in order to remain competitive.

SATELLITE SERVICES

         Our Satellite Services division primarily leases capacity on our satellites to customers on either a monthly or hourly basis. Full-time customers tend to be international services that broadcast foreign language programming to DISH Network subscribers. Part-time customers are typically Fortune 1000 companies that use our satellite network for business television service to communicate with employees, customers and suppliers located around the United States. In addition, we are developing a wide range of Internet and high-speed data services that we expect to offer to consumers beginning in mid-1999.

      COMPETITION FOR OUR SATELLITE SERVICES BUSINESS

         We compete with a number of other companies, including those using similar and different technologies, to provide Satellite Services. Many of these competitors have substantially greater financial and other resources than we have. Our principal competitors include other satellite system operators, cable television system operators, Internet service providers, and telephone companies. We believe that we can compete with these other companies based on our knowledge and experience in the direct-to-home satellite TV and DBS industry, our technological leadership and new product capabilities, the quality of our video, audio and data transmissions, the quality of service provided, and cost.

GOVERNMENT REGULATION

         THE FOLLOWING SUMMARY OF REGULATORY DEVELOPMENTS AND LEGISLATION IS NOT INTENDED TO DESCRIBE ALL PRESENT AND PROPOSED GOVERNMENT REGULATION AND LEGISLATION AFFECTING THE VIDEO PROGRAMMING DISTRIBUTION INDUSTRY. GOVERNMENT REGULATIONS THAT ARE CURRENTLY THE SUBJECT OF JUDICIAL OR ADMINISTRATIVE PROCEEDINGS, LEGISLATIVE HEARINGS OR ADMINISTRATIVE PROPOSALS COULD CHANGE OUR INDUSTRY, IN VARYING DEGREES. WE CANNOT PREDICT EITHER THE OUTCOME OF THESE PROCEEDINGS OR ANY POTENTIAL IMPACT THEY MIGHT HAVE ON THE INDUSTRY OR ON OUR OPERATIONS. THIS SECTION SETS FORTH A BRIEF SUMMARY OF REGULATORY ISSUES PERTAINING TO OUR OPERATIONS.

         We are required to obtain authorizations and permits from the FCC and other similar foreign regulatory agencies to construct, launch and operate our satellites and other components of our DBS system. Additionally, as a private operator of a United States satellite system, we are subject to the regulatory authority of the FCC and the Radio Regulations promulgated by the International

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Telecommunication Union. We also have to obtain import and general destination export licenses from the United States Department of Commerce to deliver products to overseas destinations. Finally, we must abide by United States export control regulations when we choose to launch our satellites outside the United States.

      FCC PERMITS AND LICENSES

         The FCC has jurisdiction and review power over the following general areas:

-    assigning frequencies and authorizations;
- ensuring compliance with the terms and conditions of such assignments and authorizations, including required timetables for construction and operation of satellites and other due diligence requirements;
-    authorizing individual satellites and earth stations;
-    avoiding interference with other radio frequency emitters;
-    ensuring compliance with applicable provisions of the Communications Act.

         Like other DBS operators, we received our FCC authorizations conditioned on satisfaction of ongoing due diligence, construction, reporting and other obligations. We cannot be certain that we will be able to comply with all of the FCC's due diligence obligations. Moreover, the FCC could determine we have not complied with such due diligence obligations. The FCC has declared that it will carefully monitor the reports required to be filed by satellite service permittees. If we do not file adequate reports or are not able to demonstrate timely progress in the construction of our satellite service system, we could lose our authorizations. We have not filed, or not timely filed, all required reports or filings with the FCC. Therefore, there is a risk that the FCC could determine that we have not complied fully with due diligence requirements and could revoke or place conditions on our current licenses.

         Some of our permits and extension requests have been, and may continue to be, contested in FCC proceedings and in court by several companies with adverse interests. Those companies include Dominion Video Satellite, Inc., PrimeStar, Tempo Satellite Inc., DIRECTV, GE American Communications, Inc. and others.

         The FCC issues DBS licenses for ten year periods, which is less than the useful life of a healthy DBS satellite. Upon expiration of the initial license term, the FCC has the option to renew the satellite operator's license or authorize the operator to operate for a period of time on special temporary authority, or decline to renew the license. If the FCC declined to renew the operator's license, the operator would be required to cease operations and the frequencies would revert to the FCC. The FCC usually grants special temporary authorizations for periods of up to 180 days. These authorizations are usually subject to several other conditions. We also must obtain FCC authorization to operate our earth stations, including the earth stations necessary to uplink programming to our satellites.

         Our licenses to operate EchoStar I and EchoStar II both will expire in 2006. Our license to operate EchoStar III over 11 channels at 61.5 DEG. WL will expire in 2008. EchoStar IV was originally licensed to operate at our 119 DEG. WL orbital location, however, that satellite experienced malfunctions, as discussed above, that required us to change our plans. We currently operate EchoStar IV at the 148 DEG. WL orbital location under a special temporary authorization until permanent authority can be obtained to operate that satellite at the 148 DEG. WL orbital location. Our authorization at 148 DEG. WL requires us to utilize all of our FCC-allocated frequencies at that location by December 20, 2002, or risk losing those frequencies that we are not using. As a result of the anomalies previously discussed, EchoStar IV cannot exploit all of our frequencies at the 148 DEG. WL orbital location.

         In connection with approval of the 110 acquisition, we have asked the FCC for approval to temporarily move EchoStar IV from its current position at 148 DEG. WL to the 110 DEG. WL orbital location during June 1999. This temporary move would provide expanded service to subscribers in advance of the expected August 1999 launch of EchoStar V. The programming EchoStar IV currently carries would be

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moved to EchoStar I and EchoStar II at the 119 DEG. WL orbital location.
Accordingly, we believe that there will be no interruption of service to our customers subscribing to those services.

      IN-ORBIT AUTHORIZATIONS

         We use specific C-band frequencies to control EchoStar I. The FCC conditionally approved the use of these frequencies to control EchoStar I in 1995. The condition stated that the coordination process with Canada and Mexico had not been completed. In January 1996, the Ministry of Communications and Transportation of Mexico notified the FCC that EchoStar I's telemetry, tracking and control operations could cause unacceptable interference to Mexican satellites. Although it is unlikely, the FCC could subsequently require us to relinquish the use of such C-band frequencies for telemetry, tracking and control purposes. If that happened, we might not be able to control the satellite, which could result in a total loss of the satellite unless we were able to move it to another location.

         We use "extended" C-band frequencies to control EchoStar II. In 1996, we received conditional authority from the FCC to use these frequencies. The condition stated that we could use those frequencies until January 1, 1999 provided that their use would not cause harmful interference. The FCC indicated it would review the suitability of those frequencies for telemetry, tracking and control operations in January 1999. We have timely filed a request to extend the authorization to November 2006. We do not know whether the FCC will extend that authorization. If the FCC refuses to extend our authorization, we might not be able to control EchoStar II, which could result in a total loss of the satellite unless we were able to move it to another location. Recently, the FCC released a notice of proposed rulemaking that may inhibit future satellite operations in the "extended" C-band frequencies. The FCC also is no longer accepting earth station applications in that band. These recent developments might have negative implications for us.

      INTERNATIONAL TELECOMMUNICATION UNION STANDARDS

         Our DBS system also must conform to the ITU broadcasting satellite service plan. If any of our operations are not consistent with this plan, the ITU will only provide authorization on a non-interference basis pending successful modification of the plan or the agreement of all affected administrations to the non-conforming operations. Accordingly, unless and until the ITU modifies its broadcasting satellite service plan to include the technical parameters of DBS applicants' operations, our satellites, along with those of other DBS operators, must not cause harmful electrical interference to other assignments that are in conformance with the plan. Further, DBS satellites are not presently entitled to any protection from other satellites that are in conformance with the plan. To our knowledge, the United States government has filed modification requests with the ITU for EchoStar I, II and III. The ITU has requested certain technical information in order to process the requested modifications. We have cooperated, and continue to cooperate, with the FCC in the preparation of its responses to the ITU requests. We cannot predict when the ITU will act upon these requests for modification or if they will be granted.

      AUTHORIZATIONS AND FREQUENCIES THAT WE COULD LOSE

         We also have conditional authorizations for several other DBS and fixed service satellites that are not operational. One permit for 10 unspecified western frequencies was set to expire on August 15, 1995. Although we filed a timely extension request, the FCC has deferred a decision on that request pending the FCC's analysis of our due diligence for that permit. The FCC has not yet assigned the frequencies related to that permit because in 1992 it held that we had not completed contracting for these western assignments -- the first prong of the required diligence -- and asked us to submit amended contract documentation. Although we submitted such documentation, the FCC has not yet ruled on this matter, and we cannot be sure that the FCC will rule in our favor.


         We also have a conditional permit for one frequency at the 110 DEG. WL orbital location and a total of 11 western frequencies at the 175 DEG. WL orbital location that is set to expire on August 15, 1999.

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That expiration date is pursuant to an extension granted by the FCC's
International Bureau in 1996. That extension was subject to the condition that we make significant progress toward construction and operation of a DBS system substantially in compliance with, or ahead of, the most recent timetable that we submitted to the FCC. The FCC's International Bureau also urged us to expedite construction and launch of additional satellites for our DBS system at these frequencies. PrimeStar filed a request with the FCC that is still pending requesting that the FCC reverse the International Bureau's grant of an extension.


         We also have a conditional permit for 11 additional frequencies at 175 DEG. WL, which was set to expire on November 30, 1998. That expiration date was set pursuant to an extension granted by the FCC's International Bureau in 1995. When it granted the extension, the FCC reserved the right to cancel the permit if we failed to progress toward operation of the DBS system in accordance with the timetable that we submitted to the FCC. That extension also is subject to a still pending challenge by PrimeStar.

         While we have timely filed requests for extension of all the western permits, we cannot be sure how the FCC will act with respect to these requests.

      OTHER LICENSES AND CONDITIONAL AUTHORIZATIONS

         We also have received licenses and conditional authorizations from the FCC to operate satellites in the Ka-band, Ku-band and extended Ku-band frequencies. Use of those licenses and conditional authorizations are subject to certain technical and due diligence requirements, including the requirement to construct and launch additional satellites. The granting of those licenses has been challenged by parties with interests that are adverse to ours. If we successfully construct and launch Ku-band, extended Ku-band, Ka-band or low earth orbit satellites, we might be able to use those satellites to complement the DISH Network, or for a variety of other uses. It is possible that the Ku-band and Ka-band orbital locations requested by us and others could permit construction of satellites with sufficient power to allow reception of satellite signals by relatively small dishes. As these projects are in the early stages of development and are currently being challenged by several companies with interests adverse to ours, there can be no assurance that the FCC will sustain these licenses, or grant the pending applications, or that we will be able to successfully capitalize on any resulting business opportunities.

      REGULATIONS

         DBS RULES. Once the FCC grants a conditional construction permit, the permittee must proceed with due diligence in constructing the system. The FCC has adopted specific milestones that must be met in order to retain the permit, unless the FCC determines that an extension or waiver is appropriate. Permittees must file semi-annual reports on the status of their due diligence efforts. The due diligence milestones require holders of conditional permits to complete contracting for construction of their systems within one year of grant of the permit. Additionally, the satellites must be operational within six years of grant. For permits issued after January 19, 1996, permittees must complete construction of the first satellite in their system within four years of grant of the permit. The FCC also may impose other conditions on the grant of the permit. The holders of new DBS authorizations issued on or after January 19, 1996 must also provide DBS service to Alaska and Hawaii. We are presently not able to satisfy this requirement with EchoStar IV. Accordingly, we have requested a waiver of that requirement. The state of Hawaii has requested many conditions to such a waiver, and we have opposed several of these conditions. Those holding DBS permits as of January 1996 must provide DBS service to Hawaii or Alaska from at least one of their DBS satellites or they will have to relinquish their western assignments.

         Subject to applicable regulations governing non-DBS operations, a licensee may make unrestricted use of its assigned frequencies for non-DBS purposes during the first five years of the ten-year license term. After the first five years, the licensee may continue to provide non-DBS service as long as at it dedicates at least one-half of its total capacity at a given orbital location to providing DBS service. Further, the FCC indicated its desire to streamline and revise its rules governing DBS satellites. We cannot be sure about the content and effect any new DBS rules might have on our business.

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         CERTAIN OTHER COMMUNICATIONS ACT PROVISIONS. As a distributor of television programming, we are also affected by numerous laws and regulations, including the Communications Act.

         We believe that we remain free to set prices and serve customers according to our business judgment, without rate regulation or the statutory obligation under Title II of the Communications Act to avoid undue discrimination among customers. Even if, under a future interpretation of the 1996 Act, we were classified as a telecommunications carrier subject to Title II, we believe that such reclassification would not likely increase substantially the regulatory burdens imposed on us or have an adverse impact on our DBS operations, although we cannot be certain.

         We believe that, because we are engaged in a subscription television programming service, we are not subject to many of the regulatory obligations imposed upon broadcast licensees. However, the FCC could determine in the future that we should be treated as a broadcast licensee. In fact, certain parties have requested such treatment. If the FCC determined that we are a broadcast licensee, we could be required to comply with all regulatory obligations imposed upon broadcast licensees.

         The Communications Act, and the FCC's implementing regulations, provide that when subsidiaries of a holding company hold certain types of FCC licenses, foreign nationals or their representatives may not own in excess of 25% of the total votes or equity of record of the holding company, considered on a fully-diluted basis, except after an FCC public interest determination. Although the FCC's International Bureau has ruled that these limitations do not apply to providers of DBS services, certain parties have challenged that ruling. The FCC has not acted on that challenge. These foreign ownership limitations would apply to our fixed satellite service authorizations if we call ourselves a common carrier, or if the FCC decides to treat us as such a carrier. The FCC has noted that we propose to operate one of our proposed satellite systems on both a common and non-common carrier basis.

         A recent survey of our equity owners disclosed that our foreign ownership was less than 5%, which is well below these limitations, if they applied. However, the 110 acquisition contemplates the issuance of common stock to an Australian corporation that may exceed the alien ownership limitations if they applied. We filed a petition for a declaratory ruling that it is in the public interest to waive any applicable limitations to allow this issuance. Under currently effective precedent, that type of waiver is only required if we propose to conduct common carrier or broadcast operations. After coordination with the FCC staff and in the interest of expediting consideration of our application before the full FCC, we withdrew the petition. We may need to re-file that petition for consideration by the FCC's International Bureau under delegated authority to be able to consummate the 110 acquisition. We do not know how the FCC will rule with respect to this petition, if re-filed. The FCC could grant our waiver, deny the waiver, or impose adverse conditions on the waiver.

         If we do not comply with applicable Communications Act requirements and FCC rules, regulations, policies, and orders, the FCC could revoke, condition, or decline to review or decline to extend an authorization.

         THE TELECOMMUNICATIONS ACT OF 1996. The 1996 Act clarifies that the FCC has exclusive jurisdiction over direct-to-home satellite services. It further clarifies that criminal penalties may be imposed for piracy of direct-to-home satellite services. The 1996 Act also offers DBS operators relief from private and local government-imposed restrictions on the placement of receiving antennas. In some instances, DBS operators have been unable to serve areas due to laws, zoning ordinances, homeowner association rules, or restrictive property covenants banning the installation of antennas on or near homes. The FCC recently announced rules designed to implement Congress' intent. The FCC's rules prohibit most organizations from imposing restrictions on the installation of antennas, including DBS satellite dishes smaller than one meter, on or near homes, unless the restriction is necessary for safety or preservation of a recognized historic district. Local governments and associations can apply to the FCC for a waiver of this rule based on local concerns of a highly specialized or unusual nature. In November 1998, the FCC extended these rules to allow renters to install antennas within their leaseholds, such as

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homes, gardens, patios, terraces and balconies. The FCC declined to extend the rules to permit the installation of antennas on common property or on property to which a viewer was not permitted access, such as the locked roof of an apartment building. Several groups have filed appeals against the November order. The 1996 Act also pre-empted local governments from imposing taxes or fees on direct-to-home satellite services, including DBS. Finally, the 1996 Act required that multi-channel video programming distributors, including DBS operators, fully scramble or block channels providing indecent or sexually explicit adult programming. If a multi-channel video programming distributor cannot fully scramble or block such programming, it must restrict transmission to those hours of the day when minors are unlikely to view the programming.

         THE CABLE ACT. In addition to regulating pricing practices and competition within the franchise cable television industry, the Cable Act was intended to establish and support existing and new multi-channel video service providers, such as wireless cable and DBS. We have benefited from the programming access provisions of the Cable Act and implementing rules, in that we have been able to gain access to previously unavailable programming services and, in some circumstances, have obtained certain programming services at reduced cost. Our business and future results of operations could suffer if the Cable Act or any of the related rules are amended, or interpreted differently in the future. For example, if cable companies, or any affiliated entities, could discriminate against competitors like us with regard to programming access, or the terms on which such programming was available, our ability to acquire programming on a cost-effective basis would be impaired. Certain of the restrictions on cable-affiliated programmers will expire in 2002 unless the FCC extends such restrictions.

         On May 19, 1998, we filed a complaint against Comcast Corporation, a major cable provider, seeking access to the sports programming controlled by Comcast in the Philadelphia area. On January 22, 1999, the FCC denied this complaint, partly on the basis that Comcast's programming is delivered terrestrially and therefore is not subject to the program access prohibitions. We cannot be certain whether or not other cable operators that control production or distribution of their own programming would switch to terrestrial transmission of their programming and seek to rely on the FCC's denial of our complaint against Comcast in order to deny us access to their programming. We also cannot be certain whether or not these companies would seek to acquire sports franchises and exclusively distribute the corresponding programming, which could possibly limit our access to popular sports programming.


         On January 14, 1999, we filed a program access complaint with the FCC against Speedvision Network, L.L.C. and Outdoor Life Network, L.L.C. seeking access to the programming controlled by these two networks. Our program access complaint alleges that the conduct of Speedvision and Outdoor Life Network in cutting off our access to programming after five days of carriage constitutes an unreasonable refusal to deal and a prohibited unfair practice under the Communications Act and the FCC's rules. Speedvision and Outdoor Life Network have answered and moved to dismiss that complaint, and we cannot be sure how the FCC will act on our complaint. Speedvision has cut off the service allegedly based on its view that we breached a November 1998 contract between the parties and has sued us in federal district court in Connecticut requesting several remedies. We cannot be sure how the court will rule on Speedvision's and Outdoor Life Network's complaint.

         Pursuant to the Cable Act, the FCC recently imposed public interest requirements upon DBS licensees that include the obligation to set aside four percent of the licensee's channel capacity exclusively for non-commercial programming of an educational or informational nature provided by national educational programming suppliers. Among other constraints, the FCC defined relatively narrowly the type of suppliers for which this capacity must be reserved. They also required that the capacity be made available at substantially below cost rates. The FCC also applied to DBS service providers the requirement of providing reasonable access to air-time at favored low rates, and equal opportunity, for certain qualified candidates for public office.

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         Although DBS operators are not currently subject to the "must carry"
requirements of the Cable Act, the cable industry and broadcast interests have argued that DBS operators should be subject to these requirements. The "must carry" rules generally require cable operators to carry all the local broadcast stations in areas they serve, not just the four major networks. The broadcasters also argue that satellite companies should not be allowed to provide local-into-local network service unless they also become subject to these requirements. If the "must carry" requirements of the Cable Act are revised to include DBS operators, or if Congress enacts new legislation of a similar nature, our plans to provide local programming will be adversely affected.

         CERTAIN OTHER RULEMAKINGS. The FCC recently proposed to allocate additional "expansion" spectrum for DBS operators starting in 2007. DIRECTV has filed an application for a satellite system using those expansion frequencies.

         Foreign satellite systems also are potential providers of DBS service within the United States. In May 1996, in its DISCO II proceeding, the FCC proposed permitting non-U.S. satellite systems to serve the United States if the home country of the foreign-licensed satellite offers open "effective competitive opportunities" in the same satellite service to U.S.-licensed satellites. In the February 1997 World Trade Organization Agreement, the United States offer contained an exemption from market opening commitments for, among other things, DBS and direct-to-home satellite services. In November 1997, the FCC released new rules that maintained the effective competitive opportunities test with respect to foreign-licensed satellites seeking to provide DBS and direct-to-home satellite services in the United States. The FCC also established a strong presumption in favor of authorizing foreign-licensed satellites to provide services other than DBS and direct-to-home satellite in the United States.

         The FCC has proposed allowing non-geostationary orbit fixed satellite services to operate on a co-primary basis in the same frequency as DBS and Ku-band FSS service. If the proposal is adopted, these satellite operations could provide global high-speed data services. This would, among other things, create additional competition for satellite and other services. The FCC has also requested comment on a request that would allow a terrestrial service proposed by Northpoint Communications, Inc. to retransmit local television signals and provide data services to DBS subscribers. Both of these proposed operations, if authorized and implemented, may cause interference in the DBS spectrum.

         LOCAL NETWORK SIGNALS. We believe that our ability to deliver local programming via satellite into the markets from which the programming originates might help us attract subscribers who would not otherwise be willing to purchase satellite systems. Although we have commenced providing local network service to eligible subscribers in various metropolitan centers, subject to certain conditions, our ability to provide such a service is limited as detailed below.

         SATELLITE HOME VIEWER ACT AND RETRANSMISSION CONSENT. In order to retransmit network station programming, satellite companies, including us, must have a copyright license and must obtain the retransmission consent of the station concerned, subject to certain exceptions. Through our agreement with News Corporation, we will receive the right to retransmit programming from local FOX Network-owned and operated stations. However, we have not yet consummated and we cannot provide any assurance that we will be able to consummate the transaction. Likewise, we may not be able to obtain the retransmission consents from any other network station.

         The Satellite Home Viewer Act establishes a "statutory" or compulsory copyright license that generally allows a DBS operator, for a statutorily-established fee, to retransmit local network signals to subscribers for private home viewing so long as that retransmission is limited to those persons in "unserved households." An "unserved household," with respect to a particular television network, is defined as one that cannot receive a specified quality over-the-air network signal of a primary network station affiliated with that network with a conventional outdoor rooftop antenna. That household must not, during the 90 days prior to subscribing to the DBS service, have subscribed to a cable service that provides the signal of an affiliate of that network. While we believe the Satellite Home Viewer Act could be interpreted in a way that would allow us to retransmit local programming to certain local markets via satellite, we also believe that the compulsory copyright license under the Satellite Home Viewer Act may not be sufficient to permit us to implement our strategy to retransmit such programming in the most efficient and comprehensive manner.

         In the process of setting royalty rates for broadcast signal retransmissions, the Librarian of Congress published a final ruling, on review from a Copyright Arbitration Royalty Panel's recommendation, in October 1997. With respect to "local-into-local" retransmissions, the Librarian affirmed the zero rate for satellite retransmission of a superstation signal within the station's local market -- a recommendation that we had supported. The Librarian modified the panel's recommendation by also establishing a zero rate for secondary transmissions of a network station's signal to "unserved households" within the station's local market. The Librarian also reviewed the panel's recommendation on the meaning of "unserved households." The panel had determined that the statutory license does not cover such retransmissions and the panel did not have jurisdiction to recommend a rate for them. The Librarian decided that the law is silent on the issue. Accordingly, he could not definitively say that the panel's decision is arbitrary or contrary to law. At the same time, the Librarian determined that the Copyright Office retains the authority to rule on the permissibility of secondary transmissions of a network station's signal to households within that station's local market.

         In December 1997, we petitioned the Copyright Office to issue a rule confirming that the statutory license provided by the Satellite Home Viewer Act and related copyright law allow a satellite carrier to retransmit the local network signals of the respective local network affiliates. In January 1998, the Copyright Office initiated a rulemaking proceeding to determine whether the copyright law permits such "local-into-local" retransmissions. Our petition and subsequent comments have been opposed by, among others, certain sports leagues, representatives of the cable industry, several television networks and their broadcast affiliates, and the Motion Picture Association of America. The staffs of the San Francisco Regional Office and the Bureau of Economics of the Federal Trade Commission supported our position. We do not know if these proceedings will result in a favorable ruling for us.

         In case the Copyright Office does not conduct a rulemaking proceeding or that any such rulemaking may not provide a favorable result to us, we are continuing to pursue the passage of legislation that would clarify and extend current laws with respect to local network signals. We do not know whether we will be successful in this effort. Further, if a court or administrative agency rejected our interpretation of "unserved household" and legislation does not pass that clarifies and extends the scope of the compulsory license, we may have to engage in the relatively cumbersome process of obtaining copyright licenses from all individual copyright holders instead. Without new legislation in this area or a favorable outcome in the rulemaking, we do not know whether we would be successful in any copyright infringement or FCC litigation with copyright owners or broadcasters regarding the legality of certain local-into-local network retransmissions. The same is true if we were unable to successfully negotiate individual copyright licenses and retransmission consent agreements, if necessary.

         DISTANT SIGNALS. Section 119 of the Satellite Home Viewer Act authorizes us to provide satellite-delivered network channels to customers who qualify as "unserved households," defined in the Satellite Home Viewer Act as consumers who, among other things, "cannot receive, through the use of a conventional outdoor rooftop receiving antenna, an over-the-air signal of Grade B intensity, as defined by the FCC, of a primary network station affiliated with that network." Historically, we obtained distant broadcast network signals for distribution to our customers through PrimeTime 24, Joint Venture. PrimeTime 24 also distributed network signals to certain of our competitors in the satellite industry.

         The national networks and local affiliate stations recently challenged, based upon copyright infringement, PrimeTime 24's methods of selling network programming to consumers. The United States District Court for the Southern District of Florida entered a nationwide permanent injunction preventing PrimeTime 24 from selling its programming to consumers unless the programming was sold in accordance with certain stipulations in the injunction. The injunction covers "distributors" as well. The plaintiffs in the Florida litigation informed us that they considered us a "distributor" for purposes of that injunction. A federal district court in North Carolina has also issued an injunction against PrimeTime 24 prohibiting certain distant signal retransmissions in the Raleigh area. Other copyright litigation against PrimeTime 24 is pending.

         We ceased delivering PrimeTime 24 programming in July 1998, and began uplinking and distributing network channels directly. We have also implemented Satellite Home Viewer Act Section 119 compliance procedures which materially restrict the market for the sale of network channels by us.

         On October 19, 1998, we filed a declaratory judgment action in the United States District Court for the District of Colorado against the four major networks. We asked the court to enter a judgment declaring that our method of providing distant network programming does not violate the Satellite Home Viewer Act and hence does not infringe the networks' copyrights. On November 5, 1998, the four major broadcast networks and their affiliate groups filed a complaint against us in federal court in Miami alleging, among other things, copyright infringement. The plaintiffs in that action have also requested the issuance of a preliminary injunction against us. The case filed by us was subsequently combined with and transferred to the Miami court.


         On February 24, 1999, CBS, NBC, Fox, and ABC filed a "Motion for Temporary Restraining Order, Preliminary Injunction, and Contempt Finding" against DIRECTV, Inc. in Miami relating to the delivery of distant network channels to DIRECTV customers by satellite. On March 12, 1999, DIRECTV and the four networks announced that they had reached a settlement of that dispute. Under the terms of the settlement, DIRECTV customers predicted to receive a strong signal of Grade A intensity from their local stations will lose access to their satellite provided network channels by June 30, 1999, while DIRECTV customers predicted to receive a weaker, but allegedly adequate signal of Grade B intensity from their local stations will be disconnected by December 31, 1999. Subsequently, PrimeTime 24 and substantially all providers of satellite delivered network programming other than us agreed to this cut off schedule.

         The Networks are currently pursuing a Motion for Preliminary Injunction in the Miami Court, asking that court to enjoin us from providing network programming except under very limited circumstances. In general, the networks want us to turn off programming to our customers on the same schedule as DIRECTV has agreed to. We intend to vigorously contest the issuance of such an injunction. In the event of a decision adverse to us in this case, significant material restrictions on the sale of distant ABC, NBC, CBS and Fox channels by us could result. Among other things, we could be required to terminate delivery of network signals to a material portion of our subscriber base. While the Networks have not sought monetary damages, they have sought to recover attorney fees if they prevail. We have commenced sending letters to some of our subscribers warning that their access to distant broadcast network channels might be terminated commencing in June of this year. Such terminations would result in a small reduction in average monthly revenue per subscriber. While there can be no assurance, any such decrease could be offset by increases in average monthly revenue per subscriber resulting from the delivery of local network channels by satellite, and increases in programming offerings that will follow the scheduled launches of EchoStar V and EchoStar VI later this year. While there can be no assurance, legislation pending in the Senate would, if passed into law, reduce the number of customers whose network channels we may otherwise be required to terminate.

         The Satellite Home Viewer Act permits satellite retransmission of distant network signals only to "unserved households." The determination of whether a household qualifies as "unserved" for the purpose of being eligible to receive a distant network signal depends, in part, on whether that household can receive a signal of "Grade B intensity" as defined by the FCC. On November 17, 1998, in response to petitions for rulemaking that we and the National Rural Telecommunications Cooperative filed, the FCC released a notice of proposed rulemaking concerning the term "Grade B intensity" as used in the Satellite Home Viewer Act. The notice of proposed rulemaking requested comment and made tentative proposals, on among other things:

- the extent of the FCC's authority in connection with the definition, prediction, and measurement of Grade B intensity;

- changing the definition of Grade B intensity so that truly unserved households can be better identified;

- endorsing or developing a methodology for accurately predicting whether an individual household is able to receive a signal of Grade B intensity; and

- developing an easy-to-use and inexpensive method for testing the strength of a broadcast network signal at an individual household.

         The FCC also noted that it does not appear to have the statutory authority to prevent most of PrimeTime 24's subscribers from losing their network service under the Miami injunction. The notice of proposed rulemaking was the subject of extensive comments by, among others, the satellite industry, including us, the networks and broadcast affiliates, and several sports leagues.

         In February 1999, the FCC released its report and order on the proceeding. Although the FCC declined to change the values of Grade B intensity, it adopted a method for measuring it at particular households. The FCC also endorsed a method for predicting Grade B intensity at particular households. We cannot be sure whether these methods are favorable to us or what weight, if any, the courts will give to the FCC's decision. We also cannot be certain whether the application of these methods by the courts will result in termination of distant signal delivery to a material portion of our subscribers and decreases in future subscriber activations. See "Legal proceedings" for additional information regarding specific proceedings we are involved in.

         With respect to the royalty rate for retransmission of distant network and superstation signals, the Librarian of Congress set the rate at 27 cents per subscriber per month -- a significant increase over the previously applicable rates. While judicial review of this ruling is pending, the new rate became effective January 1, 1998.

         EXPORT REGULATION. From time to time, we require import licenses and general destination export licenses to receive and deliver components of direct-to-home satellite TV systems. In addition, the delivery of satellites and related technical information for the purpose of launch by a non-U.S. launch services provider is subject to strict export control and prior approval requirements. We have contemplated the possibility of satellite launches by such non-U.S. providers for our next planned satellites, and cannot be sure that the requisite approvals will be received.

PATENTS AND TRADEMARKS

         We use a number of trademarks for our products and services, including "EchoStar," "DISH Network," "America's Top 40," and others. We have registered some of these trademarks. We believe that those trademarks that we have not registered are generally protected by common law and state unfair competition laws. Although we believe that these trademarks are not essential to our business, we have taken affirmative legal steps to protect those trademarks in the past and intend to actively protect these trademarks in the future.

         We have been assigned certain patents for products and product components that we sell. We do not consider any of these to be significant to our continuing operations. In addition, we have obtained and, although no assurances can be given, expect to obtain licenses for certain patents necessary to the manufacture and sale of DBS receivers and related components. We have been notified that certain features of the EchoStar receiver system allegedly infringe on patents held by others, and that we therefore owe royalties. We are investigating these allegations of infringement and, if appropriate, we would vigorously defend against any suit filed by the parties. We do not know whether we would be able to successfully defend any suit, if brought, or if we would be able to obtain a license for any patent that might be required.

EMPLOYEES


         We had 4,218 employees at March 31, 1999, of which 4,149 worked in our domestic operations and 69 worked in our international operations. We are not a party to any collective bargaining agreement and generally consider relations with our employees to be good.


PROPERTIES

         The following table sets forth certain information concerning the Company's material properties:


                                                                                    APPROXIMATE
                                                                                      SQUARE          OWNED OR
DESCRIPTION/USE                                               LOCATION                FOOTAGE          LEASED
---------------                                               --------                -------         --------
Corporate headquarters.............................    Littleton, Colorado            156,000          Owned
EchoStar Technologies Corporation office
   and distribution center.........................    Englewood, Colorado            155,000          Owned
Office and distribution center.....................    Sacramento, California          78,500          Owned
Digital Broadcast Operations Center................    Cheyenne, Wyoming               55,000          Owned
Customer Service Center............................    Thornton, Colorado              55,000          Owned
Customer Service Center............................    McKeesport, Pennsylvania       100,000          Leased
European headquarters and warehouse................    Almelo, The Netherlands         53,800          Owned
Warehouse and distribution center..................    Denver, Colorado               132,800          Leased


LEGAL PROCEEDINGS

      THE NEWS CORPORATION LIMITED

         During February 1997, our parent company and News Corporation announced an agreement pursuant to which, among other things, News
Corporation agreed to acquire approximately 50% of the outstanding capital stock of our parent company. News Corporation also agreed to make available for use by us the DBS permit for 28 frequencies at the 110Deg. WL orbital slot purchased by MCI for more than $682 million following a 1996 FCC auction. During late April 1997, substantial disagreements arose between the parties regarding their obligations under this agreement. Those substantial disagreements led the parties to litigation. In mid-1997, our parent company filed a complaint seeking specific performance of this agreement and damages, including lost profits. News Corporation filed an answer and counterclaims seeking unspecified damages, denying all of the material allegations and asserting numerous defenses. Discovery commenced in July 1997, and the case was set for trial commencing March 1999. In connection with the pending
110 acquisition, the litigation between our parent company and News Corporation has been stayed and will be dismissed with prejudice upon closing or if the transaction is terminated for reasons other than the breach by, or failure to fill a condition within the control of, News Corporation or MCI.

         In connection with the News Corporation litigation that arose in 1997, our parent company has a contingent fee arrangement with its attorneys, which provides for the attorneys to be paid a percentage of any net recovery obtained in its dispute with News Corporation. The attorneys have asserted that they may be entitled to receive payments in excess of $80 million to $100 million under this fee arrangement in connection with the settlement of the dispute with News Corporation. Our parent company intends to vigorously contest the attorneys' interpretation of the fee arrangement, which it believes significantly overstates the magnitude of its liability. If the attorneys and our parent company are unable to resolve this fee dispute under the fee arrangement, the fee dispute would be resolved through arbitration. It is too early to determine the outcome of negotiations or arbitration regarding this fee dispute. As the holder of the assets acquired in the transaction with News Corporation and MCI, we would pay any fee that is payable under the fee arrangement.

      WIC PREMIUM TELEVISION LTD.

         On July 28, 1998, a lawsuit was filed by WIC Premium Television Ltd., an Alberta corporation, in the Federal Court of Canada Trial Division, against certain defendants which include: General Instrument Corporation, HBO, Warner Communications, Inc., John Doe, Showtime, United States Satellite Broadcasting Company, Inc., EchoStar Communications Corporation, or ECC, and two of our wholly-owned subsidiaries. The lawsuit seeks, among other things, an interim and permanent injunction prohibiting the defendants from activating receivers in Canada and from infringing any copyrights held by WIC. It is too early to determine whether or when any other lawsuits or claims will be filed. It is also too early to make an assessment of the probable outcome of the litigation or to determine the extent of any potential liability or damages.

         On September 28, 1998, WIC filed another lawsuit in the Court of Queen's Bench of Alberta Judicial District of Edmonton against certain defendants, which also include ECC and Echosphere. WIC is a company authorized to broadcast certain copyrighted work, such as movies and concerts, to residents of Canada. WIC alleges that the defendants engaged in, promoted, and/or allowed satellite dish equipment from the United States to be sold in Canada and to Canadian residents and that some of the defendants allowed and profited from Canadian residents purchasing and viewing subscription television programming that is only authorized for viewing in the United States. The lawsuit seeks, among other things, interim and permanent injunction prohibiting the defendants from importing hardware into Canada and from activating receivers in Canada and damages in excess of the equivalent of $175 million. It is too early to determine whether or when any other lawsuits or claims will be filed. It is also too early to make an assessment of the probable outcome of the litigation or to determine the extent of any potential liability or damages.

      BROADCAST NETWORK PROGRAMMING

         Section 119 of the Satellite Home Viewer Act authorizes us to provide satellite-delivered network channels to customers who qualify as "unserved households," defined in the Satellite Home Viewer Act as consumers who, among other things, "cannot receive, through the use of a conventional outdoor rooftop receiving antenna, an over-the-air signal of Grade B intensity, as defined by the FCC, of a primary network station affiliated with that network." Historically, we obtained distant broadcast network signals for distribution to our customers through PrimeTime 24, Joint Venture. PrimeTime 24 also distributed network signals to certain of our competitors in the satellite industry.

         The national networks and local affiliate stations recently challenged, based upon copyright infringement, PrimeTime 24's methods of selling network programming to consumers. The United States District Court for the Southern District of Florida entered a nationwide permanent injunction preventing PrimeTime 24 from selling its programming to consumers unless the programming was sold in accordance with certain stipulations in the injunction. The injunction covers "distributors" as well. The plaintiffs in the Florida litigation informed us that they considered us a "distributor" for purposes of that injunction. A federal district court in North Carolina has also issued an injunction against PrimeTime 24 prohibiting certain distant signal retransmissions in the Raleigh area. Other copyright litigation against PrimeTime 24 is pending.

         We ceased delivering PrimeTime 24 programming in July 1998, and began uplinking and distributing network channels directly. We have also implemented Satellite Home Viewer Act Section 119 compliance procedures which materially restrict the market for the sale of network channels by us.


         On October 19, 1998, we filed a declaratory judgment action in the United States District Court for the District of Colorado against the four major networks. We asked the court to enter a judgment declaring that our method of providing distant network programming does not violate the Satellite Home Viewer Act and hence does not infringe the networks' copyrights. On November 5, 1998, the four major broadcast networks and their affiliate groups filed a complaint against us in federal court in Miami alleging, among other things, copyright infringement. The plaintiffs in that action have also requested the issuance of a preliminary injunction against us. The case filed by us was subsequently combined with and transferred to the Miami court.


         On February 24, 1999, CBS, NBC, Fox, and ABC filed a "Motion for Temporary Restraining Order, Preliminary Injunction, and Contempt Finding" against DIRECTV, Inc. in Miami relating to the delivery of distant network channels to DIRECTV customers by satellite. On March 12, 1999, DIRECTV and the four networks announced that they had reached a settlement of that dispute. Under the terms of the settlement, DIRECTV customers predicted to receive a strong signal of Grade A intensity from their local stations will lose access to their satellite provided network channels by June 30, 1999, while DIRECTV customers predicted to receive a weaker, but allegedly adequate signal of Grade B intensity from their local stations will be disconnected by December 31, 1999. Subsequently, PrimeTime 24 and substantially all providers of satellite delivered network programming other than us agreed to this cut off schedule.


         The Networks are currently pursuing a Motion for Preliminary Injunction in the Miami Court, asking that court to enjoin us from providing network programming except under very limited circumstances. In general, the networks want us to turn off programming to our customers on the same schedule as DIRECTV has agreed to. We intend to vigorously contest the issuance of such an injunction. In the event of a decision adverse to us in this case, significant material restrictions on the sale of distant ABC, NBC, CBS and Fox channels by us could result. Among other things, we could be required to terminate delivery of network signals to a material portion of our subscriber base. While the Networks have not sought monetary damages, they have sought to recover attorney fees if they prevail. We have commenced sending letters to some of our subscribers warning that their access to distant broadcast network channels might be terminated commencing in June of this year. Such terminations would result in a small reduction in average monthly revenue per subscriber. While there can be no assurance, any such decrease could be offset by increases in average monthly revenue per subscriber resulting from the delivery of local network channels by satellite, and increases in programming offerings that will follow the scheduled launches of EchoStar V and EchoStar VI later this year. While there can be no assurance, legislation pending in the Senate would, if passed into law, reduce the number of customers whose network channels we may otherwise be required to terminate.

      ENVIRONMENTAL PROTECTION AGENCY

         In connection with a recent expansion of our digital broadcast center in Cheyenne, Wyoming, two additional underground storage tanks were installed by a contractor. The underground storage tanks were properly installed and are being operated in accordance with Environmental Protection Agency regulations. However, the EPA has alleged that the State of Wyoming was not timely advised of the installation of those tanks, and that a certificate of compliance was not timely filed following installation. As a result, during May 1999, we received notice that the EPA filed a complaint against us and has proposed to assess a civil penalty of $9,500. In accordance with our construction contract for the digital broadcast center, the general contractor has agreed to defend and indemnify us and to hold us harmless for any costs involved with resolving the complaint.

         We are subject to various other legal proceedings and claims which arise in the ordinary course of business. In the opinion of management, the amount of ultimate liability with respect to those actions will not materially affect our financial position or results of operations.

                                  MANAGEMENT

      DIRECTORS AND OFFICERS

         Our company is a wholly owned subsidiary of ECC. The following table sets forth information concerning certain officers and directors of ECC and our company:


NAME                             AGE                            POSITION
----                             ---                            --------
Charles W. Ergen .............    45       Chairman, Chief Executive Officer, President and
                                           Director of ECC and our company
O. Nolan Daines ..............    39       Director of ECC
Raymond L. Friedlob ..........    54       Director of ECC
James DeFranco ...............    45       Executive Vice President and Director of ECC and
                                           our company
David K. Moskowitz ...........    40       Senior Vice President, General Counsel, Secretary
                                           and Director of ECC and our company
Michael T. Dugan .............    49       President, EchoStar Technologies Corporation
Steven B. Schaver ............    44       Chief Financial Officer and Chief Operating
                                           Officer of ECC and Chief Financial Officer of our
                                           company


         CHARLES W. ERGEN. Mr. Ergen has been Chairman of the Board of Directors, President and Chief Executive Officer of ECC since its formation and, during the past five years, has held various executive officer and director positions with ECC's subsidiaries. Mr. Ergen, along with his spouse and James DeFranco, was a co-founder of ECC in 1980.

         O. NOLAN DAINES. In 1993, Mr. Daines founded DiviCom, Inc. DiviCom is a global provider of standards-based MPEG-II encoding product systems for digital video broadcasting. DiviCom's product lines include audio/video/data encoding and networking systems, as well as integration consulting and implementation services. Prior to founding DiviCom, Mr. Daines served as Executive Director of Engineering and System Architecture at Compression Labs Inc., where he led the development of digital video products and communications systems. In March 1998, Mr. Daines was appointed to ECC's Board of Directors.

         RAYMOND L. FRIEDLOB. Mr. Friedlob has been a director of ECC and a member of its Audit and Executive Compensation Committees since October 1995. Mr. Friedlob is presently a member of the law firm of Friedlob Sanderson Raskin Paulson & Tourtillott, LLC. Prior to 1995, Mr. Friedlob was a partner of Raskin & Friedlob, where he had practiced since 1970. Mr. Friedlob specializes in federal securities law, corporate law, leveraged acquisitions, mergers and taxation.

         JAMES DEFRANCO. Mr. DeFranco, currently the Executive Vice President of ECC, has been a Vice President and a Director of ECC since its formation and, during the past five years, has held various executive officer and director positions with ECC's subsidiaries. Mr. DeFranco, along with Mr. Ergen and Mr. Ergen's spouse, was a co-founder of ECC in 1980.

         DAVID K. MOSKOWITZ. Mr. Moskowitz is the Senior Vice President, Secretary and General Counsel of ECC. In March 1998, Mr. Moskowitz was appointed to ECC's Board of Directors to fill the vacancy created by the resignation of Mr. R. Scott Zimmer. During the past five years, Mr. Moskowitz also has held various executive officer and director positions with ECC's subsidiaries. Mr. Moskowitz joined ECC in March 1990 and is responsible for all legal and regulatory affairs of ECC and its subsidiaries.

         MICHAEL T. DUGAN. Mr. Dugan is the President of the Consumer Products Division of ECC. In that capacity, Mr. Dugan is responsible for all engineering and manufacturing operations at ECC. Mr. Dugan has been with ECC since 1990.

         STEVEN B. SCHAVER. Mr. Schaver was named the Chief Financial Officer of ECC in February 1996. In November 1996, Mr. Schaver also was named Chief Operating Officer. From November 1993 to February 1996, Mr. Schaver was the Vice President of ECC's European and African operations. From July 1992 to November 1993, Mr. Schaver was the Director of Sales and Marketing for ECC's largest Spanish customer, Internacional de Telecomunicaciones, S.A. in Madrid, Spain. Prior to July 1992 and since joining ECC in 1984, he has held various positions with subsidiaries of ECC, including Vice President of European operations. Prior to joining ECC Mr. Schaver was a Banking Officer with Continental Illinois National Bank.

         The Board of Directors of ECC currently has an Audit Committee and an Executive Compensation Committee, both of which were established in October 1995. The present members of the Audit and Executive Compensation Committees are Messrs. Daines and Friedlob. The principal functions of the Audit Committee are: (i) to recommend to the Board of Directors the selection of independent public accountants; (ii) review management's plan for engaging ECC's independent public accountants during the year to perform non-audit services and consider what effect these services will have on the independence of the accountants; (iii) review the annual financial statements and other financial reports which require approval by the Board of Directors; (iv) review the adequacy of ECC's system of internal accounting controls; and (v) review the scope of the independent public accountants' audit plans and the results of the audit. The principal function of the Executive Compensation Committee is to award grants under and administer ECC's Stock Incentive Plan.

      EXECUTIVE COMPENSATION

         Executive Officers are compensated by certain subsidiaries of ECC. The following table sets forth the cash and non-cash compensation for the fiscal years ended December 31, 1998, 1997 and 1996 for the named executive officers.



                                                    SUMMARY COMPENSATION TABLE

                                                                                                     LONG TERM
                                                                                                    COMPENSATION
                                                                                                       AWARDS
                                                                                                    ------------
                                                                                                     SECURITIES
                                                                                                     UNDERLYING
                                                                                 OTHER ANNUAL         OPTIONS           ALL OTHER
                                         YEAR        SALARY         BONUS      COMPENSATION (1)         (#)          COMPENSATION(2)
                                         ----        ------         -----      ----------------     ------------     ---------------
Charles W. Ergen ...................
Chairman, President and Chief
Executive Officer                        1998       $248,082      $     --         $    --             30,000           $ 21,510
                                         1997        190,000            --              --             30,000             13,044
                                         1996        190,000            --              --             17,300            140,680

James DeFranco .....................
Executive Vice President and
Director                                 1998       $178,860      $     --         $    --             30,000           $ 15,995
                                         1997        160,000            --              --             30,000             13,094
                                         1996        160,000            --              --                 --             48,990

Michael T. Dugan ...................
President, EchoStar Technologies
Corporation                              1998       $209,231      $     --         $    --             15,000           $ 14,235
                                         1997        160,000            --              --            138,820             13,094
                                         1996        149,615            --              --             18,735             12,882

David K. Moskowitz .................
Senior Vice President, Secretary,
General Counsel and Director             1998       $187,311      $500,000         $    --             30,000           $ 14,235
                                         1997        157,692            --              --             30,000             12,918
                                         1996        142,692        10,000              --              7,495             12,994

Steven B. Schaver ..................
Chief Operating Officer and Chief
Financial Officer                        1998       $183,081      $     --         $15,074             39,090           $ 13,765
                                         1997        158,462            --          15,416             59,410             11,984
                                         1996        142,498        11,787          14,340                 --             12,516



------------------

(1) With respect to Mr. Schaver, "Other Annual Compensation" includes housing and car allowances related to his overseas assignments. Although each named executive officer enjoys certain other perquisites, such perquisites do not exceed the lesser of $50,000 or 10% of such officer's salary and bonus.

(2) "All Other Compensation" consists of amounts contributed to the corporation's 401(k) plan on behalf of the named executive officers. With respect to Mr. Ergen and Mr. DeFranco for 1996, "All Other Compensation" also includes payments made in connection with a tax indemnification agreement between ECC and such individuals.

         The following table provides information concerning grants of options to purchase Class A shares of ECC made in 1998 to the named executive officers:


                                       OPTION GRANTS IN LAST FISCAL YEAR



                                   NUMBER OF       PERCENT OF
                                   SECURITIES    TOTAL OPTIONS
                                   UNDERLYING      GRANTED TO
                                OPTIONS GRANTED   EMPLOYEES IN    EXERCISE PRICE                       GRANT DATE
NAME                                  (#)             1998       PER SHARE ($/SH) EXPIRATION DATE  PRESENT VALUE (3)
----------------------------------------------------------------------------------------------------------------------
Charles W. Ergen............        30,000(1)        4.33%            $18.29      April 15, 2006       $318,198
James DeFranco..............        30,000(1)        4.33%            $17.00      April 15, 2006        325,251
Michael T. Dugan............        15,000(1)        2.17%            $17.00      April 15, 2006        162,625
David K. Moskowitz..........        30,000(1)        4.33%            $17.00      April 15, 2006        325,251
Steven B. Schaver...........        30,000(1)        4.33%            $17.00      April 15, 2006        325,251
Steven B. Schaver...........         9,090(2)        1.31%            $22.00      March 31, 2008        131,268
------------------


(1) In February 1998, ECC adopted the 1998 Executive Bonus Plan which provided, among other things, the named executive officers with options to purchase up to 30,000 Class A Shares each, depending upon ECC's achievement of certain financial and other goals. ECC did not meet any of the goals during 1998. Accordingly, all stock options granted pursuant to the 1998 Executive Bonus Plan were cancelled. During February 1999, each of the named executive officers has been granted awards under the 1999 Executive Bonus Plan, which was recently approved by the Board of Directors. The 1999 Executive Bonus Plan provides for corporate performance-based bonuses, including cash and stock options, all of which are conditioned upon the achievement of certain corporate, financial and other goals. The 1999 Executive Bonus Plan consists of three components for each executive covered by the plan: (i) a $75,000 cash bonus; (ii) options to purchase up to 15,000 Class A shares at $48.00 per share; and
      (iii) a long-term incentive grant of options to purchase up to 50,000 Class A shares at $48.00 per share. Each of the above components is subject to cancellation to the extent ECC does not achieve certain pre-defined corporate, financial and other goals.


(2) In March 1998, ECC granted options to Mr. Schaver and other key employees to purchase Class A shares. These options will vest 20% one year following the date of the grant and continue to vest 20% each year thereafter through 2003. These options expire five years from the date on which each portion of the option first becomes exercisable, subject to early termination in certain circumstances.

(3) Option values reflect Black-Scholes model output for options. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, because option valuation models require the input of highly subjective assumptions, including the expected stock price characteristics, significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock- based compensation awards. The assumptions used in the model were expected volatility of 67%, risk free rate of return of 5.64%, dividend yield of 0%, and time to exercise of six years.

         The following table provides information as of December 31, 1998 concerning unexercised options to purchase Class A shares:


                                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                       AND FISCAL YEAR END OPTION VALUES



                                                            NUMBER OF SECURITIES
                                                           UNDERLYING UNEXERCISED          VALUE OF UNEXERCISED
                             NUMBER OF                            OPTIONS AT              IN-THE-MONEY OPTIONS AT
                              SHARES         VALUE         DECEMBER 31, 1998 (#)         DECEMBER 31, 1998 ($)(1)
                            ACQUIRED ON    REALIZED        ---------------------         ------------------------
NAME                        EXERCISE(#)       ($)        EXERCISABLE    UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
---------------------------------------------------------------------------------------------------------------------
Charles W. Ergen                     -      $      -         64,489         80,814      $2,344,164      $2,548,098
James DeFranco                       -             -         47,340         67,279       1,748,148       2,176,592
Michael T. Dugan                17,000       496,163         64,361        137,180       2,074,513       4,361,525
David K. Moskowitz                   -             -         68,679         80,432       2,483,365       2,605,698
Steven B. Schaver                    -             -         34,395         98,058       1,170,798       3,064,854
-------------------

(1) The dollar value of each exercisable and unexercisable option was calculated by multiplying the number of Class A shares underlying the option by the difference between the exercise price of the option and the closing price (as quoted in the Nasdaq National Market) of a Class A share on December 31, 1998.

         EXECUTIVE COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION. Prior to October 1995, ECC did not have an Executive Compensation Committee, and its Board of Directors determined all matters concerning executive compensation. During 1998, the Executive Compensation Committee consisted of Messrs. Daines and Friedlob. Mr. Friedlob is a partner in the law firm of Friedlob, Sanderson, Raskin, Paulson & Tourtillot, LLC, which billed ECC approximately $210,000 in fees related to securities offerings in 1997.

         DIRECTOR COMPENSATION. Directors of ECC who are not also executive officers of ECC receive $500 for each meeting of the Board of Directors attended and are reimbursed for reasonable travel expenses related to attendance at Board meetings. Directors of ECC who are employees are not compensated for their services as directors. Directors of ECC are elected annually by the shareholders of ECC. Directors who are not also employees of ECC are granted options under the 1995 Non-employee Director Stock Option Plan to acquire 1,000 Class A shares of ECC upon election to the Board. Mr. Friedlob was granted an option to acquire 1,000 Class A shares of ECC on December 22, 1995, pursuant to the Director Stock Option Plan. These options were 100% vested upon issuance and had an exercise price of $20.25 per share and a term of five years. These options were repriced to $17.00 per share during July 1997. Additionally, in February 1997, Mr. Friedlob was granted an option to acquire 5,000 shares of Class A common stock. These options were 100% vested upon issuance and have an exercise price of $17.00 and a term of five years. In March 1998, upon appointment to ECC's Board of Directors, Mr. Daines was granted an option to acquire 1,000 shares of ECC's Class A common stock. These options were 100% vested upon issuance, have an exercise price of $22.00, and a term of five years.

         STOCK INCENTIVE PLAN. ECC adopted the 1995 Incentive Plan to provide incentives to attract and retain executive officers and other key employees. ECC's Executive Compensation Committee administers the Incentive Plan. Key employees are eligible to receive awards under the Incentive Plan at the committee's discretion.

         Awards available under the Incentive Plan include (i) common stock purchase options; (ii) stock appreciation rights; (iii) restricted stock and restricted stock units; (iv) performance awards; (v) dividend equivalents; and
(vi) other stock-based awards. ECC has reserved up to 10 million Class A shares for granting awards under the Incentive Plan. Under the terms of the Incentive Plan, the Executive

Compensation Committee retains discretion, subject to plan limits, to modify the terms of outstanding awards and to reprice awards.


         Pursuant to the Incentive Plan, ECC has granted options to its executive officers and other key employees for the purchase of a total of 2,780,834 Class A shares. Options to purchase 1,447,015 Class A shares were outstanding as of December 31, 1998. These options generally vest at the rate of 20% per year, commencing one year from the date of grant and 20% thereafter on each anniversary of the date of grant. The exercise prices of these options, which have always been equal to or greater than the fair market value at the date of grant, have ranged from $9.33 to $29.36 per Class A share. Certain of these stock options were repriced as described below.



         Effective July 1, 1997, the Executive Compensation Committee voted to reprice all outstanding options with an exercise price greater than $17.00 per Class A share to $17.00 per Class A share. The price to which the options were repriced exceeded the fair market value of a Class A share as of the date of repricing. The market value of Class A shares on the date of repricing was $15.25 per Class A share. The Executive Compensation Committee and the Board of Directors indicated that they would not typically consider reducing the exercise price of previously granted options. However, the Executive Compensation Committee and the Board of Directors recognized that certain events beyond the reasonable control of the employees of ECC had significantly reduced the incentive those options were intended to create. It was the expectation of the Executive Compensation Committee and the Board of Directors that by reducing the exercise price of these options to $17.00, the intended incentive would be restored in part.



         LAUNCH BONUS PLAN. Effective May 8, 1998, in connection with the launch of EchoStar IV, ECC granted a performance award of ten shares of Class A common stock to all full-time employees with more than 90 days of service. The total number of shares granted relative to the performance award approximated 16,600 shares.


         401(k) PLAN. In 1983, ECC adopted a defined-contribution tax-qualified 401(k) plan. ECC's employees become eligible for participation in the 401(k) plan upon completing six months of service with ECC and reaching age 21. Participants in the 401(k) plan may contribute between 1% and 15% of their compensation in each contribution period. ECC may make a 50% matching contribution up to a maximum of $1,000 per participant per calendar year. ECC may also make an annual discretionary profit sharing or employer stock contribution to the 401(k) plan with the approval of the Board of Directors.

         Participants in the 401(k) plan are immediately vested in their voluntary contributions, plus actual earnings thereon. The balance of the vesting in 401(k) plan participants' accounts is based on years of service. A participant becomes 10% vested after one year of service, 20% vested after two years of service, 30% vested after three years of service, 40% vested after four years of service, 60% vested after five years of service, 80% vested after six years of service, and 100% vested after seven years of service.

         In March 1998, ECC contributed 80,000 shares of its Class A common stock to the 401(k) plan as a discretionary employer stock contribution. These shares, which were allocated to individual participant 401(k) plan accounts in proportion to their 1997 eligible compensation, are subject to the seven-year vesting schedule previously described. Shares of Class A common stock allocated to the 401(k) plan accounts of the named executive officers pursuant to the 1997 discretionary employer stock contribution were as follows: (i) Charles W. Ergen, 539 shares; (ii) Michael T. Dugan, 539 shares (iii) James DeFranco, 539 shares;
(iv) Steven B. Schaver, 534 shares; (v) David K. Moskowitz, 531 shares and (vi) all officers and directors as a group, 4,247 shares.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


         During 1997, the law firm of Friedlob, Sanderson, Raskin, Paulson & Tourtillott, LLC billed ECC approximately $210,000 in fees related to certain of our 1997 securities offerings. Mr. Friedlob, a member of ECC's Board of Directors, is a partner of that law firm.

         O. Nolan Daines, who was recently appointed to ECC's Board of Directors, also is the founder of DiviCom. During 1998, ECC purchased approximately $15 million of equipment for its Digital Broadcast Operations Center and for certain of its other project integration services for international direct-to-home satellite TV ventures from DiviCom.


         We distributed approximately $269.7 million of the net proceeds of the offering of old notes to ECC to repurchase ECC's senior preferred exchange notes pursuant to the tender offers. In addition, ECC contributed cash or cash equivalents of $200 million to us as common equity. See "Use of proceeds."


         In addition, we repaid a $12 million demand note payable to ECC in October 1997. Also, during 1995 and 1996, ECC advanced us $46 million in the form of notes payable to enable us to make required payments under our EchoStar III construction contract. The notes payable bear interest at 11.25%, which has been added to principal. We used approximately $60.2 million of the net proceeds of the old notes to repay such notes payable together with accrued interest.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


         The following table sets forth, to our best knowledge, the beneficial ownership of our parent company's voting securities as of April 30, 1999 by (i) each person known by our parent company, ECC, to be the beneficial owner of more than five percent of any class of its voting shares; (ii) each director of ECC;
(iii) the five highest compensated persons acting as an executive officer of ECC, listed below as named executive officers; and (iv) all directors and executive officers as a group. Unless otherwise indicated, each person listed in the following table (alone or with family members) has sole voting and dispositive power over the shares listed opposite such person's name.


                                                                                PRO FORMA      PRO FORMA
                                                      NUMBER OF    PERCENTAGE   NUMBER OF    PERCENTAGE OF
NAME(1)                                                 SHARES      OF CLASS    SHARES (2)     CLASS (2)
-----------------------------------------------------------------------------------------------------------
 CLASS A COMMON STOCK (3):
   Charles W. Ergen (4), (5), (20), (21), (22).....   30,064,053      61.7%     30,064,053        49.5%
   The News Corporation Limited (6)................            -       -         9,568,818        15.8%
   MCI WorldCom, Inc. (6)..........................            -       -         2,377,272         3.9%
   FMR Corp. (7)...................................    2,172,864       4.5%      2,172,864         3.6%
   Morgan Stanley Dean Witter & Co (8).............    1,936,446       4.0%      1,936,446         3.2%
   Wellington Management Company, LLP (9)..........    1,657,481       3.4%      1,657,481         2.7%
   Montgomery Asset Management, LLC (10)...........    1,202,100       2.5%      1,202,100         2.0%
   James DeFranco (11), (20), (21).................    1,042,049       2.1%      1,042,049         1.7%
   Equitable Companies Inc. (12)...................      836,861       1.7%        836,861         1.4%
   AMVESCAP, PLC (13)..............................      782,050       1.6%        782,050         1.3%
   David K. Moskowitz (14), (20), (21).............       94,780       *            94,780         *
   Michael T. Dugan (15), (20), (21)...............       43,849       *            43,849         *
   Steven B. Schaver (16), (20), (21)..............       45,355       *            45,355         *
   Raymond L. Friedlob (17), (21)..................       11,000       *            11,000         *
   O. Nolan Daines (18), (21)......................       10,000       *            10,000         *
   All directors and executive officers as a group
     (14 persons) (19), (20), (21).................   31,363,895      64.3%     31,363,895        51.7%

                                                                       NUMBER OF    PERCENTAGE
                                                                         SHARES      OF CLASS
                                                                      -------------------------
 CLASS B COMMON STOCK:
   Charles W. Ergen.................................................   29,804,401     100.0%
   All Directors and Executive Officers as a Group (14 persons).....   29,804,401     100.0%

-------------------
*      Less than 1%.

(1) Except as otherwise noted, the address of each such person is 5701 Santa Fe Drive, Littleton, Colorado 80120.

(2) Gives effect to the 110 acquisition, assuming it had been consummated on April 30, 1999 (see Note (6)). Also includes Class A shares issuable upon conversion of Mr. Ergen's Class B shares.

(3) The following table sets forth, to the best knowledge of ECC, the actual ownership of Class A shares (including options exercisable within 60 days) as of April 30, 1999 by (i) each person known by ECC to be the beneficial owner of more than five percent of any class of ECC's voting shares; (ii) each director or nominee of ECC; (iii) each named executive officer; and (iv) all directors and executive officers as a group:

                                                                       NUMBER OF    PERCENTAGE
NAME                                                                     SHARES      OF CLASS
-------------------------------------------------------------------------------------------------
 CLASS A COMMON STOCK:
   FMR Corp........................................................    2,172,864       13.1%
   Morgan Stanley Dean Witter & Co.................................    1,936,446       11.6%
   Wellington Management Company, LLP..............................    1,657,481       10.0%
   Montgomery Asset Management, LLC................................    1,202,100        7.2%
   James DeFranco..................................................    1,042,049        6.3%
   Equitable Companies Inc.........................................      836,861        5.0%
   AMVESCAP, PLC...................................................      782,050        4.7%
   Charles W. Ergen................................................      259,651        1.6%
   David K. Moskowitz..............................................       94,780        *
   Michael T. Dugan................................................       43,849        *
   Steven B. Schaver...............................................       45,355        *
   Raymond L. Friedlob.............................................       11,000        *
   O. Nolan Daines.................................................       10,000        *
   All directors and executive officers as a group (14 persons)....    1,559,494        9.4%


(4) Includes (i) 2,194 Class A shares held in ECC's 401(k) Employee Savings Plan; (ii) the right to acquire 84,144 Class A shares within 60 days upon the exercise of employee stock options; and (iii) 29,804,401 Class A shares issuable upon conversion of Mr. Ergen's Class B shares.


(5) The percentage of total voting power held by Mr. Ergen is 93.4%, after giving effect to the exercise of Mr. Ergen's options exercisable within 60 days and would be approximately 90.0% after also giving effect to the 110 acquisition.


(6) The exact number of Class A shares issuable to News Corporation and MCI, a subsidiary of MCI WORLDCOM, Inc., in connection with the 110 acquisition will not be determinable until consummation of that transaction. The number of Class A shares that will be issued is subject to adjustment if the 20 trading day average closing price of ECC's Class A shares is less than $15.00 or greater than $39.00. Assuming the 110 acquisition had been consummated on April 30, 1999, the 20 trading day average closing price of the Class A shares would have been $97.94. The following table illustrates, at various prices, the number of Class A shares issuable to News Corporation and MCI.


                        NEWS CORPORATION                   MCI
                   --------------------------    --------------------------
AVERAGE SHARE                     PERCENTAGE                    PERCENTAGE
    PRICE            SHARES      OF CLASS (2)      SHARES      OF CLASS (2)
-------------      ----------    ------------    ----------    ------------
    $10.00         36,045,000       38.5%         8,955,006        9.6%
    $15.00         24,030,000       30.6%         5,970,000        7.6%
    $39.00         24,030,000       30.6%         5,970,000        7.6%
    $40.00         23,429,250       30.1%         5,820,750        7.5%
    $50.00         18,743,400       26.0%         4,656,600        6.5%
    $60.00         15,619,500       22.9%         3,880,500        5.7%
    $70.00         13,388,143       20.5%         3,326,143        5.1%
    $80.00         11,714,625       18.5%         2,910,375        4.6%
    $90.00         10,413,000       16.9%         2,587,000        4.2%
   $100.00          9,371,700       15.6%         2,328,300        3.9%
   $110.00          8,519,727       14.4%         2,116,636        3.6%
   $120.00          7,809,750       13.4%         1,940,250        3.3%

(7)    The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts
       02109.

(8) The address of Morgan Stanley Dean Witter & Co. is 1585 Broadway, New York, New York 10036.

(9) The address of Wellington Management Company, LLP is 75 State Street, Boston, Massachusetts 02109.

(10) The address of Montgomery Asset Management, LLC is 600 Montgomery Street, San Francisco, California 94111.

(11) Includes: (i) 2,194 Class A shares held in the 401(k) plan; (ii) the right to acquire 64,265 Class A shares within 60 days upon the exercise of employee stock options; (iii) 751 Class A shares held as custodian for his minor children; and (iv) 375,000 Class A shares controlled by Mr. DeFranco as general partner of a partnership.

(12) The address of Equitable Companies Inc. is 1290 Avenue of the Americas, New York, New York 10104.

(13) The address of AMVESCAP, PLC is 1315 Peachtree Street, N.W., Atlanta, Georgia 30309.

(14) Includes (i) 2,092 Class A shares held in the 401(k) plan; (ii) the right to acquire 88,040 Class A shares within 60 days upon the exercise of employee stock options; (iii) 166 Class A shares held as custodian for his minor children; and (iv) 1,023 Class A shares held as trustee for Mr. Ergen's children.


(15) Includes: (i) 2,093 Class A shares held in the 401(k) plan and (ii) the right to acquire 41,716 Class A shares within 60 days upon the exercise of employee stock options.



(16) Includes: (i) 1,962 Class A shares held in the 401(k) plan and (ii) the right to acquire 43,353 Class A shares within 60 days upon the exercise of employee stock options.


(17) Includes the right to acquire 11,000 Class A shares within 60 days upon the exercise of employee stock options.

(18) Includes the right to acquire 6,000 Class A shares within 60 days upon the exercise of employee stock options.

(19) Includes (i) 13,522 Class A shares held in the 401(k) plan; (ii) the right to acquire 383,390 Class A shares within 60 days upon the exercise of employee stock options; (iii) 375,000 Class A shares held in a partnership; (iv) 29,804,401 Class A shares issuable upon conversion of Class B shares; and (v) 2,041 Class A shares held in the name of, or in trust for, minor children and other family.

(20) Includes 162,175 Class A shares over which Mr. Ergen has voting power as trustee for the 401(k) plan. These shares also are beneficially owned through investment power by each individual 401(k) plan participant. The Class A shares individually owned by each of the named executive officers through their participation in the 401(k) plan are included in each respective named executive officer's information above.

(21) Beneficial ownership percentage was calculated assuming exercise or conversion of all Class B shares, warrants and employee stock options exercisable within 60 days into Class A shares by all holders of such derivative securities. Assuming exercise or conversion of derivative securities by such person, and only by such person, the beneficial ownership of Class A shares would be as follows: Mr. Ergen, 65.9%; Mr. DeFranco, 6.5%; less than one percent for Mr. Moskowitz, Mr. Dugan, Mr. Schaver, Mr. Daines and Mr. Friedlob; and all officers and directors as a group, 66.6%.

         In connection with the 110 acquisition, Mr. Ergen entered into a voting agreement with News Corporation and MCI pursuant to which News Corporation and MCI have agreed to vote their shares of ECC stock in the manner recommended by the Board of Directors of ECC for a period of five years following consummation of the 110 acquisition. Mr. Ergen disclaims beneficial ownership of the shares of Class A shares to be issued to News Corporation and MCI.

                            DESCRIPTION OF THE NOTES


         The seven year notes and the ten year notes were each issued pursuant to an indenture by and among us, the guarantors and U.S. Bank Trust National Association, as trustee. The terms of the exchange notes are substantially identical to the terms of the old notes. However, the exchange notes are not subject to transfer restrictions or registration rights unless held by certain broker-dealers, our affiliates or certain other persons.

         The following summary of some of the provisions of each indenture and the registration rights agreements relating to each series of notes does not purport to be complete and is qualified in its entirety by reference to the applicable indenture and the registration rights agreements.

         You can find the definitions of some of the capitalized terms used in this section under the subheading "--Certain definitions." For purposes of this section, references to "us," "our company" or "we" mean only EchoStar DBS Corporation and not our subsidiaries, and references to "ECC" shall mean ECC together with each Wholly Owned Subsidiary of ECC that beneficially owns 100% of the Equity Interests of our company, but only so long as ECC beneficially owns 100% of the Equity Interests of such subsidiary.

         The terms of the notes include those stated in the applicable indenture and those made part of each indenture by reference to the Trust Indenture Act of 1939, as amended. The notes are subject to all such terms, and holders of notes should refer to the applicable indenture and the Trust Indenture Act for a statement thereof. A copy of each indenture may be obtained from us or the initial purchasers.

         The following description is a summary of the material provisions of each indenture. It does not restate each indenture in its entirety. We urge you to read the applicable indenture because it, and not this description, defines your rights as a holder of the notes.

BRIEF DESCRIPTION OF THE NOTES AND THE GUARANTEES

         In the following summary, "EchoStar" refers solely to EchoStar Communications Corporation and does not include any direct or indirect subsidiaries of EchoStar. Unless the context otherwise requires, all references herein to the notes shall include the old notes and the exchange notes.

THE NOTES

         The notes are:

-        general unsecured obligations of our company;

-        ranked equally in right of payment to each other;

- ranked equally in right of payment with all existing and future senior debt of our company;

- ranked senior in right of payment to all other existing and future subordinated debt of our company;


- effectively junior to (i) all liabilities (including trade payables) of our company's Subsidiaries (if any) that are Unrestricted Subsidiaries (and thus not guarantors) or that are otherwise not guarantors and of ETC or any Subsidiary of our company which constitutes a Non-Core Asset in the event ETC or such Subsidiary is released from its guarantee pursuant to the covenant entitled "Certain Covenants--Dispositions of ETC and non-core assets," (ii) all liabilities (including trade payables) of any Subsidiary Guarantor if such guarantor's guarantee is subordinated or avoided by a court of competent jurisdiction (see "Risk factors--Under fraudulent conveyance statutes, a court may void or subordinate our obligations under the notes or our subsidiary guarantors' obligations under their guarantees") and (iii) all secured obligations, to the extent of the collateral securing such obligations, including any borrowings under any of our future secured credit facilities; and

-        unconditionally guaranteed by the guarantors.

         The notes are issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples thereof. Any ten year notes that remain outstanding after the completion of the ten year note exchange offer, together with the ten year exchange notes issued in connection with the ten year note exchange offer, will be treated as a single class of securities for all purposes under the ten year note indenture, including, without limitation, waivers, amendments, redemptions, Change of Control Offers and Excess Proceeds Offers. Any seven year notes that remain outstanding after completion of the seven year note exchange offer, together with the seven year exchange notes issued in connection with the seven year note exchange offer, will be treated as a single class of securities for all purposes under the seven year note indenture, including without limitation, waivers, amendments, redemptions, Change of Control Offers and Excess Proceeds Offers.

THE GUARANTEES

         The notes are guaranteed by the guarantors, which currently include DBSC and substantially all of our direct and indirect Wholly Owned Restricted Subsidiaries. The guarantees of the notes are:

         -        general unsecured obligations of each guarantor;

         -        ranked equally in right of payment to all other guarantees;

         - ranked equally in right of payment with any existing and future senior debt of the guarantor;

         - effectively junior to secured obligations, to the extent of the collateral securing such obligations, including any secured guarantees of our obligations under any of our future credit facilities; and

         - ranked senior in right of payment to all other existing and future subordinated debt of such guarantor.


         As of March 31, 1999 there was:


         - no outstanding debt ranking ahead of the notes or the guarantees, as the case may be,

         - $63.8 million of outstanding debt ranking equally with the notes and the guarantees, as the case may be, $44.9 million of which is secured and

         - no outstanding debt ranking behind the notes or the guarantees, as the case may be.

The indentures permit us and the guarantors to incur additional Indebtedness, including secured and unsecured Indebtedness that ranks PARI PASSU with the notes. Any secured Indebtedness will, as to the collateral securing such Indebtedness, be effectively senior to the notes to the extent of such collateral.

         As of the date of the indentures, all of our Subsidiaries are "Restricted Subsidiaries" other than E-Sat, Inc., EchoStar Real Estate Corporation, EchoStar International (Mauritius) Ltd., EchoStar Manufacturing and Distribution Private Ltd. and Satrec Mauritius Ltd., which are "Unrestricted Subsidiaries." Under certain circumstances, we are permitted to designate certain of our Subsidiaries as additional "Unrestricted Subsidiaries." Unrestricted Subsidiaries are not subject to many of the restrictive covenants in the indenture. Unrestricted Subsidiaries will not guarantee the notes.

         ECC and its Subsidiaries (other than we and substantially all of our Subsidiaries) will not guarantee or otherwise be obligated in respect of the notes.

GENERAL


         The notes rank PARI PASSU in right of payment to each other, and with all of our senior indebtedness, except to the extent of any collateral securing such senior indebtedness, which is effectively senior to the notes to the extent of such collateral. Each guarantee ranks PARI PASSU in right of payment with the other guarantees, and with all senior indebtedness of the guarantor issuing such guarantee, except to the extent of any collateral securing such senior indebtedness, which is effectively senior to the guarantees to the extent of such collateral. Although the notes are titled "Senior," neither we nor any guarantor has issued, and neither has any plans to issue, any indebtedness to which the notes or the guarantees, as the case may be, would be senior. As of March 31, 1999 our aggregate consolidated Indebtedness, for purposes of the indentures was approximately 2.04 billion.


PRINCIPAL, MATURITY AND INTEREST

         The ten year notes were issued in an aggregate principal amount of $1.625 billion. The ten year notes will mature on February 1, 2009. The seven year notes were issued in an aggregate principal amount of $375.0 million. The seven year notes will mature on February 1, 2006.

         Interest on the notes accrues at the rate per annum set forth on the cover page of this prospectus and will be payable semiannually in cash on each February 1 and August 1, commencing August 1, 1999 to holders of record on the immediately preceding January 15 and July 15, respectively. Interest on the notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.

         The notes will be payable both as to principal and interest at the office or agency of our company maintained for such purpose or, at our option, payment of interest may be made by check mailed to the holders of the notes at their respective addresses set forth in the register of holders of notes. Until otherwise designated by us, our office or agency will be the office of the trustee maintained for such purpose.

GUARANTEES


         Each guarantor jointly and severally guarantees our obligations under the ten year notes and the seven year notes, respectively. The obligations of each guarantor under its guarantee is limited as necessary to prevent such guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law. See "Risk factors--Under fraudulent conveyance statutes, a court may void or subordinate our obligations under the notes or our subsidiary guarantors' obligations under their guarantees." Each guarantor that makes a payment or distribution under a guarantee shall be entitled to a pro rata contribution from each other guarantor based on the net assets of each other guarantor.


         Each guarantor may consolidate with or merge into or sell its assets to us or another guarantor that is our Restricted Subsidiary, or with or to other persons upon the terms and conditions set forth in the indentures. A guarantor may not sell or otherwise dispose of all or substantially all of its assets, or consolidate with or merge with or into another person (whether or not such guarantor is the surviving person) unless certain conditions are met. See "--Certain covenants--Merger, consolidation, or sale of assets."

         The guarantee of a guarantor will be deemed automatically discharged and released in accordance with the terms of the indenture:


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

         (1) in connection with any direct or indirect sale, conveyance or other disposition of all of the capital stock or all or substantially all of the assets of that guarantor (including by way of merger or consolidation), if such sale or disposition is made in compliance with the applicable provisions of the indenture (See "--Certain covenants--Asset sales");

         (2) if a guarantor is dissolved or liquidated in accordance with the provisions of the indenture;

         (3) if we designate any such guarantor as an Unrestricted Subsidiary in compliance with the terms of the indentures; or

         (4) without limiting the generality of the foregoing, in the case of ETC or any guarantor which constitutes a Non-Core Asset, upon the sale or other disposition of any Equity Interest of ETC or such guarantor which constitutes a Non-Core Asset, respectively. See "--Certain covenants--Dispositions of ETC and non-core assets."

OPTIONAL REDEMPTION

THE TEN YEAR NOTES

         Except as provided in the next paragraph, the ten year notes are not redeemable at our option prior to February 1, 2004. Thereafter, the ten year notes are subject to redemption at our option, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below, together with accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the 12-month period beginning on February 1 of the years indicated below:

YEAR                                                   PERCENTAGE
----                                                   ----------
2004.................................................   104.688%
2005.................................................   103.516
2006.................................................   102.344
2007.................................................   101.172
2008.................................................   100.000

         Notwithstanding the foregoing, at any time prior to February 1, 2002, we may redeem up to 35% of the aggregate principal amount of the ten year notes outstanding at a redemption price equal to 109.375% of the principal amount thereof on the repurchase date, together with accrued and unpaid interest to such repurchase date, with the net cash proceeds of one or more public or private sales (including sales to ECC, regardless of whether ECC obtained such funds from an offering of Equity Interests or Indebtedness of ECC or otherwise) of our Equity Interests (other than Disqualified Stock) (other than proceeds from a sale to any of our Subsidiaries or any employee benefit plan in which we or any of our Subsidiaries participates); PROVIDED that:

         - at least 65% in aggregate principal amount of the ten year notes originally issued remain outstanding immediately after the occurrence of such redemption;

         - such redemption occurs within 120 days of the date of the closing of any such sale; and

         - the sale of such Equity Interests is made in compliance with the terms of the indenture.

THE SEVEN YEAR NOTES

         Except as provided in the next paragraph, the seven year notes are not redeemable at our option prior to February 1, 2003. Thereafter, the seven year notes are subject to redemption at our option, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below, together with accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the 12-month period beginning on February 1 of the years indicated below:


YEAR                                                   PERCENTAGE
----                                                   ----------
2003.................................................     104.625%
2004.................................................     102.313
2005.................................................     100.000

         Notwithstanding the foregoing, at any time prior to February 1, 2002, we may redeem up to 35% of the aggregate principal amount of the seven year notes outstanding at a redemption price equal to 109.250% of the principal amount thereof on the repurchase date, together with accrued and unpaid interest to such repurchase date, with the net cash proceeds of one or more public or private sales (including sales to ECC, regardless of whether ECC obtained such funds from an offering of Equity Interests or Indebtedness of ECC or otherwise) of our Equity Interests (other than Disqualified Stock) (other than proceeds from a sale to any of our Subsidiaries or any employee benefit plan in which we or any of our Subsidiaries participates); PROVIDED that:

         - at least 65% in aggregate principal amount of the seven year notes originally issued remain outstanding immediately after the occurrence of such redemption;

         - such redemption occurs within 120 days of the date of the closing of any such sale; and

         - the sale of such Equity Interests is made in compliance with the terms of the indenture.

SELECTION AND NOTICE

         If less than all of a series of notes are to be redeemed at any time, selection of notes of the applicable series for redemption will be made by the trustee in compliance with the requirements of the principal national securities exchange, if any, on which such notes are listed or, if such notes are not so listed, on a pro rata basis, by lot or by such other method as the trustee deems fair and appropriate, PROVIDED that no notes with a principal amount of $1,000 or less shall be redeemed in part. Notice of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. If any note is to be redeemed in part only, the notice of redemption that relates to such note shall state the portion of the principal amount thereof to be redeemed. A new note of the same series in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. On and after the redemption date, if we do not default in the payment of the redemption price, interest will cease to accrue on notes or portions thereof called for redemption.

OFFER TO PURCHASE UPON CHANGE OF CONTROL

         Upon the occurrence of a Change of Control, we will be required to make an offer (a "Change of Control Offer") to each holder of notes to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's notes at a purchase price equal to 101% of the aggregate principal amount thereof, together with accrued and unpaid interest thereon to the date of repurchase (in either case, the "Change of Control Payment"). Within 15 days following any Change of Control, we shall mail a notice to each holder stating:

         1. that the Change of Control Offer is being made pursuant to the covenant entitled "Change of Control";

         2. the purchase price and the purchase date, which shall be no earlier than 30 days nor later than 40 days after the date such notice is mailed (the "Change of Control Payment Date");

         3. that any notes not tendered will continue to accrue interest in accordance with the terms of the indenture;

         4. that, unless we default in the payment of the Change of Control Payment, all notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;

         5. that holders will be entitled to withdraw their election if the paying agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of notes delivered for purchase, and a statement that such holder is withdrawing his election to have such notes purchased;

         6. that holders whose notes are being purchased only in part will be issued new notes equal in principal amount to the unpurchased portion of the notes surrendered, which unpurchased portion must be equal to $1,000 in principal amount or an integral multiple thereof; and

         7. any other information material to such holder's decision to tender notes.

         We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes in connection with a Change of Control. Due to our highly leveraged structure and the terms of other indebtedness to which we and our Subsidiaries are or may in the future be subject, we may not be able to repurchase all of the notes tendered for purchase upon the occurrence of a Change of Control. If we fail to repurchase all of the notes tendered for purchase upon the occurrence of a Change of Control, such failure will constitute an Event of Default. In addition, the terms of other indebtedness to which we may be subject may prohibit us from purchasing the notes or offering to purchase the notes, and a Change of Control Offer or a Change of Control Payment could trigger a default or event of default under the terms of such indebtedness. In the event that we were unable to obtain the consent of the holders of any such other indebtedness to make a Change of Control Offer or make the Change of Control Payment or to repay such indebtedness, a Default or Event of Default may occur. See "--Events of default and remedies."

         Except as described above with respect to a Change of Control, the indentures do not contain provisions that permit the holders of the notes to require that we repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

CERTAIN COVENANTS

         RESTRICTED PAYMENTS. The indentures provide that neither we nor any of our Restricted Subsidiaries may, directly or indirectly:

         (a) declare or pay any dividend or make any distribution on account of any Equity Interests of our company other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of our company;

         (b) purchase, redeem or otherwise acquire or retire for value any Equity Interests of ECC, our company or any of their respective Subsidiaries or Affiliates, other than any such Equity Interests owned by our company or any Wholly Owned Restricted Subsidiary;

         (c) purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is expressly subordinated in right of payment to the notes or the guarantees, except in accordance with the scheduled mandatory redemption, sinking fund or repayment provisions set forth in the original documentation governing such Indebtedness;

         (d) declare or pay any dividend or make any distribution on account of any Equity Interests of any Restricted Subsidiary, other than

              (x)  to our company or any Wholly Owned Restricted Subsidiary or

              (y) to all holders of any class or series of Equity Interests of such Restricted Subsidiary on a PRO RATA basis; PROVIDED that in the case of this clause (y), such dividends or distributions may not be in the form of Indebtedness or Disqualified Stock; or

         (e) make any Restricted Investment (all such prohibited payments and other actions set forth in clauses (a) through (e) being collectively referred to as "Restricted Payments"),

unless, at the time of such Restricted Payment:

               (i) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

               (ii) after giving effect to such Restricted Payment and the incurrence of any Indebtedness the net proceeds of which are used to finance such Restricted Payment, the Indebtedness to Cash Flow Ratio of our company would not have exceeded 8.0 to 1; and

               (iii) such Restricted Payment, together with the aggregate of all other Restricted Payments after the date of the indenture, is less than the sum of

                   (A)  the difference of

                        (x) cumulative Consolidated Cash Flow of our company determined at the time of such Restricted Payment (or, in case such Consolidated Cash Flow shall be a deficit, minus 100% of such deficit) minus

                        (y) 120% of Consolidated Interest Expense of our company, each as determined for the period (taken as one accounting period) from April 1, 1999 to the end of our company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment; plus

                   (B) an amount equal to 100% of the aggregate net cash proceeds and, in the case of proceeds consisting of assets used in or constituting a business permitted under the covenant described under "--Activities of our company," 100% of the fair market value of the aggregate net proceeds other than cash received by our company either from capital contributions from ECC, or from the issue or sale (including an issue or sale to ECC) of Equity Interests (other than Disqualified Stock) of our company (other than Equity Interests sold to any Subsidiary of our company), since the date of the Indenture, but, in the case of any net cash proceeds, only to the extent such net cash proceeds are not used to redeem notes pursuant to the provision described in the second paragraph under "--Optional redemption"; PROVIDED that the proceeds calculated for purposes of this clause (B) shall exclude cash and non-cash property and assets received by our company pursuant to the covenants described under "--The 110 acquisition" and "--The ECC equity contribution"; plus

                   (C) in the event that any Unrestricted Subsidiary is designated by our company as a Restricted Subsidiary, an amount equal to the fair market value of the net Investment of our company or a Restricted Subsidiary in such Subsidiary at the time of such designation PROVIDED, HOWEVER, that the foregoing sum shall not exceed the amount of the Investments made by our company or any Restricted Subsidiary in any such Unrestricted Subsidiary since the date of the indenture, plus

                   (D) 100% of any cash dividends and other cash distributions received by our company and its Wholly Owned Restricted Subsidiaries from an Unrestricted Subsidiary to the extent not included in Cumulative Consolidated Cash Flow plus

                   (E) to the extent not included in clauses (A) through (D) above, an amount equal to the net reduction in Investments of our company and our Restricted Subsidiaries since the Issue Date resulting from payments in cash of interest on Indebtedness, dividends, or repayment of loans or advances, or other transfers of property, in each case, to our company or to a Wholly Owned Restricted Subsidiary or from the net cash proceeds from the sale, conveyance or other disposition of any such Investment; PROVIDED, HOWEVER, that the foregoing sum shall not exceed, with respect to any person in whom such Investment was made, the amount of Investments previously made by our company or any Restricted Subsidiary in such person which were included in computations made pursuant to this clause (iii).

         The foregoing provisions will not prohibit the following (provided that with respect to clauses (2), (3), (5), (6), (7), (8), (9), (12), (13) and (14)
below, no Default or Event of Default shall have occurred and be continuing therein):

              (1) the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such payment would have complied with the provisions of the indenture;

              (2) the redemption, repurchase, retirement or other acquisition of any Equity Interests of our company in exchange for, or out of the net proceeds of the substantially concurrent capital contribution from ECC or from the substantially concurrent issue or sale (including to ECC) of Equity Interests (other than Disqualified Stock) of our company (other than Equity Interests issued or sold to any Subsidiary of our company);

              (3) Investments in an aggregate amount not to exceed $75 million plus, to the extent not included in Consolidated Cash Flow, an amount equal to the net reduction in such Investments resulting from payments in cash of interest on Indebtedness, dividends or repayment of loans or advances, or other transfers of property, in each case, to our company or to a Wholly Owned Restricted Subsidiary or from the net cash proceeds from the sale, conveyance or other disposition of any such Investment; PROVIDED, HOWEVER, that the foregoing sum shall not exceed, with respect to any person in whom such Investment was made, the amount of Investments previously made by our company or any Restricted Subsidiary in such person pursuant to this clause (3);

              (4) Investments to fund the financing activity of DNCC in the ordinary course of its business in an amount not to exceed, as of the date of determination, the sum of

                   (A)  $35 million plus

                   (B) 40% of the aggregate cost to DNCC for each Satellite Receiver purchased by DNCC and leased by DNCC to a retail consumer in excess of 100,000 units;

              (5) cash dividends or distributions to ECC to the extent required for the purchase of employee stock options to purchase Capital Stock of ECC, or Capital Stock of ECC issued pursuant to the exercise of employee stock options to purchase Capital Stock of ECC, in an aggregate amount not to exceed $2 million in any calendar year and in an aggregate amount not to exceed $10 million since the date of the indenture;

              (6) a Permitted Refinancing (as defined below in "--Incurrence of indebtedness");

              (7) Investments in an amount equal to 100% of the aggregate net proceeds (whether or not in cash) received by our company from capital contributions from ECC or from the issue and sale (including a sale to ECC) of Equity Interests (other than Disqualified Stock) of our company (other than Equity Interests issued or sold to a Subsidiary of our company), on or after the date of the indenture; PROVIDED that such proceeds shall include only $300 million in the case of assets contributed pursuant to the covenant described under "--The 110 acquisition" and shall include all of the cash contributed pursuant to the covenant described under "--The ECC equity contribution;" plus, to the extent not included in Consolidated Cash Flow, an amount equal to the net reduction in such Investments resulting from payments in cash of interest on Indebtedness, dividends, or repayment of loans or advances, or other transfers of property, in each case, to our company or to a Wholly Owned Restricted Subsidiary or from the net cash proceeds from the sale, conveyance, or other disposition of any such Investment; PROVIDED, HOWEVER, that the foregoing sum shall not exceed, with respect to any person in whom such Investment was made, the amount of Investments previously made by our company or any Restricted Subsidiary in such person pursuant to this clause (7) in each case, PROVIDED that such Investments are in businesses of the type described under "--Activities of our company;"

              (8) Investments in any Restricted Subsidiary which is a guarantor but which is not a Wholly Owned Restricted Subsidiary;

              (9) Investments in NagraStar in an aggregate amount not to exceed $25 million and in SkyVista in an aggregate amount not to exceed $10 million;

              (10) cash dividends or other cash distributions to ECC in an amount sufficient to enable ECC to

                   (A)  repurchase its 12 1/8% Senior Exchange Notes,

                   (B) pay interest on any of its 12 1/8% Senior Exchange Notes which remain outstanding following consummation of the tender offers and

                   (C)  either

                          (x) redeem such 12 1/8% Senior Exchange Notes that remain outstanding at the prices set forth in the indenture governing such notes; or

                          (y) repurchase or defease such notes at any time prior to such redemption; PROVIDED in each case, that ECC has irrevocably agreed, for the benefit of the holders of the notes issued under this indenture, to apply such cash pursuant to the clause above under which such dividend or other distribution was made;

              (11) cash dividends or distributions to ECC to the extent required for the purchase of odd-lots of Equity Interests of ECC, in an amount not to exceed $5 million in the aggregate;

              (12) the making of any Restricted Payment (including the receipt of any Investment) permitted under or resulting from any transaction permitted under the covenant described under "--Dispositions of ETC and non-core assets"; PROVIDED that all conditions to any such Restricted Payment set forth in such covenant are satisfied; or

              (13) Investments made as a result of the receipt of non-cash proceeds from Asset Sales made in compliance with the covenant described under "--Asset sales."

         Restricted Payments made pursuant to clauses (1), (2), (4), (7) (but only to the extent that net proceeds received by our company as set forth in such clause (7) were included in the computations made in clause (iii)(B) of the first paragraph of this covenant), (11) and (13) (but only to the extent such Investments pursuant to clause (13) (a) were made as a result of the receipt of non-cash proceeds from Asset Sales as set forth in the provision described in clause (y) of the last paragraph under "--Asset sales" and (b) are not designated as Investments made pursuant to an applicable provision of the immediately preceding paragraph of this covenant (other than clause (13) thereof)) shall be included as Restricted Payments in any computation made pursuant to clause (iii) of the first paragraph of this covenant. Restricted Payments made pursuant to clauses (3), (5), (6), (7) (but only to the extent that net proceeds received by our company as set forth in such clause (7) were not included in the computations made in clause (iii)(B) of the first paragraph of this covenant), (8), (9), (10), (12) and (13) (but only to the extent such Investments pursuant to clause (13) (a) were not made as a result of the receipt of non-cash proceeds from Asset Sales as set forth in the provision described in clause (y) of the last paragraph of "--Asset sales" or (b) if made pursuant to such clause (y), were designated as Investments made pursuant to an applicable provision of the immediately preceding paragraph of this covenant (other than clause (13) thereof)) shall not be included as Restricted Payments in any computation made pursuant to clause (iii) of the first paragraph of this covenant.


         If our company or any Restricted Subsidiary makes an Investment which was included in computations made pursuant to this covenant and the person in which such Investment was made subsequently becomes a Restricted Subsidiary that is a guarantor, to the extent such Investment resulted in a reduction in the amounts calculated under clause (iii) of the first paragraph of or under any other provision of this covenant, then such amount shall be increased by the amount of such reduction.

         Not later than five business days after January 1 and July 1 of each year and ten days following a request from the trustee, we shall deliver to the trustee an officers' certificate stating that each Restricted Payment made in the six months preceding such January 1, July 1 or date of request, as the case may be, is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed, which calculations shall be based upon our company's latest available financial statements.

         INCURRENCE OF INDEBTEDNESS. The indentures provide that our company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to (collectively, "incur") any Indebtedness (including Acquired Debt); PROVIDED, HOWEVER, that, notwithstanding the foregoing our company and any guarantor under the indenture may incur Indebtedness (including Acquired Debt), if, after giving effect to the incurrence of such Indebtedness and the application of the net proceeds thereof on a pro forma basis, the Indebtedness to Cash Flow Ratio of our company would not have exceeded 8.0 to 1.

         The foregoing limitation will not apply to any of the following incurrences of Indebtedness:

              (1) Indebtedness represented by the notes, the guarantees and the indenture;

              (2) the incurrence by our company or any guarantor of Acquired Subscriber Debt not to exceed $1,250 per Acquired Subscriber;

              (3) the incurrence by our company or any guarantor of Deferred Payments and letters of credit with respect thereto;

              (4) Indebtedness of our company or any guarantor that ranks PARI PASSU with or is subordinated to the notes and the guarantees in an aggregate principal amount not to exceed $700 million at any one time outstanding, which Indebtedness may be secured to the extent permitted under the covenant described under "--Liens"; PROVIDED that up to $75 million at any one time outstanding of such Indebtedness may be incurred by Restricted Subsidiaries that are not guarantors; PROVIDED further that any

Indebtedness incurred pursuant to this clause (4) that is incurred pursuant to a Credit Agreement shall be incurred pursuant to a Credit Agreement under which our company is the sole primary obligor (and under which the guarantors (and no other Restricted Subsidiary) may guarantee the primary obligations of our company);

              (5) Indebtedness between and among our company and each of the guarantors under the indenture;

              (6) Acquired Debt of a person incurred prior to the date upon which such person was acquired by our company or any guarantor under the indenture (excluding Indebtedness incurred by such entity other than in the ordinary course of its business in connection with, or in contemplation of, such entity being so acquired) in an amount not to exceed

                     (A) $30 million in the aggregate for all such persons other than those described in the immediately following clause (B); and

                     (B) $5 million acquired in connection with the acquisition of Media4;

              (7)    Existing Indebtedness;

              (8) the incurrence of Purchase Money Indebtedness by our company or any guarantor under the indenture in an amount not to exceed the cost of construction, acquisition or improvement of assets used in any business permitted under the covenant "--Activities of our company," being constructed, acquired or improved as well as any launch costs and insurance premiums related to such assets;

              (9) Hedging Obligations of our company or any of its Restricted Subsidiaries covering Indebtedness of our company or such Restricted Subsidiary to the extent the notional principal amount of such Hedging Obligation does not exceed the principal amount of the Indebtedness to which such Hedging Obligation relates; PROVIDED, HOWEVER, that such Hedging Obligations are entered into to protect our company and its Restricted Subsidiaries from fluctuation in interest rates on Indebtedness incurred in accordance with the indenture;

              (10) Indebtedness of our company or any Restricted Subsidiary in respect of performance bonds or letters of credit of our company or any Restricted Subsidiary or surety bonds provided by our company or any Restricted Subsidiary incurred in the ordinary course of business and on ordinary business terms in connection with the businesses permitted under the covenant "--Activities of our Company";

              (11) Indebtedness of our company or any guarantor under the indenture the proceeds of which are used solely to finance the construction and development of a call center owned by our company or a guarantor under the indenture in McKeesport, Pennsylvania or any refinancing thereof; PROVIDED that the aggregate of all Indebtedness incurred pursuant to this clause (xi) shall in no event exceed $10 million at any one time outstanding;

              (12) the incurrence by our company or any guarantor under the indenture of Indebtedness issued in exchange for, or the proceeds of which are used to extend, refinance, renew, replace, substitute or refund in whole or in part Indebtedness referred to in the first paragraph of this covenant or in clauses (1), (2), (3), (6), (7) above ("Refinancing Indebtedness"); PROVIDED, HOWEVER, that:

                     (A) the principal amount of such Refinancing
Indebtedness shall not exceed the principal amount and accrued interest of the Indebtedness so extended, refinanced, renewed, replaced, substituted or refunded and any premiums payable and reasonable fees, expenses, commissions and costs in connection therewith;

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                     (B) the Refinancing Indebtedness shall have a final
maturity later than, and a Weighted Average Life to Maturity equal to or greater than, the final maturity and Weighted Average Life to Maturity, respectively, of the Indebtedness being extended, refinanced, renewed, replaced or refunded; and

                     (C) the Refinancing Indebtedness shall be subordinated in right of payment to the notes and the guarantees, if at all, on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced or refunded (a "Permitted Refinancing");

              (13) the guarantee by our company or any guarantor under the indenture of Indebtedness of our company or a Restricted Subsidiary that was permitted to be incurred by another provision of this covenant; or

              (14) Indebtedness under Capital Lease Obligations of our company or any guarantor under the indenture with respect to no more than two direct broadcast satellites at any time.

         For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories described in clauses (1) through (14) above or is permitted to be incurred pursuant to the first paragraph of this covenant and also meets the criteria of one or more of the categories described in clauses (1) through (14) above, our company shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant and may from time to time reclassify such item of Indebtedness in any manner in which such item could be incurred at the time of such reclassification. Accrual of interest and the accretion of accreted value will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

         ASSET SALES. If our company or any Restricted Subsidiary, in a single transaction or a series of related transactions:

         (a) sells, leases (in a manner that has the effect of a disposition), conveys or otherwise disposes of any of its assets (including by way of a sale-and-leaseback transaction), other than:

                (1) sales or other dispositions of inventory in the ordinary course of business;

                (2) sales or other dispositions to our company or a Wholly Owned Restricted Subsidiary of our company by our company or any Restricted Subsidiary;

                (3) sales or other dispositions of accounts receivable to DNCC for cash in an amount at least equal to the fair market value of such accounts receivable;

                (4) sales or other dispositions of rights to construct or launch satellites; and

                (5) sales or other dispositions permitted under "--Disposition of ETC and non-core assets" (PROVIDED that the sale, lease, conveyance or other disposition of all or substantially all of the assets of our company shall be governed by the provisions of the indenture described below under the caption "--Merger, consolidation, or sale of assets");

         (b) issues or sells Equity Interests of any Restricted Subsidiary (other than any issue or sale of Equity Interests of ETC or a Subsidiary which constitutes a Non-Core Asset permitted under "--Disposition of ETC and non-core assets"), in either case, which assets or Equity Interests:

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                (1) have a fair market value in excess of $35 million (as
determined in good faith by the Board of Directors of our company evidenced by a resolution of the Board of Directors of our company and set forth in an officers' certificate delivered to the trustee); or

                (2) are sold or otherwise disposed of for net proceeds in excess of $35 million (each of the foregoing, an "Asset Sale"), then:

                      (A) our company or such Restricted Subsidiary, as the case may be, must receive consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Board of Directors of our company evidenced by a resolution of the Board of Directors of our company and set forth in an officers' certificate delivered to the trustee not later than the fifth business day following January 1 and July 1 of each year and ten days following a request from the trustee which certificate shall cover each Asset Sale made in the six months preceding January 1, July 1 or date of request, as the case may be) of the assets sold or otherwise disposed of; and

                      (B) at least 75% of the consideration therefor received by our company or such Restricted Subsidiary, as the case may be, must be in the form of

                            (x)  cash, Cash Equivalents or Marketable
Securities,

                            (y)  any asset which is promptly (and in no event
later than 90 days after the date of transfer to our company or a Restricted Subsidiary) converted into cash; PROVIDED that to the extent that such conversion is at a price that is less than the fair market value (as determined above) of such asset at the time of the Asset Sale in which such asset was acquired, our company shall be deemed to have made a Restricted Payment in the amount by which such fair market value exceeds the cash received upon conversion; or

                            (z)  properties and capital assets (excluding
Equity Interests) to be used by our company or any of its Restricted Subsidiaries in a business permitted under the covenant described under "--Activities of our company";

PROVIDED, HOWEVER, that up to $20 million of assets in addition to assets specified in clauses (x), (y) or (z) above at any one time may be considered to be cash for purposes of this clause (B), PROVIDED that the provisions of the next paragraph are complied with as such non-cash assets are converted to cash. The amount of any liabilities of our company or any Restricted Subsidiary that are assumed by or on behalf of the transferee in connection with an Asset Sale (and from which our company or such Restricted Subsidiary are unconditionally released) shall be deemed to be cash for the purpose of this clause (B).

         The indentures also provide that the Net Proceeds from such Asset Sale shall be used only:

                  (1) to acquire assets used in, or stock or other ownership interests in a person that upon the consummation of such Asset Sale becomes a Restricted Subsidiary and will be engaged primarily in, the business of our company as described under "--Activities of our company," to repurchase notes or if our company sells any of its satellites after launch such that our company or its Restricted Subsidiaries own less than three in-orbit satellites, only to purchase a replacement satellite; or

                  (2) as set forth in the next sentence. Any Net Proceeds from any Asset Sale that are not applied or invested as provided in the preceding sentence within 365 days after such Asset Sale shall constitute "Excess Proceeds" and shall be applied to an offer to purchase notes and other senior Indebtedness of our company if and when required under "--Excess proceeds offer."

         Clause (B) of the second preceding paragraph shall not apply to all or such portion of the consideration

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                  (1)    as is designated by our company in an Asset Sale as
being subject to this paragraph; and

                  (2) with respect to which the aggregate fair market value at the time of receipt of all consideration received by our company or any Restricted Subsidiary in all such Asset Sales so designated does not exceed the amount contributed to our company under the covenant described under "--ECC equity contribution" plus, to the extent any such consideration did not satisfy clauses (B)(x) or B(z) above, upon the exchange or repayment of such consideration for or with assets which satisfy such clauses, an amount equal to the fair market value of such consideration (evidenced by a resolution of the Board of Directors of our company and set forth in an officers' certificate delivered to the trustee as set forth in clause (A) above).

         In addition, clause (B) above shall not apply to any Asset Sale

                      (x) where assets not related to the direct broadcast satellite business are contributed to a joint venture between our company or one of its Restricted Subsidiaries and a third party that is not an Affiliate of ECC or any of its Subsidiaries; PROVIDED that following the sale, lease, conveyance or other disposition our company or one of its Wholly Owned Restricted Subsidiaries owns at least 50% of the voting and equity interest in such joint venture,

                      (y) to the extent the consideration therefor received by our company or a Restricted Subsidiary would constitute Indebtedness or Equity Interests of a person that is not an Affiliate of ECC, our company or one of their respective Subsidiaries; PROVIDED that the acquisition of such Indebtedness or Equity Interests is permitted under the provisions of the covenant described under "--Restricted payments" and

                      (z) where assets sold are satellites, uplink centers or call centers, PROVIDED that, in the case of clause (z) our company and its Restricted Subsidiaries continue to own at least three satellites, one uplink center and one call center.

         LIENS. The indentures provide that our company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired, or on any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens.

         MAINTENANCE OF INSURANCE. The indentures provide that at all times, our company or a Wholly Owned Restricted Subsidiary which is a guarantor under the indenture will maintain and be the named beneficiary under Satellite Insurance with respect to at least one-half of the satellites owned or leased by our company or its Subsidiaries (insured in an amount at least equal to the depreciated cost of such satellites).

         In the event that our company or its Restricted Subsidiaries receive proceeds from any Satellite Insurance covering any satellite owned by our company or any of its Restricted Subsidiaries, or in the event that our company or any of its Subsidiaries receives proceeds from any insurance maintained by any satellite manufacturer or any launch provider covering any of such satellites, all such proceeds (including any cash, Cash Equivalents or Marketable Securities deemed to be proceeds of Satellite Insurance pursuant to the respective definition thereof) shall be used only:

                  (1) to purchase a replacement satellite if at such time our company or a Restricted Subsidiary then owns less than three satellites, PROVIDED that if such replacement satellite is of lesser value compared to the insured satellite, any insurance proceeds remaining after purchase of such replacement satellite must be applied to the construction, launch and insurance of a satellite of equal or greater value as compared to the insured satellite (or in accordance with clause (3) below);

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                  (2) for purposes permitted under the covenant entitled
"--Activities of our company" if at such time our company or a Restricted Subsidiary owns three or more satellites (or in accordance with clause (3) below); or

                  (3) to the extent that such proceeds are not applied or contractually committed to be applied as described in (1) or (2) above within 365 days of the receipt of such proceeds as "Excess Proceeds" to be applied to an offer to purchase notes as set forth under "--Excess proceeds offer."

         ACTIVITIES OF OUR COMPANY. The indentures provide that neither our company nor any of its Restricted Subsidiaries may engage in any business other than developing, owning, engaging in and dealing with all or any part of the business of domestic and international media, entertainment, electronics or communications, and reasonably related extensions thereof, including but not limited to the purchase, ownership, operation, leasing and selling of, and generally dealing in or with, one or more communications satellites and the transponders thereon, and communications uplink centers, the acquisition, transmission, broadcast, production and other provision of programming relating thereto and the manufacturing, distribution and financing of equipment (including consumer electronic equipment) relating thereto.

         DISPOSITIONS OF ETC AND NON-CORE ASSETS. Notwithstanding the provisions of the covenants described under "--Restricted payments" and "--Asset sales," in the event that the 110 Acquisition has been consummated, the requirements set forth under "--The 110 acquisition" have been satisfied and the Indebtedness to Cash Flow Ratio of our company would not have exceeded 6.0 to 1 on a pro forma basis after giving effect to the sale of all of our company's Equity Interests in or assets of ETC, then

                  (1) the payment of any dividend or distribution consisting of Equity Interests or assets of ETC or the proceeds of a sale, conveyance or other disposition of such Equity Interests or assets or the sale, conveyance or other disposition of Equity Interests or assets of ETC or the proceeds of a sale, conveyance or other disposition of such Equity Interests or assets shall not constitute a Restricted Payment and

                  (2) the sale, conveyance or other disposition of the Equity Interests or assets of ETC or the proceeds of a sale, conveyance or other disposition of such Equity Interests or assets shall not constitute an Asset Sale and

                  (3) upon delivery of an officers' certificate to the trustee evidencing satisfaction of the conditions to such release and a written request to the trustee requesting such a release, ETC shall be discharged and released from its guarantee under the indenture and, PROVIDED that our company designates ETC as an Unrestricted Subsidiary, from all covenants and restrictions contained in the indenture; PROVIDED that no such payment, dividend, distribution, sale, conveyance or other disposition of any kind (collectively, a "Payout") described in clauses (1) and (2) above shall be permitted if at the time of such Payout
(1) after giving pro forma effect to such Payout, our company would not have been permitted under the covenant described under "--Restricted payments" to make a Restricted Payment in an amount equal to the total (the "ETC Amount Due") of (x) the amount of all Investments (other than the contribution of

                        (i) title to the headquarters building of ETC in Inverness, Colorado and the tangible assets therein to the extent used by ETC as of the date of the indenture and

                        (ii) patents, trademarks and copyrights applied for or granted as of the date of the indenture to the extent used by ETC or result from the business of ETC, in each case, to ETC) made in ETC by our company or its Restricted Subsidiaries since the date of the indenture (which, in the case of Investments in exchange for assets, shall be valued at the fair market value of each such asset at the time each such Investment was made) minus

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                             (y)   the amount of the after-tax value of all
cash returns on such Investments paid to our company or its Wholly Owned Restricted Subsidiaries (or, in the case of a non-Wholly Owned Restricted Subsidiary, the pro rata portion thereof attributable to our company) minus

                             (z)   $25 million and

(2) any contract, agreement or understanding between ETC and our company or any Restricted Subsidiary of our company and any loan or advance to or guarantee with, or for the benefit of, ETC issued or made by our company or one of its Restricted Subsidiaries, is on terms that are less favorable to our company or its Restricted Subsidiaries than those that would have been obtained in a comparable transaction by our company or such Restricted Subsidiaries with an unrelated person, all as evidenced by a resolution of the Board of Directors of our company set forth in an officers' certificate delivered to the trustee certifying that each such contract, agreement, understanding, loan, advance and guarantee has been approved by a majority of the members of such Board.

         In the event that at the time of such Payout, the condition set forth in clause (1) of the proviso of the preceding sentence cannot be satisfied, ETC may seek to have a person other than our company or one of its Restricted Subsidiaries pay in cash an amount to our company or its Restricted Subsidiaries such that after taxes, such amount is greater than or equal to the ETC Amount Due or the portion of the ETC Amount Due which would not have been permitted to be made as a Restricted Payment by our company; PROVIDED that such payment shall be treated for purposes of this covenant as a cash return on the Investments made in ETC and provided further that for all purposes under the indenture, such payment shall not be included in any calculation under clauses (iii)(A) through
(iii)(E) of the first paragraph of the covenant described under "--Restricted payments." To the extent that the ETC Amount Due or any portion thereof would have been permitted to be made as a Restricted Payment by our company and was not paid by another person as permitted by the preceding sentence, our company shall be deemed to have made a Restricted Payment in the amount of such ETC Amount Due or portion thereof, as the case may be. It shall be a condition to any Payout pursuant to the first paragraph of this covenant that, commencing with the quarter commencing July 1, 1999, our company shall have caused ETC to maintain, in accordance with GAAP, consolidated financial statements for ETC and its Subsidiaries on a "stand-alone" basis.

         Notwithstanding the provisions of the covenants described under " --Restricted payments" and "--Asset sales,"

              (1) the payment of any dividend or distribution consisting of Equity Interests or assets of any Non-Core Asset or the proceeds of a sale, conveyance or other disposition of such Equity Interests or assets or the sale, conveyance or other disposition of Equity Interests in or assets of any Non-Core Asset or the proceeds of a sale, conveyance or other disposition of such Equity Interests or assets shall not constitute a Restricted Payment; and

              (2) the sale, conveyance or other disposition of the Equity Interests or assets of any Non-Core Asset or the proceeds of a sale, conveyance or other disposition of such Equity Interests or assets shall not constitute an Asset Sale; and

              (3) upon delivery of an officers' certificate to the trustee evidencing satisfaction of the conditions to such release and a written request to the trustee requesting such a release, any such Non-Core Asset that is a guarantor under the indenture shall be discharged and released from its guarantee under the indenture and, provided that our company designates such Non-Core Asset as an Unrestricted Subsidiary, from all covenants and restrictions contained in the indenture; PROVIDED that no Payout of any Non-Core Asset shall be permitted such as described in clauses (1) and (2) above if at the time of such Payout (1) after giving pro forma effect to such Payout, our company would not have been permitted under the covenant described under "--Restricted payments" to make a Restricted Payment in an amount equal to the total (the "Non-Core Asset Amount Due") of

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                   (x) the amount of all Investments made in such Non-Core Asset by our company or its Restricted Subsidiaries since the date of the indenture (which, in the case of Investments in exchange for assets, shall be valued at the fair market value of each such asset at the time each such Investment was made) minus

                   (y) the amount of the after-tax value of all cash returns on such Investments paid to our company or its Wholly Owned Restricted Subsidiaries (or, in the case of a non-Wholly Owned Restricted Subsidiary, the pro rata portion thereof attributable to our company) minus

                   (z) $25 million in the aggregate for all such Payouts and $5 million for any single such Payout and (2) any contract, agreement or understanding between or relating to a Non-Core Asset and our company or a Restricted Subsidiary of our company and any loan or advance to or guarantee with, or for the benefit of, a Restricted Subsidiary which is a Non-Core Asset issued or made by our company or one of its Restricted Subsidiaries, is on terms that are less favorable to our company or its Restricted Subsidiaries than those that would have been obtained in a comparable transaction by our company or such Restricted Subsidiaries with an unrelated person, all as evidenced by a resolution of the Board of Directors of our company set forth in an officers' certificate delivered to the trustee certifying that each such contract, agreement, understanding, loan, advance and guarantee has been approved by a majority of such Board.

         In the event that at the time of such Payout, the condition set forth in clause (1) of the proviso of the preceding sentence cannot be satisfied, such Restricted Subsidiary which is a Non-Core Asset may seek to have a person other than our company or one of its Restricted Subsidiaries pay in cash an amount to our company such that after taxes, such amount, is greater than or equal to the Amount Due or the portion of the Non-Core Asset Amount Due which would not have been permitted to be made as a Restricted Payment by our company; PROVIDED that such payment shall be treated for purposes of this covenant as a cash return on the Investments made in a Non-Core Asset and provided further that for all purposes under the indenture, such payment shall not be included in any calculation under clauses (iii)(A) through (iii)(E) of the first paragraph of the covenant described under " --Restricted payments." To the extent that the Non-Core Asset Amount Due or any portion thereof would have been permitted to be made as a Restricted Payment by our company and was not paid by another person as permitted by the preceding sentence, our company shall be deemed to have made a Restricted Payment in the amount of such Non-Core Asset Amount Due or portion thereof, as the case may be.

         Promptly after any Payout pursuant to the terms of this covenant, our company shall deliver an officers' certificate to the trustee setting forth the Investments made by our company or its Restricted Subsidiaries in ETC or a Non-Core Asset, as the case may be, and certifying that the requirements of this covenant have been satisfied in connection with the making of such Payout.

         ECC EQUITY CONTRIBUTION. Concurrently with or within five business days of the consummation of the offering of the old notes, ECC was required to make a capital contribution to the common equity of our company in the form of cash, Cash Equivalents or Marketable Securities in an aggregate amount no less than $200 million.

         THE 110 ACQUISITION. The indentures provide that upon consummation of the 110 Acquisition, all property and assets acquired in such transaction or the right to receive such property and assets will be contributed as capital contributions to our company or one or more of the guarantors under the indenture that is a Wholly Owned Restricted Subsidiary.

         ADDITIONAL SUBSIDIARY GUARANTEES. The indentures provide that if our company or any guarantor under the indenture transfers or causes to be transferred, in one or a series of related transactions, property or assets (including, without limitation, businesses, divisions, real property, assets or equipment) having a

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fair market value (as determined in good faith by the Board of Directors of our company evidenced by a resolution of the Board of Directors of our company and set forth in an officers' certificate delivered to the trustee no later than five business days following January 1 and July 1 of each year or ten days following a request from the trustee, which certificate shall cover the six months preceding January 1, July 1 or date of request, as the case may be) exceeding the sum of $20 million in the aggregate for all such transfers after the date of the indentures minus the fair market value of Restricted Subsidiaries acquired or created after the date of the indentures that are not guarantors under the indenture (fair market value being determined as of the time of such acquisition) to Restricted Subsidiaries that are not guarantors of the notes, our company, shall, or shall cause each of such Subsidiaries to which any amount exceeding such $20 million (less such fair market value) is transferred to:

              (1) execute and deliver to the trustee a supplemental indenture in form and substance reasonably satisfactory to the trustee pursuant to which such Subsidiary shall unconditionally guarantee all of our company's obligations under the notes on the terms set forth in the indenture; and

              (2) deliver to the trustee an opinion of counsel reasonably satisfactory to the trustee that such supplemental indenture and guarantee have been duly authorized, executed and delivered by and are valid and binding obligations of such Subsidiary or such owner, as the case may be; PROVIDED, HOWEVER, that the foregoing provisions shall not apply to transfers of property or assets (other than cash) by our company or any guarantor under the indenture in exchange for cash, Cash Equivalents or Marketable Securities in an amount equal to the fair market value (as determined in good faith by the Board of Directors of our company evidenced by a resolution of the Board of Directors of our company and set forth in an officers' certificate delivered to the trustee no later than five business days following January 1 and July 1 of each year or ten days following a request from the trustee, which certificate shall cover the six months preceding January 1, July 1 or date of request, as the case may be) of such property or assets.

         In addition, if

              (1) our company or any of its Restricted Subsidiaries acquires or creates another Restricted Subsidiary or

              (2) an Unrestricted Subsidiary of our company is redesignated as a Restricted Subsidiary or otherwise ceases to be an Unrestricted Subsidiary, such Subsidiary shall execute a supplemental indenture and deliver an opinion, each as required in the preceding sentence; PROVIDED that no supplemental indenture or opinion shall be required if the fair market value (as determined in good faith by the Board of Directors of our company and set forth in an officers' certificate delivered to the trustee no later than five business days following January 1 and July 1 of each year or ten days following a request from the trustee, which certificate shall cover the six months preceding such January 1, July 1 or date of request, as the case may be) of all such Restricted Subsidiaries created, acquired or designated since the date of the indenture (fair market value being determined as of the time of creation, acquisition or designation) does not exceed the sum of $20 million in the aggregate minus the fair market value of the assets transferred to any Subsidiaries of our company which do not execute supplemental indentures pursuant to the preceding sentences; PROVIDED FURTHER that to the extent a Restricted Subsidiary is subject to the terms of any instrument governing Acquired Debt, as in effect at the time of acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition) which instrument or restriction prohibits such Restricted Subsidiary from issuing a guarantee of the notes, such Restricted Subsidiary shall not be required to execute such a supplemental indenture until it is permitted to issue such guarantee pursuant to the terms of such Acquired Debt.

         DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES. Each indenture provides that our company shall not, and shall not permit any Restricted Subsidiary of our company to, directly or

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indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

              (a) pay dividends or make any other distribution to our company or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to our company or any of its Restricted Subsidiaries;

              (b) make loans or advances to our company or any of its Restricted Subsidiaries; or

              (c) transfer any of its properties or assets to our company or any of its Restricted Subsidiaries;

         except for such encumbrances or restrictions existing under or by reasons of:

                   (i) Existing Indebtedness and existing agreements as in effect on the date of the indenture;

                   (ii) applicable law or regulation;

                   (iii) any instrument governing Acquired Debt as in effect at the time of acquisition (except to the extent such Indebtedness was incurred in connection with, or in contemplation of, such acquisition), which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person, or the property or assets of the person, so acquired, provided that the Consolidated Cash Flow of such person shall not be taken into account in determining whether such acquisition was permitted by the terms of the indenture; except to the extent that dividends or other distributions are permitted notwithstanding such encumbrance or restriction and could have been distributed;

                   (iv) by reason of customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

                   (v) Refinancing Indebtedness (as defined in "--Incurrence of Indebtedness"), PROVIDEd that the restrictions contained in the agreements governing such Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced;

                   (vi) the indenture and the notes;

                   (vii) Permitted Liens; or

                   (viii) any agreement for the sale of any Subsidiary or its assets that restricts distributions by that Subsidiary pending its sale; provided that during the entire period in which such encumbrance or restriction is effective, such sale (together with any other sales pending) would be permitted under the terms of the indenture.

         ACCOUNTS RECEIVABLE SUBSIDIARY. Each indenture provides that our company:

         (a) may, and may permit any of its Subsidiaries to, notwithstanding the provisions of the covenant entitled "Restricted Payments," make Investments in an Accounts Receivable Subsidiary:

                (i) the proceeds of which are applied within five Business Days of the making thereof solely to finance:

                      (A) the purchase of accounts receivable of our company and its Subsidiaries or

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                      (B) payments required in connection with the termination
of all then existing arrangements relating to the sale of accounts receivable or participation interests therein by an Accounts Receivable Subsidiary (provided that the Accounts Receivable Subsidiary shall receive cash, Cash Equivalents and accounts receivable having an aggregate fair market value not less than the amount of such payments in exchange therefor) and

                (ii) in the form of Accounts Receivable Subsidiary Notes to the extent permitted by clause (b) below;

         (b) shall not, and shall not permit any of its Subsidiaries to, sell accounts receivable to an Accounts Receivable Subsidiary except for consideration in an amount not less than that which would be obtained in an arm's length transaction and solely in the form of cash or Cash Equivalents; provided that an Accounts Receivable Subsidiary may pay the purchase price for any such accounts receivable in the form of Accounts Receivable Subsidiary Notes so long as, after giving effect to the issuance of any such Accounts Receivable Subsidiary Notes, the aggregate principal amount of all Accounts Receivable Subsidiary Notes outstanding shall not exceed 20% of the aggregate purchase price paid for all outstanding accounts receivable purchased by an Accounts Receivable Subsidiary since the date of the indenture (and not written off or required to be written off in accordance with the normal business practice of an Accounts Receivable Subsidiary);

         (c) shall not permit an Accounts Receivable Subsidiary to sell any accounts receivable purchased from our company or its Subsidiaries or participation interests therein to any other person except on an arm's length basis and solely for consideration in the form of cash or Cash Equivalents or certificates representing undivided interests of a Receivables Trust; provided an Accounts Receivable Subsidiary may not sell such certificates to any other person except on an arm's length basis and solely for consideration in the form of cash or Cash Equivalents;

         (d) shall not, and shall not permit any of its Subsidiaries to, enter into any guarantee, subject any of their respective properties or assets (other than the accounts receivable sold by them to an Accounts Receivable Subsidiary) to the satisfaction of any liability or obligation or otherwise incur any liability or obligation (contingent or otherwise), in each case, on behalf of an Accounts Receivable Subsidiary or in connection with any sale of accounts receivable or participation interests therein by or to an Accounts Receivable Subsidiary, other than obligations relating to breaches of representations, warranties, covenants and other agreements of our company or any of its Subsidiaries with respect to the accounts receivable sold by our company or any of its Subsidiaries to an Accounts Receivable Subsidiary or with respect to the servicing thereof; PROVIDED that neither our company nor any of its Subsidiaries shall at any time guarantee or be otherwise liable for the collectibility of accounts receivable sold by them;

         (e) shall not permit an Accounts Receivable Subsidiary to engage in any business or transaction other than the purchase and sale of accounts receivable or participation interests therein of our company and its Subsidiaries and activities incidental thereto;

         (f) shall not permit an Accounts Receivable Subsidiary to incur any Indebtedness other than the Accounts Receivable Subsidiary Notes, Indebtedness owed to our company and Non-Recourse Indebtedness; PROVIDED that the aggregate principal amount of all such Indebtedness of an Accounts Receivable Subsidiary shall not exceed the book value of its total assets as determined in accordance with GAAP;

         (g) shall cause any Accounts Receivable Subsidiary to remit to our company or a Restricted Subsidiary of our company on a monthly basis as a distribution all available cash and Cash Equivalents not held in a collection account pledged to acquirors of accounts receivable or participation interests therein, to the extent not applied to

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               (i)   pay interest or principal on the Accounts Receivable
Subsidiary Notes or any Indebtedness of such Accounts Receivable Subsidiary owed to our company,

               (ii) pay or maintain reserves for reasonable operating expenses of such Accounts Receivable Subsidiary or to satisfy reasonable minimum operating capital requirements or

               (iii) to finance the purchase of additional accounts receivable of our company and its Subsidiaries; and

         (h) shall not, and shall not permit any of its Subsidiaries to, sell accounts receivable to, or enter into any other transaction with or for the benefit of, an Accounts Receivable Subsidiary

               (i) if such Accounts Receivable Subsidiary pursuant to or within the meaning of any Bankruptcy Law

                     (A) commences a voluntary case,

                     (B) consents to the entry of an order for relief against it in an involuntary case,

                     (C) consents to the appointment of a Custodian of it or for all or substantially all of its property,

                     (D) makes a general assignment for the benefit of its creditors, or (E) generally is not paying its debts as they become due; or

               (ii) if a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that

                     (A) is for relief against such Accounts Receivable Subsidiary in an involuntary case,

                     (B) appoints a Custodian of such Accounts Receivable Subsidiary or for all or substantially all of the property of such Accounts Receivable Subsidiary, or

                     (C) orders the liquidation of such Accounts Receivable Subsidiary, and, with respect to clause (ii) hereof, the order or decree remains unstayed and in effect for 60 consecutive days.

         MERGER, CONSOLIDATION, OR SALE OF ASSETS. Each indenture provides that our company may not consolidate or merge with or into (whether or not our company is the surviving entity), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, another person unless:

         (a) our company is the surviving person or the person formed by or surviving any such consolidation or merger (if other than our company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

         (b) the person formed by or surviving any such consolidation or merger (if other than our company) or the person to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made assumes all the obligations of our company, pursuant to a supplemental indenture in form reasonably satisfactory to the trustee, under the notes and the indenture;

         (c) immediately after such transaction, no Default or Event of Default exists; and


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         (d) our company or the person formed by or surviving any such consolidation or merger (if other than our company) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made

               (i) will have Consolidated Net Worth immediately after the transaction (but prior to any purchase accounting adjustments or accrual of deferred tax liabilities resulting from the transaction) not less than the Consolidated Net Worth of our company immediately preceding the transaction; and

               (ii) would, at the time of such transaction after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Indebtedness to Cash Flow Ratio test set forth in the covenant described under "--Incurrence of indebtedness."

         Notwithstanding the foregoing, our company may merge with another person if:

         (a) our company is the surviving person;

         (b) the consideration issued or paid by our company in such merger consists solely of Equity Interests (other than Disqualified Stock) of our company or Equity Interests of ECC; and

         (c) immediately after giving effect to such merger, our company's Indebtedness to Cash Flow Ratio does not exceed our company's Indebtedness to Cash Flow Ratio immediately prior to such merger.

         Each guarantor under the indenture (other than any guarantor whose guarantee is to be released in accordance with the terms of the guarantee and the indenture and other than ETC and any Non-Core Asset in connection with any transaction permitted under "--Dispositions of ETC and non-core assets") will not, and our company will not cause or permit any guarantor under the indenture to, consolidate or merge with or into (whether or not such guarantor is the surviving entity), or sell, assign, transfer, lease, convey, or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any person other than our company or a Guarantor under the indenture unless:

         (a) the guarantor under the indenture is the surviving person or the person formed by or surviving any such consolidation or merger (if other than the guarantor) or the person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

         (b) the person formed by or surviving any such consolidation or merger (if other than the guarantor under the indenture) or the person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the guarantor under the indenture, pursuant to a supplemental indenture in form reasonably satisfactory to the trustee, under the notes and the indenture;

         (c) immediately after such transaction, no Default or Event of Default exists; and

         (d) our company will have Consolidated Net Worth immediately after the transaction (after any purchase accounting adjustments or accrual of deferred tax liabilities resulting from the transaction) not less than the Consolidated Net Worth of our company immediately preceding the transaction.

         TRANSACTIONS WITH AFFILIATES. Each indenture provides that our company shall not and shall not permit any Restricted Subsidiary to, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (including any Unrestricted Subsidiary) (each of the foregoing, an "Affiliate Transaction"), unless:


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         (a) such Affiliate Transaction is on terms that are no less favorable to our company or its Restricted Subsidiaries than those that would have been obtained in a comparable transaction by our company or such Subsidiaries with an unrelated person; and

         (b) if such Affiliate Transaction involves aggregate payments in excess of $15 million such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of our company, and our company delivers to the trustee no later than five business days following January 1 or July 1 of each year or ten days following a request from the trustee a resolution of the Board of Directors of our company set forth in an officers' certificate certifying that such Affiliate Transaction has been so approved and complies with clause (a) above;

PROVIDED, HOWEVER, that

               (i) the payment of compensation to directors and management of ECC and its Subsidiaries;

               (ii) transactions between or among our company and its Wholly Owned Subsidiaries (other than Unrestricted Subsidiaries of our company);

               (iii) any dividend, distribution, sale, conveyance or other disposition of any assets of, or Equity Interests in, any Non-Core Assets or ETC or the proceeds of a sale, conveyance or other disposition thereof, in accordance with the provisions of the indenture;

               (iv) transactions permitted by the provisions of the indenture described above under clauses (1), (2), (5), (6), (8), (9), (10),
(11) and (12) of the second paragraph of the covenant described under "--Restricted Payments";

               (v) so long as it complies with clause (a) above, the provision of backhaul, uplink, transmission, billing, customer service, programming acquisition and other ordinary course services by our company or any of its Restricted Subsidiaries to Satellite Communications Operating Corporation and to Transponder Encryption Services Corporation on a basis consistent with past practice; and

               (vi) any transactions between our company or any Restricted Subsidiary of our company and any Affiliate of our company the Equity Interests of which Affiliate are owned solely by our company or one of its Restricted Subsidiaries, on the one hand, and by persons who are not Affiliates of our company or Restricted Subsidiaries of our company, on the other hand, shall, in each case, not be deemed Affiliate Transactions.

         REPORTS. Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, our company will file with the SEC and furnish to the holders of notes all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if our company were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by our company's certified public accountants.

         PAYMENTS FOR CONSENT. Our company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of a note for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid or agreed to be paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

         EXCESS PROCEEDS OFFER. When the cumulative amount of Excess Proceeds that have not been applied in accordance with the covenants entitled "Asset Sales" and "Maintenance of Insurance" or this


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paragraph exceeds $17.5 million, our company will be obligated to make an offer to all holders of the notes (an "Excess Proceeds Offer") to purchase the maximum principal amount of notes that may be purchased out of such Excess Proceeds at an offer price in cash in an amount equal to 101% of the principal amount thereof, together with accrued and unpaid interest to the date fixed for the closing of such offer in accordance with the procedures set forth in the indenture. To the extent our company or a Restricted Subsidiary is required under the terms of Indebtedness of our company or such Restricted Subsidiary which is PARI PASSU with, or (in the case of any secured Indebtedness) senior with respect to such collateral to, the notes with any proceeds which constitute Excess Proceeds under the indentures, our company shall make a pro rata offer to the holders of all other pari passu Indebtedness (including the notes) with such proceeds. If the aggregate principal amount of notes and other pari passu indebtedness surrendered by holders thereof exceeds the amount of such Excess Proceeds, the trustee shall select the notes and other pari passu Indebtedness to be purchased on a pro rata basis. To the extent that the principal amount of notes tendered pursuant to an Excess Proceeds Offer is less than the amount of such Excess Proceeds, our company may use any remaining Excess Proceeds for general corporate purposes. Upon completion of an Excess Proceeds Offer, the amount of Excess Proceeds shall be reset at zero.

EVENTS OF DEFAULT AND REMEDIES

         Each indenture provides that each of the following constitutes an Event of Default:

                  (a) default for 30 days in the payment when due of interest on the notes issued thereunder;

                  (b) default in payment when due of principal of the notes issued thereunder at maturity, upon repurchase, redemption or otherwise;

                  (c) failure to comply with the provisions described under "--Offer to Purchase upon Change of Control," "--Certain covenants-- Maintenance of insurance," "--Certain covenants--Transactions with affiliates," or "--Certain covenants--Asset sales";

                  (d) default under the provisions described under "--Certain covenants--Restricted payments" or "--Certain covenants--Incurrence of indebtedness" which default remains uncured for 30 days, or the breach of any representation or warranty, or the making of any untrue statement, in any certificate delivered by our company pursuant to the indenture;

                  (e) failure by our company for 60 days after notice from the trustee or the holders of at least 25% in principal amount then outstanding of any issue of notes to comply with any of its other agreements in the indenture or the notes of such issue;

                  (f) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by our company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by our company or any of its Restricted Subsidiaries), which default is caused by a failure to pay when due principal or interest on such Indebtedness within the grace period provided in such Indebtedness (a "Payment Default"), and the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default, aggregates $20 million or more;

                  (g) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by our company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by our company or any of its Restricted Subsidiaries), which default results in the acceleration of such Indebtedness prior to its express maturity and the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a


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         Payment Default or the maturity of which has been so accelerated, aggregates $20 million or more; provided that any acceleration (other than an acceleration which is the result of a Payment Default under clause (f) above) of Indebtedness under the Outstanding Deferred Payments in aggregate principal amount not to exceed $50 million shall be deemed not to constitute an acceleration pursuant to this clause (g);

                  (h) failure by our company or any of its Restricted Subsidiaries to pay final judgments (other than any judgment as to which a reputable insurance company has accepted full liability) aggregating in excess of $20 million, which judgments are not stayed within 60 days after their entry;

                  (i) certain events of bankruptcy or insolvency with respect to ECC, our company or certain of our company's Subsidiaries (including the filing of a voluntary case, the consent to an order of relief in an involuntary case, the consent to the appointment of a custodian, a general assignment for the benefit of creditors or an order of a court for relief in an involuntary case, appointing a custodian or ordering liquidation, which order remains unstayed for 60 days); and

                  (j) any guarantee under the indenture of the notes shall be held in a judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect, or any guarantors, or any person acting on behalf of any guarantor, shall deny or disaffirm its obligations under its guarantee of any notes.

         If any Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount then outstanding of any series of notes may declare all the notes of such series to be due and payable immediately (plus, in the case of an Event of Default that is the result of an action by our company or any of its Subsidiaries intended to avoid restrictions on or premiums related to redemptions of the notes contained in the indenture or the notes, an amount of premium that would have been applicable pursuant to the notes or as set forth in the indenture). Notwithstanding the foregoing, in the case of an Event of Default arising from the events of bankruptcy or insolvency with respect to our company or any of its Subsidiaries described in (i) above, all outstanding notes will become due and payable without further action or notice. Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in such holders' interest.

         The holders of a majority in aggregate principal amount then outstanding of each series of notes, by notice to the trustee, may on behalf of the holders of all of the notes of such series waive any existing Default or Event of Default and its consequences under its respective indentures, except a continuing Default or Event of Default in the payment of interest or premium on, or principal of, such series of notes.

         We are required to deliver to the trustee annually a statement regarding compliance with the indentures, and we are required upon becoming aware of any Default or Event of Default to deliver to the trustee a statement specifying such Default or Event of Default.

         All powers of the trustee under the indentures will be subject to applicable provisions of the Communications Act, including without limitation, the requirements of prior approval for DE FACTO or DE JURE transfer of control or assignment of Title III licenses.

NO PERSONAL LIABILITY OF DIRECTORS, OWNERS, EMPLOYEES, INCORPORATOR AND STOCKHOLDERS

         No director, officer, employee, incorporator or stockholder of our company or any of its Affiliates, as such, shall have any liability for any obligations of our company or any of its Affiliates


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under the notes or the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

         Each indenture provides that with respect to the notes issued thereunder, our company may, at its option and at any time, elect to have all obligations discharged with respect to the outstanding notes of such issue ("Legal Defeasance"). Such Legal Defeasance means that we will be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes of such issue, except for:

              (a) the rights of holders of outstanding notes of such issue to receive payments in respect of the principal of, premium, if any, and interest on the notes of such issue when such payments are due, or on the redemption date, as the case may be;

              (b) our company's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes of such issue and the maintenance of an office or agency for payment and money for security payments held in trust;

              (c) the rights, powers, trust, duties and immunities of the trustee, and our obligations in connection therewith; and

              (d) In addition, the indenture provides that with respect to each issue of notes, we may, at our option and at any time, elect to have all obligations released with respect to certain covenants that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the notes of such issue. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "--Events of default and remedies" will no longer constitute an Event of Default with respect to the notes of such issue.

         In order to exercise either Legal Defeasance or Covenant Defeasance: each indenture provides that with respect to the notes issued thereunder,

                  (i) We must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes of such issue, cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants selected by the trustee, to pay the principal of, premium, if any, and interest on the outstanding notes of such issue on the stated maturity or on the applicable optional redemption date, as the case may be;

                  (ii) in the case of Legal Defeasance, we shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that

                       (A) we have received from, or there has been published by, the Internal Revenue Service a ruling or

                       (B) since the date of the indenture, there has been a change in the applicable federal income tax law, in each case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the notes of such issue will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance, and will be subject to federal income tax in the same amount, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;


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                  (iii) in the case of Covenant Defeasance, we shall have
delivered to the trustee an opinion of counsel reasonably acceptable to such trustee confirming that the holders of the notes of such issue will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

                  (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

                  (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which we or any of our Subsidiaries is a party or by which we or any of our Subsidiaries is bound;

                  (vi) we shall have delivered to the trustee an officers' certificate stating that the deposit was not made by us with the intent of preferring the holders of the notes of such series over any of our other creditors or with the intent of defeating, hindering, delaying or defrauding any of our other creditors or others; and

                  (vii) we shall have delivered to the trustee an officers' certificate stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance relating to such series of notes have been complied with.

AMENDMENT, SUPPLEMENT AND WAIVER

         Except as provided in the next paragraph, each indenture and the notes issued thereunder may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the notes of such series then outstanding (including consents obtained in connection with a tender offer or exchange offer for notes of such series), and any existing default or compliance with any provision of the indenture or the notes of such series may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes of such series (including consents obtained in connection with a tender offer or exchange offer for notes of such series).

         Without the consent of each holder affected, however, an amendment or waiver may not (with respect to any note held by a non-consenting holder):

                  (a) reduce the aggregate principal amount of notes whose holders must consent to an amendment, supplement or waiver;

                  (b) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes;

                  (c) reduce the rate of or change the time for payment of interest on any notes;

                  (d) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the notes (except a rescission of acceleration of the notes of a series by the holders of at least a majority in aggregate principal amount of the notes of such series and a waiver of the payment default that resulted from such acceleration);

                  (e) make any note payable in money other than that stated in the notes;

                  (f) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of or interest on the notes;


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                  (g) waive a redemption payment with respect to any note; or

                  (h) make any change in the foregoing amendment and waiver provisions.

         In addition, without the consent of at least 66 2/3% of the notes of a series then outstanding, an amendment or a waiver may not make any change to the covenants in the indenture entitled "Asset Sales," "Offer to Purchase Upon a Change of Control" and "Excess Proceeds Offer" (including, in each case, the related definitions) as such covenants apply to such series of notes.

         Notwithstanding the foregoing, without the consent of any holder of notes, we, the guarantors under the indenture and the trustee may amend or supplement each indenture, the notes or the guarantees to cure any ambiguity, defect or inconsistency, to provide for uncertificated notes or guarantees in addition to or in place of certificated notes or the guarantees, to provide for the assumption of our company's or a guarantor's obligations to holders of the notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the holders of the notes or the guarantees or that does not adversely affect the legal rights under the indenture of any such holder, or to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEE

         Each indenture contains certain limitations on the rights of the trustee, if the trustee becomes a creditor of our company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions with us; however, if the trustee acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee or resign.

         With respect to such series of notes, the holders of a majority in principal amount of the then outstanding notes of such series will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. Each indenture provides that in case an Event of Default shall occur (which shall not be cured), the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his or her own affairs. The trustee will not be relieved from liabilities for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

              (i) this sentence shall not limit the preceding sentence of this paragraph;

              (ii) the trustee shall not be liable for any error of judgment made in good faith, unless it is proved that the trustee was negligent in ascertaining the pertinent facts; and

              (iii) the trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to the first sentence of this paragraph. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

BOOK-ENTRY, DELIVERY AND FORM

         The exchange notes of each series will be represented by one or more registered global notes without interest coupons. Upon issuance, the global exchange notes will be deposited with the trustee, as custodian for The Depository Trust Company, in New York, New York, and registered in the name of DTC or its nominee for credit to the accounts of DTC's direct and indirect participants.


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         The global exchange notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee in certain limited circumstances. Beneficial interests in the global exchange notes may be exchanged for notes in certificated form in certain limited circumstances. See "--Transfer of interests in global notes for certificated notes." Such certificated notes may, unless the global exchange note has previously been exchanged for certificated notes, be exchanged for an interest in the global exchange note representing the principal amount of exchange notes being transferred. In addition, transfer of beneficial interests in any global exchange notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

         DEPOSITARY PROCEDURES. DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations, known as "direct participants", and to facilitate the clearance and settlement of transactions in those securities between direct participants through electronic book-entry changes in accounts of participants. The direct participants include securities brokers and dealers, including the initial purchasers of the old notes, banks, trust companies, clearing corporations and certain other organizations, including Euroclear and CEDEL. Access to DTC's system is also available to other entities that clear through or maintain a direct or indirect, custodial relationship with a direct participant, known as "indirect participants."

         DTC has also advised us that, pursuant to DTC procedures, upon deposit of the global exchange notes, DTC will credit the accounts of direct participants with portions of the principal amount of global exchange notes that have been allocated to them by the initial purchasers, and DTC will maintain records of the ownership interests of such direct participants in the global exchange notes and the transfer of ownership interests by and between direct participants. DTC will not maintain records of the ownership interests of, or the transfer of ownership interests by and between, indirect participants or other owners of beneficial interests in the global exchange notes. Direct participants and indirect participants must maintain their own records of the ownership interests of, and the transfer of ownership interests by and between, indirect participants and other owners of beneficial interests in the global exchange notes. We expect that payments by direct participants to owners of beneficial interests in such global exchange notes held through such direct participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the name of nominees for such customers. Such payments will be the responsibility of such direct participants.

         Investors in the global exchange notes may hold their interests therein directly through DTC if they are direct participants in DTC or indirectly through organizations, including Euroclear and CEDEL, which are direct participants in DTC. Euroclear and CEDEL will hold interests in the global exchange notes on behalf of their participants through customers' securities accounts in their respective names on the books of their respective depositaries, which are Morgan Guaranty Trust Company of New York, Brussels office, as operator or Euroclear and Citibank, N.A., as depositary of CEDEL. The depositaries, in turn, will hold such interests in the global exchange notes in customers' securities accounts in the depositaries' names on the books of DTC. All ownership interests in any global exchange notes, including those of customers' securities accounts held through Euroclear or CEDEL, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear and CEDEL may also be subject to the procedures and requirements of such systems.

         The laws of some states require that certain persons take physical delivery in definitive, certificated form, of securities that they own. This may limit or curtail the ability to transfer beneficial interests in a global exchange note to such persons. Because DTC can act only on behalf of direct participants, which in turn act on behalf of indirect participants and others, the ability of a person having a beneficial interest in a global exchange note to pledge such interest to persons or entities that are not direct participants in DTC, or to otherwise take actions in respect of such interests, may be affected by the lack of physical certificates evidencing such interests. For certain other restrictions on the transferability of the notes see "--Transfers of interests in global notes for certificated notes."


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         Except as described in "--Transfers of interests in global notes for certificated notes," owners of beneficial interests in the global exchange notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or holders thereof under the indentures for any purpose.

         Under the terms of each indenture, we, the guarantors under the indenture and the trustee will treat the persons in whose names the notes are registered (including notes represented by global exchange notes) as the owners thereof for the purpose of receiving payments and for any and all other purposes whatsoever. Payments in respect of the principal, premium, liquidated damages, if any, and interest on global exchange notes registered in the name of DTC or its nominee will be payable by the trustee to DTC or its nominee as the registered holder under each indenture. Consequently, neither we, the trustee nor any agent of ours or the trustee has or will have any responsibility or liability for any aspect of DTC's records or any direct participant's or indirect participant's records relating to or payments made on account of beneficial ownership interests in the global exchange notes or for maintaining, supervising or reviewing any of DTC's records or any direct participant's or indirect participant's records relating to the beneficial ownership interests in any global exchange note or any other matter relating to the actions and practices of DTC or any of its direct participants or indirect participants.

         DTC has advised us that its current payment practice for payments of principal, interest and the like with respect to securities such as the notes is to credit the accounts of the relevant direct participants with such payment on the payment date in amounts proportionate to such direct participant's respective ownership interests in the global exchange notes as shown on DTC's records. Payments by direct participants and indirect participants to the beneficial owners of the notes will be governed by standing instructions and customary practices between them and will not be the responsibility of DTC, the trustee, us or the guarantors under the indenture. Neither we, the guarantors under the indenture nor the trustee will be liable for any delay by DTC or its direct participants or indirect participants in identifying the beneficial owners of the notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the notes for all purposes.

         The global exchange notes will trade in DTC's Same-Day Funds Settlement System and, therefore, transfers between direct participants in DTC will be effected in accordance with DTC's procedures, and will be settled in immediately available funds. Transfers between indirect participants, other than indirect participants who hold an interest in the notes through Euroclear or CEDEL, who hold an interest through a direct participant will be effected in accordance with the procedures of such direct participant but generally will settle in immediately available funds. Transfers between and among indirect participants who hold interests in the notes through Euroclear and CEDEL will be effected in the ordinary way in accordance with their respective rules and operating procedures.

         Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between direct participants in DTC, on the one hand, and indirect participants who hold interests in the exchange notes through Euroclear or CEDEL, on the other hand, will be effected by Euroclear's or CEDEL's respective nominee through DTC in accordance with DTC's rules on behalf of Euroclear or CEDEL; HOWEVER, delivery of instructions relating to crossmarket transactions must be made directly to Euroclear or CEDEL, as the case may be, by the counterparty in accordance with the rules and procedures of Euroclear or CEDEL and within their established deadlines, which is Brussels time for Euroclear and UK time for CEDEL. Indirect participants who hold interest in the exchange notes through Euroclear and CEDEL may not deliver instructions directly to Euroclear's or CEDEL's nominee. Euroclear or CEDEL will, if the transaction meets its settlement requirements, deliver instructions to its respective nominee to deliver or receive interests on Euroclear's or CEDEL's behalf in the relevant global exchange note in DTC, and make or receive payment in accordance with normal procedures for same-day fund settlement applicable to DTC.

         Because of time zone differences, the securities accounts of an indirect participant who holds an interest in the exchange notes through Euroclear or CEDEL purchasing an interest in a global exchange


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note from a direct participant in DTC will be credited, and any such crediting will be reported to Euroclear or CEDEL during the European business day immediately following the settlement date of DTC in New York. Although recorded in DTC's accounting records as of DTC's settlement date in New York, Euroclear and CEDEL customers will not have access to the cash amount credited to their accounts as a result of a sale of an interest in a global exchange note to a DTC participant until the European business day for Euroclear or CEDEL immediately following DTC's settlement date.

         DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more direct participants to whose account interests in the global exchange notes are credited and only in respect of such portion of the aggregate principal amount of the notes of a series as to which such direct participant or direct participants has or have given direction.

         Although DTC, Euroclear and CEDEL have agreed to the foregoing procedures to facilitate transfers of interests in the global exchange notes among direct participants, including Euroclear and CEDEL, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither we, the guarantors under the indenture, the initial purchasers of the old notes nor the trustee shall have any responsibility for the performance by DTC, Euroclear or CEDEL or their respective direct and indirect participants of their respective obligations under the rules and procedures governing any of their operations.

         The information in this section concerning DTC, Euroclear and CEDEL and their book-entry systems has been obtained from sources that we believe are reliable, but we take no responsibility for the accuracy thereof.

TRANSFER OF INTERESTS IN GLOBAL EXCHANGE NOTES FOR CERTIFICATED NOTES

         An entire global exchange note may be exchanged for definitive notes of a series in registered, certificated form without interest coupons if DTC notifies us that it is unwilling or unable to continue as depositary for the global exchange notes and we thereupon fail to appoint a successor depositary within 90 days or if DTC has ceased to be a clearing agency registered under the Exchange Act. Alternatively, our company, at its option, may notify the trustee in writing that it elects to cause the issuance of certificated notes or certificated notes will be issued if there shall have occurred and be continuing to occur a Default or an Event of Default with respect to the notes of such series. In any such case, we will notify the trustee in writing that, upon surrender by the direct and indirect participants of their interest in such global note, certificated notes will be issued to each person that such direct and indirect participants and DTC identify as being the beneficial owner of the related notes.

         Beneficial interests in global notes held by any direct or indirect participant may be exchanged for certificated notes upon request to DTC, on behalf of such direct participant (for itself or on behalf of an indirect participant), to the trustee in accordance with customary DTC procedures. Certificated notes delivered in exchange for any beneficial interest in any global note will be registered in the names, and issued in any approved denominations, requested by DTC on behalf of such direct or indirect participants, in accordance with DTC's customary procedures.

         Neither we, the guarantors under the indenture nor the trustee will be liable for any delay by the holder of the global notes or DTC in identifying the beneficial owners of notes, and we and the trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of the global note or DTC for all purposes.

SAME DAY SETTLEMENT AND PAYMENT

         Each indenture requires that payments in respect of the notes represented by the global exchange notes, including principal, premium, if any, interest and liquidated damages, if any, be made by wire transfer of immediately available same day funds to the accounts specified by the holder of interests in


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such global exchange notes. With respect to certificated notes, we will make all payments of principal, premium, if any, interest and liquidated damages, if any, by wire transfer of immediately available same day funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address. We expect that secondary trading in the certificated notes will also be settled in immediately available funds.

ADDITIONAL INFORMATION

         Anyone who receives this prospectus may obtain a copy of the applicable indenture without charge by writing to us at, 5701 South Sante Fe Drive, Littleton, Colorado 80120, attention David K. Moskowitz, facsimile
(303) 723-1699.

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

         WE AND THE GUARANTORS UNDER THE INDENTURE ARE MAKING THE EXCHANGE OFFER TO COMPLY WITH OUR OBLIGATIONS UNDER THE REGISTRATION RIGHTS AGREEMENTS TO REGISTER THE EXCHANGE OF EXCHANGE NOTES FOR THE OLD NOTES. IN THE REGISTRATION RIGHTS AGREEMENTS, WE AND SUCH GUARANTORS ALSO AGREED UNDER CERTAIN CIRCUMSTANCES TO FILE A SHELF REGISTRATION STATEMENT TO REGISTER THE RESALE OF CERTAIN OLD NOTES AND EXCHANGE NOTES.


         We, the guarantors under the indenture and the initial purchasers of the old notes entered into the registration rights agreements on January 25, 1999. In the registration rights agreement relating to each series of notes, we and the guarantors agreed to file the exchange offer registration statement relating to such issue with the SEC within 90 days of the closing date of the initial sale of the notes to the initial purchasers, and use our respective best efforts to have it then declared effective at the earliest possible time. We and the guarantors also agreed to use our best efforts to cause that exchange offer registration statement to be effective continuously, to keep each exchange offer open for a period of not less than 20 business days and cause each exchange offer to be consummated no later than the 210th day after that closing date. Pursuant to the exchange offer, certain holders of notes which constitute "transfer restricted securities" will be allowed to exchange their transfer restricted securities for registered exchange notes.


         Each registration rights agreement provides that the following events will constitute a "registration default":

         - if we or the guarantors under the indenture fail to file an exchange offer registration statement with the SEC on or prior to the 90th day after the closing date of the initial sale of the notes to the initial purchasers,

         - if the exchange offer registration statement is not declared effective by the SEC on or prior to the 180th day after that closing date,

         - if the exchange offer is not consummated on or before the 210th day after that closing date,

         - if obligated to file the shelf registration statement and we and the guarantors under the indenture fail to file the shelf registration statement with the SEC on or prior to the 90th day after that closing date or the 30th day after such filing obligation arises,

         - if obligated to file a shelf registration statement and the shelf registration statement is not declared effective on or prior to the 90th day after the obligation to file a shelf registration statement arises, or

         - if the exchange offer registration statement or the shelf registration statement, as the case may be, is declared effective but thereafter ceases to be effective or useable in connection with resales of the transfer restricted securities, for such time of non-effectiveness or non-usability.


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         If there is a registration default, then we and the guarantors under the indenture agree to pay to each holder of transfer restricted securities affected thereby liquidated damages in an amount equal to $0.05 per week per $1,000 in principal amount of transfer restricted securities held by such holder for each week or portion thereof that the registration default continues for the first 90-day period immediately following the occurrence of that registration default. The amount of the liquidated damages shall increase by an additional $0.05 per week per $1,000 in principal amount of transfer restricted securities with respect to each subsequent 90-day period until all registration defaults have been cured or until the transfer restricted securities become freely tradable without registration under the Securities Act, up to a maximum amount of liquidated damages of $0.30 per week per $1,000 in principal amount of transfer restricted securities. We and the guarantors under the indenture shall not be required to pay liquidated damages for more than one of these registration defaults at any given time. Following the cure of all of these registration defaults, the accrual of liquidated damages will cease.

         All accrued liquidated damages are to be paid by us or the guarantors under the indenture to holders entitled thereto by wire transfer to the accounts specified by them or by mailing checks to their registered address if no such accounts have been specified.

         Holders of notes are required to make certain representations to us, as described in the registration rights agreements, in order to participate in the exchange offer and are required to deliver information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the registration rights agreements in order to have their notes included in the shelf registration statement and benefit from the provisions regarding liquidated damages set forth above.

CERTAIN DEFINITIONS

         Set forth below are certain defined terms used in each indenture. Reference is made to the applicable indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

         "ACCOUNTS RECEIVABLE SUBSIDIARY" means one Unrestricted Subsidiary of our company specifically designated as an Accounts Receivable Subsidiary for the purpose of financing the accounts receivable of our company, and provided that any such designation shall not be deemed to prohibit our company from financing accounts receivable through any other entity, including, without limitation, any other Unrestricted Subsidiary.

         "ACCOUNTS RECEIVABLE SUBSIDIARY NOTES" means the notes to be issued by the Accounts Receivable Subsidiary for the purchase of accounts receivable.

         "ACQUIRED DEBT" means, with respect to any specified person, Indebtedness of any other person existing at the time such other person merges with or into or becomes a Subsidiary of such specified person, or Indebtedness incurred by such person in connection with the acquisition of assets, including Indebtedness incurred in connection with, or in contemplation of, such other person merging with or into or becoming a Subsidiary of such specified person or the acquisition of such assets, as the case may be.

         "ACQUIRED SUBSCRIBER" means a subscriber to a pay television service provided by a pay television provider that is not an Affiliate of our company at the time our company or one of its Restricted Subsidiaries purchases the right to provide pay television service to such subscriber from such pay television provider, whether directly or through the acquisition of the entity providing pay television service to such subscriber.


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

         "ACQUIRED SUBSCRIBER DEBT" means (i) Indebtedness the proceeds of which are used to pay the purchase price for Acquired Subscribers or to acquire the entity which has the right to provide pay television service to such Acquired Subscribers or to acquire from such entity or an Affiliate of such entity assets used or to be used in connection with such pay television business; PROVIDED that such Indebtedness is incurred within three years after the date of the acquisition of such Acquired Subscriber and (ii) Acquired Debt of any such entity being acquired; PROVIDED that in no event shall the amount of such Indebtedness and Acquired Debt for any Acquired Subscriber exceed the sum of the actual purchase price (inclusive of such Acquired Debt) for such Acquired Subscriber, such entity and such assets plus the cost of converting such Acquired Subscriber to usage of a delivery format for pay television service made available by our company or any of its Restricted Subsidiaries.

         "AFFILIATE" of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by agreement or otherwise; PROVIDED, HOWEVER, that beneficial ownership of 10% or more of the voting securities of a person shall be deemed to be control; PROVIDED FURTHER that no individual, other than a director of ECC or our company or an officer of ECC or our company with a policy making function, shall be deemed an Affiliate of our company or any of its Subsidiaries solely by reason of such individual's employment, position or responsibilities by or with respect to ECC, our company or any of their respective Subsidiaries.

         "CAPITAL LEASE OBLIGATION" means, as to any person, the obligations of such person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at the time any determination thereof is to be made shall be the amount of the liability in respect of a capital lease that would at such time be so required to be capitalized on a balance sheet in accordance with GAAP.

         "CAPITAL STOCK" means any and all shares, interests, participations, rights or other equivalents, however designated, of corporate stock or partnership or membership interests, whether common or preferred.

         "CASH EQUIVALENTS" means: (a) United States dollars; (b) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition; (c) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500 million;
(d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) entered into with any financial institution meeting the qualifications specified in clause (c) above; (e) commercial paper rated P-1, A-1 or the equivalent thereof by Moody's or S&P, respectively, and in each case maturing within six months after the date of acquisition and (f) money market funds offered by any domestic commercial or investment bank having capital and surplus in excess of $500 million at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (e) of this definition.

         "CHANGE OF CONTROL" means: (a) any transaction or series of transactions (including, without limitation, a tender offer, merger or consolidation) the result of which is that the Principal and his Related Parties or an entity controlled by the Principal and his Related Parties (and not controlled by any person other than the Principal or his Related Parties)
(i) sell, transfer or otherwise dispose of more than 50% of the total Equity Interests in ECC beneficially owned (as defined in Rule 13(d)(3) under the Exchange Act but without including any Equity Interests which may be deemed to be owned solely by reason of the existence of any voting arrangements), by such persons on the date of the indenture (as adjusted for stock


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splits and dividends and other distributions payable in Equity Interests), after giving effect to the repurchase of the Series A Preferred Stock on or about the date of the indenture, or (ii) do not have the voting power to elect at least a majority of the Board of Directors of ECC; (b) the first day on which a majority of the members of the Board of Directors of ECC are not Continuing Directors; or (c) any time that ECC shall cease to beneficially own 100% of the Equity Interests of our company.

         "CONSOLIDATED CASH FLOW" means, with respect to any person for any period, the Consolidated Net Income of such person for such period, plus, to the extent deducted in computing Consolidated Net Income: (a) provision for taxes based on income or profits; (b) Consolidated Interest Expense;
(c) depreciation and amortization (including amortization of goodwill and other intangibles) of such person for such period; and (d) any extraordinary loss and any net loss realized in connection with any Asset Sale, in each case, on a consolidated basis determined in accordance with GAAP, provided that Consolidated Cash Flow shall not include interest income derived from the net proceeds of the offering.

         "CONSOLIDATED INTEREST EXPENSE" means, with respect to any person for any period, consolidated interest expense of such person for such period, whether paid or accrued, including amortization of original issue discount and deferred financing costs, non-cash interest payments and the interest component of Capital Lease Obligations, on a consolidated basis determined in accordance with GAAP; PROVIDED HOWEVER that with respect to the calculation of the consolidated interest expense of our company, the interest expense of Unrestricted Subsidiaries shall be excluded.

         "CONSOLIDATED NET INCOME" means, with respect to any person for any period, the aggregate of the Net Income of such person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; PROVIDED, HOWEVER, that: (a) the Net Income of any person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent person, in the case of a gain, or to the extent of any contributions or other payments by the referent person, in the case of a loss; (b) the Net Income of any person that is a Subsidiary that is not a Wholly Owned Subsidiary (or, with respect to the calculation of the Consolidated Net Income of our company, a Wholly Owned Restricted Subsidiary) shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent person; (c) the Net Income of any person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded; (d) the Net Income of any Subsidiary of such person shall be excluded to the extent that the declaration or payment of dividends or similar distributions is not at the time permitted by operation of the terms of its charter or bylaws or any other agreement, instrument, judgment, decree, order, statute, rule or government regulation to which it is subject; and (e) the cumulative effect of a change in accounting principles shall be excluded.

         "CONSOLIDATED NET WORTH" means, with respect to any person, the sum of: (a) the stockholders' equity of such person; plus (b) the amount reported on such person's most recent balance sheet with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such person upon issuance of such preferred stock, less: (i) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the date of the indenture in the book value of any asset owned by such person or a consolidated Subsidiary of such person; and (ii) all unamortized debt discount and expense and unamortized deferred charges, all of the foregoing determined in accordance with GAAP.

         "CONTINUING DIRECTOR" means, as of any date of determination, any member of the Board of Directors of ECC who: (a) was a member of such Board of Directors on the date of the indenture; or (b) was nominated for election or elected to such Board of Directors with the affirmative vote of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election or was nominated for election or elected by the Principal and his Related Parties.


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         "CREDIT AGREEMENT" means any one or more credit agreements (which may include or consist of revolving credits) between our company and one or more banks or other financial institutions providing financing for the business of our company and our company's Restricted Subsidiaries, provided that the lenders party to the Credit Agreement may not be Affiliates of ECC, our company or their respective Subsidiaries and provided further that the guarantors under the indenture may be guarantors under such agreements.

         "DBSC" means Direct Broadcasting Satellite Corporation, a Colorado corporation.

         "DEFAULT" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

         "DEFERRED PAYMENTS" means Indebtedness to satellite construction or launch contractors incurred after the date of the Indenture in connection with the construction or launch of one or more satellites of our company or its Restricted Subsidiaries used by it in the businesses described in the covenant "--Certain covenants--Activities of our company" in an amount not to exceed at any one time outstanding in the aggregate $135 million.

         "DNCC" means Dish Network Credit Corporation, a Colorado corporation.

         "DISQUALIFIED STOCK" means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to date on which the notes mature; PROVIDED, HOWEVER, that any such Capital Stock may require our company of such Capital Stock to make an offer to purchase such Capital Stock upon the occurrence of certain events if the terms of such Capital Stock provide that such an offer may not be satisfied and the purchase of such Capital Stock may not be consummated until the 91st day after the notes have been paid in full.

         "ELIGIBLE INSTITUTION" means a commercial banking institution that has combined capital and surplus of not less than $500 million or its equivalent in foreign currency, whose debt is rated Investment Grade at the time as of which any investment or rollover therein is made.

         "EQUITY INTERESTS" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

         "ETC" means EchoStar Technologies Corporation, a Texas corporation.

         "EXISTING INDEBTEDNESS" means the notes and any other Indebtedness of our company and its Subsidiaries in existence on the date of the indentures until such amounts are repaid.

         "GAAP" means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the U.S., which are applicable as of the date of determination; PROVIDED that, except as otherwise specifically provided, all calculations made for purposes of determining compliance with the terms of the provisions of the indenture shall utilize GAAP as in effect on the date of the indentures.

         "GOVERNMENT SECURITIES" means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.


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         "GUARANTEE" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

         "HEDGING OBLIGATIONS" means, with respect to any person, the obligations of such person pursuant to any arrangement with any other person, whereby, directly or indirectly, such person is entitled to receive from time to time periodic payments calculated by applying either floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements designed to protect such person against fluctuations in interest rates.

         "INDEBTEDNESS" means, with respect to any person, any indebtedness of such person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or representing the balance deferred and unpaid of the purchase price of any property (including pursuant to capital leases) or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing (other than Hedging Obligations) would appear as a liability upon a balance sheet of such person prepared in accordance with GAAP, and also includes, to the extent not otherwise included, the amount of all obligations of such person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such person, the liquidation preference with respect to, any Preferred Equity Interests (but excluding, in each case, any accrued dividends) as well as the guarantee of items that would be included within this definition.

         "INDEBTEDNESS TO CASH FLOW RATIO" means, with respect to any person, the ratio of: (a) the Indebtedness of such person and its Subsidiaries (or, if such person is our company, of our company and its Restricted Subsidiaries) as of the end of the most recently ended fiscal quarter, plus the amount of any Indebtedness incurred subsequent to the end of such fiscal quarter; to (b) such person's Consolidated Cash Flow for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur (the "Measurement Period"), PROVIDED, HOWEVER; that: (i) in making such computation, Indebtedness shall include the total amount of funds outstanding and available under any revolving credit facilities; and (ii) in the event that such person or any of its Subsidiaries (or, if such person is our company, any of its Restricted Subsidiaries) consummates a material acquisition or an Asset Sale or other disposition of assets subsequent to the commencement of the Measurement Period but prior to the event for which the calculation of the Indebtedness to Cash Flow Ratio is made, then the Indebtedness to Cash Flow Ratio shall be calculated giving pro forma effect to such material acquisition or Asset Sale or other disposition of assets, as if the same had occurred at the beginning of the applicable period.

         "INVESTMENT GRADE" means with respect to a security, that such security is rated, by at least two nationally recognized statistical rating organizations, in one of each such organization's four highest generic rating categories.

         "INVESTMENTS" means, with respect to any person, all investments by such person in other persons (including Affiliates) in the forms of loans (including guarantees), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

         "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected

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under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent status) of any jurisdiction).


         "MARKETABLE SECURITIES" means: (a) Government Securities; (b) any certificate of deposit maturing not more than 365 days after the date of acquisition issued by, or time deposit of, an Eligible Institution; (c) commercial paper maturing not more than 365 days after the date of acquisition issued by a corporation (other than an Affiliate of our company) with an Investment Grade rating, at the time as of which any investment therein is made, issued or offered by an Eligible Institution; (d) any bankers acceptances or money market deposit accounts issued or offered by an Eligible Institution; and
(e) any fund investing exclusively in investments of the types described in clauses (a) through (d) above.



         "MAXIMUM SECURED AMOUNT" means at any time (i) in the event our company at such time has a rating or has received in writing an indicative rating on all outstanding notes of both "Ba3" from Moody's and "BB-" from S&P, an amount equal to the greater of (x) the product of 1.25 times the Trailing Cash Flow Amount and (y) $500 million and (ii) in the event our company does not have both of such ratings or indicative ratings at such time, $500 million.


         "MEDIA 4" means Media4, Inc., a Georgia corporation.

         "MOODY'S" means Moody's Investors Service, Inc.

         "NAGRASTAR" means NagraStar LLC, a Colorado limited liability corporation.

         "NET INCOME" means, with respect to any person, the net income (loss) of such person, determined in accordance with GAAP, excluding, however, any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions), and excluding any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss) and excluding any unusual gain (but not loss) relating to recovery of insurance proceeds on satellites, together with any related provision for taxes on such extraordinary gain (but not loss).

         "NET PROCEEDS" means the aggregate cash proceeds received by our company or any of its Restricted Subsidiaries, as the case may be, in respect of any Asset Sale, net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that are the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets. Net Proceeds shall exclude any non-cash proceeds received from any Asset Sale, but shall include such proceeds when and as converted by our company or any Restricted Subsidiary to cash.

         "NON-CORE ASSETS" means: (1) all intangible authorizations, rights, interests and other intangible assets related to all "western" DBS orbital locations other than the 148 degree orbital slot (as the term "western" is used by the FCC) held by our company and/or any of its Subsidiaries at any time, including without limitation the authorizations for 22 DBS frequencies at 175 degrees WL and ESC's permit for 11 unspecified western assignments; (2) all intangible authorizations, rights, interests and other intangible assets related to the FSS in the Ku-band, Ka-band and C-band held by our company and/or any of its Subsidiaries at any time, including without limitation the license of ESC for a two satellite Ku-band system at 83 degrees and 121 degrees WL, the license of ESC for a two satellite Ka-band system at 83 degrees WL and 121 degrees WL, and the application of ESC to add C-band capabilities to a Ku-band satellite authorized at 83 degrees WL; (3) all intangible authorizations, rights, interests and other

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intangible assets related to the Mobile-Satellite Service held by our company and/or any of its Subsidiaries at any time, including without limitation the license of E-SAT, Inc. for a low-earth orbit MSS system, (4) all intangible authorizations, rights, interests and other intangible assets related to local multi-point distribution service and (5) any Subsidiary of our company the assets of which consist solely of (i) any combination of the foregoing and (ii) other assets to the extent permitted under the provision described under the second paragraph of "--Certain covenants--Dispositions of ETC and non-core assets."


         "NON-RECOURSE INDEBTEDNESS" of any person means Indebtedness of such person that: (i) is not guaranteed by any other person (except a Wholly Owned Subsidiary of the referent person); (ii) is not recourse to and does not obligate any other person (except a Wholly Owned Subsidiary of the referent person) in any way; (iii) does not subject any property or assets of any other person (except a Wholly Owned Subsidiary of the referent person), directly or indirectly, contingently or otherwise, to the satisfaction thereof, and (iv) is not required by GAAP to be reflected on the financial statements of any other person (other than a Subsidiary of the referent person) prepared in accordance with GAAP.

         "OBLIGATIONS" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

         "PERMITTED INVESTMENTS" means: (a) Investments in our company or in a Wholly Owned Restricted Subsidiary of our company that is a guarantor under the indenture, (b) Investments in Cash Equivalents and Marketable Securities; and
(c) Investments by our company or any Subsidiary of our company in a person if, as a result of such Investment: (i) such person becomes a Wholly Owned Restricted Subsidiary of our company and becomes a guarantor under the indenture, or (ii) such person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, our company or a Wholly Owned Restricted Subsidiary of our company that is a guarantor; PROVIDED that if at any time a Restricted Subsidiary of our company shall cease to be a Subsidiary of our company, our company shall be deemed to have made a Restricted Investment in the amount of its remaining investment, if any, in such former Subsidiary.

         "PERMITTED LIENS" means: (a) Liens securing the notes and Liens securing any guarantee under the indenture; (b) Liens securing the Deferred Payments; (c) Liens securing any Indebtedness permitted under the covenant described under "--Certain covenants--Incurrence of indebtedness"; PROVIDed that such Liens under this clause (c) shall not secure Indebtedness in an amount exceeding the Maximum Secured Amount at the time that such Lien is incurred; (d) Liens securing Purchase Money Indebtedness, PROVIDED that such Indebtedness was permitted to be incurred by the terms of the indenture and such Liens do not extend to any assets of our company or its Restricted Subsidiaries other than the assets so acquired; (e) Liens securing Indebtedness the proceeds of which are used to develop, construct, launch or insure any satellites other than EchoStar I, EchoStar II, EchoStar III, EchoStar IV or any permitted replacements of any such satellites, PROVIDED that such Indebtedness was permitted to be incurred by the terms of the indenture and such Liens do not extend to any assets of our company or its Restricted Subsidiaries other than such satellites being developed, constructed, launched or insured, and to the related licenses, permits and construction, launch and TT&C contracts; (f) Liens on orbital slots, licenses and other assets and rights of our company, PROVIDED that such orbital slots, licenses and other assets and rights relate solely to the satellites referred to in clause (e) of this definition; (g) Liens on property of a person existing at the time such person is merged into or consolidated with our company or any Restricted Subsidiary of our company, PROVIDED, that such Liens were not incurred in connection with, or in contemplation of, such merger or consolidation, other than in the ordinary course of business; (h) Liens on property of an Unrestricted Subsidiary at the time that it is designated as a Restricted Subsidiary pursuant to the definition of "Unrestricted Subsidiary," PROVIDED that such Liens were not incurred in connection with, or contemplation of, such designation; (i) Liens on property existing at the time of acquisition thereof by our company or any Restricted Subsidiary of our company; PROVIDED that such Liens were not incurred in connection with, or in contemplation of, such acquisition and do not extend to any assets of our company or any of its Restricted Subsidiaries other than the property so acquired; (j) Liens to secure the

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performance of statutory obligations, surety or appeal bonds or performance bonds, or landlords', carriers', warehousemen's, mechanics', suppliers', materialmen's or other like Liens, in any case incurred in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate process of law, if a reserve or other appropriate provision, if any, as is required by GAAP shall have been made therefore; (k) Liens existing on the date of the indentures; (l) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; PROVIDED that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (m) Liens incurred in the ordinary course of business of our company or any Restricted Subsidiary of our company (including, without limitation, Liens securing Purchase Money Indebtedness) with respect to obligations that do not exceed $10 million in principal amount in the aggregate at any one time outstanding; (n) Liens securing Indebtedness in an amount not to exceed $10 million incurred pursuant to clause (xi) of the second paragraph of the covenant described under "Incurrence of indebtedness;" (o) Liens on any asset of our company or a guarantor under the indenture securing Indebtedness in an amount not to exceed $10 million; (p) Liens securing Indebtedness permitted under clause
(12) of the second paragraph of the provision described under "--Certain covenants--Incurrence of indebtedness"; provided that such Liens shall not extend to assets other than the assets that secure such Indebtedness being refinanced; (q) any interest or title of a lessor under any Capital Lease Obligation; PROVIDED that such Capital Lease Obligation is permitted under the other provisions of the indenture; (r) Liens not provided for in clauses
(a) through (q) above, securing Indebtedness incurred in compliance with the terms of the indentures provided that the notes are secured by the assets subject to such Liens on an equal and ratable basis or on a basis prior to such Liens; PROVIDED that to the extent that such Lien secured Indebtedness that is subordinated to the notes, such Lien shall be subordinated to and be later in priority than the notes on the same basis and (s) extensions, renewals or refundings of any Liens referred to in clauses (a) through (q) above, PROVIDED that (i) any such extension, renewal or refunding does not extend to any assets or secure any Indebtedness not securing or secured by the Liens being extended, renewed or refinanced and (ii) any extension, renewal or refunding of a Lien originally incurred pursuant to clause (c) above shall not secure Indebtedness in an amount greater than the Maximum Secured Amount at the time of such extension, renewal or refunding.


         "PREFERRED EQUITY INTEREST," in any person, means an Equity Interest of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such person, over Equity Interests of any other class in such person.

         "PRINCIPAL" means Charles W. Ergen.

         "PURCHASE MONEY INDEBTEDNESS" means (i) indebtedness of our company or any guarantor under the indenture (including indebtedness that otherwise satisfies this clause (i) which was incurred prior to the date the obligor thereunder became a guarantor under the indenture) incurred (within 365 days of such purchase) to finance the purchase of any assets (including the purchase of Equity Interests of persons that are not Affiliates of our company) of our company or any Guarantor under the indenture: (a) to the extent the amount of Indebtedness thereunder does not exceed 100% of the purchase cost of such assets; and (b) to the extent that no more than $20 million of such Indebtedness at any one time outstanding is recourse to our company or any of its Restricted Subsidiaries or any of their respective assets, other than the assets so purchased; or (ii) indebtedness of our company or any guarantor under the indenture which refinances indebtedness referred to in clause (i) of this definition, PROVIDED that such refinancing satisfies subclauses (a) and (b) of such clause (i).

         "RECEIVABLES TRUST" means a trust organized solely for the purpose of securitizing the accounts receivable held by the Accounts Receivable Subsidiary that (a) shall not engage in any business other than (i) the purchase of accounts receivable or participation interests therein from the Accounts Receivable Subsidiary and the servicing thereof, (ii) the issuance of and distribution of payments with respect to the securities permitted to be issued under clause (b) below and (iii) other activities incidental to the

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foregoing, (b) shall not at any time incur Indebtedness or issue any securities, except (i) certificates representing undivided interests in the trust issued to the Accounts Receivable Subsidiary and (ii) debt securities issued in an arm's length transaction for consideration solely in the form of cash and Cash Equivalents, all of which (net of any issuance fees and expenses) shall promptly be paid to the Accounts Receivable Subsidiary, and
(c) shall distribute to the Accounts Receivable Subsidiary as a distribution on the Accounts Receivable Subsidiary's beneficial interest in the trust no less frequently than once every six months all available cash and Cash Equivalents held by it, to the extent not required for reasonable operating expenses or reserves therefor or to service any securities issued pursuant to clause (b) above that are not held by the Accounts Receivable Subsidiary.

         "RECEIVER SUBSIDY" means a subsidy, rebate or other similar payment by EchoStar or any of its Subsidiaries, in the ordinary course of business, to subscribers, vendors or distributors, relating to an EchoStar receiver system, not to exceed the retail price of such EchoStar receiver system, together with the retail price of installation of such EchoStar receiver system.

         "RELATED PARTY" means, with respect to the Principal, (a) the spouse and each immediate family member of the Principal and (b) each trust, corporation, partnership or other entity of which the Principal beneficially holds an 80% or more controlling interest.

         "RESTRICTED INVESTMENT" means an Investment other than Permitted Investments.

         "RESTRICTED SUBSIDIARY" means any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by our company or one or more Subsidiaries of our company or a combination thereof, other than Unrestricted Subsidiaries.

         "S&P" means Standard & Poor's Rating Services.

         "SATELLITE INSURANCE" means insurance providing coverage for a satellite in an amount which is, together with cash, Cash Equivalents and Marketable Securities segregated and reserved on the balance sheet of our company, for the duration of the insured period or until applied in accordance with the covenant entitled "Maintenance of insurance." For purposes of the indenture, the proceeds of any Satellite Insurance shall be deemed to include the amount of cash, Cash Equivalents and Marketable Securities segregated and reserved by our company for purposes of the preceding sentence.

         "SATELLITE RECEIVER" means any satellite receiver capable of receiving programming from the EchoStar Dish Network.sm

         "SERIES A CUMULATIVE PREFERRED STOCK" means the Series A Cumulative Preferred Stock of ECC outstanding on the date of the indentures.

         "SKYVISTA" means SkyVista Corporation, a Colorado corporation.

         "SUBSIDIARY" means, with respect to any person, any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such person or one or more of the other Subsidiaries of such person or a combination thereof. Notwithstanding the foregoing, for purposes of the indentures, until the consummation of the reorganization, DBSC was deemed to be a Subsidiary of our company.

         "TRAILING CASH FLOW AMOUNT" means the Consolidated Cash Flow of our company during the most recent four fiscal quarters of our company for which financial statements are available.

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

         "UNRESTRICTED SUBSIDIARY" means; (A) E-Sat, Inc., EchoStar Real Estate Corporation, EchoStar International (Mauritius) Ltd., EchoStar Manufacturing and Distribution Pvt. Ltd. and Satrec Mauritius Ltd.; and (B) any Subsidiary of our company designated as an Unrestricted Subsidiary in a resolution of the Board of Directors of our company (a) no portion of the Indebtedness or any other obligation (contingent or otherwise) of which, immediately after such designation: (i) is guaranteed by our company or any other Subsidiary of our company (other than another Unrestricted Subsidiary); (ii) is recourse to or obligates our company or any other Subsidiary of our company (other than another Unrestricted Subsidiary) in any way; or (iii) subjects any property or asset of our company or any other Subsidiary of our company (other than another Unrestricted Subsidiary), directly or indirectly, contingently or otherwise, to satisfaction thereof; (b) with which neither our company nor any other Subsidiary of our company (other than another Unrestricted Subsidiary) has any contract, agreement, arrangement, understanding or is subject to an obligation of any kind, written or oral, other than on terms no less favorable to our company or such other Subsidiary than those that might be obtained at the time from persons who are not Affiliates of our company; and (c) with which neither our company nor any other Subsidiary of our company (other than another Unrestricted Subsidiary) has any obligation: (i) to subscribe for additional shares of Capital Stock or other equity interests therein; or (ii) to maintain or preserve such Subsidiary's financial condition or to cause such Subsidiary to achieve certain levels of operating results; PROVIDED, HOWEVER, that none of our company, ESC and Echosphere Corporation may be designated as Unrestricted Subsidiaries. At any time after the date of the indentures that our company designates an additional Subsidiary (other than ETC or a Subsidiary that constitutes a Non-Core Asset) as an Unrestricted Subsidiary, our company will be deemed to have made a Restricted Investment in an amount equal to the fair market value (as determined in good faith by the Board of Directors of our company evidenced by a resolution of the Board of Directors of our company and set forth in an officers' certificate delivered to the trustee no later than five business days following January 1 and July 1 of each year and ten days following a request from the trustee, which certificate shall cover the six months preceding such January 1, July 1 or date of request, as the case may be) of such Subsidiary and to have incurred all Indebtedness of such Unrestricted Subsidiary. An Unrestricted Subsidiary may be designated as a Restricted Subsidiary of our company if, at the time of such designation after giving pro forma effect thereto, no Default or Event of Default shall have occurred or be continuing.

         "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding principal amount of such Indebtedness into (b) the total of the product obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

         "WHOLLY OWNED RESTRICTED SUBSIDIARY" means a Wholly Owned Subsidiary of our company that is a Restricted Subsidiary.

         "WHOLLY OWNED SUBSIDIARY" means, with respect to any person, any Subsidiary all of the outstanding voting stock (other than directors' qualifying shares) of which is owned by such person, directly or indirectly.

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             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS


         In this section we discuss the material United States federal income tax consequences of participating in the exchange offer and owning and disposing of exchange notes.

         In this section we discuss only United States federal income tax consequences to U.S. holders that participate in the exchange offer, and that hold old notes, and that will hold exchange notes, as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended. We generally do not address any tax considerations relevant to holders other than U.S. holders or to U.S. holders that may be subject to special tax rules, such as banks, insurance companies, dealers in securities, holders of 10% or more of our voting stock, persons who "mark to market" their securities, persons who have a "functional currency" other than the United States dollar, or persons that will hold notes as a position in a "straddle" for tax purposes or as part of a "synthetic security" or a "conversion transaction" or other integrated investment consisting of notes and one or more other investments.

         The term "U.S. holder" means a beneficial owner of an old note or an exchange note that is:

              -   a citizen or resident of the United States;

              - a corporation, partnership or other entity created or organized under the laws of the United States, any state thereof or the District of Columbia;

              - a trust the administration of which is subject to the primary supervision of a United States court and with respect to which one or more United States persons have the authority to control all substantial decisions; or

              - an estate the income of which is subject to United States federal income tax regardless of its source.

         This section is based upon the Internal Revenue Code, Treasury regulations promulgated thereunder and rulings and judicial decisions now in effect. Those authorities could change at any time, and any such change could be retroactive. If that occurred, the tax consequences of participating in the exchange offer and owning and disposing of exchange notes could differ from the consequences described below.

THE EXCHANGE OFFER

         If you exchange an old note for an exchange note in the exchange offer, the exchange will not be a taxable transaction for United States federal income tax purposes. Accordingly, you will not recognize any gain or loss when you receive the exchange note, and you will be required to continue to include interest on the exchange note in gross income as described below. Your holding period for the exchange note will include your holding period for the old note exchanged therefor, and your adjusted tax basis in the exchange note will be the same as your adjusted tax basis in such old note, in each case immediately before the exchange.

         If the IRS disagreed and treated the exchange of an old note for an exchange note in the exchange offer as a taxable transaction, the United States federal income tax consequences to you generally would be as described below under "Dispositions of Notes."

INTEREST ON THE NOTES

         Interest on the notes generally will be taxable to a holder as ordinary income at the time it is received or accrued in accordance with the holder's method of accounting for United States federal income tax purposes.

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         We are obligated to pay liquidated damages in the form of additional interest in certain circumstances, as described under "Description of the Notes--Registration rights; liquidated damages" above. We believe, and intend to take the position, that the possibility of payment of liquidated damages should not cause the notes to be issued with original issue discount. You should consult your own tax advisor regarding the possible payment of liquidated damages.

MARKET DISCOUNT

         If a holder purchased an old note for less than its stated redemption price at maturity, the difference is treated as "market discount" for United States federal income tax purposes if it exceeds a specified DE MINIMIS amount. Under the market discount rules, when the holder disposes of the exchange note received in exchange for such old note, the holder will have to treat any gain as ordinary income to the extent that market discount has accrued on the old note and the exchange note and the holder has not included the market discount in income. In addition, if the holder incurred or continued any indebtedness to purchase or carry the old note or exchange note, the holder may have to defer the deduction of all or a portion of the related interest expense until the exchange note matures or the holder disposes of the exchange note.

         Market discount will accrue ratably from the date the holder acquired the old note to the date that the exchange note matures, unless the holder elects to accrue it under a constant-yield method. A holder may elect to include market discount in income currently as it accrues, either ratably or under a constant-yield method. If the holder elects to do so, the rule described above regarding deferral of interest deductions will not apply. The election to include market discount in income currently applies to all market discount obligations that the holder holds or acquires on or after the first day of the first taxable year to which the election applies. The holder may not revoke the election without the consent of the IRS.

AMORTIZABLE BOND  PREMIUM

         If a holder purchased an old note for more than its stated redemption price at maturity, the holder will be treated as having purchased the old note at a "premium" and may elect to amortize the premium over the remaining term of the old note and the exchange note under a constant-yield method. The amount amortized in any year will be treated as a reduction of the holder's interest income from the exchange note. Premium on an old note and an exchange note held by a U.S. holder that does not make such an election will decrease the gain or increase the loss otherwise recognized on a disposition of the exchange note. The election to amortize premium under a constant-yield method applies to all debt obligations that the holder holds or acquires on or after the first day of the first taxable year to which the election applies. The holder may not revoke the election without the consent of the IRS.

DISPOSITIONS OF NOTES

         Gain or loss recognized by a holder on a disposition (including a sale, exchange or redemption) of an exchange note will generally equal the difference between the amount realized by the holder on the disposition (except to the extent that such amount realized is attributable to accrued but unpaid interest not previously included in income, which will be taxable as ordinary income) and the holder's adjusted tax basis in the exchange note. A holder's adjusted tax basis in an exchange note generally will equal the holder's cost of the old note exchanged therefor, increased by any market discount that the holder previously included in income. Except as described above with respect to market discount, gain or loss recognized on a disposition of an exchange note generally will be long-term capital gain or loss if, at the time of the disposition, the exchange note has been held for more than one year. In general, long-term capital gains of individuals are eligible for reduced rates of United States federal income taxation. The deductibility of losses is subject to limitations.

BACKUP WITHHOLDING AND INFORMATION REPORTING

         In general, payments of interest on, and the proceeds from the sale, redemption or other disposition of exchange notes (other than exchange notes held by certain exempt persons, including most corporations and other persons who, when required, demonstrate their exempt status) will be subject to information reporting requirements. "Backup withholding" at a rate of 31% may apply to such payments if the holder fails to furnish a correct taxpayer identification number or otherwise fails to comply with all backup withholding requirements.

         The backup withholding tax is not an additional tax and may be credited against a holder's regular United States federal income tax liability or refunded by the IRS.

         The payment of proceeds from the disposition of exchange notes to or through the United States office of a broker will be subject to information reporting and backup withholding rules unless the owner establishes an exemption. Special rules may apply with respect to the payment of the proceeds from the disposition of exchange notes to or through foreign offices of certain brokers.

         Treasury regulations that are generally effective for payments made after December 31, 1999, subject to certain transition rules, modify in certain respects the backup withholding and information reporting rules. In general, these regulations do not significantly alter the substantive requirements of these rules, but unify current procedures and forms and clarify reliance standards. You should consult your own tax advisor regarding these regulations.

         THE FOREGOING DISCUSSION DOES NOT PURPORT TO BE COMPLETE, IS FOR GENERAL INFORMATION PURPOSES ONLY, AND IS NOT TAX ADVICE. ACCORDINGLY, YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU RESULTING FROM PARTICIPATING IN THE EXCHANGE OFFER AND OWNING AND DISPOSING OF EXCHANGE NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME TAX LAWS, AND ANY ESTATE, GIFT OR OTHER TAX LAWS, AND ANY RECENT OR PROSPECTIVE CHANGES IN APPLICABLE TAX LAWS, AS WELL AS THE TAX CONSEQUENCES OF NOT PARTICIPATING IN THE EXCHANGE OFFER.

                       UNITED STATES ERISA CONSIDERATIONS

         ANY UNITED STATES EMPLOYEE BENEFIT PLAN THAT PROPOSES TO PURCHASE THE NOTES SHOULD CONSULT WITH ITS COUNSEL WITH RESPECT TO THE POTENTIAL CONSEQUENCES OF SUCH INVESTMENT UNDER THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE UNITED STATES EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED AND THE PROHIBITED TRANSACTION PROVISIONS OF ERISA AND THE CODE.

         ERISA and the Internal Revenue Code impose certain requirements on employee benefit plans and certain other retirement plans and arrangements, including individual retirement accounts and annuities, that are subject to ERISA or the Internal Revenue Code, all of which are referred to as "ERISA plans," and on persons who are fiduciaries with respect to such ERISA plans. A person who exercises discretionary authority or control with respect to the management or assets of an ERISA plan will be considered a fiduciary of the ERISA plan under ERISA. In accordance with ERISA's general fiduciary standards, before investing in the notes, an ERISA plan fiduciary should determine whether such an investment is permitted under the governing ERISA plan instruments and is appropriate for the ERISA plan in view of its overall investment policy and the composition and diversification of its portfolio. Other provisions of ERISA and the Internal Revenue Code prohibit certain transactions involving the assets of an ERISA plan and persons who have certain specified relationships to the ERISA plan, "parties in interest" within the meaning of ERISA or "disqualified persons" within the meaning of the Internal Revenue Code. Thus, an ERISA plan fiduciary considering an investment in the notes should also consider whether such an investment may constitute or give rise to a prohibited transaction under ERISA or the Internal Revenue Code and whether an administrative exemption may be applicable to such investment.

         The acquisition of the notes by an ERISA plan could be a prohibited transaction if either ECC, an initial purchaser or any of their respective affiliates or, "offering participant," are parties in interest or disqualified persons with respect to the ERISA plan. Any prohibited transaction could be treated as exempt under ERISA and the Internal Revenue Code if the notes were acquired pursuant to and in accordance with one or more "class exemptions" issued by the United States Department of Labor, such as PTCE 84-14, which is an exemption for certain transactions determined by an independent qualified professional asset manager, PTCE 91-38, which is an exemption for certain transactions involving bank collective investment funds, or PTCE 90-1, which is an exemption for certain transactions involving insurance company pooled separate accounts. Prior to acquiring the notes in this offering, an ERISA plan or fiduciary should determine either that none of the offering participants is a party in interest or disqualified person with respect to the ERISA plan or that an exemption from the prohibited transaction rules is available for such acquisition.

         An ERISA plan fiduciary considering the purchase of the notes should consult its tax and/or legal advisors regarding ECC, the availability, if any, of exemptive relief from any potential prohibited transaction and other fiduciary issues and their potential consequences. Each purchaser acquiring the notes with the assets of an ERISA plan with respect to which any offering participant is a party in interest or a disqualified person shall be deemed to have represented that a statutory or an administrative exemption from the prohibited transaction rules under Section 406 of ERISA and Section 4975 of the Internal Revenue Code is applicable to such purchaser's acquisition of the notes.

                              PLAN OF DISTRIBUTION

         Based on interpretations by the Staff set forth in no-action letters issued to third parties, including "Exxon Capital Holdings Corporation," available May 13, 1988, "Morgan Stanley & Co. Incorporated," available June 5, 1991, "Mary Kay Cosmetics, Inc." available June 5, 1991, and "Warnaco, Inc.," available October 11, 1991, our company believes that exchange notes issued pursuant to the exchange offer in exchange for the old notes may be offered for resale, resold and otherwise transferred by holders so long as such holder is not (i) our affiliate, (ii) a broker-dealer who acquired old notes directly from us or our affiliate or (iii) a broker-dealer who acquired old notes as a result of market-making or other trading activities. Offers, sales and transfers may be made without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such exchange notes are acquired in the ordinary course of such holders' business, and such holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such exchange notes and that participating broker-dealers receiving exchange notes in the exchange offer will be subject to a prospectus delivery requirement with respect to resales of such exchange notes. To date, the staff of the SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as the exchange pursuant to the exchange offer (other than a resale of an unsold allotment from the sale of the old notes to the initial purchasers) with the prospectus contained in the registration statement relating to the exchange offer. Pursuant to the registration rights agreements, we have agreed to permit participating broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use this prospectus in connection with the resale of such exchange notes. We have agreed that, for a period of one year after the consummation of the exchange offer, we will make this prospectus, and any amendment or supplement to this prospectus, available to any broker-dealer that requests such documents in the letter of transmittal for the exchange offer. Each holder of the old notes who wishes to exchange its old notes for exchange notes in the exchange offer will be required to make certain representations to us as set forth in "The Exchange Offer." In addition, each holder who is a broker-dealer and who receives exchange notes for its own account in exchange for old notes that were acquired by it as a result of market-making activities or other trading activities will be required to acknowledge that it will deliver a prospectus in connection with any resale by it of such exchange notes.


         We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal for the exchange offer states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

         We have agreed to pay all expenses incidental to the exchange offer other than commissions and concessions of any brokers or dealers and will indemnify holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act, as set forth in the registration rights agreements.

         Following consummation of the exchange offer, we may, in our sole discretion, commence one or more additional exchange offers to holders of old notes who did not exchange their old notes for exchange notes in the exchange offer, on terms that may differ from those contained in the registration statement. This prospectus, as it may be amended or supplemented from time to time, may be used by us in connection with any such additional exchange offers. Such additional exchange offers will take place from time to time until all outstanding old notes have been exchanged for exchange notes pursuant to the terms and conditions herein.

                                  LEGAL MATTERS

         The validity of the exchange notes will be passed upon for us by Winthrop, Stimson, Putnam & Roberts, New York, New York, as to matters of New York law, and Friedlob Sanderson Raskin Paulson & Tourtillott, LLC, Denver, Colorado, as to matters of Colorado law.

                                     EXPERTS

         The audited financial statements of our company included in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of such firm as experts in giving such reports.

                       WHERE YOU CAN FIND MORE INFORMATION

         We and ECC are subject to the informational requirements of the Exchange Act and each of ECC, and our company files reports, proxy statements and other information with the SEC. The public may read and copy the reports, proxy statements and other information filed by the foregoing companies at the public reference facilities maintained by the Commission at its Public Reference Room, 450 Fifth Street, N.W. Washington D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. ECC's Class A common stock is traded on the Nasdaq National Market and reports and other information concerning ECC can also be inspected at the Nasdaq National Market Exchange, 1735 K Street, N.W., Washington, D.C. 20546. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Such material may also be accessed electronically by means of the EDGAR database at the SEC's website at HTTP://WWW.SEC.GOV. We also maintain a website about us at WWW.DISHNETWORK.COM.

         We have filed with the SEC a registration statement on Form S-4 with respect to the notes. This prospectus, which is part of the registration statement, omits certain information included in the registration statement. Statements made in the prospectus as to the contents of any contract, agreement or other document are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the registration statement, we refer you to such exhibit for a more complete description of the matter involved.

           INDEX TO CONDENSED AND CONSOLIDATED FINANCIAL STATEMENTS


Condensed and Consolidated Financial Statements:
   Condensed Consolidated Balance Sheets -
     December 31, 1998 and March 31, 1999 (Unaudited)..................    F-2

   Condensed Consolidated Statements of Operations for the
     three months ended March 31, 1998 and 1999 (Unaudited)............    F-3

   Condensed Consolidated Statements of Cash Flows for the
     three months ended March 31, 1998 and 1999 (Unaudited)............    F-4

   Notes to Condensed Consolidated Financial Statements (Unaudited)....    F-5

                             ECHOSTAR DBS CORPORATION
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                              (Dollars in thousands)

                                                                     December 31,    March 31,
                                                                        1998            1999
                                                                     ---------------------------
ASSETS                                                                               (Unaudited)
Current Assets:
  Cash and cash equivalents....................................      $    25,308     $   135,642
  Marketable investment securities.............................            7,000         138,093
  Trade accounts receivable, net of allowance for
    uncollectible accounts of $2,996 and $3,909, respectively..          107,743         104,773
  Insurance receivable.........................................               --         106,000
  Inventories..................................................           76,708          58,777
  Other current assets.........................................           24,823          25,733
                                                                     ---------------------------
Total current assets...........................................          241,582         569,018
Restricted Assets:
  Interest and satellite escrows and other restricted cash and
    marketable investment securities...........................           77,657              --
  Insurance receivable.........................................          106,000              --
                                                                     ---------------------------
Total restricted assets........................................          183,657              --
Property and equipment, net....................................          853,818         838,082
FCC authorizations, net........................................          103,266         102,611
Deferred tax assets............................................           60,638          63,572
Other noncurrent assets........................................           27,212          30,832
                                                                     ---------------------------
    Total assets...............................................      $ 1,470,173     $ 1,604,115
                                                                     ---------------------------
                                                                     ---------------------------

LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)
Current Liabilities:
  Trade accounts payable.......................................      $    90,562     $    92,089
  Deferred revenue.............................................          132,857         145,578
  Accrued expenses.............................................          176,158         206,935
  Advances from affiliates, net................................           54,805         246,681
  Current portion of long-term debt............................           22,679          22,764
                                                                     ---------------------------
Total current liabilities......................................          477,061         714,047

Long-term obligations, net of current portion:
  1994 Notes...................................................          571,674           1,503
  1996 Notes...................................................          497,955           1,097
  1997 Notes...................................................          375,000              15
  Seven Year Notes.............................................               --         375,000
  Ten Year Notes...............................................               --       1,625,000
  Mortgages and other notes payable, net of current portion....           43,450          38,409
  Notes payable to ECC, including accumulated interest.........           59,812              --
  Long-term deferred satellite services revenue and other
    long-term liabilities......................................           33,358          39,086
                                                                     ---------------------------
Total long-term obligations, net of current portion............        1,581,249       2,080,110
                                                                     ---------------------------
    Total liabilities..........................................        2,058,310       2,794,157

Commitments and Contingencies (Note 5)

Stockholder's Equity (Deficit):
  Common Stock, $.01 par value, 1,000 shares authorized,
    issued and outstanding.....................................               --              --
  Additional paid-in capital...................................          145,164         145,164
  Accumulated deficit..........................................         (733,301)     (1,335,206)
                                                                     ---------------------------
Total stockholder's equity (deficit)...........................         (588,137)     (1,190,042)
                                                                     ---------------------------
    Total liabilities and stockholder's equity (deficit).......      $ 1,470,173     $ 1,604,115
                                                                     ---------------------------
                                                                     ---------------------------


    See accompanying Notes to Condensed Consolidated Financial Statements.

                             ECHOSTAR DBS CORPORATION
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (In thousands)
                                  (Unaudited)

                                                                 Three Months Ended March 31,
                                                                ------------------------------
                                                                   1998                1999
                                                                ------------------------------
REVENUE:
  DISH Network:
    Subscription television services........................    $  128,541          $  260,801
    Other...................................................         6,184               2,265
                                                                ------------------------------
  Total DISH Network........................................       134,725             263,066
  DTH equipment sales and integration services..............        66,816              31,193
  Satellite services........................................         4,595               7,821
  C-band and other..........................................         7,888               7,983
                                                                ------------------------------
Total revenue...............................................       214,024             310,063

COSTS AND EXPENSES:
  DISH Network Operating Expenses:
    Subscriber-related expenses.............................        63,809             111,160
    Customer service center and other.......................        11,733              24,109
    Satellite and transmission..............................         5,252               9,446
                                                                ------------------------------
  Total DISH Network operating expenses.....................        80,794             144,715
  Cost of sales -- DTH equipment and integration services...        47,251              23,143
  Cost of sales -- C-band and other.........................         5,942               4,050
  Marketing:
    Subscriber promotion subsidies..........................        44,835             130,717
    Advertising and other...................................         8,249              11,681
                                                                ------------------------------
  Total marketing expenses..................................        53,084             142,398
  General and administrative................................        19,294              28,632
  Amortization of subscriber acquisition costs..............        10,971                  --
  Depreciation and amortization.............................        18,370              24,562
                                                                ------------------------------
Total costs and expenses....................................       235,706             367,500
                                                                ------------------------------
Operating loss..............................................       (21,682)            (57,437)

Other Income (Expense):
  Interest income...........................................         3,359               3,366
  Interest expense, net of amounts capitalized..............       (38,660)            (50,594)
  Other.....................................................          (107)                147
                                                                ------------------------------
Total other income (expense)................................       (35,408)            (47,081)
                                                                ------------------------------

Loss before income taxes....................................       (57,090)           (104,518)
Income tax provision, net...................................          (171)                (66)
                                                                ------------------------------
Net loss before extraordinary charges.......................       (57,261)           (104,584)
Extraordinary charge for early retirement of debt, net
  of tax....................................................            --            (228,733)
                                                                ------------------------------
Net loss....................................................    $  (57,261)         $ (333,317)
                                                                ------------------------------
                                                                ------------------------------


    See accompanying Notes to Condensed Consolidated Financial Statements.

                             ECHOSTAR DBS CORPORATION
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (In thousands)
                                 (Unaudited)

                                                                  Three Months Ended March 31,
                                                                --------------------------------
                                                                   1998                1999
                                                                --------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss...................................................     $  (57,261)         $  (333,317)
Adjustments to reconcile net loss to net cash flows from
 operating activities:
  Extraordinary charge for early retirement of debt........             --              228,733
  Depreciation and amortization............................         18,370               24,562
  Amortization of subscriber acquisition costs.............         10,971                   --
  Interest on notes payable to ECC added to principal......          1,286                  330
  Amortization of debt discount and deferred financing
    costs..................................................         27,803               10,973
  Change in reserve for excess and obsolete inventory......            (33)                (405)
  Change in long-term deferred satellite services revenue
    and other long-term liabilities........................          2,964                5,728
  Changes in current assets and current liabilities........        (30,940)              65,612
                                                                --------------------------------
Net cash flows from operating activities...................        (26,840)               2,216

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of marketable investment securities..............         (1,970)            (149,558)
Sales of marketable investment securities..................             --               18,465
Funds released from escrow and restricted cash and
  marketable investment securities.........................         27,219               77,657
Investment earnings placed in escrow.......................         (2,275)                  --
Advances to affiliates.....................................         (5,422)                  --
Purchases of property and equipment........................        (19,900)              (8,171)
Other......................................................           (794)                 121
                                                                --------------------------------
Net cash flows from investing activities...................         (3,142)             (61,486)

CASH FLOWS FROM FINANCING ACTIVITIES:
Advances from affiliates...................................             --              191,876
Proceeds from issuance of Seven Year Notes.................             --              375,000
Proceeds from issuance of Ten Year Notes...................             --            1,625,000
Debt issuance costs and prepayment premiums................             --             (233,452)
Retirement of 1994 Notes...................................             --             (575,674)
Retirement of 1996 Notes...................................             --             (501,350)
Retirement of 1997 Notes...................................             --             (378,110)
Capital contribution to ECC................................             --             (268,588)
Repayment of notes payable to ECC..........................             --              (60,142)
Repayments of mortgage indebtedness and notes payable......         (4,025)              (4,956)
                                                                --------------------------------
Net cash flows from financing activities...................         (4,025)             169,604
                                                                --------------------------------

Net (decrease) increase in cash and cash equivalents.......        (34,007)             110,334
Cash and cash equivalents, beginning of period.............         62,059               25,308
                                                                --------------------------------
Cash and cash equivalents, end of period...................     $   28,052          $   135,642
                                                                --------------------------------
                                                                --------------------------------

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Capitalized interest, including amounts due from
    affiliates.............................................     $    7,943          $        --
  Accrued capital expenditures.............................         10,653                   --


    See accompanying Notes to Condensed Consolidated Financial Statements.

                           ECHOSTAR DBS CORPORATION
             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (Unaudited)

1.  ORGANIZATION AND BUSINESS ACTIVITIES

PRINCIPAL BUSINESS

    EchoStar DBS Corporation ("DBS Corp," or the "Company"), is a wholly-owned subsidiary of EchoStar Communications Corporation ("ECC" and together with its subsidiaries "EchoStar"), a publicly traded company on the Nasdaq National Market. During March 1999, EchoStar received approval from the Federal Communications Commission ("FCC") to reorganize certain of its direct and indirect wholly-owned subsidiaries in order to streamline its organization and operations. During the first quarter of 1999, EchoStar placed ownership of all of its direct broadcast satellites and related FCC licenses into EchoStar Satellite Corporation ("ESC"). DirectSat Corporation, Direct Broadcasting Satellite Corporation ("DBSC") and EchoStar Space Corporation ("Space") were merged into ESC. Dish, Ltd., and EchoStar Satellite Broadcasting Company ("ESBC") were merged into the Company. EchoStar IV and the related FCC licenses were transferred to ESC. The accompanying financial statements retroactively reflect this reorganization.

    Unless otherwise stated herein, or the context otherwise requires, references herein to EchoStar shall include ECC, DBS Corp and all direct and indirect wholly-owned subsidiaries thereof. DBS Corp's management refers readers of this Quarterly Report on Form 10-Q to EchoStar's Quarterly Report on Form 10-Q for the three months ended March 31, 1999. Substantially all of EchoStar's operations are conducted by subsidiaries of DBS Corp. The operations of EchoStar include three interrelated business units:

    - THE DISH NETWORK -- a direct broadcast satellite ("DBS") subscription television service in the United States. As of March 31, 1999, EchoStar had approximately 2.3 million DISH Network subscribers.

    - ECHOSTAR TECHNOLOGIES CORPORATION ("ETC") -- engaged in the design, distribution and sale of DBS set-top boxes, antennae and other digital equipment for the DISH Network ("EchoStar receiver systems"), and the design and distribution of similar equipment for direct-to-home ("DTH") projects of others internationally, together with the provision of uplink center design, construction oversight and other project integration services for international DTH ventures.

    - SATELLITE SERVICES -- engaged in the delivery of video, audio and data services to business television customers and other satellite users. These services may include satellite uplink services, satellite transponder space usage, billing, customer service and other services.

    Since 1994, EchoStar has deployed substantial resources to develop the "EchoStar DBS System." The EchoStar DBS System consists of EchoStar's FCC-allocated DBS spectrum, DBS satellites ("EchoStar I," "EchoStar II, "EchoStar III," and "EchoStar IV"), digital satellite receivers, digital broadcast operations center, customer service facilities, and other assets utilized in its operations. EchoStar's principal business strategy is to continue developing its subscription television service in the United States to provide consumers with a fully competitive alternative to cable television service.

2.  SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles and with the instructions to Form 10-Q and Article 10 of Regulation S-X for interim financial information. Accordingly, these statements do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. All significant intercompany accounts and transactions have been eliminated in consolidation. Operating results for the three months ended March 31, 1999 are not necessarily indicative of the results that may be expected for the year ending December 31, 1999. For further information, refer to the combined and consolidated financial

                           ECHOSTAR DBS CORPORATION
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
                                  (Unaudited)

statements and footnotes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 1998. Certain prior year amounts have been reclassified to conform with the current year presentation.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses for each reporting period. Actual results could differ from those estimates.

3.  INVENTORIES

Inventories consist of the following (in thousands):

                                                December 31,   March 31,
                                                   1998          1999
                                                ------------------------
    DBS receiver components....................  $27,050       $29,895
    EchoStar receiver systems..................   45,025        20,420
    Consigned DBS receiver components..........    6,073         9,567
    Finished goods - analog DTH equipment......    2,656         2,785
    Spare parts and other......................    1,085           886
    Reserve for excess and obsolete inventory..   (5,181)       (4,776)
                                                ------------------------
                                                 $76,708       $58,777
                                                ------------------------
                                                ------------------------

4.  LONG-TERM DEBT

    On January 25, 1999, the Company sold $375 million principal amount of 9 1/4% Senior Notes due 2006 (the "Seven Year Notes") and $1.625 billion principal amount of 9 3/8% Senior Notes due 2009 (the "Ten Year Notes," and together with the Seven Year Notes, the "Notes"). Concurrently with the closing of these offerings, the Company used approximately $1.658 billion of net proceeds received from the sale of the Notes to complete tender offers for the outstanding 12 7/8% Senior Secured Discount Notes due June 1, 2004 issued by Dish, Ltd. ("the 1994 Notes"), the 13 1/8% Senior Secured Discount Notes due 2004 issued by ESBC ("the 1996 Notes") and the 12 1/2% Senior Secured Notes due 2002 issued by the Company ("the 1997 Notes"). In February 1999, ECC used approximately $268 million of net proceeds received from the sale of the Notes to complete a tender offer related to the 12 1/8% Senior Preferred Exchange Notes due 2004, issued on January 4, 1999, in exchange for all of its issued and outstanding 12 1/8% Series B Senior Redeemable Exchangeable Preferred Stock. Substantially all of the restrictive covenants contained in each of the respective indentures were removed upon closing of the tender offers. The consummation of the tender offers resulted in a one-time extraordinary charge to the Company's net income of $229 million (approximately $203 million of tender premiums and consent fees and approximately $26 million associated with the write-off of unamortized deferred financing costs and other transaction-related costs).

5.  COMMITMENTS AND CONTINGENCIES

THE NEWS CORPORATION LIMITED

    During February 1997, EchoStar and News Corporation Limited ("News Corporation") announced an agreement pursuant to which, among other things, News Corporation agreed to acquire approximately 50% of the outstanding capital stock of EchoStar. News Corporation also agreed to make available for use by EchoStar the DBS permit for 28 frequencies at the 110DEG. West Longitude ("WL") orbital slot purchased by MCI Telecommunications Corporation/WorldCom ("MCI") for more than $682 million following a 1996 FCC auction (the "110 acquisition"). During late April 1997, substantial disagreements arose between the parties regarding their obligations under this

                           ECHOSTAR DBS CORPORATION
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
                                  (Unaudited)

agreement. Those substantial disagreements led the parties to litigation. In mid-1997, EchoStar filed a complaint seeking specific performance of this agreement and damages, including lost profits. News Corporation filed an answer and counterclaims seeking unspecified damages, denying all of the material allegations and asserting numerous defenses. Discovery commenced in July 1997, and the case was set for trial commencing March 1999. In connection with the pending 110 acquisition, the litigation between EchoStar and News Corporation has been stayed and will be dismissed with prejudice upon closing or if the transaction is terminated for reasons other than the breach by, or failure to fill a condition within the control of, News Corporation or MCI.

    In connection with the News Corporation litigation that arose in 1997, EchoStar has a contingent fee arrangement with its attorneys, which provides for the attorneys to be paid a percentage of any net recovery obtained in its dispute with News Corporation. The lawyers have asserted that they may be entitled to receive payments in excess of $80 million to $100 million under this fee arrangement in connection with the settlement of the dispute with News Corporation. EchoStar intends to vigorously contest the lawyers' interpretation of the fee arrangement, which it believes significantly overstates the magnitude of its liability thereunder. If the lawyers and EchoStar are unable to resolve this fee dispute under the fee arrangement, the fee dispute would be resolved through arbitration. It is too early to determine the outcome of negotiations or arbitration regarding this fee dispute.

WIC PREMIUM TELEVISION LTD.

    On July 28, 1998, a lawsuit was filed by WIC Premium Television Ltd. ("WIC"), an Alberta corporation, in the Federal Court of Canada Trial Division, against certain defendants which include: General Instrument Corporation, HBO, Warner Communications, Inc., John Doe, Showtime, United States Satellite Broadcasting Corporation, ECC and two of ECC's wholly-owned subsidiaries, Dish, Ltd. and Echosphere Corporation ("Echosphere"). The lawsuit seeks, among other things, an interim and permanent injunction prohibiting the defendants from activating receivers in Canada and from infringing any copyrights held by WIC. It is too early to determine whether or when any other lawsuits and/or claims will be filed. It is also too early to make an assessment of the probable outcome of the litigation or to determine the extent of any potential liability or damages.

    On September 28, 1998, WIC filed another lawsuit in the Court of Queen's Bench of Alberta Judicial District of Edmonton against certain defendants, which also include ECC, Dish, Ltd. and Echosphere. WIC is a company authorized to broadcast certain copyrighted work, such as movies and concerts, to residents of Canada. WIC alleges that the defendants engaged in, promoted, and/or allowed satellite dish equipment from the United States to be sold in Canada and to Canadian residents and that some of the defendants allowed and profited from Canadian residents purchasing and viewing subscription television programming that is only authorized for viewing in the United States. The lawsuit seeks, among other things, interim and permanent injunction prohibiting the defendants from importing hardware into Canada and from activating receivers in Canada and damages in excess of the equivalent of US $175 million. It is too early to determine whether or when any other lawsuits and/or claims will be filed. It is also too early to make an assessment of the probable outcome of the litigation or to determine the extent of any potential liability or damages.

BROADCAST NETWORK PROGRAMMING

    Section 119 of the Satellite Home Viewer Act authorizes EchoStar to provide satellite-delivered network channels to customers who qualify as "unserved households," defined in the Satellite Home Viewer Act as, consumers who, among other things, "cannot receive, through the use of a conventional outdoor rooftop receiving antenna, an over-the-air signal of Grade B intensity (as defined by the FCC) of a primary network station affiliated with that network." Historically, EchoStar obtained distant broadcast network signals for distribution to its customers through PrimeTime 24, Joint Venture ("PrimeTime 24"). PrimeTime 24 also distributed network signals to certain of EchoStar's competitors in the satellite industry.

    The national networks and local affiliate stations recently challenged PrimeTime 24's methods of selling network programming to consumers based upon copyright infringement. The United States District Court for the

                           ECHOSTAR DBS CORPORATION
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
                                  (Unaudited)

Southern District of Florida entered a nationwide permanent injunction preventing PrimeTime 24 from selling its programming to consumers unless the programming was sold in accordance with certain stipulations in the injunction. The injunction covers "distributors" as well. The plaintiffs in the Florida litigation informed EchoStar that it considered EchoStar a "distributor" for purposes of that injunction. A federal district court in North Carolina has also issued an injunction against PrimeTime 24 prohibiting certain distant signal retransmissions in the Raleigh area. Other copyright litigation against PrimeTime 24 is pending.

    EchoStar ceased delivering PrimeTime 24 programming in July 1998, and began uplinking and distributing network channels directly. EchoStar has also implemented Satellite Home Viewer Act Section 119 compliance procedures which materially restrict the market for the sale of network channels by EchoStar.

    On October 19, 1998, EchoStar filed a declaratory judgment action in the United States District Court for the District of Colorado against the four major networks. EchoStar asked the court to enter a judgment declaring that its method of providing distant network programming does not violate the Satellite Home Viewer Act and hence does not infringe the networks' copyrights. On November 5, 1998, the four major broadcast networks and their affiliate groups filed a complaint in federal court in Miami alleging, among other things, copyright infringement against EchoStar. The plaintiffs in that action have also requested the issuance of a preliminary injunction against EchoStar. The case filed by EchoStar was subsequently combined with and transferred to the Miami court.

    On February 24, 1999, CBS, NBC, Fox, and ABC filed a "Motion for Temporary Restraining Order, Preliminary Injunction, and Contempt Finding" against DIRECTV, Inc. ("DIRECTV") in Miami relating to the delivery of distant network channels to DIRECTV customers by satellite. On March 12, 1999, DIRECTV and the four networks announced that they had reached a settlement of that dispute. Under the terms of the settlement, DIRECTV customers predicted to receive a strong signal (Grade A intensity) from their local stations will lose access to their satellite provided network channels by June 30, 1999, while DIRECTV customers predicted to receive a weaker, but allegedly adequate signal (Grade B intensity) from their local stations will be disconnected by December 31, 1999. Subsequently, PrimeTime 24 and substantially all providers of satellite delivered network programming other than EchoStar agreed to this cut off schedule.

    The Networks are currently pursuing a Motion for Preliminary Injunction in the Miami Court, asking that Court to enjoin EchoStar from providing network programming except under very limited circumstances. In general, the networks want EchoStar to turn off programming to its customers on the same schedule as agreed to by DIRECTV. EchoStar intends to vigorously contest the issuance of such an injunction. In the event of a decision adverse to EchoStar in this case, significant material restrictions on the sale of distant ABC, NBC, CBS and Fox channels by EchoStar could result. Among other things, EchoStar could be required to terminate delivery of network signals to a material portion of its subscriber base. While the Networks have not sought monetary damages, they have sought to recover attorneys fees should they prevail. EchoStar has commenced sending letters to some of its subscribers warning that their access to distant broadcast network channels might be terminated commencing in June of this year. Such terminations would result in a small reduction in average monthly revenue per subscriber. While there can be no assurance, any such decrease could be offset by increases in average monthly revenue per subscriber resulting from the delivery of local network channels by satellite, and increases in programming offerings that will follow the scheduled launches of EchoStar V and EchoStar VI later this year. While there can be no assurance, legislation pending in the Senate would, if passed into law, reduce the number of customers whose network channels EchoStar may otherwise be required to terminate.

    The Company is subject to various other legal proceedings and claims which arise in the ordinary course of business. In the opinion of management, the amount of ultimate liability with respect to those actions will not materially affect the Company's financial position or results of operations.

                           ECHOSTAR DBS CORPORATION
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
                                  (Unaudited)

METEOROID EVENTS

    In November 1998 certain meteoroid events occurred as the earth's orbit passed through the particulate trail of Comet 55P (Tempel-Tuttle). The Company believes that its DBS satellites did not incur any significant damage as a result of these events. Similar meteoroid events are expected to occur again in November 1999. These meteoroid events continue to pose a potential threat to all in-orbit geosynchronous satellites, including the Company's DBS satellites. While the probability that the Company's spacecraft will be damaged by space debris is very small, that probability will increase by several orders of magnitude during the November 1999 meteoroid events. The Company is presently evaluating the potential effects that the November 1999 meteoroid events may have on its DBS satellites. While there can be no assurance, due to its excess satellite capacity, The Company does not expect to experience an interruption of service due to any potential damage resulting from these meteoroid events.

6.  SEGMENT REPORTING

    The Company adopted Financial Accounting Standard No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("FAS No. 131") effective as of the year ended December 31, 1998. FAS No. 131 establishes standards for reporting information about operating segments in annual financial statements of public business enterprises and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders.

                                                                                                                    DBS CORP,
                                                                                         ECHOSTAR       OTHER      AFFILIATES
                                        DISH                SATELLITE   ELIMINATIONS   CONSOLIDATED    ECHOSTAR       AND
                                      NETWORK       ETC     SERVICES     AND OTHER         TOTAL       ACTIVITY   SUBSIDIARIES
                                     ---------  ----------  ---------  --------------  -------------  ----------  ------------
THREE MONTHS ENDED MARCH 31, 1998
Revenue............................  $ 141,869   $  63,778   $ 4,856      $  3,936      $ 214,439      $   (415)   $  214,024
Net income (loss)..................    (38,735)      8,586     4,219       (23,956)       (49,886)       (7,375)      (57,261)

THREE MONTHS ENDED MARCH 31, 1999
Revenue............................  $ 280,776   $  26,995   $ 9,145      $ (7,552)     $ 309,364      $    699    $  310,063
Net income (loss) before
  extraordinary charges............   (107,322)     (3,625)    5,013         2,602       (103,332)       (1,252)     (104,584)

7.  SUBSEQUENT EVENTS

                            ECHOSTAR DBS CORPORATION
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
                                  (Unaudited)

ECHOSTAR IV

    As previously announced, the south solar array on EchoStar IV did not properly deploy subsequent to the launch of EchoStar IV on May 8, 1998. This anomaly resulted in a reduction of power available to operate the satellite. The solar array anomaly limits EchoStar to the operation of approximately 18 transponders as of May 13, 1999. Available power will continue to decline over the next several years, resulting in continuing reductions in the number of available transponders. Approximately 16 transponders should be available for the entire life of the satellite. In addition, an unrelated anomaly discovered during the third quarter of 1998 resulted in the failure of six transponders during 1998. The satellite is equipped with a total of 44 transponders. 24 operating transponders are necessary to fully utilize EchoStar's 24 frequencies at 148DEG. WL, where the satellite is located. In September 1998, EchoStar filed a $219.3 million insurance claim for a total constructive loss (as defined in the launch insurance policy) related to EchoStar IV. That claim is pending.

    During May 1999, EchoStar IV experienced additional anomalies. An investigation of those anomalies, affecting transponders, heating systems and fuel lines but which have not caused material reductions in functionality to date, is continuing. It is not yet possible to conclude whether the additional anomalies will result in further reductions of satellite functionality in the future. While there can be no assurance, EchoStar does not currently expect short or medium term satellite operations to be materially adversely impacted. EchoStar has not completed its assessment of the additional impairment, if any, to EchoStar IV, but currently believes that insurance proceeds will be sufficient to offset any additional write-down of satellite assets that may be required because of lost functionality caused by these anomalies. However, no assurance can be provided as to the ultimate amount that may be received from the insurance claim, or that coverage will be available. EchoStar will continue to evaluate the performance of EchoStar IV and may modify its loss assessment as new events or circumstances develop.

    As a result of the recent anomalies experienced by EchoStar IV, EchoStar has instructed its broker to notify its insurance carriers of additional occurrences under the terms of the EchoStar IV launch insurance policy. The EchoStar IV launch insurance policy provides for insurance of $219.3 million covering the period from launch of the satellite (May 8, 1998) through May 8, 1999. Due to the anomalies experienced by EchoStar IV and the pending claim for a total constructive loss, EchoStar did not obtain in-orbit insurance on EchoStar IV. Consequently, in the event EchoStar's pending insurance claim is not resolved to its satisfaction, EchoStar IV will not be insured should further losses occur in the future.

                                    PART II
                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The following subparagraphs briefly describe indemnification provisions for directors, officers and controlling persons of the Company against liability, including liability under the Securities Act.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended (the "Securities Act") and is, therefore, unenforceable.

COLORADO CORPORATIONS

     As provided in the Articles of Incorporation of the Company, a Colorado corporation, the Company may eliminate or limit the personal liability of a director to the Company or to its shareholders for monetary damages for breach of fiduciary duty as a director; except that such provision shall not eliminate or limit the liability of a director to the Company or to its shareholders for monetary damages for: any breach of the director's duty of loyalty to the Company or to its shareholders; acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; acts specified in Section 7-108-403 of the Colorado Business Corporation Act; or any transaction from which the director derived an improper personal benefit. No such provisions eliminate or limit the liability of a director to the Company or to its shareholders for monetary damages for any act or omission occurring prior to the date when such provision becomes effective.

     1. Under provisions of the Bylaws of the Company and the Colorado Business Corporation Act (the "Colorado Act"), each person who is or was a director of officer of the Company will be indemnified by the Company as a matter of right summarized as follows:

     (a) Under the Colorado Act, a person who is wholly successful on the merits in defense of a suit or proceeding brought against him by reason of the fact that he is a director or officer of the Company shall be indemnified against reasonable expenses (including attorneys' fees) in connection with such suit or proceeding.

     (b) Except as provided in subparagraph (c) below, a director may be indemnified under such law against both (1) reasonable expenses (including attorneys' fees), and (2) judgments, penalties, fines and amounts paid in settlement, if he acted in good faith and reasonably believed, in the case of conduct in his official capacity as a director, that his conduct was in the Company's best interests, or in all other cases that his conduct was not opposed to the best interests of the Company, and with respect to any criminal action, he had no reasonable cause to believe his conduct was unlawful, but the Company may not indemnify the director if the director is found liable to the Company or is found liable on the basis that personal benefit was improperly received by the director in connection with any suit or proceeding charging improper personal benefit to the director;

     (c) In connection with a suit or proceeding by or in the right of the Company, indemnification is limited to reasonable expenses incurred in connection with the suit or proceeding, but the Company may not indemnify the director if the director was found liable to the Company; and

     (d) Officers of the Company will be indemnified to the same extent as directors as described in (a), (b) and (c) above.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)    Exhibits


EXHIBIT        DESCRIPTION
NO.
3.1(a)         Articles of Incorporation of the Company (incorporated by
               reference to Exhibit 3.4(a) to the Company's Registration
               Statement on Form S-4, Registration No. 333-31929).

3.1(b)         Bylaws of the Company (incorporated by reference to Exhibit
               3.4(b) to the Company's Registration Statement on Form S-4,
               Registration No. 333-31929).

4.1*           Indenture relating to the Seven Year Notes, dated as of January
               25, 1999, by and among the Company, the Guarantors and U.S.
               Bank Trust National Association, as trustee.

4.2            Form of Series A Note for Seven Year Notes (included in Exhibit
               4.1).

4.3*           Indenture relating to the Ten Year Notes, dated as of January
               25, 1999, by and among the Company, the Guarantors and U.S.
               Bank Trust National Association, as trustee.

4.4            Form of Series A Note for Ten Year Notes (included in Exhibit
               4.3).

4.5* Registration Rights Agreement relating to the Seven Year Notes by and among the Company, the Guarantors and the parties named therein.

4.6* Registration Rights Agreement relating to the Ten Year Notes by and among the Company, the Guarantors and the parties named therein.

5.1* Opinion of Winthrop, Stimson, Putnam & Roberts regarding legality of securities being registered.

5.2* Opinion of Friedlob Sanderson Raskin Paulson & Tourtillott, LLC regarding the legality of securities being registered.

10.1(a) Satellite Construction Contract, dated as of February 6, 1990, between EchoStar Satellite Corporation ("ESC") and Martin
               Marietta as successor to General Electric, EchoStar, Astro-
               Space Division ("General Electric") (incorporated by reference to Exhibit 10.1(a) to the Registration Statement on Form S-1 of
               Dish, Ltd. ("Dish") Registration No. 33-76450).

10.1(b) First Amendment to the Satellite Construction Contract, dated as of October 2, 1992, between ESC and Martin Marietta as successor to General Electric (incorporated by reference to Exhibit 10.1(b) to the Registration Statement on Form S-1 of
               Dish, Registration No. 33-76450).

10.1(c) Second Amendment to the Satellite Construction Contract, dated as of October 30, 1992, between ESC and Martin Marietta as successor to General Electric (incorporated by


                                     II-2


               reference to Exhibit 10.1(c) to the Registration Statement on Form S-1 of Dish, Registration No. 33-76450).

10.1(d) Third Amendment to the Satellite Construction Contract, dated as of April 1, 1993, between ESC and Martin Marietta
               (incorporated by reference to Exhibit 10.1(d)to the Registration Statement on Form S-1 of Dish, Registration No.
               33-76450).

10.1(e) Fourth Amendment to the Satellite Construction Contract, dated as of August 19, 1993, between ESC and Martin Marietta
               (incorporated by reference to Exhibit 10.1(e) to the Registration Statement on Form S-1 of Dish, Registration No.
               33-76450).

10.1(f) Form of Fifth Amendment to the Satellite Construction Contract, between ESC and Martin Marietta (incorporated by reference to Exhibit 10.1(f) to the Registration Statement on Form S-1 of
               Dish, Registration No. 33-81234).

10.1(g) Sixth Amendment to the Satellite Construction Contract, dated as of June 7, 1994, between ESC and Martin Marietta
               (incorporated by reference to Exhibit 10.1(g) to the Registration Statement on Form S-1 of Dish, Registration No.
               33-81234).

10.1(h) Eighth Amendment to the Satellite Construction Contract, dated as of July 18, 1996, between ESC and Martin Marietta
               (incorporated by reference to Exhibit 10.1(h) to the Quarterly
               Report on Form 10-Q of EchoStar for the quarter ended June 30, 1996, Commission File No. 0-26176).

10.2           Master Purchase and License Agreement, dated as of August 12,
               1986, between Houston Tracker Systems, Inc. ("HTS") and
               Cable/Home Communications Corp. (a subsidiary of General
               Instruments Corporation) (incorporated by reference to Exhibit
               10.4 to the Registration Statement on Form S-1 of Dish,
               Registration No. 33-76450).

10.3           Master Purchase and License Agreement, dated as of June 18,
               1986, between Echosphere Corporation and Cable/Home
               Communications Corp. (a subsidiary of General Instruments
               Corporation) (incorporated by reference to Exhibit 10.5 to the Registration Statement on Form S-1 of Dish, Registration No.
               33-76450).

10.4 Merchandising Financing Agreement, dated as of June 29, 1989, between Echo Acceptance Corporation and Household Retail
               Services, Inc. (incorporated by reference to Exhibit 10.6 to the Registration Statement on Form S-1 of Dish, Registration
               No. 33-76450).

10.5           Key Employee Bonus Plan, dated as of January 1, 1994
               (incorporated by  reference to Exhibit 10.7 to the Registration
               Statement on Form S-1 of Dish, Registration No. 33-76450).

10.6           Consulting Agreement, dated as of February 17, 1994, between
               ESC and Telesat Canada (incorporated by reference to Exhibit
               10.8 to the Registration Statement on Form S-1 of Dish,
               Registration No. 33-76450).

10.7 Form of Satellite Launch Insurance Declarations (incorporated by reference to Exhibit 10.10 to the Registration Statement on Form S-1 of Dish, Registration No. 33-81234).

10.8           Dish 1994 Stock Incentive Plan (incorporated by reference to
               Exhibit 10.11 to the Registration Statement on Form S-1 of
               Dish, Registration No. 33-76450).


                                     II-3


10.9           Form of Tracking, Telemetry and Control Contract between AT&T
               Corp. and ESC (incorporated by reference to Exhibit 10.12 to the Registration Statement on Form S-1 of Dish, Registration
               No. 33-81234).

10.10          Manufacturing Agreement, dated as of March 22, 1995, between
               Houston Tracker Systems, Inc. and SCI Technology, Inc.
               (incorporated by reference to Exhibit 10.12 to the Registration
               Statement on Form S-1 of Dish, Commission File No. 33-81234).

10.11 Manufacturing Agreement dated as of April 14, 1995 by and between ESC and Sagem Group (incorporated by reference to Exhibit 10.13 to the Registration Statement on Form S-1 of
               EchoStar Communications Corporation ("ECC"), Registration No.
               33-91276).

10.12          Statement of Work, dated January 31, 1995 from ESC to Divicom
               Inc. (incorporated by reference to Exhibit 10.14 to the Registration Statement on Form S-1 of ECC, Registration No. 33-
               91276).

10.13 Launch Services Contract, dated as of June 2, 1995, by and between EchoStar Space Corporation and Lockheed-Khrunichev-
               Energia International, Inc. (incorporated by reference to
               Exhibit 10.15 to the Registration Statement on Form S-1 of ECC,
               Registration No. 33-91276).

10.14 EchoStar 1995 Stock Incentive Plan (incorporated by reference to Exhibit 10.16 to the Registration Statement on Form S-1 of
               ECC, Registration No. 33-91276).

10.15(a) Eighth Amendment to Satellite Construction Contract, dated as of February 1, 1994, between DirectSat Corporation and Martin
               Marietta (incorporated by reference to Exhibit 10.17(a) to the Quarterly Report on Form 10-Q of ECC for the quarter ended June
               30, 1996, Commission File No. 0-26176).

10.15(b)       Ninth Amendment to Satellite Construction Contract, dated as of
               February 1, 1994, between DirectSat Corporation and Martin
               Marietta (incorporated by reference to Exhibit 10.15 to the Registration Statement of Form S-4 of ECC, Registration No.
               333-03584).

10.15(c)       Tenth Amendment to Satellite Construction Contract, dated as of
               July 18, 1996, between DirectSat Corporation and Martin
               Marietta (incorporated by reference to Exhibit 10.17(b) to the Quarterly Report on Form 10-Q of ECC for the quarter ended June
               30, 1996, Commission File No. 0-26176).

10.16 Satellite Construction Contract, dated as of July 18, 1996, between EDBS and Lockheed Martin Corporation (incorporated by reference to Exhibit 10.18 to the Quarterly Report on Form 10-Q of ECC for the quarter ended June 30, 1996, Commission File No.
               0-26176).

10.17 Confidential Amendment to Satellite Construction Contract between DBSC and Martin Marietta, dated as of May 31, 1995
               (incorporated by reference to Exhibit 10.14 to the Registration
               Statement of Form S-4 of ECC, Registration No. 333-03584).

10.18          Right and License Agreement by and among HTS and Asia
               Broadcasting and Communications Network, Ltd., dated December
               19, 1996 (incorporated by reference to Exhibit 10.18 to the Annual Report on Form 10-K of ECC for the year ended December
               31, 1996, as amended, Commission file No. 0-26176).


                                     II-4


10.19          Agreement between HTS, ESC and ExpressVu Inc., dated January 8,
               1997, as amended (incorporated by reference to Exhibit 10.18 to the Annual Report on Form 10-K of ECC for the year ended
               December 31, 1996, as amended, Commission file No. 0-26176).

10.20 Amendment No. 9 to Satellite Construction Contract, effective as of July 18, 1996, between Direct Satellite Broadcasting
               Corporation, a Delaware corporation ("DBSC") and Martin
               Marietta Corporation (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q of ECC for the quarterly period ended June 30, 1997, Commission File No. 0-26176).

10.21 Amendment No. 10 to Satellite Construction Contract, effective as of May 31, 1996, between DBSC and Lockheed Martin
               Corporation (incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q of ECC for the quarterly period ended June 30, 1997, Commission File No. 0-26176).

10.22          Contract for Launch Services, dated April 5, 1996, between
               Lockheed Martin Commercial Launch Services, Inc. and EchoStar
               Space Corporation (incorporated by reference to Exhibit 10.3 to the Quarterly Report on Form 10-Q of ECC for the quarterly period ended June 30, 1997, Commission File No. 0-26176).

10.23 OEM Manufacturing, Marketing and Licensing Agreement, dated as of February 17, 1998, by and among HTS, ESC and Philips
               Electronics North America Corporation (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q of ECC for the quarterly period ended March 31, 1998, Commission File No. 0-26176).

10.24 Licensing Agreement, dated as of February 23, 1998, by and among HTS, ESC and VTech Communications Ltd. (incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q of ECC for quarterly period ended March 31, 1998, Commission
               File No. 0-26176).

10.25 Agreement to form NagraStar LLC, dated as of June 23, 1998 by and between Kudelski S.A., ECC and ESC (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q of ECC for quarterly period ended June 30, 1998, Commission
               File No. 0-26176).

10.26          Purchase Agreement by and among American Sky Broadcasting, LLC,
               The News Corporation Limited, MCI Telecommunications
               Corporation and EchoStar Communications Corporation, dated
               November 30, 1998. (incorporated by reference to Exhibit 10.1 to the Form 8-K filed by ECC on November 30, 1998, Commission
               File No. 0-26176).

10.27 Form of Registration Rights Agreement to be entered into among EchoStar Communications Corporation, MCI Telecommunications
               Corporation, and a to-be-named wholly-owned subsidiary of MCI
               Telecommunications Corporation, American Sky Broadcasting,
               LLC, and a to-be-named wholly-owned subsidiary of The News
               Corporation Limited (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K of EchoStar, filed as of December 1, 1998).

10.28          Voting Agreement dated November 30, 1998, among EchoStar
               Communications Corporation, American Sky Broadcasting, LLC,
               The News Corporation Limited and MCI


                                     II-5


               Telecommunications Corporation (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K of EchoStar, filed as of December 1, 1998).

12**           Statements re computation of ratios.

21*            Subsidiaries of the Company.

23.1           Consent of Winthrop, Stimson, Putnam & Roberts (included in
               Exhibit 5.1).

23.2           Consent of Friedlob Sanderson Raskin Paulson & Tourtillott, LLC
               (included in Exhibit 5.2).

23.3**         Consent of Arthur Andersen LLP.

24.1* Power of Attorney (included in the signature pages to this Registration Statement).

25.1*          Statement of Eligibility on Form T-1 under the Trust Indenture
               Act of 1939 of U.S. Bank Trust National Association, as Trustee of the Indenture, relating to the Seven Year Notes (separately bound).

25.2*          Statement of Eligibility on Form T-1 under the Trust Indenture
               Act of 1939 of U.S. Bank Trust National Association, as Trustee of the Indenture, relating to the Ten Year Notes (separately bound).

99.1*          Form of Letter of Transmittal.

99.2*          Form of Notice of Guaranteed Delivery.


__________________
* Previously filed
** Filed herewith


ITEM 22.  UNDERTAKINGS

     (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporating documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (c) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (d)  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act.

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                  SIGNATURES


Pursuant to the requirements of Securities Act of 1933, as amended, the Registrants have duly caused this Amendment No. 4 to the Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized in the City of Littleton, State of Colorado, as of June 10, 1999.


ECHOSTAR DBS CORPORATION                      SATELLITE SOURCE, INC.
ECHO ACCEPTANCE CORPORATION                   ECHOSTAR SATELLITE CORPORATION
ECHOSPHERE CORPORATION                        HOUSTON TRACKER SYSTEMS, INC.
DISH INSTALLATION NETWORK CORPORATION         ECHOSTAR NORTH AMERICA CORPORATION
ECHOSTAR TECHNOLOGIES CORPORATION             SKY VISTA CORPORATION
HT VENTURES, INC.                             ECHOSTAR INDONESIA, INC.
ECHOSTAR INTERNATIONAL CORPORATION            ECHOSTAR SPACE CORPORATION

                                                  By:             *
                                                      --------------------------
                                                                Charles W. Ergen
                                                         Chief Executive Officer


          Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 4 to the Registration Statement has been signed below on June 10, 1999, by the following persons in the capacities indicated:



SIGNATURE                          TITLE
---------                          -----
          *                        Chairman, Chief Executive Officer and
-----------------------            Director (Principal Executive Officer)
Charles W. Ergen


          *                        Chief Operating Officer and
-----------------------            Chief Financial Officer
Steven B. Schaver                  (Principal Financial and Accounting Officer)


          *                        Director
-----------------------
James DeFranco


                                   Director
/s/ David K. Moskowitz
-----------------------
David K. Moskowitz


*By /s/ David K. Moskowitz
    ----------------------
    David K. Moskowitz
    Attorney-in-Fact


                               Index to Exhibits


EXHIBIT     DESCRIPTION                                              PAGE NUMBER
NO.
3.1(a)      Articles of Incorporation of the Company
            (incorporated by reference to Exhibit 3.4(a) to the
            Company's Registration Statement on Form S-4,
            Registration No. 333-31929).

3.1(b) Bylaws of the Company (incorporated by reference to Exhibit 3.4(b) to the Company's Registration
            Statement on Form S-4, Registration No. 333-31929).

4.1* Indenture relating to the Seven Year Notes, dated as of January 25, 1999, by and among the Company, the Guarantors and U.S. Bank Trust National Association, as trustee.

4.2 Form of Series A Note for Seven Year Notes (included in Exhibit 4.1).

4.3* Indenture relating to the Ten Year Notes, dated as of January 25, 1999, by and among the Company, the Guarantors and U.S. Bank Trust National Association, as trustee.

4.4 Form of Series A Note for Ten Year Notes (included in Exhibit 4.3).

4.5*        Registration Rights Agreement relating to the Seven
            Year Notes by and among the Company, the Guarantors and the parties named therein.

4.6*        Registration Rights Agreement relating to the Ten
            Year Notes by and among the Company, the Guarantors and the parties named therein.

5.1* Opinion of Winthrop, Stimson, Putnam & Roberts regarding legality of securities being registered.

5.2*        Opinion of Friedlob Sanderson Raskin Paulson &
            Tourtillott, LLC regarding the legality of securities being registered.

10.1(a)     Satellite Construction Contract, dated as of
            February 6, 1990, between EchoStar Satellite
            Corporation ("ESC") and Martin Marietta as successor to General Electric, EchoStar, Astro-Space Division
            ("General Electric") (incorporated by reference to Exhibit 10.1(a) to the Registration Statement on
            Form S-1 of Dish, Ltd. ("Dish") Registration No. 33-
            76450).

10.1(b)     First Amendment to the Satellite Construction
            Contract, dated as of October 2, 1992, between ESC and Martin Marietta as successor to General Electric
            (incorporated by reference to Exhibit 10.1(b) to the Registration Statement on Form S-1 of Dish,
            Registration No. 33-76450).


10.1(c)     Second Amendment to the Satellite Construction
            Contract, dated as of October 30, 1992, between ESC and Martin Marietta as successor to General Electric
            (incorporated by reference to Exhibit 10.1(c) to the


            Registration Statement on Form S-1 of Dish, Registration
            No. 33-76450).

10.1(d)     Third Amendment to the Satellite Construction
            Contract, dated as of April 1, 1993, between ESC and Martin Marietta (incorporated by reference to Exhibit 10.1(d)to the Registration Statement on Form
            S-1 of Dish, Registration No. 33-76450).

10.1(e)     Fourth Amendment to the Satellite Construction
            Contract, dated as of August 19, 1993, between ESC and Martin Marietta (incorporated by reference to Exhibit 10.1(e) to the Registration Statement on
            Form S-1 of Dish, Registration No. 33-76450).

10.1(f)     Form of Fifth Amendment to the Satellite
            Construction Contract, between ESC and Martin
            Marietta (incorporated by reference to Exhibit
            10.1(f) to the Registration Statement on Form S-1 of
            Dish, Registration No. 33-81234).

10.1(g)     Sixth Amendment to the Satellite Construction
            Contract, dated as of June 7, 1994, between ESC and Martin Marietta (incorporated by reference to Exhibit 10.1(g) to the Registration Statement on
            Form S-1 of Dish, Registration No. 33-81234).

10.1(h)     Eighth Amendment to the Satellite Construction
            Contract, dated as of July 18, 1996, between ESC and Martin Marietta (incorporated by reference to Exhibit 10.1(h) to the Quarterly Report on Form 10-Q of EchoStar for the quarter ended June 30, 1996, Commission File No. 0-26176).

10.2        Master Purchase and License Agreement, dated as of
            August 12, 1986, between Houston Tracker Systems,
            Inc. ("HTS") and Cable/Home Communications Corp. (a subsidiary of General Instruments Corporation)
            (incorporated by reference to Exhibit 10.4 to the Registration Statement on Form S-1 of Dish,
            Registration No. 33-76450).

10.3        Master Purchase and License Agreement, dated as of
            June 18, 1986, between Echosphere Corporation and
            Cable/Home Communications Corp. (a subsidiary of
            General Instruments Corporation) (incorporated by reference to Exhibit 10.5 to the Registration
            Statement on Form S-1 of Dish, Registration No. 33-
            76450).

10.4        Merchandising Financing Agreement, dated as of June
            29, 1989, between Echo Acceptance Corporation and
            Household Retail Services, Inc. (incorporated by reference to Exhibit 10.6 to the Registration
            Statement on Form S-1 of Dish, Registration No. 33-
            76450).

10.5        Key Employee Bonus Plan, dated as of January 1, 1994
            (incorporated by reference to Exhibit 10.7 to the Registration Statement on Form S-1 of Dish,
            Registration No. 33-76450).


10.6 Consulting Agreement, dated as of February 17, 1994, between ESC and Telesat Canada (incorporated by reference to Exhibit 10.8 to the Registration
            Statement on Form S-1 of Dish, Registration No. 33-
            76450).


                                       2


10.7        Form of Satellite Launch Insurance Declarations
            (incorporated by reference to Exhibit 10.10 to the Registration Statement on Form S-1 of Dish,
            Registration No. 33-81234).

10.8 Dish 1994 Stock Incentive Plan (incorporated by reference to Exhibit 10.11 to the Registration
            Statement on Form S-1 of Dish, Registration No. 33-
            76450).

10.9 Form of Tracking, Telemetry and Control Contract between AT&T Corp. and ESC (incorporated by reference to Exhibit 10.12 to the Registration
            Statement on Form S-1 of Dish, Registration No. 33-
            81234).

10.10 Manufacturing Agreement, dated as of March 22, 1995, between Houston Tracker Systems, Inc. and SCI
            Technology, Inc. (incorporated by reference to Exhibit 10.12 to the Registration Statement on Form
            S-1 of Dish, Commission File No. 33-81234).

10.11 Manufacturing Agreement dated as of April 14, 1995 by and between ESC and Sagem Group (incorporated by reference to Exhibit 10.13 to the Registration
            Statement on Form S-1 of EchoStar Communications
            Corporation ("ECC"), Registration No. 33-91276).

10.12 Statement of Work, dated January 31, 1995 from ESC to Divicom Inc. (incorporated by reference to Exhibit 10.14 to the Registration Statement on Form
            S-1 of ECC, Registration No. 33-91276).

10.13 Launch Services Contract, dated as of June 2, 1995, by and between EchoStar Space Corporation and Lockheed-Khrunichev-Energia International, Inc.
            (incorporated by reference to Exhibit 10.15 to the Registration Statement on Form S-1 of ECC,
            Registration No. 33-91276).

10.14 EchoStar 1995 Stock Incentive Plan (incorporated by reference to Exhibit 10.16 to the Registration
            Statement on Form S-1 of ECC, Registration No. 33-
            91276).

10.15(a) Eighth Amendment to Satellite Construction Contract, dated as of February 1, 1994, between DirectSat
            Corporation and Martin Marietta (incorporated by reference to Exhibit 10.17(a) to the Quarterly
            Report on Form 10-Q of ECC for the quarter ended
            June 30, 1996, Commission File No. 0-26176).

10.15(b) Ninth Amendment to Satellite Construction Contract, dated as of February 1, 1994, between DirectSat
            Corporation and Martin Marietta (incorporated by reference to Exhibit 10.15 to the Registration
            Statement of Form S-4 of ECC, Registration No. 333-
            03584).

10.15(c) Tenth Amendment to Satellite Construction Contract, dated as of July 18, 1996, between DirectSat
            Corporation and Martin Marietta (incorporated by reference to Exhibit 10.17(b) to the Quarterly
            Report on Form 10-Q of ECC for the quarter ended
            June 30, 1996, Commission File No. 0-26176).

10.16       Satellite Construction Contract, dated as of July 18,
            1996, between EDBS


                                       3


            and Lockheed Martin Corporation (incorporated by reference to Exhibit 10.18 to the Quarterly Report on Form 10-Q of ECC for the quarter ended June 30, 1996, Commission File
            No. 0-26176).

10.17       Confidential Amendment to Satellite Construction
            Contract between DBSC and Martin Marietta, dated as of May 31, 1995 (incorporated by reference to Exhibit 10.14 to the Registration Statement of Form
            S-4 of ECC, Registration No. 333-03584).

10.18 Right and License Agreement by and among HTS and Asia Broadcasting and Communications Network, Ltd., dated December 19, 1996 (incorporated by reference to Exhibit 10.18 to the Annual Report on Form 10-K of ECC for the year ended December 31, 1996, as amended, Commission file No. 0-26176).

10.19       Agreement between HTS, ESC and ExpressVu Inc., dated
            January 8, 1997, as amended (incorporated by reference to Exhibit 10.18 to the Annual Report on Form 10-K of ECC for the year ended December 31, 1996, as amended, Commission file No. 0-26176).

10.20 Amendment No. 9 to Satellite Construction Contract, effective as of July 18, 1996, between Direct
            Satellite Broadcasting Corporation, a Delaware corporation ("DBSC") and Martin Marietta Corporation
            (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q of ECC for the quarterly period ended June 30, 1997, Commission
            File No. 0-26176).

10.21 Amendment No. 10 to Satellite Construction Contract, effective as of May 31, 1996, between DBSC and Lockheed Martin Corporation (incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q of ECC for the quarterly period ended June
            30, 1997, Commission File No. 0-26176).

10.22 Contract for Launch Services, dated April 5, 1996, between Lockheed Martin Commercial Launch Services,
            Inc. and EchoStar Space Corporation (incorporated by reference to Exhibit 10.3 to the Quarterly Report on Form 10-Q of ECC for the quarterly period ended June
            30, 1997, Commission File No. 0-26176).

10.23       OEM Manufacturing, Marketing and Licensing
            Agreement, dated as of February 17, 1998, by and among HTS, ESC and Philips Electronics North America
            Corporation (incorporated by reference to Exhibit
            10.1 to the Quarterly Report on Form 10-Q of ECC for the quarterly period ended March 31, 1998, Commission File No. 0-26176).


10.24 Licensing Agreement, dated as of February 23, 1998, by and among HTS, ESC and VTech Communications Ltd.
            (incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q of ECC for quarterly period ended March 31, 1998, Commission File No. 0-
            26176).

10.25       Agreement to form NagraStar LLC, dated as of June
            23, 1998 by and between Kudelski S.A., ECC and ESC
            (incorporated by reference to Exhibit


                                       4


            10.1 to the Quarterly Report on Form 10-Q of ECC for quarterly period ended June 30, 1998, Commission File
            No. 0-26176).

10.26       Purchase Agreement by and among American Sky
            Broadcasting, LLC, The News Corporation Limited, MCI
            Telecommunications Corporation and EchoStar
            Communications Corporation, dated November 30, 1998.
            (incorporated by reference to Exhibit 10.1 to the Form 8-K filed by ECC on November 30, 1998,
            Commission File No. 0-26176).

10.27 Form of Registration Rights Agreement to be entered into among EchoStar Communications Corporation,
            MCI Telecommunications Corporation, and a to-be-named wholly-owned subsidiary of MCI
            Telecommunications Corporation, American Sky
            Broadcasting, LLC, and a to-be-named wholly-owned subsidiary of The News Corporation Limited
            (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K of EchoStar, filed as of December 1, 1998).

10.28       Voting  Agreement  dated November 30, 1998,  among
            EchoStar Communications   Corporation,  American Sky
            Broadcasting,  LLC, The News Corporation Limited and
            MCI Telecommunications Corporation (incorporated by
            reference to Exhibit 10.3 to the Current Report on
            Form 8-K of EchoStar, filed as of December 1, 1998).

12**        Statements re computation of ratios.

21*         Subsidiaries of the Company.

23.1        Consent of Winthrop, Stimson, Putnam & Roberts
            (included in Exhibit 5.1).

23.2        Consent of Friedlob Sanderson Raskin Paulson &
            Tourtillott, LLC (included in Exhibit 5.2).

23.3**      Consent of Arthur Andersen LLP.

24* Power of Attorney (included in the signature pages to this Registration Statement).

25.1*       Statement of Eligibility on Form T-1 under the Trust
            Indenture Act of 1939 of U.S. Bank Trust National
            Association, as Trustee of the Indenture, relating to the Seven Year Notes (separately bound).

25.2*       Statement of Eligibility on Form T-1 under the Trust
            Indenture Act of 1939 of U.S. Bank Trust National
            Association, as Trustee of the Indenture, relating to the Ten Year Notes (separately bound).

99.1*       Form of Letter of Transmittal.

99.2*       Form of Notice of Guaranteed Delivery.


__________________
* Previously filed
** Filed herewith


                                       5